UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to § 240.14a-12

AIRVANA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.001 per share, of Airvana, Inc. (the “Airvana common stock”).

(2)	Aggregate number of securities to which transaction applies:

63,073,600 shares of Airvana common stock and options to purchase 13,343,199 shares of Airvana common stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based on the sum of: (a) 63,073,600 shares of Airvana common stock multiplied by $7.65 per share; and (b) 13,343,199 shares of Airvana common stock underlying outstanding stock options with exercise prices less than $7.65 per share multiplied by $4.041 (which is the difference between $7.65 per share and the weighted average exercise price per share). The filing fee was determined by multiplying $0.00007130 by the maximum aggregate value of the transaction as determined in accordance with the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$536,432,907

(5)	Total fee paid:

$38,248

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION, FEBRUARY 22, 2010

AIRVANA, INC.
19 Alpha Road
Chelmsford, Massachusetts 01824

[          ], 2010

Dear Fellow Stockholder:

Airvana, Inc., a Delaware corporation (“Airvana” or the “Company”), entered into an Agreement and Plan of Merger dated as of December 17, 2009 (the “merger agreement”) with 72 Mobile Holdings, LLC, a Delaware limited liability company (“Parent”), and 72 Mobile Acquisition Corp. (“Merger Sub”), a wholly-owned subsidiary of Parent. Parent is a newly formed entity to be owned, directly and indirectly, by affiliates of S.A.C. Private Capital Group, LLC, GSO Capital Partners LP, Zelnick Media and funds advised by Sankaty Advisors, LLC upon consummation of the merger. In addition, Randall Battat, President and Chief Executive Officer of the Company, and Vedat Eyuboglu and Sanjeev Verma, Vice Presidents and co-founders of the Company (together, with certain of their affiliates, the “Rollover Stockholders”), will exchange a portion of their Airvana shares for an equity interest in Parent.

Under the terms of the merger agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (the “merger”). If the merger is completed, you will be entitled to receive $7.65 in cash, without interest and less any applicable withholding taxes, for each share of Airvana common stock that you own.

A special meeting of our stockholders will be held on [          ], 2010, at 10:00 a.m., local time, to vote on a proposal to adopt the merger agreement so that the merger can occur. The special meeting will be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109. Notice of the special meeting and the related proxy statement is enclosed.

The accompanying proxy statement gives you detailed information about the special meeting and the merger and includes the merger agreement as Annex A. The receipt of cash in exchange for shares of Airvana common stock in the merger will constitute a taxable transaction for U.S. federal income tax purposes. We encourage you to read the proxy statement and the merger agreement carefully.

Our board of directors has determined that the merger and the merger agreement are advisable and fair to and in the best interests of Airvana and its unaffiliated stockholders, and approved the merger agreement and the transactions contemplated thereby, including the merger. This recommendation is based, in part, upon the unanimous recommendation of a special committee of the board of directors consisting of four independent and disinterested directors.

Your vote is very important.  We cannot complete the merger unless holders of a majority of all outstanding shares of Airvana common stock entitled to vote on the matter vote to adopt the merger agreement. Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement. The failure of any stockholder to vote on the proposal to adopt the merger agreement will have the same effect as a vote against the adoption of the merger agreement.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy by mail in the accompanying reply envelope, or submit your proxy by telephone or the Internet. Stockholders who attend the meeting may revoke their proxies and vote in person.

Our board of directors and management appreciate your continuing support of the Company, and we urge you to support this transaction.

Sincerely,

Anthony S. Thornley
Chair of the Special Committee and
Lead Director of the Board

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement is dated [          ], 2010, and is first being mailed to stockholders on or about [          ], 2010.

AIRVANA, INC.
19 Alpha Road
Chelmsford, Massachusetts 01824

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
to be held on [          ], 2010

Dear Airvana Stockholder:

Airvana, Inc., a Delaware corporation (the “Company”), will hold a special meeting of stockholders at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, at 10:00 a.m., local time, on [          ], [          ], 2010, for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of December 17, 2009 (the “merger agreement”), by and among the Company, 72 Mobile Holdings, LLC, a Delaware limited liability company (“Parent”), and 72 Mobile Acquisition Corp., a wholly-owned subsidiary of Parent (“Merger Sub”), as such agreement may be amended from time to time.

2. To approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement at the time of the special meeting.

3. To act upon other business as may properly come before the special meeting and any and all adjourned or postponed sessions thereof.

Only record holders of Airvana common stock at the close of business on [          ], 2010 are entitled to receive notice of, and will be entitled to vote at, the special meeting, including any adjournments or postponements of the special meeting.

We urge you to read the accompanying proxy statement carefully as it sets forth details of the proposed merger and other important information related to the merger.

Under Delaware law, if the merger is completed, holders of Airvana common stock who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery. In order to exercise your appraisal rights, you must submit a written demand for an appraisal prior to the stockholder vote on the merger agreement, not vote in favor of adoption of the merger agreement and comply with other Delaware law procedures explained in the accompanying proxy statement.

Your vote is important and we urge you to complete, sign, date and return your proxy card as promptly as possible by mail in the accompanying reply envelope, whether or not you expect to attend the special meeting. If you are unable to attend in person and you return your proxy card, your shares will be voted at the special meeting in accordance with your proxy. You may also submit a proxy by telephone by calling 1-800-662-7232 in the United States and 781-575-2300 from foreign countries or through the Internet at www.investorvote.com/AIRV using the control number on your proxy card. If your shares are held in “street name” by your broker or other nominee, only that holder can vote your shares unless you obtain a valid legal proxy from such broker or nominee. You should follow the directions provided by your broker or nominee regarding how to instruct such broker or nominee to vote your shares.

The merger is described in the accompanying proxy statement, which we urge you to read carefully. A copy of the merger agreement is attached as Annex A to the proxy statement.

By Order of the Board of Directors,

Peter C. Anastos
Vice President, General Counsel and Secretary

Chelmsford, Massachusetts
[          ], 2010

References to “Airvana,” the “Company,” “we,” “our” or “us” in this proxy statement refer to Airvana, Inc., and its subsidiaries unless otherwise indicated by context.

ii

SUMMARY TERM SHEET

This Summary Term Sheet, together with the “Questions and Answers About the Special Meeting and the Merger,” summarizes the material information in the proxy statement. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement incorporates by reference important business and financial information about Airvana. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in “Where You Can Find More Information” beginning on page 105.

The Merger and the Merger Agreement

•	The Parties to the Merger (see page 64). Airvana, Inc., a Delaware corporation, helps operators transform the mobile experience for users worldwide. Airvana’s high-performance technology and products, from core mobile network infrastructure to comprehensive femtocell solutions, enable operators to deliver compelling and consistent broadband services to mobile subscribers, wherever they are. Airvana’s products are deployed in over 70 commercial networks on six continents. 72 Mobile Holdings, LLC, which we refer to as “Parent,” is a newly formed Delaware limited liability company that was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Parent has not engaged in any business except for activities incident to its formation and in connection with the transactions contemplated by the merger agreement. 72 Mobile Acquisition Corp, which we refer to as “Merger Sub,” is a Delaware corporation and a wholly owned subsidiary of Parent. Merger Sub was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Merger Sub has not engaged in any business except for activities incident to its incorporation and in connection with the transactions contemplated by the merger agreement.

•	The Merger (see page 68). You are being asked to vote to adopt an agreement and plan of merger dated as of December 17, 2009 by and among Airvana, Parent and Merger Sub, as it may be amended from time to time, which agreement we refer to as the “merger agreement.” Pursuant to the merger agreement, Merger Sub will merge with and into Airvana, which we refer to as the “merger.” Airvana will be the surviving corporation in the merger, which we refer to as the “surviving corporation,” and will continue to do business as “Airvana” following the merger. As a result of the merger, Airvana will cease to be an independent, publicly traded company.

•	Merger Consideration (see page 69). If the merger is completed, each share of our common stock, other than as provided below, will be converted into the right to receive $7.65 in cash, without interest and less any applicable withholding taxes. We refer to this consideration per share of common stock to be paid in the merger as the “merger consideration.” The following shares of our common stock will not be converted into the right to receive the merger consideration in connection with the merger: (a) shares held by any of our stockholders who are entitled to and who properly exercise, and do not withdraw or lose, appraisal rights under Delaware law, (b) shares held by any of our wholly owned subsidiaries and (c) shares held by Parent or any of its wholly owned subsidiaries, including shares that each of Randall Battat, Vedat Eyuboglu and Sanjeev Verma, and certain of their affiliates, either personally or as trustees of certain trusts, whom we collectively refer to in such capacities as the “Rollover Stockholders,” have agreed to contribute to Parent immediately prior to the completion of the merger in exchange for equity interests in Parent. Mr. Battat is the Company’s President and CEO. Dr. Eyuboglu is our Chief Technology Officer and a founder of the Company. Mr. Verma is our Vice President, Femtocell Business and Corporate Development and a founder of the Company. The Rollover Stockholders and their respective affiliates collectively owned approximately [ ]% of the Airvana common stock outstanding as of the record date for the special meeting.

•	Treatment of Options (see page 70). Upon consummation of the merger, each outstanding option to purchase shares of Airvana common stock will be fully vested, to the extent not already fully vested, and cancelled, and thereafter will solely represent the right to receive from the surviving corporation in exchange, at the effective time of the merger or as soon as practicable thereafter, a cash payment equal to the product of (i) the number of shares of Airvana common stock subject to such option immediately prior to the effective time of the merger, multiplied by (ii) the excess, if any, of the merger consideration of $7.65 per share of Airvana common stock over the exercise price per share of Airvana common stock subject to such option.

•	Conditions to Closing the Merger (see page 78). The obligations of the parties to consummate the merger is subject to the satisfaction or waiver of a number of conditions, including the following:

•	the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Airvana common stock;

•	the expiration or termination of the waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the “HSR Act;”

•	other than the filing of the certificate of merger, all authorizations of, filings with, or expirations of waiting periods imposed by, any governmental entity in connection with the merger having been obtained, filed or occurred except for failures not reasonably like to have a “Buyer Material Adverse Effect” or a “Company Material Adverse Effect” (each as defined in the merger agreement);

•	the absence of an order suspending the use of this proxy statement or a proceeding for that purpose initiated or threatened in writing by the Securities and Exchange Commission, which we refer to as the “SEC,” or its staff;

•	the absence of any governmental orders that have the effect of making the merger illegal or otherwise preventing the consummation of the merger;

•	each party’s respective representations and warranties in the merger agreement being true and correct as of the closing date of the merger in the manner described in “The Merger Agreement — Conditions to Closing the Merger;”

•	each party’s performance in all material respects of its obligations required to be performed under the merger agreement on or prior to the closing date of the merger;

•	the absence of a “Company Material Adverse Effect” since the date of the merger agreement;

•	our “Adjusted EBITDA” (as defined in “The Merger Agreement — Definition of Adjusted EBITDA”) for the twelve month period ended at least 30 days prior to the closing date of the merger being not less than $95 million; and

•	Parent’s delivery to us of a solvency certificate substantially similar in form and substance to the solvency certificate to be delivered by Parent to its lenders that are financing, in part, this transaction.

•	Restrictions on Solicitation of Other Offers (see page 81) or Restrictions on Change of Recommendation to Stockholders (see page 82). We generally have agreed not to:

•	solicit, initiate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information in response to, or otherwise for the purpose of encouraging or facilitating, any acquisition proposal.

We have agreed to promptly (and in any event within one business day) advise Parent of our receipt of any written acquisition proposal and the material terms and conditions of any such acquisition proposal.

We have also agreed not to grant any waiver, amendment or release under any standstill agreement without the prior written consent of Parent.

If an unsolicited acquisition proposal is made that our board of directors determines constitutes or is reasonably likely to lead to a “superior proposal,” then we generally may, prior to the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of our common stock:

•	furnish information with respect to the Company to the person making such acquisition proposal; and

•	engage in discussions or negotiations with such person.

We have agreed that our board of directors will not (a) withdraw its recommendation that our stockholders adopt the merger agreement, (b) cause or permit us to enter into an agreement concerning another acquisition proposal or (c) adopt, approve or recommend another acquisition proposal, except that our board of directors may take such an action in certain circumstances if it determines in good faith, after consultation with independent financial advisors and outside legal counsel, that another acquisition proposal would constitute a superior proposal if no changes were made to the merger agreement and the failure to take such action would be inconsistent with its fiduciary obligations under applicable law. In addition, our board of directors may withdraw its recommendation that our stockholders adopt the merger agreement, other than in response to another acquisition proposal, if it determines in good faith, after consultation with outside legal counsel, that a failure to take such action would be inconsistent with its fiduciary obligations under applicable law.

•	Termination (see page 83). Airvana, Parent and Merger Sub may agree to terminate the merger agreement at any time prior to the effective time of the merger, even after our stockholders have adopted the merger agreement. The merger agreement may also be terminated in certain other circumstances, including:

•	by either Airvana or Parent, if:

•	the merger has not been consummated by June 15, 2010, except that this termination right will not be available to any party whose failure to fulfill any obligation under the merger agreement has been a principal cause of or resulted in the failure of the merger to occur on or before such date;

•	a governmental entity of competent jurisdiction has issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, except that this termination right will not be available to any party whose failure to fulfill any obligation under the merger agreement has been a principal cause of or resulted in such order, decree, ruling or other action; or

•	our stockholders do not vote to adopt the merger agreement at the special meeting.

•	by Parent, if:

•	(a) our board of directors fails to recommend the approval of the merger in the proxy statement distributed to our stockholders or withholds, withdraws, amends or modifies its recommendation of the merger to our stockholders in a manner adverse to Parent, (b) our board of directors adopts, approves, endorses or recommends to our stockholders another acquisition proposal, (c) a tender offer or exchange offer for our outstanding common stock is commenced and our board of directors recommends that our stockholders tender their shares in such tender or exchange offer or, within ten (10) business days after the public announcement of such tender or exchange offer, fails to recommend that our stockholders reject such offer and reaffirm its recommendation that our stockholders adopt the merger agreement, (d) we enter into an agreement concerning another acquisition proposal or (e) we or our board of directors publicly announces an intention to do any of the foregoing; or

•	we breach or fail to perform any of our representations, warranties, covenants or agreements in the merger agreement and such breach or failure to perform would cause the conditions to the obligations of Parent and Merger Sub to consummate the closing not to be satisfied and such breach or failure to perform is not timely cured or is not capable of being cured, except that Parent does not have the right to terminate the merger agreement if it or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements and such breach would cause the conditions to our obligation to consummate the closing not to be satisfied.

•	by Airvana, if:

•	our board of directors pursuant to and in compliance with our non-solicitation obligations under the merger agreement, adopts, approves, endorses or recommends to our stockholders another acquisition proposal (or publicly proposes to do so) and prior to or simultaneously with such termination we pay to Parent in cash a $15 million termination fee;

•	Parent or Merger Sub breaches or fails to perform any of their representations, warranties, covenants or agreements in the merger agreement and such breach or failure to perform would cause the conditions to our obligation to consummate the closing not to be satisfied and such breach or failure to perform is not timely cured or is not capable of being cured, except that the we do not have the right to terminate the merger agreement if we are then in material breach of any of our representations, warranties, covenants or agreements and such breach would cause the conditions to the obligations of Parent and Merger Sub to consummate the closing not to be satisfied; or

•	all of the conditions to the obligations of Parent and Merger Sub to consummate the merger have been satisfied and Parent and Merger Sub fail to consummate the merger within ten (10) business days following the date the closing should have otherwise occurred.

•	Termination Fees (see page 84) and Expense Reimbursement (see page 85). If the merger agreement is terminated, depending upon the certain circumstances under which such termination occurs:

•	we may be obligated to pay Parent a termination fee of $15 million (less any expenses of Parent reimbursed by us in connection with such termination);

•	we may be obligated to reimburse Parent for expenses actually incurred related to the transactions contemplated by the merger agreement, up to a total cap of $3 million; or

•	Parent may be obligated to pay us a reverse termination fee of $25 million.

•	Limitations on Remedies and Liability Cap (see page 85).

•	Each of Parent and Merger Sub is entitled to an injunction to prevent breaches of the merger agreement by us and to enforce specifically the terms of the merger agreement against us, in addition to any other remedy to which it may be entitled. However, we are not entitled to enforce specifically the terms of the merger agreement against either of Parent or Merger Sub.

•	Parent’s liability relating to the merger agreement is limited to the $25 million reverse termination fee plus interest (at the prime rate) and reimbursement of reasonable costs and expenses we may incur in enforcing our right to payment of such reverse termination fee.

•	Our liability relating to the merger agreement is limited to the $15 million termination fee plus interest (at the prime rate) and reimbursement of reasonable costs and expenses Parent may incur in enforcing its right to payment of such termination fee. However, such liability limitation will in no way limit the rights of each of Parent and Merger Sub to seek an injunction to prevent breaches of the merger agreement by us and to enforce specifically the terms of the merger agreement against us.

The Special Meeting

See “Questions and Answers About the Merger and the Special Meeting” beginning on page 8 and “The Special Meeting” beginning on page 65.

Other Important Considerations

•	Recommendation of the Special Committee (see page 28). The special committee is a committee of our board of directors that was formed on July 9, 2009. The special committee has authority to establish, monitor and direct the process and procedures related to the review and evaluation of one or more proposals made to the Company by S.A.C. Private Capital Group, LLC, which we refer to as “SAC PCG,” and any alternative transaction. The special committee had the authority to solicit other proposals, to determine not to proceed with any such proposal or transaction, to reject or approve any such proposal or transaction, or recommend such rejection or approval to the board of directors, and to recommend to the board of directors whether any such proposal or transaction is advisable and is fair to, and in the best interests of, the Company and its stockholders. The special committee unanimously determined that the merger, the consideration to be paid in the merger, and the other terms and provisions of the merger agreement are fair to, advisable and in the best interests of the Company and its unaffiliated stockholders (by which we mean, for purposes of this determination, holders of Airvana common stock other than officers or directors of the Company or Rollover Stockholders). The special committee recommended that the board of directors accept the merger agreement and the terms and conditions of the merger and the merger agreement as being fair to, advisable and in the best interests of the Company and its unaffiliated stockholders, approve and adopt the merger agreement, and recommend adoption of the merger agreement by the holders of Airvana common stock.

•	Recommendation of the Board of Directors (see page 33). The Company’s board of directors, acting upon the unanimous recommendation of the special committee and without the participation of Messrs. Battat and Verma, recommends that Airvana’s stockholders vote “FOR” the adoption of the merger agreement, and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement at the time of the special meeting.

•	Voting by Airvana’s Directors and Executive Officers (see page 66). As of [ ], 2010, the record date, the directors and executive officers of Airvana and their affiliates held and are entitled to vote, in the aggregate, shares of Airvana common stock representing approximately [ ]% of the outstanding shares of Airvana common stock. The directors and executive officers have informed Airvana that they currently intend to vote all of these shares of Airvana common stock “FOR” the adoption of the merger agreement and “FOR” the adjournment proposal.

•	Interests of the Company’s Directors and Executive Officers in the Merger (see page 56). Upon the consummation of the merger, all stock options held by our directors and executive officers will vest, and each vested and unexercised stock option will be cashed out in an amount equal to the excess of $7.65 over the option exercise price. As of January 3, 2010, our directors and executive officers and their affiliates, as a group, beneficially owned, excluding all shares of common stock to be rolled over by the Rollover Stockholders, 27,174,700 shares of Airvana common stock and vested and unvested options to purchase 4,798,645 shares of Airvana common stock. Together, these securities represent 41.8% of the total Airvana securities that are subject to purchase as part of the merger. The maximum total amount of all cash payments our directors and executive officers may receive in respect of their beneficially owned Airvana securities upon the consummation of the merger is approximately $230 million, as more fully described on page 57. In considering the recommendation of our board of directors, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, your interests as a stockholder and that may present actual or potential conflicts of interest. These interests include, among others:

•	accelerated vesting of stock options with exercise prices of less than $7.65 per share;

•	the expected ownership of equity interests in Parent or its affiliates by the Rollover Stockholders after completion of the merger in exchange for certain shares of Airvana common stock which they currently own;

•	the anticipated entry into new employment arrangements by certain of our executive officers, including Messrs. Battat and Verma and Dr. Eyuboglu in connection with the completion of the merger;

•	the anticipated establishment of an equity-based compensation plan and grants of equity awards to our executive officers and other key employees after completion of the merger; and

•	continued indemnification and directors’ and officers’ liability insurance applicable to the period prior to completion of the merger.

Our special committee and board of directors were aware of these interests and considered them, among other matters, prior to making their determinations to recommend the adoption of the merger agreement by the Company’s stockholders. These and other interests of our directors and executive officers, some of which may be different than those of our stockholders generally, are more fully described, together with a more detailed description of the total cash payments our directors and executive officers will receive in connection with the merger, under “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 56.

•	Opinion of the Special Committee’s Financial Advisor (see page 33).

•	Goldman, Sachs & Co., which we refer to as “Goldman Sachs,” delivered its opinion to the special committee that, as of December 17, 2009 and based upon and subject to the factors and assumptions set forth therein, the $7.65 per share in cash to be paid to the holders (other than the Rollover Stockholders) of the outstanding shares of the Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

•	The full text of the written opinion of Goldman Sachs, dated December 17, 2009, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the special committee in connection with its consideration of the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of the Company common stock should vote with respect to the merger or any other matter. Pursuant to an engagement letter among the special committee, the Company and Goldman Sachs, the Company has agreed to pay Goldman Sachs a transaction fee equal to approximately $6.3 million, $5.8 million of which is contingent upon consummation of the merger.

•	Financing of the Merger (see page 52). The merger agreement does not contain any condition relating to the receipt of financing by Parent or Merger Sub. Parent estimates that the aggregate amount of financing necessary to complete the merger and the payment of related fees and expenses will be approximately $530 million. This amount is expected to be funded by Parent and Merger Sub with a combination of the equity financing contemplated by the commitment letters described below, debt financing contemplated by the commitment letter described below and cash of the Company. The equity and debt financings are subject to the satisfaction of the conditions set forth in the commitment letters pursuant to which such financings will be provided.

•	Equity Financing. Parent has received an equity commitment letter from S.A.C. Capital Management, LLC to purchase, or cause to be purchased, up to $103.1 million of equity of Parent. Approximately $92.5 million of that commitment has been assigned to 72 Mobile Investors, LLC, which we refer to as “Investment Vehicle.” Parent has also received an equity commitment letter from GSO Capital Partners LP, which we refer to as “GSO,” to purchase, or cause to be purchased, up to $10 million of equity of Parent. In addition, the Rollover Stockholders have agreed to contribute to Parent an aggregate of 3,738,562 shares of our common stock (with an aggregate value of approximately $28.6 million, based on the merger consideration).

Investment Vehicle has received an equity commitment letter from Sankaty Credit Opportunities II, L.P., Sankaty Credit Opportunities III, L.P., Sankaty Credit Opportunities IV, L.P. and Sankaty Credit Opportunities (Offshore Master) IV, L.P., which we refer to collectively as “Sankaty,” to purchase, or cause to be purchased, up to $25 million of equity of Investment Vehicle. Investment Vehicle has also received an equity commitment letter from ZM Capital, L.P., which we refer to as “ZM Capital,” to purchase, or cause to be purchased, up to $17.5 million of equity of Investment Vehicle. We refer to Sankaty and ZM Capital collectively as the “Co-Investors.” Additionally, Investment Vehicle has received an equity commitment letter from 72 Private Investments, L.P. to purchase, or cause to be purchased, up to approximately $50 million of equity of Investment Vehicle. Any of the foregoing commitments may be assigned under circumstances set forth in such commitment letters.

•	Debt Financing. Parent has received a debt financing commitment letter that provides for up to $170.0 million of debt financing from GSO, on behalf of certain funds managed by GSO. On January 13, 2010, the debt financing commitment letter was amended.

•	Regulatory Approvals (see page 52). Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, which we refer to as the “FTC,” the merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice, which we refer to as the “DOJ,” and the applicable waiting period has expired or been terminated. Airvana and Parent filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ on January 15, 2010. The FTC and DOJ terminated the mandatory waiting period under the HSR Act on January 27, 2010.

•	Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders (see page 59). The conversion of shares of our common stock into the right to receive the $7.65 per share cash merger consideration will be a taxable transaction to our stockholders for U.S. federal income tax purposes.

•	Appraisal Rights (see page 88). Holders of our common stock who object to the merger may elect to pursue their appraisal rights to receive the judicially determined “fair value” of their shares, which could be more or less than, or the same as, the per share merger consideration for the common stock, but only if they comply with the procedures required under Delaware law. In order to qualify for these rights, you must (1) not vote in favor of adoption of the merger agreement, nor consent thereto in writing, (2) make a written demand for appraisal prior to the taking of the vote on the adoption of the merger agreement at the special meeting and (3) otherwise comply with the Delaware law procedures for exercising appraisal rights. For a summary of these Delaware law procedures, see “Appraisal Rights” beginning on page 88. An executed proxy that is not marked “AGAINST’’ or “ABSTAIN” will be voted for adoption of the merger agreement and will disqualify the stockholder submitting that proxy from demanding appraisal rights. A copy of Section 262 of the General Corporation Law of the State of Delaware, or DGCL, is also included as Annex C to this proxy statement. Failure to follow the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

•	Market Price of Airvana Common Stock (see page 100). The closing sale price of Airvana common stock on The NASDAQ Stock Market, which we refer to as “NASDAQ,” on December 17, 2009, the last trading day prior to the announcement of the merger, was $6.24 per share. The $7.65 per share to be paid for each share of Airvana common stock in the merger represents a premium of approximately 23% to the closing price on December 17, 2009. On [ ], 2010, which is the most recent practicable trading date prior to the date of the proxy statement, the closing trading price of our common stock was $[ ] per share.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers do not address all questions that may be important to you as an Airvana stockholder. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully.

The Proposed Merger

Q:	What will I receive for my shares of Airvana common stock in the merger?	A:	Upon completion of the merger, you will receive $7.65 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own, unless you properly exercise, and do not withdraw or lose, appraisal rights under Delaware law.
Q:	What effects will the proposed merger have on the Company?	A:	Upon completion of the proposed merger, Airvana will cease to be a publicly traded company and will be wholly owned by Parent. As a result, you will no longer have any interest in our future earnings or growth, if any. Following completion of the merger, the registration of our common stock and our reporting obligations with respect to our common stock under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” are expected to be terminated. In addition, upon completion of the proposed merger, shares of Airvana common stock will no longer be listed on the NASDAQ.
Q.	What happens if the merger is not completed?	A.	If the merger agreement is not adopted by our stockholders, or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares pursuant to the merger agreement. Instead, Airvana will remain as a public company and our common stock will continue to be registered under the Exchange Act and listed and traded on the NASDAQ. Under specified circumstances, Airvana may be required to pay Parent a termination fee or reimburse Parent for up to $3 million of its out of pocket expenses or Parent may be required to pay Airvana a termination fee, in each case, as described in “The Merger Agreement — Termination Fees” beginning on page 84.
Q.	When is the merger expected to be completed?	A.	We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed in the first quarter of 2010 or as soon as practicable thereafter. In order to complete the merger, we must obtain stockholder approval and the other closing conditions under the merger agreement must be satisfied or waived (as permitted by law). See “The Merger Agreement — Conditions to Closing the Merger” beginning on page 78.
The Special Meeting

Q.	When and where is the special meeting?	A.	The special meeting of stockholders of Airvana will be held on [ ], 2010, at 10:00 a.m. local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109.
Q.	What matters will be voted on at the special meeting?	A.	You will be asked to consider and vote on the following proposals:

• to adopt the merger agreement, as it may be amended from time to time;

•      to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement at the time of the special meeting; and

• to act upon other business as may properly come before the special meeting and any and all adjourned or postponed sessions thereof.
Q	Who is entitled to vote at the special meeting?	A.	Stockholders of record holding Airvana common stock as of the close of business on [ ], 2010, the record date for the special meeting, are entitled to vote at the special meeting. As of the record date, there were approximately [ ] shares of Airvana common stock outstanding. Every holder of Airvana common stock is entitled to one vote for each such share the stockholder held as of the record date.
Q.	What vote is required for Airvana’s stockholders to adopt the merger agreement?	A.	An affirmative vote of the holders of a majority of all issued and outstanding shares of Airvana common stock is required to adopt the merger agreement.
Q.	What vote is required for Airvana’s stockholders to approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies?	A.	The proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of a majority of the votes cast on the matter by holders of Airvana common stock present, in person or represented by proxy, at the special meeting, provided that a quorum is present, in person or represented by proxy at the special meeting.
Q.	Who is soliciting my vote?	A.	This proxy solicitation is being made and paid for by Airvana. In addition, we have retained Georgeson Inc., which we refer to as “Georgeson,” to assist in the solicitation. We will pay Georgeson approximately $8,500 plus out-of-pocket expenses for its assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or by other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Airvana common stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.
Q.	What do I need to do now?	A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, if you hold your shares in your own name as the stockholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card; using the telephone number printed on the enclosed proxy card; or using the Internet voting instructions printed on the enclosed proxy card. You can also attend the special meeting and vote, or change your prior vote, in person. Do NOT enclose or return your stock certificate(s) with your proxy. If you hold your shares in “street name” through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s proxy card which includes voting instructions and instructions on how to change your vote.

Q.	How do I submit my proxy? How can I revoke my proxy?	A.	You may submit your proxy by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope or as described below if you hold your shares in “street name.” If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the adjournment proposal. You have the right to revoke your proxy at any time before the vote taken at the special meeting:
• if you hold your shares in your name as a stockholder of record, by notifying our Secretary at 19 Alpha Road, Chelmsford, Massachusetts 01824;
• by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);
• by submitting a later-dated proxy card; or
• if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.
Q.	Can I submit my proxy by telephone or electronically?	A.	If you hold your shares in your name as a stockholder of record, you may submit your proxy by telephone or electronically through the Internet by following the instructions included with your proxy card.
If your shares are held by your broker, bank or other nominee, often referred to as held in “street name,” please check your proxy card or contact your broker, bank or nominee to determine whether you will be able to vote by telephone or electronically.
Q.	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?	A.	Your broker, bank or other nominee will only be permitted to vote your shares if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote against the adoption of the merger agreement and will not have an effect on the proposal to adjourn the special meeting.
Q.	What do I do if I receive more than one proxy or set of voting instructions?	A.	If you hold shares in “street name” and also directly as a record holder, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately as described elsewhere in this proxy statement in order to ensure that all of your shares are voted.

Q.	How are votes counted?	A.	For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as if you vote against the adoption of the merger agreement. In addition, if your shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not be entitled to vote your shares in the absence of specific instructions. These non-voted shares, or “broker non-votes,” if any, will not be counted as shares present, and will have the same effect as if you vote against the adoption of the merger agreement.
For a proposal to adjourn the special meeting, if necessary, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. For purposes of determining the presence of a quorum, abstentions will be counted as shares present, however, broker non-votes, if any, will not be counted as shares present. Abstentions and broker non-votes will have no effect on the vote to adjourn the meeting, which requires the vote of a majority of the votes cast on the matter by holders of Airvana common stock present, in person or represented by proxy, at the special meeting, provided that a quorum is present, in person or represented by proxy, at the special meeting.
If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.
Q.	Who will count the votes?	A.	A representative of our transfer agent, Computershare Investor Services, will count the votes and act as an inspector of election. Questions concerning stock certificates or other matters pertaining to your shares may be directed to Computershare Investor Services at 800-662-7232.
Q.	Should I send in my stock certificates now?	A.	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your Airvana common stock certificates for the merger consideration. If your shares are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. Please do not send your certificates in now.

Q.	How can I obtain additional information about Airvana?	A.	We will provide a copy of our Annual Report to Stockholders and/or our Annual Report on Form 10-K for the year ended December 28, 2008, as filed on February 24, 2009, excluding certain of its exhibits, and other filings, with the SEC, without charge to any stockholder who makes a written or oral request to the Secretary, Airvana, Inc., 19 Alpha Road, Chelmsford, Massachusetts 01824; telephone 978-250-3000. Our Annual Report on Form 10-K and other SEC filings also may be accessed on the world wide web at http://www.sec.gov or on the Investor Relations page of the Company’s website at http://www.airvana.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. For a more detailed description of the information available, please refer to “Where You Can Find More Information” beginning on page 105.
Q.	Who can help answer my questions?	A.	If you have additional questions about the merger after reading this proxy statement or need assistance voting your shares, please call our proxy solicitor, Georgeson, toll-free at 800-960-7546. Banks and brokers should contact Georgeson at 212-440-9800.

SPECIAL FACTORS

This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

The board of directors of the Company (the “board”) regularly reviews and evaluates the Company’s business strategy and strategic alternatives with the goal of enhancing stockholder value.

In December 2007, after considering the risks and uncertainties of the Company’s current business model, including the uncertainties relating to the continued market for the Company’s principal EV-DO products and the risks relating to the Company’s efforts to develop its femtocell business, the board engaged a financial advisor to explore strategic alternatives available to the Company, including a possible sale of the Company. Over the next several months, the Company’s financial advisor contacted a number of potential strategic and financial buyers to assess their interest in a business combination with the Company. In the course of this process, the Company entered into a non-disclosure agreement with one potential strategic buyer, which expressed interest in acquiring the Company for between $5.80 and $6.20 per share. This process did not lead to any transaction and, on May 1, 2008, Airvana terminated the engagement of its financial advisor.

From September 2008 to January 2009, Airvana had exploratory discussions with two potential strategic buyers with respect to a possible business combination. One of the parties (“Bidder B”) initially expressed interest in acquiring the Company for $5.75 per share and subsequently orally indicated a willingness to consider a higher price, but discussions ended without any agreement. The other party declined to make any acquisition proposal.

On March 6, 2009, Merle Gilmore, a consultant to SAC PCG, contacted Randall S. Battat, President and Chief Executive Officer of the Company, to discuss SAC PCG’s possible interest in investing in certain technologies being offered for sale by one of the Company’s customers. During the discussion, Mr. Battat related to Mr. Gilmore that there might be an opportunity for SAC PCG to engage in a strategic transaction with the Company.

On March 10, 2009, at a meeting of the board, the directors discussed the possible interest of SAC PCG in a strategic transaction, and the board authorized management to explore possible acquisition alternatives, including an approach to Bidder B.

In mid-March 2009, Bidder B declined to pursue acquisition discussions with the Company.

On March 27, 2009, SAC PCG and the Company entered into a non-disclosure agreement.

On March 30, 2009, Messrs. Randall S. Battat, President and Chief Executive Officer of the Company; Sanjeev Verma, Vice President, Femto Business and Corporate Development; Dr. Vedat M. Eyuboglu, Vice President, Chief Technical Officer; and Mr. Jeffrey D. Glidden, Chief Financial Officer of the Company met with Messrs. Gilmore; Frank Baker, managing director of SAC PCG; Philip Lo, an associate of SAC PCG; and Michael Seedman, a consultant to SAC PCG, to review the business of the Company.

On April 22, 2009, Messrs. Battat, Verma and Glidden and Dr. Eyuboglu held a telephone call with Messrs. Baker, Gilmore and Lo to discuss the Company’s EV-DO business.

On April 27, 2009, at a meeting of the board, Mr. Battat reviewed the status of SAC PCG’s review of the business of the Company. It was the consensus of the board that management should continue to allow SAC PCG to engage in a diligence review of the Company.

In May 2009, representatives of SAC PCG met on several occasions with Messrs. Battat, Verma and Glidden and Dr. Eyuboglu to continue their diligence review of the business of the Company. During one of these meetings, SAC PCG discussed hypothetical structures for a potential acquisition by SAC PCG of all or a majority of the Company’s outstanding shares at a price of $6.50 per share. Management indicated to SAC PCG that the board would likely not be receptive to considering a transaction at that valuation.

On May 19, 2009, at a meeting of the board, Mr. Battat reviewed the status of the diligence review by SAC PCG. It was the consensus of the board that such review should continue.

On June 1, 2009, Messrs. Baker, Gilmore, Seedman and Lo met with Messrs. Battat, Verma and Glidden and Dr. Eyuboglu to continue SAC PCG’s diligence review.

On June 2, 2009, Messrs. Battat and Verma and Dr. Eyuboglu met with Mr. Paul J. Ferri, a member of the board and a founding partner of one of the Company’s principal stockholders, to discuss generally the status of SAC PCG’s review of the Company and various possible strategic alternatives, including a potential sale of the Company.

On June 10, 2009, at a meeting of the board, Mr. Battat reviewed the status of the discussions with SAC PCG and, specifically, SAC PCG’s request that it be permitted to share non-public information with third parties that might be interested in providing financing to SAC PCG for a possible transaction with the Company. As it was likely that any proposal from SAC PCG would assume that certain members of the Company’s management would agree to maintain some equity ownership in the Company and continue to be employed by the Company, the board determined that Messrs. Battat and Verma should be excluded from the board’s consideration of the request by SAC PCG or any potential transaction with SAC PCG.

On June 12, 2009, a meeting of a majority of the non-employee members of the board (consisting of Messrs. Hassan Ahmed, Gururaj Deshpande, Ferri and Anthony Thornley) was convened to discuss an appropriate response to the approach by SAC PCG. Representatives from Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”), the Company’s regular outside counsel, described to the directors their fiduciary responsibilities in considering a potential transaction with SAC PCG. The directors determined they did not have sufficient information to assess the level of interest of SAC PCG or the likelihood that it would be able to obtain financing for a transaction. It was therefore the consensus of the directors that the next step should be for Mr. Ferri or Mr. Thornley to call representatives of SAC PCG and try to gain more information that would enable the non-employee directors to assess any acquisition proposal that SAC PCG might make. The directors also determined that, in the event SAC PCG submitted an indication of interest to acquire the Company on terms that merited consideration by the board, the board would form a special committee of the board (the “special committee”) to evaluate such proposal. As the board recognized that any such proposal would likely assume that management would maintain some equity ownership in the Company and continue to be employed by the Company, it was determined that employee board members should not serve on any such committee. Also, it was determined that Mr. Deshpande would not serve on any such committee because a company with which he is affiliated could be a potentially interested party in a strategic transaction involving the Company. The board determined that it would be appropriate to form such a special committee, and have such committee engage its own legal and financial advisors, only after it had obtained additional information sufficient for it to evaluate the level of SAC PCG’s interest in an acquisition and the likelihood of its ability to finance such an acquisition.

On June 15, 2009, at a meeting of a majority of the non-employee directors (consisting of Messrs. Ferri, Thornley, Ahmed and Deshpande), the directors discussed SAC PCG’s request that it be permitted to approach potential financing sources for an acquisition of the Company in order to determine whether a transaction with the Company could be financed. The non-employee directors discussed this request and determined that SAC PCG should be given consent to approach a limited number of potential financing sources. The non-employee directors also determined to invite SAC PCG to submit a written preliminary indication of interest with respect to a possible transaction involving the Company so that the non-employee directors could better understand and evaluate the terms of any proposed transaction and SAC PCG’s level of interest.

Following the June 15, 2009 meeting, Mr. Ferri called Mr. Baker of SAC PCG to relay the non-employee directors’ invitation to submit a written expression of interest. A written invitation was sent on June 25, 2009.

On June 29, 2009, SAC PCG sent to Messrs. Ferri and Thornley a letter containing a preliminary indication of interest to acquire the Company for $7.00 per share in cash. SAC PCG’s preliminary indication of interest assumed that certain unspecified members of management would retain a significant equity interest in the Company and was subject to various conditions, including a financing condition and the Company’s collection of approximately $35 million in accounts receivable from its primary customer (Nortel) or its successor through bankruptcy. The letter contemplated that the Company would negotiate exclusively with SAC PCG and not seek or negotiate with any other prospective acquirers.

On June 30, 2009, at a meeting of a majority of the non-employee members of the board (consisting of Messrs. Ferri, Thornley and Robert P. Badavas), the terms of SAC PCG’s June 29 letter were reviewed. It was determined that Messrs. Ferri and Thornley should continue to have discussions with SAC PCG to assess further SAC PCG’s expression of interest and the financing risks before convening a meeting of the full board to determine whether to establish a special committee of the board to consider whether to explore further SAC PCG’s preliminary indication of interest or other strategic alternatives that might be available to the Company.

On July 7, 2009, Messrs. Gilmore and Baker and Peter Berger, a managing director of SAC PCG, met with Messrs. Thornley and Ferri to discuss SAC PCG’s interest in acquiring the Company. At the meeting, the parties discussed generally SAC PCG’s interest in acquiring the Company, its transactional experience and its financing plans.

On July 9, 2009, at a meeting of the board, the board discussed SAC PCG’s indication of interest, as well as the advisability of examining other strategic alternatives that might be available to the Company. Representatives from WilmerHale advised the board regarding its fiduciary duties in considering strategic alternatives. Recognizing that one possible alternative was a sale of the Company to a financial buyer such as SAC PCG that could involve certain employee directors and management being asked to participate in such a transaction by becoming equity participants and retaining their managerial positions, the board determined that there could be a conflict of interest between certain members of management and the Company’s stockholders. Additionally, the board discussed the potential conflict arising from Mr. Deshpande’s affiliation with a company that had previously expressed interest in an acquisition of the Company, and that might express renewed interest in the future. In view of these possible conflicts, the board determined that it should establish a special committee comprised of independent, non-employee directors to review, evaluate, consider and negotiate potential strategic alternatives involving the Company, including the alternative of remaining independent and pursuing the Company’s existing strategy. Mr. Ferri then discussed the significant position in the Company held by Matrix Partners, an investment firm with which he was affiliated (“Matrix”). Mr. Ferri disclosed to the board that the initial term of a Matrix partnership that held some of Matrix’s equity interest in the Company was scheduled to expire near the end of 2009 but that the expiration date could be extended. Mr. Ferri advised the board that Matrix had made no decision about whether to extend the term of the partnership, that the initial expiration date of the partnership did not require Matrix to distribute or sell its shares at any particular time and that, accordingly, the expiration date of the partnership should not be considered by the board or a special committee in deciding to pursue or reject any strategic alternatives. The board determined that Mr. Ferri should continue to participate in discussions concerning strategic alternatives for the Company. They noted, among other things, that Matrix’s significant share position could operate as an effective veto over any prospective transaction, and that, in the event the board determined that a sale of the Company was in the best interest of stockholders, the interests of Matrix in obtaining the highest value available was aligned with the interests of other stockholders. After discussion, the board established a special committee, comprised of the independent, disinterested directors of the board, Messrs. Thornley (as Chair), Ferri, Ahmed and Badavas. The board delegated to the special committee the full power and authority to review and evaluate all strategic alternatives, including to determine whether pursuing a possible sale of the Company would be advisable and fair to, and in the best interests of, the Company and its stockholders, and, as it deemed appropriate, to reject or to recommend to the board any strategic alternative considered by it. The board also resolved that it would not approve a strategic transaction that did not have the approval of the special committee.

In the afternoon following the board meeting on July 9, 2009, the special committee met to discuss the process by which it would begin to examine potential strategic alternatives. The special committee determined to engage Ropes & Gray LLP (“Ropes & Gray”) as its legal advisor and Ropes & Gray joined such meeting. The special committee chose Ropes & Gray because of its experience in this area and because Ropes & Gray was independent from the Company and its management, having never represented the Company or its management. Representatives of Ropes & Gray advised the special committee regarding its fiduciary duties in engaging in a review of strategic alternatives, including a possible sale of the Company, and discussed with the special committee the engagement of a financial advisor to assist it in the discharge of its responsibilities. The special committee resolved to contact certain investment banking firms to assist the special committee in fulfilling its fiduciary obligations. The special committee also directed Ropes & Gray to confirm with the Company’s management (specifically Messrs. Battat, Verma and Glidden and Dr. Eyuboglu) that, because of the possibility of personal interests of management, management should not contact potential parties regarding strategic alternatives and should not discuss with any interested buyer any participation (equity, employment arrangements or otherwise) unless and only to the extent authorized by the special committee. The special committee and Ropes & Gray discussed the preliminary indication of interest presented by SAC PCG to acquire the Company, including SAC PCG’s request for exclusivity in negotiating a potential transaction with the Company. The special committee believed that exclusivity should not be granted to SAC PCG until the special committee further explored the strategic alternatives available to the Company and the special committee instructed Ropes & Gray to contact Simpson Thacher & Bartlett LLP (“Simpson Thacher”), legal counsel to SAC PCG, and inform Simpson Thacher that the special committee was not willing to accept SAC PCG’s request for exclusivity. Simpson Thacher responded to Ropes & Gray that the special committee should consider instead negotiating exclusively with SAC PCG but including in the merger agreement a provision that would permit the board to actively solicit other offers after signing.

From July 9, 2009 through July 27, 2009, the special committee identified potential financial advisors and interviewed multiple candidates, including representatives of Goldman Sachs. On July 14, 2009, Goldman Sachs made a presentation on potential strategic alternatives available to the Company. On July 27, 2009, Goldman Sachs was engaged as financial advisor to the special committee. Goldman Sachs was chosen because of its industry experience and expertise and the special committee’s determination of its independence from the Company and the Company’s management. In light of the importance to the special committee of Goldman Sachs’ assistance to the special committee in its determination of what, if any, strategic alternatives could benefit the Company’s stockholders at such time, Goldman Sachs’ compensation was specifically negotiated by the special committee to provide for payment of both a study fee upon the presentation to the special committee of Goldman Sachs’ initial study on the feasibility of strategic alternatives for the Company, irrespective of whether the Company pursues a strategic transaction, and a transaction fee that would be paid, if at all, upon the consummation of a strategic transaction involving the Company.

On July 28, 2009, at a meeting of the special committee, the special committee instructed representatives of Goldman Sachs to prepare a presentation for the special committee that included a preliminary financial analysis of the Company and the strategic alternatives available to the Company. The special committee discussed with its advisors SAC PCG’s preliminary indication of interest and subsequent oral requests that the special committee work exclusively with SAC PCG in connection with a sale of the Company. Because the special committee believed that granting such exclusivity would potentially impede an evaluation of other strategic alternatives available to the Company and that a pre-signing market check would be more effective than a post-signing go-shop, the special committee instructed representatives of Goldman Sachs to inform SAC PCG that the special committee was unwilling to grant SAC PCG exclusivity to pursue a transaction with the Company, but had not yet decided what process to undertake in connection with its evaluation of strategic alternatives.

On August 11, 2009, at a meeting of the special committee, the special committee discussed SAC PCG’s request to approach additional possible sources of financing. These sources of financing were non-institutional bank lenders, and the special committee determined to allow SAC PCG to approach two additional possible sources of financing, given the challenges that SAC PCG reported having with its other potential sources of financing, so that the Company could evaluate SAC PCG’s ability to finance an acquisition of the Company and because it believed that providing SAC PCG access to these financing sources would not restrict the ability of other potential purchasers of the Company to seek financing for an acquisition of the Company. Representatives of Goldman Sachs then made a presentation to the special committee regarding Goldman Sachs’ preliminary financial analyses of the Company and potential strategic alternatives involving the Company. The special committee discussed “Base Case” and “Downside Case” projections prepared by management. The special committee discussed concerns about how expected changes to the EV-DO market, including the shift to next generation LTE technology and the financial position of some of the Company’s customers for EV-DO technology, could negatively affect the Company’s results in future periods and create risk and uncertainty about attaining management’s projections. The special committee also discussed the challenges in the Company’s femtocell business, including that the femtocell market was new, the size of the femtocell market was uncertain and the Company had no meaningful experience in developing and selling products for use by consumers. The special committee also discussed the strategic alternatives reviewed by representatives of Goldman Sachs, including the potential for a dividend recapitalization or sale of a portion of the business.

On August 13, 2009, at a meeting of the special committee, the special committee concluded that alternatives, such as a dividend recapitalization or sale of the Company’s femtocell or EV-DO businesses, were not likely to be achieved or to generate total value to shareholders in excess of what might be realized upon a sale of the Company, and that the special committee should accordingly proceed to evaluate SAC PCG’s proposal and the availability of other acquisition alternatives. The special committee determined that while it was in the interests of the Company’s stockholders to preserve and continue to evaluate SAC PCG’s proposal, exclusivity should not be granted to SAC PCG at that time. The special committee then discussed the possibility that the publicity associated with a public auction of the Company could be damaging to the Company and concluded that the Company should instead attempt to solicit the interest of a focused group of potential acquirers most likely to be interested. The special committee requested the assistance of Goldman Sachs in indentifying such potentially interested parties. The special committee instructed the Company’s management to set up a “dataroom” with legal and business due diligence materials involving the Company so that potential purchasers could conduct due diligence. Representatives of Goldman Sachs communicated the proposed approach to representatives of SAC PCG later that day.

On August 14, 2009, at a meeting of the special committee, the special committee discussed that SAC PCG had earlier that day communicated its intent to withdraw from any process in which it was not granted exclusive rights to negotiate a potential transaction with the Company. Notwithstanding its interest in having SAC PCG continue to pursue a possible strategic transaction with the Company, the special committee determined that, in order to assess whether SAC PCG’s preliminary indication of interest was the best value reasonably attainable for stockholders in connection with a sale of the Company, it would need to solicit the interest of other likely strategic and financial buyers of the Company. At the request of the special committee, over the next few days, representatives of Goldman Sachs discussed with representatives of SAC PCG the continued participation of SAC PCG in the process and SAC PCG indicated to representatives of Goldman Sachs that it would consider participating in a non-exclusive process of evaluating a potential transaction with the Company so long as the Company agreed to reimburse SAC PCG’s costs of conducting continued diligence.

On August 17, 2009, at a meeting of the special committee, the special committee discussed SAC PCG’s request for expense reimbursement. The special committee determined that providing some form of expense reimbursement to SAC PCG was desirable to prevent SAC PCG from withdrawing its preliminary indication of interest, but that such reimbursement should be subject to limitations, including a cap, and should be payable only if another entity acquired the Company within a limited period of time. Representatives of Goldman Sachs then proposed a list of additional strategic and financial buyers that representatives of Goldman Sachs believed would potentially be interested in a transaction with the Company, and the special committee authorized representatives of Goldman Sachs to contact nine strategic buyers and seven financial buyers.

Between August 17, 2009 and August 25, 2009, the Company negotiated an expense reimbursement agreement with SAC PCG on the terms further discussed and approved by the special committee at meetings held on August 21 and August 24, 2009 and, on August 25, 2009, the Company and SAC PCG entered into such agreement. See “— Certain Relationships Between Parent and Airvana” for a summary of such agreement.

Following the August 17, 2009 meeting, representatives of Goldman Sachs began to contact the potential purchasers that it was authorized to contact by the special committee at such meeting.

On September 4, 2009, at a meeting of the special committee, representatives of Goldman Sachs updated the special committee as to the status of discussions with potential purchasers, a proposed timeline for a potential transaction and management’s projections updated based upon the Company’s results of operations to date.

On September 10, 2009, Messrs. Battat, Verma and Glidden and Dr. Eyuboglu presented information regarding the business of the Company to representatives of GSO and SAC PCG to facilitate a possible debt financing by GSO of a potential acquisition by SAC PCG.

On September 16, 2009, Messrs. Battat, Verma and Glidden and Dr. Eyuboglu presented information regarding the business of the Company to representatives of an alternative financing source and SAC PCG to facilitate a possible debt financing by such entity of a potential acquisition by SAC PCG.

On September 16, 2009, at a meeting of the special committee, the special committee discussed with representatives of Goldman Sachs the status of discussions with potential purchasers. The special committee’s legal advisors gave a presentation on the terms and provisions of a draft merger agreement prepared by WilmerHale and Ropes & Gray that was distributed to the special committee, including the importance of limited closing conditions and either obtaining specific performance or a meaningful reverse break-up fee as a remedy for a potential purchaser failing to abide by its obligations under the merger agreement. The special committee determined that, in evaluating a potential sale of the Company, it would evaluate potential purchasers based principally on the proposed purchase price, but would also consider key terms such as the closing conditions and strength of financing commitments, as well as appropriate measures to enable the Company to pursue a superior proposal. The special committee authorized its legal advisors to distribute the draft merger agreement to Simpson Thacher for comment.

On September 22, 2009, at a meeting of the special committee, the special committee discussed with representatives of Goldman Sachs the status of discussions with potential purchasers. Representatives of Goldman Sachs informed the special committee that three additional financial purchasers and two strategic purchasers, including Bidder B, had expressed preliminary interest in evaluating a potential transaction involving the Company and executed non-disclosure agreements with the Company. All such interested purchasers were invited to review legal and business due diligence materials posted to the Company’s online dataroom. As the process progressed, only one of the three potential financial purchasers (“Bidder A”) continued to show interest in the Company at a competitive valuation and requested permission to speak with potential debt financing sources and only one of the two potential strategic purchasers, Bidder B, continued to move forward with its diligence investigation of the Company.

On October 2, 2009, at a meeting of the special committee, the special committee discussed with representatives of Goldman Sachs the status of discussions with potential purchasers. Representatives of Goldman Sachs informed the special committee that Bidder B had sought feedback from the special committee on whether it would be competitive in pursuing a potential transaction with the Company at a price per share in the low $6 range. After discussion, the special committee instructed representatives of Goldman Sachs to inform Bidder B that such valuation was not competitive with other valuations that the Company had received and that Bidder B would need to increase its valuation in order for the special committee to consider pursuing a potential transaction with Bidder B. Representatives of Goldman Sachs informed Bidder B of the special committee’s feedback and Bidder B indicated that it was not interested in pursuing a strategic transaction at a higher valuation than it had previously indicated.

On October 2, 2009, SAC PCG provided to the special committee’s advisors a draft of the debt financing commitment that GSO eventually provided to SAC PCG on December 17, 2009 (the “debt commitment letter”).

On October 5, 2009, at a meeting of the special committee, the special committee discussed with representatives of Goldman Sachs discussions that representatives of Goldman Sachs had had with SAC PCG and Bidder A. WilmerHale and Ropes & Gray also discussed with the special committee the draft debt commitment letter, focusing on aspects of the draft debt commitment letter that they believed the financing source could use as a basis for refusing to fund the transaction.

On October 6, 2009, the special committee’s legal advisors discussed with Simpson Thacher SAC PCG’s comments on the draft merger agreement. SAC PCG made material concessions, including the elimination of SAC PCG’s receipt of financing as a closing condition, but the parties disagreed on other significant business issues in the merger agreement, including allocation of the risks associated with Nortel’s bankruptcy (including, the collection of the account receivable owed to the Company by Nortel and the assumption of the Company’s contract with Nortel by Telefon AB L.M. Ericsson (“Ericsson”)), closing conditions relating to a minimum cash level, exercise of appraisal rights, the scope of the reverse break-up fee and whether specific performance would be available as a remedy to the Company. Counsel also discussed the draft debt commitment letter.

On October 9, 2009, Bidder A orally indicated to representatives of Goldman Sachs that, based on its preliminary assessment of valuation and subject to further legal and business diligence and the availability of financing on terms satisfactory to Bidder A, it might be interested in pursuing a transaction with the Company at an initial valuation of $8.50 to $9.00 per share and requested that it be granted additional time and exclusivity to conduct further due diligence to determine whether it could in fact make an offer to acquire the Company at that valuation. Representatives of Goldman Sachs informed members of the special committee of Bidder A’s communication.

On October 11, 2009, at a meeting of the special committee, representatives of Goldman Sachs updated the special committee on discussions with Bidder A. The special committee concluded that it was not in the best interests of the stockholders of the Company to grant exclusivity to Bidder A, because Bidder A had not demonstrated that its indication of interest was credible or financeable and because granting exclusivity at that time could inhibit the Company’s evaluation of other strategic alternatives, including continued exploration of SAC PCG’s indication of interest. The special committee authorized Ropes & Gray and WilmerHale to deliver a draft merger agreement and related documents to Bidder A and instructed its advisors to cooperate fully with Bidder A to allow it to quickly pursue its indication of interest.

On October 11, 2009, the special committee’s advisors communicated to Bidder A that the special committee had not accepted Bidder A’s request for exclusivity and also that Bidder A must progress discussions with potential financing sources in order for the special committee to better assess Bidder A’s preliminary indication of interest. Bidder A stated to representatives of Goldman Sachs that it intended to be in a position to make a more credible indication of interest that included a debt financing commitment by early November.

On October 23, 2009, after representatives of Goldman Sachs, at the direction of the special committee, informed SAC PCG that the special committee was actively involved in discussing possible transactions with other parties, SAC PCG expressed a willingness to assume certain risks relating to Nortel’s bankruptcy (including the collection of the account receivable owed to the Company by Nortel and the assumption of the Company’s contract with Nortel by Ericsson) and drop other conditions in order to promptly move forward with a transaction involving the Company.

On October 25, 2009, at a meeting of the special committee, representatives of Goldman Sachs reported to the special committee that SAC PCG stated that it wanted to move forward with finalizing a proposed transaction rapidly and had concluded substantially all of its legal and business due diligence, but would need to conduct confirmatory calls with at least some of the Company’s significant customers. The special committee discussed this request, the status of discussions with Bidder A and the status of the Nortel bankruptcy (in which Ericsson was expected to assume the Company’s contract with Nortel and settle an approximately $35 million account payable with the Company) and determined that it did not want to authorize customer diligence calls at such time in light of timing sensitivities around the Nortel/Ericsson transaction and that it also preferred to allow Bidder A to complete its diligence and work with potential financing sources.

On October 30, 2009, SAC PCG sent a letter to the special committee threatening to terminate its pursuit of a potential acquisition of the Company should the special committee not provide SAC PCG with a rapid timeline for entering into definitive documentation with SAC PCG.

On November 2, 2009, at a meeting of the special committee, the special committee discussed the letter that it received from SAC PCG on October 30, 2009, the importance of the closing of the Ericsson/Nortel transaction with respect to any transaction involving the Company, and the need to approve a timeline that allowed the Company to assess potential transactions with both SAC PCG and Bidder A. After discussion, the special committee determined that proceeding in evaluating a potential transaction involving the Company on a rapid timeline was not in the best interests of the Company and that the special committee would need several more weeks to enable Bidder A to have an opportunity to solidify its indication of interest and to enable the Ericsson/Nortel transaction to close.

On November 4, 2009, the special committee sent a letter to SAC PCG setting forth a process for progressing a transaction during the next several weeks.

On November 5, 2009, SAC PCG provided a detailed mark-up of the draft merger agreement to the special committee’s legal advisors.

On November 10, 2009, the special committee authorized Bidder A’s preferred source of debt financing to talk to potential candidates in respect of syndicating the debt financing for Bidder A’s proposed acquisition of the Company. Additionally, the special committee’s legal advisors received a revised draft debt commitment letter, draft equity commitment and draft limited guarantee from SAC PCG’s legal counsel.

On November 10, 2009, at a meeting of the special committee, WilmerHale and Ropes & Gray made a presentation to the special committee outlining the material business issues presented in SAC PCG’s recent mark-up of the draft merger agreement and other ancillary agreements. The special committee discussed such mark-ups, focusing specifically on those changes that added conditionality to closing. In response to the Company’s proposal for a specific performance provision, SAC PCG proposed a customary reverse break-up fee that would be equal to the Company’s termination fee, guaranteed by a creditworthy entity and the Company’s sole remedy for Parent’s breach of the merger agreement. The special committee requested that its advisors obtain additional information about the entity being proposed to provide the limited guarantee.

The special committee then discussed recent discussions between representatives of Goldman Sachs and each of SAC PCG and Bidder A. The special committee discussed that Bidder A was not yet in a position to submit a fully developed acquisition proposal. Representatives of Goldman Sachs reported that Bidder A indicated that it would be able to present a more developed proposal later in the week and that such proposal would include a preliminary debt financing commitment.

On November 11, 2009, the special committee’s legal advisors distributed a revised draft of the merger agreement to Simpson Thacher. On Friday, November 13, 2009, Simpson Thacher distributed a redraft back to the special committee’s legal advisors and requested that the agreement continue to be negotiated over the weekend. The draft merger agreement was substantially complete, but open business issues included SAC PCG’s insistence that the Company’s remedies for Parent’s breach of the merger agreement not include specific performance and be limited to a more customary reverse break-up fee equivalent to the Company’s termination fee and the additional closing condition that statutory appraisal rights be exercised by holders of less than 10% of the Company’s shares.

As of November 13, 2009, Bidder A had still not yet delivered financing commitments to the special committee. Also on November 13, 2009, Ericsson assumed Nortel’s contract with Airvana and the Company was informed that it would be paid the approximately $35 million receivable it was owed within the next week.

On November 15, 2009, the special committee granted Bidder A’s request to seek additional potential financing sources.

On November 16, 2009, at a meeting of the special committee, representatives of Goldman Sachs reported that Bidder A had still not yet obtained financing commitments and was now seeking to provide such commitments by November 18, 2009. The special committee also discussed the fact that Bidder A’s $8.50-$9 price per share valuation had been produced on the basis of limited diligence. The special committee also discussed the principal open issues in the draft merger agreement that it had most recently received from SAC PCG.

On November 18, 2009, Bidder A communicated orally to representatives of Goldman Sachs a proposal to acquire the Company at a $7.50 price per share in cash and provided a draft of the debt financing commitment from its financing source. It also provided a short list of general issues with the draft merger agreement, rather than providing the full mark-up of the merger agreement as requested by the special committee. Bidder A communicated that it would not proceed further with evaluating a potential transaction with the Company unless it received the ability to negotiate a sale of the Company with the special committee on an exclusive basis.

On November 19, 2009, at a meeting of the special committee, representatives of Goldman Sachs provided an update on discussions with Bidder A regarding a potential transaction involving the Company. Representatives of Goldman Sachs discussed the draft debt commitment received from Bidder A’s financing source and the merger agreement issues list that Bidder A had provided. The special committee discussed that Bidder A’s most recent indication of interest was significantly lower than the range initially indicated by Bidder A. Representatives of Goldman Sachs informed the special committee that Bidder A’s stated reason for such decrease was its third-party consultants’ forecast of a shorter revenue tail on the Company’s EV-DO business. The special committee also discussed that Bidder A’s indication of interest was not responsive to the special committee’s request for detailed mark-ups of transaction documents so that the special committee could identify outstanding business issues. Furthermore, the special committee discussed that Bidder A’s draft debt commitment letter had significant aspects of conditionality, including diligence conditions (some of which were not conditions or were more limited in scope in SAC PCG’s draft debt commitment letter). The special committee instructed its legal advisors to work with Bidder A to reduce the conditionality contained in Bidder A’s draft debt commitment letter and to express the need for Bidder A’s proposal to be more complete for the special committee to be in a position to more thoroughly consider a potential transaction with Bidder A. Given the incompleteness of Bidder A’s proposal and the adverse effect that granting exclusivity at that time could have on the sale process, the special committee instructed representatives of Goldman Sachs to communicate to Bidder A that the special committee would not grant Bidder A’s request for exclusivity. The special committee and its advisors discussed the special committee’s desire to continue negotiations with both Bidder A and SAC PCG in order to ensure that, should the Company decide to engage in a transaction with either potential purchaser, the Company would be able to negotiate the highest price and best available terms (including those relating to transaction certainty) and the special committee instructed it advisors to negotiate with both parties in such a manner.

On November 19, 2009, in an effort to expedite Bidder A’s completion of the necessary transaction documentation, the special committee’s legal advisors distributed to Bidder A a revised draft merger agreement and related agreements, mark-up of the debt commitment from Bidder A’s financing source, draft equity commitment and draft limited guarantee.

On November 22, 2009, the special committee’s legal advisors provided a revised merger agreement and related documents, revised limited guarantee and revised equity commitment to SAC PCG’s legal counsel.

On November 24, 2009, Bidder A provided a mark-up of the merger agreement to the Company’s legal advisors.

On November 24, 2009, at a meeting of the special committee, representatives of Goldman Sachs provided an update on discussions with Bidder A and with SAC PCG. The special committee discussed the progress that both potential purchasers were making towards terms of a transaction with the Company, but that Bidder A’s proposal remained less complete than the SAC PCG proposal and still subject to diligence. The special committee and its advisors discussed a strategy for continuing negotiations with both potential purchasers. In order to keep the bidders operating on a consistent timeframe, and to provide each with equivalent diligence access, the special committee determined that it would allow diligence calls with customers, although the calls would be moderated by representatives of Goldman Sachs so that both parties could participate. Additionally, the special committee instructed its advisors to continue to negotiate for improved deal terms (including price) from both potential purchasers. The special committee also recognized that management equity rollover would be a significant component of each bidder’s acquisition proposal. While each bidder had previously requested the ability to negotiate equity rollover and compensation terms with management, the special committee had not authorized such negotiations in light of the open business issues with each party and a desire to maintain a level playing field among the bidders. However, in an effort to continue to move the process forward, the special committee determined to ask each bidder to answer basic diligence questions regarding post-closing operations of the Company, the answers to which, following review by the special committee’s advisors, would be shared with Company management. Additionally, at the request of the special committee, its advisors discussed market terms with respect to the size of reverse break-up fees and break-up fees. Finally, the special committee discussed recent communications that Bidder B had with certain members of the special committee and representatives of Goldman Sachs regarding a potential transaction involving the Company and that, when informed of the valuation range that Bidder B would need to be in for the special committee to evaluate a potential transaction with Bidder B, Bidder B indicated that it would not be willing to pursue a transaction involving the Company at a valuation in the range of that currently being contemplated with SAC PCG and Bidder A.

On November 25, 2009, Bidder A provided the special committee’s legal advisors with a revised draft of the debt commitment from Bidder A’s preferred financing source. The terms of such debt commitment were not materially improved from the last draft presented to the special committee and continued to include terms that created significant conditionality. The special committee discussed Bidder A’s recent demand for exclusivity in order to continue to pursue its consideration of a transaction. As the special committee determined that Bidder A’s withdrawal from the process could limit competition to acquire the Company and negatively affect the transaction terms that the special committee could obtain, the special committee decided that, in lieu of accepting Bidder A’s request for exclusivity, it would offer to provide up to $500,000 of expense reimbursement to Bidder A on the conditions that Bidder A at all times maintain an offer to acquire the Company at a price greater or equal to $7.50 per share and that the Company be acquired by a third party other than Bidder A.

On November 28, 2009, the special committee’s legal advisors negotiated with Bidder A and Bidder A’s financing source to reduce the conditionality of the debt commitment received from Bidder A. On November 30, 2009, the special committee’s legal advisors received a revised debt commitment from Bidder A’s financing source that continued to reflect significant aspects of conditionality.

On December 1, 2009, SAC PCG and Bidder A both participated in a customer diligence call with Ericsson (the successor to Nortel under the Company’s contract with Nortel), moderated by representatives of Goldman Sachs, where both potential purchasers were invited to submit questions to be asked of Ericsson in advance of the call.

On December 1, 2009, at a meeting of the special committee, representatives of Goldman Sachs provided an update on discussions with SAC PCG and Bidder A. The special committee instructed WilmerHale and Ropes & Gray to prepare revised drafts of the merger agreement and related documents and circulate them to SAC PCG and Bidder A. The special committee then instructed its advisors to communicate that each of SAC PCG and Bidder A should provide the special committee with such party’s final proposal, including complete versions of the merger agreement and related documents that such potential purchaser would be prepared to execute by Friday, December 4, 2009, and after evaluating such offers and discussing it with its advisors, the special committee would endeavor to decide whether it would continue to pursue a transaction at that time and, if so, which party’s proposal would be in the best interests of the stockholders of the Company.

On December 3, 2009, representatives of Goldman Sachs communicated the special committee’s request for final proposals to both SAC PCG and Bidder A.

On December 4, 2009, the special committee received responses from SAC PCG and Bidder A containing their final proposals. The SAC PCG proposal contained a full and complete proposal that included a mark-up of the merger agreement and related documents in a form that SAC PCG was prepared to execute. At a meeting that day, the special committee discussed SAC PCG’s final proposal package, which included an increase in its proposed purchase price to $7.50 per share, subject to SAC PCG performing confirmatory diligence calls with two or three of the Company’s principal customers. In order to propose such a price increase, SAC PCG proposed to require that management rollover its equity into equity of the acquiring entity on substantially different terms than previously anticipated. Because SAC PCG’s proposal was contingent on a minimum level of management rollover, the special committee determined that it would be appropriate to permit certain members of management, together with their own legal counsel, to view SAC PCG’s proposed rollover terms, so that the special committee could assess the feasibility of SAC PCG’s proposal. The special committee instructed representatives of Goldman Sachs to discuss SAC PCG’s revised proposal with SAC PCG and Messrs. Battat and Verma and Dr. Eyuboglu. The Bidder A proposal also contained a $7.50 per share offer, but did not include full transaction documentation sufficient to allow the special committee to assess other key issues, such as conditionality to closing. Representatives of Goldman Sachs informed the special committee that Bidder A had stated that it would not provide such documentation until it received exclusivity to complete its diligence and negotiate a sale transaction with the Company. The special committee instructed representatives of Goldman Sachs to inform Bidder A that the special committee could not assess Bidder A’s proposal without receiving complete copies of all agreements relating to its proposal, that such documents should be received by the special committee by December 7, 2009, and that the special committee would not grant its request for exclusivity.

On December 6, 2009, at a meeting of the special committee, representatives of Goldman Sachs reported that SAC PCG (through Goldman Sachs as an intermediary) and Messrs. Battat and Verma and Dr. Eyuboglu were making progress working on the terms of the management rollover equity proposal. Representatives of Goldman Sachs informed the special committee that while members of management had expressed a preference for receiving the cash merger consideration for at least half of their shares of common stock of the Company, SAC PCG’s proposal was sufficiently viable in management’s view that, if authorized by the special committee to negotiate equity rollover terms, management believed it could reach satisfactory arrangements on equity rollover terms to facilitate a transaction. Accordingly, the special committee determined that permitting direct negotiations between management and SAC PCG with respect to SAC PCG’s rollover proposal would be in the best interests of the Company since a transaction with SAC PCG would not be feasible unless certain members of management could come to an agreement with SAC PCG on equity rollover terms. Representatives of Goldman Sachs also reported to the special committee that Bidder A had still not provided a complete final package so that the special committee could fully assess Bidder A’s offer. The special committee instructed Ropes & Gray to prepare and send a letter to Bidder A reiterating the special committee’s request for a complete final package that included mark-ups of the draft merger agreement and related documents in a form that Bidder A was willing to execute.

On December 7, 2009, Messrs. Gilmore and Baker and representatives of Simpson Thacher met with Messrs. Battat and Verma and Dr. Eyuboglu and their legal advisors to discuss the terms of the rollover equity arrangements with management proposed by SAC PCG.

On December 9, 2009, at a meeting of the special committee, the special committee’s advisors informed the special committee that, given SAC PCG’s near completion of diligence and substantial agreement on proposed transaction documentation, they believed that the execution of definitive documentation in respect of a transaction with SAC PCG could be completed within a relatively short period of time should the special committee decide to do so. The special committee discussed Bidder A’s proposal and the continued absence of full documentation. Representatives of Goldman Sachs also informed the special committee that Bidder A was continuing to request exclusivity before it would proceed further. The special committee determined such request was still not in the best interest of the Company.

At the meeting of the special committee, representatives of Goldman Sachs presented to the special committee its preliminary financial analyses of a potential transaction and the Company’s strategic alternatives. The special committee discussed the presentation, as well as the “Downside Case,” the “Base Case,” and the “Upside Case” projections prepared by Company’s management and provided to Goldman Sachs in connection with the financial analyses performed by Goldman Sachs. These projections had been prepared by the Company’s management in November 2009 to update its previously presented forecasts to reflect actual results for the first three quarters of 2009. See “Important Information About Airvana — Projected Financial

Information” beginning on page 96. The special committee discussed that the Downside Case did not take into account the risk that the Company’s future femtocell sales would be less favorable than projected in the Base Case, and expressed concerns about the likelihood of growth in the femtocell business over the long-term. It was the consensus of the special committee that the risks and uncertainties in the business (both in the continuing EV-DO sales and in the prospects for femtocell sales) made it unlikely that the Company would achieve the Upside Case. The special committee also discussed the strategic alternatives reviewed by representatives of Goldman Sachs, including the potential for a dividend recapitalization or a stock repurchase, and the special committee’s view of the limited feasibility of these alternatives. After considering each of the alternatives, and considering the risks and uncertainties facing the Company’s business, the special committee determined that a sale of the Company was in the best interests of the stockholders of the Company at this time.

Subsequent to the December 9, 2009 meeting, the special committee’s legal advisors sent a revised merger agreement and related documents, equity commitment and limited guarantee to SAC PCG for its review. Additionally, Bidder A sent the special committee’s legal advisors full mark-ups of the merger agreement and related documents.

On December 11, 2009, representatives of SAC PCG and its legal advisors met with Messrs. Battat and Verma and Dr. Eyuboglu and their legal advisors to negotiate management terms acceptable to SAC PCG and management. Mr. Battat subsequently reported that significant progress had been made to address management concerns.

Later on December 11, 2009, Bidder A provided a revised indication of interest at a $7.65 per share price, conditioned upon receiving exclusivity through December 23, 2009 and satisfactory completion of confirmatory due diligence, management rollover equity negotiations and customer due diligence (including in-person meetings with three principal customers).

On December 11, 2009, at a meeting of the special committee, the special committee discussed Bidder A’s latest proposal. The special committee discussed the risk of giving Bidder A exclusivity, including that SAC PCG would likely terminate its consideration of a transaction with the Company and that Bidder A could reduce its proposed price at the end of the exclusivity period. The special committee determined to reject Bidder A’s request for exclusivity. The special committee then discussed the proposal received from SAC PCG that included a proposed price of $7.50 per share. The special committee discussed with its advisors the potential risks in choosing the Bidder A proposal due to the lower degree of certainty of the execution of definitive documentation and the potential effect that granting exclusivity may have on any transaction involving the Company. The special committee instructed its advisors to continue to negotiate with both potential purchasers for superior deal terms, including price.

On December 12, 2009, Bidder A reported to the special committee’s legal advisors the extent of due diligence it still expected to complete. Additionally, at the direction of the special committee, representatives of Goldman Sachs informed SAC PCG that the special committee would not pursue a potential transaction with SAC PCG at a $7.50 per share price at this time, but would consider pursuing a potential transaction with SAC PCG at a higher price. SAC PCG indicated it might be willing to increase its proposal to $7.65 per share.

On December 12, 2009, at a meeting of the special committee, the special committee discussed with its legal and financial advisors the status of discussions with both potential purchasers. The special committee’s legal advisors reported that they had had discussions with Bidder A regarding the legal issues in the draft merger agreement and Bidder A’s request for exclusivity through December 23, 2009 as a condition to moving forward with the proposal. The legal advisors also reported that Bidder A requested in-person meetings with certain of the Company’s customers and that Bidder A had significant other remaining diligence items, including a review of the Company’s business by outside consultants. The special committee discussed the potential business risk presented by Bidder A’s request to engage in in-person meetings with the Company’s customers, as well as its concerns about Bidder A’s remaining other diligence work. Representatives of Goldman Sachs then updated the special committee on discussions with SAC PCG, and informed the special committee that SAC PCG was working to increase the price in its proposal to $7.65 per share. Representatives of Goldman Sachs also informed the special committee that SAC PCG indicated that it was willing to move forward to signing definitive documentation on an expedited basis, eliminating the need for most remaining confirmatory diligence (other than customer calls).

On December 13, 2009, Bidder A provided an oral indication of interest at a $7.75 per share price, conditioned upon it receiving exclusive rights to negotiate a potential sale of the Company through December 23, 2009, completing its due diligence, engaging in satisfactory meetings with customers of the Company and negotiating satisfactory terms of rollover equity arrangements with certain members of the Company’s management.

On December 13, 2009, at a meeting of the special committee, the special committee discussed Bidder A’s December 13, 2009 proposal. The special committee then discussed the communications SAC PCG had with representatives of Goldman Sachs regarding its proposed price increase to $7.65 per share and authorized representatives of Goldman Sachs to communicate to SAC PCG the need to increase its price proposal further. The special committee discussed the risks that could arise if it granted Bidder A’s request for exclusivity at that time, including the likelihood that SAC PCG would withdraw its offer if the Company ceased negotiations with SAC PCG at a time that SAC PCG was ready to execute a transaction and the risk that Bidder A’s proposed price could decrease as a result of its remaining diligence. The special committee determined to deny Bidder A’s request for exclusivity and inform Bidder A that it would continue to negotiate with Bidder A, and requested that Bidder A provide clear information about what items of diligence remained outstanding and a timeline. The special committee also determined to make management available to Bidder A on December 14, 2009 to negotiate equity rollover and compensation arrangements on a non-exclusive basis.

On December 14, 2009, the special committee’s advisors updated the special committee on discussions with both potential purchasers. The special committee’s legal advisors reported to the special committee that documentation with SAC PCG was in substantially final form and that SAC PCG confirmed that it would be ready to execute definitive documentation, subject only to confirmatory diligence calls with two of the Company’s principal customers, but that it was not prepared to increase the purchase price above $7.65 per share. On the same day, Bidder A reported to representatives of Goldman Sachs that it was reducing its proposal to $7.50 per share. Representatives of Goldman Sachs reported that Bidder A was in the process of negotiating the proposed terms relating to the rollover of equity by certain members of the Company’s management. Representatives of Goldman Sachs also reported that Bidder A was continuing to request in-person customer meetings with each of the three principal customers of the Company.

On December 15, 2009, the special committee’s advisors updated the special committee on discussions with both potential purchasers. Representatives of Goldman Sachs reported to the special committee that Bidder A confirmed to representatives of Goldman Sachs that it was reducing its proposed price to $7.50 and would lower its price to $7.40 if it were required to forego its customer diligence requests. Representatives of Goldman Sachs then reported to the special committee that SAC PCG expressed that it was prepared to raise its offer to $7.65 and would be prepared to execute definitive documentation upon satisfactory completion of its remaining customer diligence calls. The special committee then discussed with its advisors the remedies provisions in SAC PCG’s proposed form of the merger agreement, which limited the Company’s remedies to a reverse break-up fee in the event of a failure by SAC PCG to close the transaction if all conditions to closing had been satisfied. The special committee discussed that the reverse break-up fee, which SAC PCG had agreed to increase to $25 million, would be guaranteed by an SAC PCG affiliate (S.A.C. Capital Management, LLC) and the special committee discussed with its advisors the financial strength of the entity that would be providing the limited guarantee.

Later on December 15, 2009, representatives of Goldman Sachs reported to the special committee that SAC PCG was finalizing the terms of the rollover equity arrangements with the Company’s management to reflect the increased purchase price. Representatives of Goldman Sachs also reported that Bidder A stated that it would increase its offer back to $7.75 per share, without a request for exclusivity, and, assuming satisfactory customer diligence calls, expected to be in a position to execute definitive documentation by the end of the week or over the weekend. Additionally, Bidder A represented that it would make significant progress on finalizing transaction documentation early in the day on December 16, 2009.

On December 16, 2009, the special committee held two meetings. At the first meeting, the special committee discussed Bidder A’s oral indication that it would raise its price to $7.75 per share and move quickly to finalize documentation, conditioned upon its satisfactory completion of customer calls and satisfactory completion of negotiations with certain members of management regarding the terms of a rollover equity proposal. The special committee discussed the issues that remained outstanding with Bidder A, including the fact that it had not provided revised transaction documentation, the fact that Bidder A reported to advisors to the special committee that Bidder A was not prepared to provide a revised third party debt commitment and that Bidder A still needed to complete customer due diligence. The special committee discussed the risk that Bidder A’s price would decline after completing its diligence. The special committee then discussed a process for allowing Bidder A to satisfactorily complete its customer calls as soon as possible, while recognizing the risks to the Company’s customer relationships that could arise from multiple calls with multiple bidders.

Mr. Battat joined the special committee meeting at the request of the special committee to discuss how to organize additional customer calls for SAC PCG and Bidder A. The special committee asked Mr. Battat to report on the status of management’s rollover equity negotiations with each of Bidder A and SAC PCG. Mr. Battat confirmed that he, Mr. Verma and Dr. Eyuboglu had reached a satisfactory understanding with each bidder and stood ready to enter into the rollover equity and compensation arrangements proposed by either Bidder A or SAC PCG. Mr. Battat then left the meeting.

The special committee then discussed the proposal received from SAC PCG that included a $7.65 price per share and that was conditioned on obtaining exclusivity from the completion of its customer diligence call until a definitive transaction agreement was signed.

SAC PCG and Bidder A participated in a customer diligence call on December 16, 2009. After the calls, SAC PCG reported to representatives of Goldman Sachs that it needed only to complete one additional customer diligence call in order to sign the definitive agreements.

At a special committee meeting late on December 16, 2009, the special committee discussed the proposal communicated by SAC PCG earlier in the day and determined that it would not grant SAC PCG’s demand for exclusivity. The special committee’s advisors also reported to the special committee that, at the committee’s request, SAC PCG had agreed to a number of other contractual concessions. The special committee also discussed the risks and uncertainties surrounding Bidder A’s proposal, including lack of certainty regarding its timing given the lack of advancement in documentation and the nature and scope of the remaining diligence. The special committee discussed the fact that Bidder A had communicated to representatives of Goldman Sachs that it would need supplemental diligence calls with certain customers that were not moderated by the Company’s management or representatives of Goldman Sachs. To better assess the risks and uncertainties associated with Bidder A’s proposal, the special committee determined that Mr. Ferri should contact Bidder A to discuss a mutually satisfactory process for finalizing Bidder A’s transaction documentation and customer diligence on a timetable and in a manner acceptable to the special committee.

On the morning of December 17, 2009, at the direction of the special committee, Mr. Ferri and representatives of Goldman Sachs called a principal of Bidder A to indicate that, in light of the competitive nature of the process, Bidder A needed to move forward promptly, and to discuss both the remaining customer call and Bidder A’s request for supplemental calls. The principal at Bidder A responded that Bidder A would not withdraw its requests for supplemental customer calls and concluded that it was terminating its consideration of a purchase of the Company.

Later in the day on December 17, 2009, SAC PCG participated in a diligence call with the final customer, which it reported to representatives of Goldman Sachs was satisfactory.

On the evening of December 17, 2009, the special committee and its legal and financial advisors met. The special committee discussed the call between Mr. Ferri and the principal of Bidder A, including Bidder A’s decision to withdraw from the process of evaluating a transaction with the Company at its most recently communicated valuation. It was also reported that Bidder A had subsequently sent correspondence to Goldman Sachs indicating that Bidder A would need some combination of lower price, more diligence, additional time or potential structural changes to move forward with a transaction involving the Company. The special committee concluded that Bidder A’s proposals involved too much uncertainty to continue to pursue and delay consideration of the transaction proposed by SAC PCG.

The special committee then discussed with its advisors the proposal received from SAC PCG that included a $7.65 price per share. The special committee discussed that SAC PCG had completed its requested due diligence and reached complete agreement on proposed transaction documentation. At the request of the special committee, representatives of Goldman Sachs then presented its financial analyses of the proposed transaction with SAC PCG and a discussion of potential alternatives to a sale of the Company. The special committee asked questions of Goldman Sachs throughout the presentation. The special committee discussed the presentation and the “Downside Case,” the “Base Case,” and the “Upside Case” projections prepared by Company’s management and provided to Goldman Sachs in connection with the financial analyses performed by Goldman Sachs. See “Important Information About Airvana — Projected Financial Information.” At the request of the special committee, representatives of Goldman Sachs then delivered to the special committee its opinion that, as of December 17, 2009 and based upon and subject to the factors and assumptions set forth in such opinion, the $7.65 per share in cash to be received by the holders of outstanding shares of Airvana common stock (other than the Rollover Stockholders) pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, dated December 17, 2009, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement.

The special committee then requested that its legal advisors provide a presentation to the special committee on its fiduciary duties when engaging in the sale of the Company and a presentation on the merger agreement and related transaction documents negotiated with SAC PCG, and the special committee’s legal advisors provided such presentation. The special committee then discussed with its legal advisors the various considerations that the special committee had taken in reaching a proposed transaction with SAC PCG, including, among others, (i) the possible strategic alternatives for the Company, (ii) the terms of the merger agreement and related transaction documents, (iii) the Goldman Sachs financial analyses and opinion, (iv) the arm’s-length nature of the agreements to be entered into as a part of the proposed transaction, (v) the ability of the Company to pursue a superior proposal and the amount of the termination fee payable in that event, (vi) the liquidated damages provision in the merger agreement (so the Company would not have to prove damages upon the occurrence of a breach of the merger agreement by Parent) and (vii) the oversight the special committee had over the negotiations between SAC PCG and management regarding the rollover equity agreements. The special committee then discussed with its advisors the management rollover equity terms and compensation terms agreed to in the proposed transaction and that management had indicated it would be willing to agree to the rollover equity and other compensation terms proposed by either SAC PCG or Bidder A. After discussion, the special committee unanimously resolved to recommend to the board that the merger agreement and the merger be approved and declared advisable and that the board resolve to recommend that the Company’s stockholders adopt the merger agreement.

Immediately following the meeting of the special committee, a meeting of the board was convened, with the Company’s legal advisors and the special committee’s legal and financial advisors being present. At the request of the special committee, representatives of Goldman Sachs confirmed to the board that it had delivered to the special committee its opinion that, as of December 17, 2009 and based upon and subject to the factors and assumptions set forth in such opinion, the $7.65 per share in cash to be received by holders of outstanding shares of Airvana common stock (other than the Rollover Stockholders) pursuant to the merger agreement was fair from a financial point of view to such holders. Following a discussion among and questions by the board to the special committee’s legal and financial advisors and the Company’s legal advisors, the Company’s board, by unanimous action (with Messrs. Battat and Verma abstaining), approved and declared advisable the merger agreement and the merger and resolved to recommend that the Company’s stockholders adopt the merger agreement.

After the meeting of the board on December 17, 2009, the Company, Parent and Merger Sub executed the merger agreement and related agreements and issued a press release announcing the execution of such agreements on the morning of December 18, 2009.

Reasons for the Merger; Recommendation of the Special Committee; Fairness of the Merger

The Special Committee

The special committee is a committee of our board of directors, comprised solely of non-employee directors, that was formed on July 9, 2009 to establish, monitor and direct the process and procedures related to the review and evaluation of a proposal made to the Company by SAC PCG and any alternative transaction, and was granted the authority to solicit other proposals, to determine not to proceed with any such proposal or transaction, to reject or approve any such proposal or transaction, or recommend such rejection or approval to the board of directors, and to recommend to the board of directors whether any such proposal or transaction is advisable and is fair to, and in the best interests of, the Company and its stockholders. Our board of directors also resolved that it would not approve a strategic transaction that did not have the approval of the special committee. The special committee retained Goldman Sachs as its financial advisor and Ropes & Gray as its legal counsel. The special committee was not formed to act solely on behalf of unaffiliated stockholders, and did not retain a financial advisor, legal counsel or other representative to act solely on behalf of unaffiliated stockholders for purposes of negotiating a transaction or preparing a report concerning the fairness of the transaction. Between July 9, 2009 and December 17, 2009, the special committee met more than 30 times to consider the merger proposal and alternatives to the merger proposal, as described more fully above. See “ — Background of the Merger” beginning on page 13.

The special committee, acting with the advice and assistance of its independent legal and financial advisors, evaluated and negotiated the merger proposal from SAC PCG, including the terms and conditions of the merger agreement. At a meeting held on December 17, 2009, the special committee unanimously determined that the merger, the consideration to be paid in the merger, and the other terms and provisions of the merger agreement were fair to, advisable and in the best interests of the Company and its unaffiliated stockholders and recommended that the board of directors accept the merger agreement and the terms and conditions of the merger and the merger agreement as being fair to, advisable and in the best interests of the Company and its unaffiliated stockholders, approve and adopt the merger agreement and recommend adoption of the merger agreement by the holders of Airvana common stock.

In the course of reaching its determination, the special committee considered the following substantive factors and potential benefits of the merger, each of which the special committee believed supported its decision:

Merger Consideration

The special committee considered the following with respect to the merger consideration to be received by the Airvana stockholders:

•	the fact that the merger consideration is all cash, allowing stockholders to immediately realize a certain and fair value for all shares of their Airvana common stock upon the closing of the merger as compared to the uncertain future long-term value that might be realized if we stayed independent;

•	the fact that the $7.65 per share merger consideration represented a premium of approximately 23% over the Company’s closing stock price of $6.24 on December 17, 2009, the last trading day prior to our public announcement that we had entered into the merger agreement; and

•	the then current financial market conditions and the recent and historical market prices of Airvana common stock, including the market price performance of Airvana common stock relative to those of other companies in the communications technology industry since our initial public offering on July 20, 2007 and over the last 12 months. See “Important Information About Airvana — Market Price and Dividend Data” beginning on page 100 for information about our common stock prices since January 1, 2008.

Prospects in Remaining Independent

The special committee considered the possibility of continuing to operate Airvana as an independent public company. In considering the alternative of pursuing growth as an independent company, the special committee considered the following factors:

•	sales of EV-DO products have accounted for almost all of our revenue and billings to date and are expected to remain the major contributor to billings for the next several years;

•	we have generated substantially all of our EV-DO revenues and billings through one customer, Nortel, that recently disposed of its CDMA business, including our contract, to Telefon AB L.M. Ericsson and, as a result, we face greater uncertainty as to future revenues and billings as Ericsson has product offerings that compete with EV-DO technologies;

•	prospects for new EV-DO operators are limited and existing operators that have deployed EV-DO networks are expected to migrate to alternative technologies over time — for example fourth generation, or 4G, standards for mobile broadband solutions such as LTE and WiMAX — which we do not have plans to develop; thus the market for our existing EV-DO products is likely to decline as operators begin to deploy 4G-based products and there is uncertainty as to the rate of that decline;

•	our future growth will depend primarily on sales of our femtocell products that permit operators to enhance their third-generation, or 3G, mobile broadband services inside homes and businesses using existing broadband Internet connections, and there are significant risks and uncertainties associated both with the development of, and market for, such products, including those relating to operators’ femtocell deployment plans, the possible adoption by consumers of competing technologies such as the use of Wi-Fi connections, and the Company’s ability to effectively compete in a high-volume, low-cost, consumer-oriented product market in which it has limited prior experience;

•	the historical inability of the Company to accurately forecast the level of its femtocell billings in 2008 or 2009, as evidenced by actual femtocell billings significantly below the levels set forth in the Company’s initial forecasts for 2008 and 2009;

•	we are required to defer revenue from the sale of most products and services and only recognize such revenue after we deliver specified upgrades that were committed at the time of sale, resulting in most of our revenue in any quarter typically reflecting license fees for products and services delivered and invoiced several quarters earlier and causing quarters in which we recognize a significant amount of deferred revenue as a result of our delivery of a previously committed upgrade to be followed by one or more quarters of insignificant revenue as we defer revenue while we develop additional upgrades, which makes it difficult for investors to track the performance of our business;

•	the possible alternatives to a sale, including providing liquidity to our stockholders by conducting a stock repurchase or distributing a special dividend, which alternatives the special committee determined would be less favorable to our stockholders than the merger given the potential risks and uncertainties associated with those alternatives (including, without limitation, the increased operational risks, and decreased potential stability in the trading price of Airvana common stock, that could result from a decrease in the Company’s available cash as a result of a Company-financed special dividend or stock repurchase, the likely significant decrease in public float that would result from a stock repurchase, and the uncertainty of debt being available to finance a stock repurchase or special dividend); and

•	the possibility that it could take a considerable period of time, if ever, before the trading price of our shares would reach and sustain at least the merger consideration of $7.65 per share, as adjusted for present value.

Process Followed

The special committee considered the process it followed, including the solicitation of interest from a total of 16 potential financial and strategic buyers regarding a potential acquisition.

Opinion of Goldman, Sachs & Co.

The special committee considered the following with respect to advice received from Goldman Sachs:

•	the financial analyses of Goldman Sachs presented to the special committee and the opinion of Goldman Sachs, dated December 17, 2009, to the special committee that, as of that date and based upon and subject to the factors and assumptions set forth therein, the $7.65 per share in cash to be paid to the holders of the outstanding shares of Airvana common stock (other than the Rollover Stockholders) pursuant to the merger agreement was fair from a financial point of view to such holders, as more fully described in “— Opinion of the Special Committee’s Financial Advisor” beginning on page 33; and

•	the fact that, although the opinion received by the special committee from Goldman Sachs spoke to the fairness of the merger consideration to be paid to the holders of shares of Airvana common stock other than the Rollover Stockholders, and not to the fairness of the merger consideration to be paid to the unaffiliated stockholders, the merger consideration to be paid to stockholders of the Company who are affiliates but not Rollover Stockholders is the same as the merger consideration to be paid to unaffiliated stockholders and the fact that certain officers and directors had interests different from, and/or in addition to, the interests of unaffiliated stockholders, as more fully described in “— Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 56.

Terms of the Merger Agreement

The special committee considered the terms and conditions of the merger agreement and the course of negotiations thereof, including:

•	our ability, under certain circumstances, to provide information to, and participate in discussions or negotiations with, third parties regarding other acquisition proposals;

•	our ability, under certain circumstances, to terminate the merger agreement in order to adopt, approve, endorse or recommend a superior proposal, subject to paying a termination fee of $15 million (equal to approximately 2.8% of the equity value of the transaction);

•	the view of the special committee, after consulting with its legal and financial advisors, that the termination fee of $15 million (equal to approximately 2.8% of the equity value of the transaction) to be paid by the Company if the merger agreement is terminated under certain circumstances is within the range provided in similar transactions and should not impede other takeover proposals;

•	the ability of the board of directors, under certain circumstances not involving a superior proposal, to change its recommendation that our stockholders vote in favor of the adoption of the merger agreement and the absence of any voting agreements committing Airvana stockholders to vote in favor of the merger, thus leaving them free to follow any such changed recommendation of the board of directors;

•	the fact that Parent and Merger Sub had obtained committed debt and equity financing for the transaction, the limited number and nature of the conditions to the debt and equity financing, the absence of a financing condition in the merger agreement, and the obligation of Parent to use its reasonable best efforts to obtain the debt financing and, if it fails to complete the merger under certain circumstances, to pay us a $25 million reverse termination fee;

•	the $25 million limited guarantee of S.A.C. Capital Management, LLC in our favor with respect to the performance by Parent of certain of its payment obligations under the merger agreement; and

•	the availability of appraisal rights to the unaffiliated stockholders who comply with all of the required procedures under Delaware law for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their stock as determined by the Court of Chancery of the State of Delaware in lieu of receiving the merger consideration.

The special committee also considered a number of factors that are discussed below relating to the procedural safeguards that the special committee believes were and are present to ensure the fairness of the merger. The special committee believes these factors support its decision and provide assurance of the procedural fairness of the merger to the unaffiliated stockholders:

•	the merger agreement requires that it be adopted by the holders of a majority of the outstanding shares of Airvana common stock, none of whom is obligated to vote in favor of such adoption;

•	the Company’s ability to terminate the merger agreement if stockholders do not adopt it, subject to paying an expense reimbursement of up to $3 million (equal to approximately 0.6% of the equity value of the transaction);

•	no member of the special committee is employed by the Company or any subsidiary or has a financial interest in the merger that is different from that of the unaffiliated stockholders (other than the acceleration of options to acquire shares of Airvana common stock previously granted to them in consideration for their service as directors and the payment of customary fees for their services on the special committee);

•	the special committee met regularly, without the participation of the Rollover Stockholders, and retained and received advice and assistance from its own independent legal and financial advisors in evaluating, negotiating and recommending the terms of the merger agreement;

•	the special committee directed all negotiations and made all material decisions relating to our strategic alternatives beginning on July 9, 2009, including recommending to our board of directors that the Company enter into the merger agreement;

•	the financial and other terms and conditions of the merger agreement were the product of arm’s-length negotiations between the special committee and its advisors, on the one hand, and Parent and its advisors, on the other hand, without the participation of the Rollover Stockholders;

•	our ability, under certain circumstances, to provide information to, and participate in discussions or negotiations with, third parties regarding other acquisition proposals;

•	our ability, under certain circumstances, to terminate the merger agreement in order to adopt, approve, endorse or recommend a superior proposal, subject to paying a termination fee of $15 million (equal to approximately 2.8% of the equity value of the transaction);

•	the ability of the board of directors, under certain circumstances not involving a superior proposal, to change its recommendation that our stockholders vote in favor of the adoption of the merger agreement and the absence of any voting agreements committing Airvana stockholders to vote in favor of the merger, thus leaving them free to follow any such changed recommendation of the board of directors;

•	the opinion of Goldman Sachs, dated December 17, 2009, delivered to the special committee that, as of that date and based upon and subject to the factors and assumptions set forth therein, the $7.65 per share in cash to be paid to the holders of the outstanding shares of Airvana common stock (other than the Rollover Stockholders) pursuant to the merger agreement was fair from a financial point of view to such holders, as more fully described in “— Opinion of the Special Committee’s Financial Advisor” beginning on page 33; and

•	the availability of appraisal rights to the unaffiliated stockholders who comply with all of the required procedures under Delaware law for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their stock as determined by the Court of Chancery of the State of Delaware in lieu of receiving the merger consideration.

The special committee also considered the following risks and other potentially negative factors concerning the merger agreement and the merger:

•	the unaffiliated stockholders, unlike the Rollover Stockholders, will not participate in any future earnings or growth of our business and will not benefit from any appreciation in our value, including any appreciation in value that could be realized as a result of improvements to our operations;

•	the possibility that we or Parent might not satisfy the closing conditions to the debt financing contemplated by the debt commitment letter obtained by Parent from GSO (as described in “— Financing of the Merger — Debt Financing” beginning on page 54) and that, in such event, Parent might be unable to obtain financing for the merger and related transactions;

•	the risks and costs to us if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on our business and our relationships with customers;

•	the requirement that we pay a termination fee of $15 million if we enter into a definitive agreement related to a superior proposal or the merger agreement is terminated under certain other circumstances;

•	the requirement that we reimburse Parent for its out-of-pocket expenses, subject to a cap of $3 million, incurred in connection with the proposed merger if the merger agreement is terminated as a result of the failure to obtain stockholder approval;

•	the fact that the merger agreement does not require approval by a majority of our unaffiliated stockholders;

•	the fact that an all cash transaction would be taxable to the unaffiliated stockholders that are U.S. persons for U.S. federal income tax purposes;

•	the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•	our inability to seek specific performance to require Parent or Merger Sub to complete the merger and the fact that our sole remedy in connection with the merger agreement, even for a breach by Parent or Merger Sub that is deliberate or willful or for fraud, would be limited to $25 million that is payable in certain circumstances, which payment is guaranteed by S.A.C. Capital Management, LLC;

•	the possibility that we might be unable to satisfy the minimum Adjusted EBITDA condition contained in both the merger agreement and the debt commitment letter, as described in “The Merger Agreement — Conditions to Closing the Merger” beginning on page 78 and “— Financing of the Merger” beginning on page 52; and

•	the risk that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger, or all conditions to the debt commitment letter, will be satisfied, and as a result, it is possible that the merger may not be completed, even if approved by our stockholders.

In addition, the special committee was aware of and considered the interests that certain of our directors and executive officers have with respect to the merger that differ from, or are in addition to, their interests as stockholders of the Company, as described in “— Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 56, but such interests did not affect the fairness determination made by the special committee.

In the course of reaching its conclusion regarding the fairness of the merger to the unaffiliated stockholders and its decision to approve the merger, the special committee considered financial analyses presented by Goldman Sachs related to the going concern value of Airvana. These analyses included, among others, a premium paid analysis, an implied transaction multiples analysis, a selected companies analysis, a present value of future share price analysis, a discounted cash flow analysis, a leveraged buyout analysis, a special dividend analysis and a share buyback analysis. All of the material analyses as presented to the special committee on December 17, 2009 are summarized below under “— Opinion of the Special Committee’s Financial Advisor” beginning on page 33. The special committee expressly adopted these analyses and the opinion of Goldman Sachs, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the merger agreement. In the course of reaching its decision, the special committee did not consider the liquidation value of the Company’s assets because it considers the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, the special committee believed that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going concern value. Further, the special committee did not consider the Company’s net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs. The Company’s net book value per share as of September 27, 2009 was $1.81, which is substantially below the merger consideration, $7.65 per share in cash. There are no material U.S. federal tax consequences to the Company in connection with the merger.

The foregoing discussion summarizes the material factors considered by the special committee in its consideration of the merger. In view of the wide variety of factors considered by the special committee, and the complexity of these matters, the special committee did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the special committee may have assigned different weights to various factors. The special committee unanimously approved the merger agreement and the transactions contemplated thereby and recommended the adoption of the merger agreement based upon the totality of the information presented to, and considered by, it.

Recommendation of the Board of Directors

Our board of directors (without the participation of Messrs. Battat and Verma), acting upon the unanimous recommendation of the special committee, at a meeting described above on December 17, 2009, (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of the Company and our unaffiliated stockholders, (ii) approved the merger agreement and the transactions contemplated thereby, including the merger and (iii) recommended the adoption by our stockholders of the merger agreement. In reaching these determinations, our board of directors considered (x) the financial presentations of Goldman Sachs that were prepared for the special committee and that were delivered to the board of directors at the request of the special committee, as well as the fact that the special committee received an opinion of Goldman Sachs, dated December 17, 2009, that as of such date and based upon and subject to the factors and assumptions set forth therein, the $7.65 per share in cash to be paid to holders of the outstanding shares of Airvana common stock (other than the Rollover Stockholders) pursuant to the merger agreement was fair from a financial point of view to such holders (the full text of the written opinion of Goldman Sachs, dated December 17, 2009, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement), and (y) the unanimous recommendation and analysis of the special committee, as described above, and adopted such recommendation and analysis in reaching its determinations.

The foregoing discussion summarizes the material factors considered by our board of directors in its consideration of the merger. In view of the wide variety of factors considered by our board of directors, and the complexity of these matters, our board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of our board of directors may have assigned different weights to various factors. The board of directors approved and recommended the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Messrs. Battat and Verma abstained from voting on the foregoing actions due to the fact that they are exchanging certain of their shares of Airvana common stock for an interest in Parent.

Our board of directors (without the participation of Messrs. Battat and Verma) recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

Opinion of the Special Committee’s Financial Advisor

Goldman Sachs delivered its opinion to the special committee that, as of December 17, 2009 and based upon and subject to the factors and assumptions set forth therein, the $7.65 per share in cash to be paid to the holders (other than the Rollover Stockholders) of the outstanding shares of the Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated December 17, 2009, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the special committee in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of the Company common stock should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of the Company for the two fiscal years ended December 31, 2008;

•	Registration Statement of the Company on Form S-1, including the prospectus contained therein dated April 19, 2007;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

•	certain other communications from the Company to its stockholders;

•	certain publicly available research analyst reports for the Company; and

•	certain internal financial analyses and forecasts for the Company prepared by its management, as approved for Goldman Sachs’ use by the Company, including Company management’s Base Case, Upside Case and Downside Case Management Projections.

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, Goldman Sachs reviewed the reported price and trading activity for the shares of the Company common stock, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, and reviewed the financial terms of certain recent business combinations in the communications technology industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as Goldman Sachs considered appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by Goldman Sachs, and Goldman Sachs did not assume any liability for any such information. In that regard, Goldman Sachs assumed with the consent of the special committee that the Base Case Management Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries, nor was any such evaluation or appraisal furnished to Goldman Sachs. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs also assumed that the merger will be consummated on the terms set forth in the merger agreement without the waiver or modification of any term or condition the effect of which would be in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs did not express any opinion as to the impact of the merger on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay its obligations when they come due. In addition, Goldman Sachs’ opinion did not address any legal, regulatory, tax or accounting matters nor did it address the underlying business decision of the Company to engage in the merger or the relative merits of the merger as compared to any strategic alternatives that may be available to the Company. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the $7.65 per share in cash to be paid to the holders (other than the Rollover Stockholders) of the outstanding shares of the Company common stock pursuant to the merger agreement. Goldman Sachs did not express any view on, and Goldman Sachs’ opinion did not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including, without limitation, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons in connection with the merger, whether relative to the $7.65 per share in cash to be paid to the holders of shares of the Company common stock (other than the Rollover Stockholders) pursuant to the merger agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of the opinion, and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the special committee in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 16, 2009, and is not necessarily indicative of current market conditions.

Premium Paid Analysis.  Goldman Sachs reviewed the historical trading prices for the Company common stock for the period beginning July 20, 2007 (the date of the initial public offering of the Company common stock) and ended December 16, 2009 (the last trading day prior to the execution of the merger agreement) and for the latest one-month, three-month, six-month and twelve-month trading periods ended December 16, 2009. In addition, Goldman Sachs analyzed the consideration of $7.65 per share to be paid to the holders of shares of the Company common stock pursuant to the merger agreement in relation to the closing price of the Company common stock on December 16, 2009, the average closing prices of the Company common stock during the one-month, three-month, six-month and twelve-month trading periods ended December 16, 2009, the average closing price of the Company common stock during the period from July 20, 2007 to December 16, 2009, the low and high closing prices of the Company common stock for the 52-week period ended December 16, 2009, the all-time high closing price of the Company common stock since July 20, 2007, and the initial offering price of the Company common stock on July 20, 2007. Goldman Sachs also calculated the pro forma $7.65 per share merger consideration (excluding cash) and the pro forma closing price per share (excluding cash) of the Company common stock on December 16, 2009. Goldman Sachs performed these calculations by subtracting net cash per share (based on the total cash listed on the Company’s balance sheet of September 30, 2009, as adjusted to include the Company’s collection of approximately $35 million (plus interest) in accounts receivable from Nortel or its successor through bankruptcy) from the $7.65 per share merger consideration and closing price per share of the Company common stock on December 16, 2009. Goldman Sachs then analyzed the pro forma $7.65 per share merger consideration (excluding cash) in relation to the pro forma closing price per share (excluding cash) of the Company common stock on December 16, 2009.

This analysis indicated that the price per share to be paid to the Company stockholders pursuant to the merger agreement represented:

•	a premium of 23.2% based on the closing price of $6.21 per share on December 16, 2009;

•	a premium of 22.4% based on the latest one-month average closing price of $6.25 per share for the one-month period ended December 16, 2009;

•	a premium of 18.2% based on the average closing price of $6.47 per share for the three-month period ended December 16, 2009;

•	a premium of 20.5% based on the average closing price of $6.35 per share for the six-month period ended December 16, 2009;

•	a premium of 28.1% based on the average closing price of $5.97 per share for the twelve-month period ended December 16, 2009;

•	a premium of 31.4% based on the average closing price of $5.82 per share since the initial public offering on July 20, 2007;

•	a premium of 57.1% based on the latest 52-week low closing price of $4.87 per share on May 23, 2008;

•	a premium of 9.3% based on the latest 52-week high closing price of $7.00 per share on October 20, 2009;

•	a discount of 3.0% based on the all-time high closing price of $7.89 per share on July 24, 2007;

•	a premium of 9.3% based on the initial offering price of $7.00 per share on July 20, 2007; and

•	a premium of 57.5% based on the pro forma closing price per share (excluding cash) of $2.64 of the Company common stock on December 16, 2009 in relation to the pro forma $7.65 per share merger consideration (excluding cash) of $4.16.

Implied Transaction Multiples.  Goldman Sachs calculated various financial multiples and ratios for the Company based on the closing price of $6.21 per share of the Company common stock on December 16, 2009 and the $7.65 per share merger consideration using the Base Case Management Projections provided by Company management and market data as of December 16, 2009. With respect to the Company, Goldman Sachs calculated the following multiples:

•	enterprise value, or EV, which is the market value of common equity plus the book value of debt, less cash, as a multiple of actual 2008 billings, estimated 2009 billings and estimated 2010 billings. Billings represents amounts invoiced for products and services delivered and services to be delivered to the Company’s customers for which payment is expected to be made in accordance with normal payment terms;

•	enterprise value as a multiple of actual 2008 earnings before interest, taxes, depreciation and amortization, or EBITDA (based on billings), estimated 2009 EBITDA (based on billings) and estimated 2010 EBITDA (based on billings);

•	price as a multiple of actual 2008 earnings per share, or EPS (based on billings), estimated 2009 EPS (based on billings) and estimated 2010 EPS (based on billings); and

•	pro forma price (excluding cash) (based on billings) as a multiple of actual 2008 pro forma EPS (excluding cash) (based on billings), estimated 2009 pro forma EPS (excluding cash) (based on billings) and estimated 2010 pro forma EPS (excluding cash) (based on billings). The pro forma price (excluding cash) was calculated by subtracting the net cash per share based on the total cash listed on the Company’s balance sheet as of September 30, 2009 (as adjusted to include the Company’s collection of approximately $35 million (plus interest) in accounts receivable from Nortel or its successor through bankruptcy) from the closing price per share of the Company common stock on December 16, 2009. The EPS (excluding cash) (based on billings) was calculated by subtracting after-tax interest income on net cash from forecasted net income (based on billings) provided by Company management and assuming a tax rate of 35%.

The results of these analyses are summarized in the table below:

		Multiples Based on $6.21	Multiples Based on $7.65
	Year	per Share	per Share

EV/Billings	2008A	1.2x	2.0x
	2009E	1.2x	1.9x
	2010E	0.9x	1.5x
EV/EBITDA*	2008A	4.7x	7.5x
	2009E	4.6x	7.4x
	2010E	3.1x	5.0x
P/E*	2008A	15.4x	19.4x
	2009E	13.3x	16.7x
	2010E	12.5x	15.8x
P/E (ex-cash)*	2008A	7.0x	11.2x
	2009E	5.9x	9.5x
	2010E	5.6x	9.0x

*	EBITDA, EPS and pro forma EPS (excluding cash) were calculated based on billings.

Selected Companies Analysis.  Goldman Sachs reviewed and compared certain financial information, financial ratios and multiples for the Company to corresponding financial information, financial ratios and multiples for the following publicly traded companies in the communications technology industry:

•	Alcatel-Lucent

•	Cisco Systems, Inc.

•	LM Ericsson Telephone Co.

•	Motorola, Inc.

•	Nokia Corporation

•	Acme Packet, Inc.

•	Infinera Corporation

•	Research in Motion Limited

•	Sonus Networks, Inc.

•	Starent Networks Corp.

•	ADC Telecommunications

•	Powerwave Technologies, Inc.

•	CommScope, Inc.

Although none of the selected companies is directly comparable to the Company, the companies included were chosen because they are publicly traded companies with operations and financial profiles that for purposes of analysis may be considered similar to certain operations and financial profiles of the Company.

Goldman Sachs calculated and compared the financial multiples and ratios for the selected companies based on publicly available financial information, estimates from Institutional Brokers’ Estimate System, or IBES, and common stock closing prices on December 16, 2009. Goldman Sachs calculated the financial multiples and ratios for the Company based on publicly available financial information, Wall Street research, the Base Case Management Projections provided by Company management and the closing price of the

Company common stock on December 16, 2009 of $6.21 per share. With respect to each of the Company and the selected companies, Goldman Sachs calculated:

•	enterprise value as a multiple of estimated 2009 revenues and estimated 2010 revenues for each of the selected companies;

•	enterprise value as a multiple of estimated 2009 billings and estimated 2010 billings for the Company;

•	enterprise value as a multiple of estimated 2009 EBITDA and estimated 2010 EBITDA for each of the selected companies;

•	enterprise value as a multiple of estimated 2009 EBITDA (based on billings) and estimated 2010 EBITDA (based on billings) for the Company;

•	price as a multiple of estimated 2009 EPS and estimated 2010 EPS for each of the selected companies;

•	price as a multiple of estimated 2009 EPS (based on billings) and estimated 2010 EPS (based on billings) for the Company;

•	price as a multiple of estimated 2009 EPS (excluding cash) for each of the selected companies; and

•	price as a multiple of estimated 2009 EPS (excluding cash) (based on billings) for the Company.

Goldman Sachs also compared the estimated rate of growth in revenues and EBITDA for the selected companies with the estimated rate of growth in billings and EBITDA (based on billings) for the Company for the calendar years 2008, 2009 and 2010 and compared the estimated 2009 and 2010 EBITDA margin for the selected companies with the estimated 2009 and 2010 EBITDA margin (based on billings) for the Company. The following table presents the results of these analyses:

The Company*
Base Case
	Management	Wall Street Research	Selected Companies
	Projection	Estimates	Range

EV/2009E Revenue	1.2x	1.2x	0.3x — 7.2x
EV/2010E Revenue	0.9x	1.1x	0.3x — 5.8x
EV/2009E EBITDA	4.6x	4.5x	6.2x — 20.9x
EV/2010E EBITDA	3.1x	3.4x	4.1x — 17.9x
P/2009E EPS	13.3x	16.0x	13.4x — 38.0x
P/2009E EPS (excluding cash)	5.9x	7.2x	14.8x — 36.1x
P/2010E EPS	12.5x	12.1x	11.0x — 36.8x
2008A to 2010E Revenue Growth	16.8%	4.6%	(17.9%) — 33.9%
2008A to 2010E EBITDA Growth	22.4%	28.5%	(23.5%) — 44.2%
2009E EBITDA Margin	25.7%	26.8%	(15.0%) — 34.5%
2010E EBITDA Margin	29.0%	33.1%	0.5% — 32.7%

*	For the Company, EBITDA, EPS and EPS (excluding cash) were calculated based on billings. Also for the Company, billings were used instead of revenue for purpose of calculating the EV/estimated revenue multiples and the rate of revenue growth.

Goldman Sachs then compared the enterprise value to EBITDA (based on billings) multiples for the Company based on Wall Street research to the enterprise value to EBITDA multiples for the selected companies based on IBES EBITDA estimates over the last 52-week period ended December 16, 2009. Goldman Sachs also compared price to one-year forward earnings (based on billings) multiples for the Company based on Wall Street research to the one-year forward earnings multiples for a composite of the selected companies for the same periods based on IBES price to one-year forward earnings estimates over such period. This analysis indicated that the Company common stock and the common stock of the selected companies traded at the following enterprise value to one-year forward EBITDA (based on billings) multiples and one-year forward EBITDA multiples, respectively, and price to one-year forward earnings (based on billings) multiples and one-year forward earnings multiples, respectively, for the following periods:

1-Year Forward EV/EBITDA

	The Company*	Selected Companies

52-Week High	5.2x	12.7x
52-Week Low	2.6x	5.0x
1-Month Average	3.4x	9.4x
6-Month Average	4.0x	10.4x
1-Year Average	3.9x	9.1x

*	For the Company, EBITDA was calculated based on billings.

1-Year Forward P/E

	The Company*	Selected Companies

52-Week High	14.9x	19.8x
52-Week Low	10.2x	11.5x
1-Month Average	12.2x	17.0x
6-Month Average	13.0x	17.8x
1-Year Average	12.4x	16.5x

*	For the Company, EPS was calculated based on billings.

Illustrative Present Value of Future Share Price Analysis.  Goldman Sachs performed illustrative analyses of the implied present values of the future price of a share of the Company common stock, using Company management’s Base Case, Downside Case and Upside Case Management Projections of the Company’s one-year forward EBITDA (based on billings), one-year forward net income (based on billings) and one-year forward adjusted net income (based on billings and adjusted by adding after-tax interest income to one-year forward net income, excluding cash) for each of the fiscal years 2010, 2011 and 2012.

Goldman Sachs calculated the implied enterprise value of the Company for each of the fiscal years 2010, 2011 and 2012 by applying a one-year forward EBITDA (based on billings) multiple of 3.1x for each of the fiscal years 2010, 2011 and 2012 to the one-year forward EBITDA (based on billings) estimates provided by Company management for each such year. Goldman Sachs then calculated the implied equity value of the Company for each of the fiscal years 2010, 2011 and 2012 by adding the Company’s net cash forecast provided by Company management for each of 2010, 2011 and 2012 to the implied enterprise value of Company for each such year and discounted those values for the Company back to December 31, 2009, using a range of discount rates from 10.0% to 15.0%, reflecting estimates of the Company’s cost of equity. Goldman Sachs then divided the implied equity value of the Company for each such year by the number of shares of the Company common stock outstanding (as determined on a fully diluted basis using implied price and treasury method for options) as of October 30, 2009. The following table presents the results of these analyses:

Based on EV/EBITDA* Multiples

Management Projections	2010	2012	2011

Base Case	$6.75 — $7.06	$7.10 — $7.76	$7.27 — $8.30
Downside Case	$5.72 — $5.98	$5.71 — $6.24	$5.35 — $6.11
Upside Case	$9.20 — $9.62	$9.37 — $10.25	$9.60 — $10.97

*	EBITDA was calculated based on billings.

The merger consideration is $7.65 per share of the Company common stock.

Goldman Sachs also performed the foregoing analysis to calculate the implied equity value of the Company for each of the fiscal years 2010, 2011 and 2012 by applying a price to one-year forward earnings

(based on billings) multiple of 12.5x to the one-year forward earnings (based on billings) estimates provided by Company management for each such year. Goldman Sachs then discounted those values back to December 31, 2009 using a range of discount rates from 10.0% to 15.0%, reflecting estimates of the Company’s cost of equity. Goldman Sachs then divided the implied equity value of the Company for each such year by the number of shares of the Company common stock outstanding (as determined on a fully diluted basis using implied price and treasury method for options) as of October 30, 2009. The following table presents the results of these analyses:

Based on P/E* Multiples

Management Projections	2010	2011	2012

Base Case	$7.73 — $8.08	$9.21 — $10.06	$9.52 — $10.87
Downside Case	$5.30 — $5.54	$6.06 — $6.62	$5.41 — $6.18
Upside Case	$13.74 — $14.37	$14.22 — $15.54	$14.15 — $16.16

*	Earnings were calculated based on billings.

The merger consideration is $7.65 per share of the Company common stock.

In addition, Goldman Sachs performed the foregoing analysis to calculate the implied equity value of the Company for each of the fiscal years 2010, 2011 and 2012 by applying a price to one-year forward earnings (based on billings and excluding cash) multiple of 5.6x to the one-year forward adjusted net income (based on billings and adjusted by adding after-tax interest income to one-year forward net income) estimates provided by Company management for each such year. Goldman Sachs then calculated the implied equity values (including cash) of the Company for each of the fiscal years 2010, 2011 and 2012 by adding the Company’s total cash estimates provided by Company management for each of 2010, 2011 and 2012 to the implied equity value (excluding cash) of the Company for each such year. Goldman Sachs then discounted those values back to December 31, 2009, using a range of discount rates from 10.0% to 15.0%, reflecting estimates of the Company’s cost of equity. Goldman Sachs then divided the implied equity value of the Company for each such year by the number of shares of the Company common stock outstanding (as determined on a fully diluted basis using implied price and treasury method for options) as of October 30, 2009. The following table presents the results of these analyses:

Based on P/E (Excluding Cash)* Multiples

Management Projections	2010	2011	2012

Base Case	$7.05 — $7.37	$7.53 — $8.23	$7.73 — $8.84
Downside Case	$5.84 — $6.11	$5.89 — $6.44	$5.49 — $6.27
Upside Case	$9.95 — $10.41	$10.21 — $11.15	$10.44 — $11.93

*	Earnings (excluding cash) were calculated based on billings.

The merger consideration is $7.65 per share of the Company common stock.

Illustrative Discounted Cash Flow Analysis.  Goldman Sachs performed an illustrative discounted cash flow analysis on the Company to determine a range of implied present values per share of the Company common stock using Company management’s Base Case, Downside Case and Upside Case Management Projections. First, Goldman Sachs calculated the net present value of the unlevered free cash flows (based on billings) for the EV-DO business for the fiscal years 2010 through 2018, using discount rates ranging from 16.5% to 18.5%, reflecting estimates of the EV-DO business’ weighted-average cost of capital, to derive the implied present value of the EV-DO business. In this analysis, Goldman Sachs assumed that the EV-DO business has no value at perpetuity based on Company management’s assumption that the EV-DO business would not yield any revenue after the fiscal year 2018. Goldman Sachs then calculated indications of net present value of the unlevered free cash flows (based on billings) for the femtocell business for the fiscal years 2010 through 2013, excluding the losses forecast by Company management and assuming any such losses would be funded with available cash, using discount rates ranging from 25% to 30%, reflecting estimates of the femtocell business’ weighted-average cost of capital. Goldman Sachs also calculated the net present value of the illustrative terminal value of the femtocell business in the fiscal year 2013 by applying a range of enterprise value to EBITDA (based on billings) multiples of 10.3x to 12.3x to the estimated EBITDA (based on billings) in the fiscal year 2013 for the femtocell business and using discount rates ranging from 25% to 30%, reflecting estimates of femtocell business’ weighted-average cost of capital. Goldman Sachs then calculated the implied present value of the femtocell business by adding the present value of the projected cash flows from the femtocell business for the fiscal years 2010 through 2013 to the present value of the terminal value for the femtocell business in the fiscal year 2013.

Goldman Sachs then calculated the implied present value of the Company by adding (i) the implied present value of the EV-DO business, (ii) the implied present value of the femtocell business, and (iii) the amount of Company’s estimated total cash as of December 31, 2009 after pre-funding $77 million of losses forecast by Company management from the femtocell business and then dividing by the number of shares of the Company common stock outstanding (as determined on a fully diluted basis using implied price and treasury method for options) as of October 30, 2009.

Goldman Sachs also performed an analysis similar to that described above but assuming the shutdown of the femtocell business in January 2010 and no pre-funding of losses forecast by Company management from the femtocell business. The following table presents the results of these analyses in a range of implied present values:

Implied Present Value
Management Projections	(per Share)

Base Case	$7.11 — $7.80
Ex-Femto*	$6.65 — $6.84
Downside Case	$6.53 — $7.18
Ex-Femto*	$6.06 — $6.21
Upside Case	$12.01 — $13.83
Ex-Femto*	$6.62 — $6.82

*	Ex-Femto means excluding the femtocell business, which assumes the shutdown of the femtocell business in January 2010 without pre-funding losses from the femtocell business.

The merger consideration is $7.65 per share of the Company common stock.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or Parent or the merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to the special committee as to the fairness from a financial point of view to the holders of shares of the Company common stock (other than the Rollover Stockholders) of the $7.65 per share in cash to be paid to such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Parent, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The $7.65 per share merger consideration was determined through arm’s-length negotiations between the special committee and Parent and was approved by the Company’s board of directors. Goldman Sachs provided advice to the special committee during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the special committee or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to the special committee was one of many factors taken into consideration by the special committee in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this proxy statement.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company and its affiliates, and SAC PCG and its affiliates and portfolio companies or any currency or commodity that may be involved in the merger for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to the special committee in connection with, and participated in certain of the negotiations leading to, the merger. Goldman Sachs also has provided certain investment banking and other financial services to SAC PCG and its affiliates and portfolio companies from time to time, including having acted as financial advisor to a consortium of financial sponsors, including SAC PCG, in its acquisition of Laureate Education Inc. in August 2007. Goldman Sachs also may provide investment banking and other financial services to the Company and its affiliates and SAC PCG and its affiliates and portfolio companies in the future. In connection with the above-described services, Goldman Sachs has received, and may receive in the future, compensation. Affiliates of Goldman Sachs may co-invest with SAC PCG and its affiliates and may invest in limited partnership units of affiliates of SAC PCG in the future.

The special committee selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated July 27, 2009, the special committee engaged Goldman Sachs to act as its financial advisor in connection with the consideration of strategic alternatives. Pursuant to the terms of this engagement letter, the Company has agreed to pay Goldman Sachs a transaction fee equal to approximately $6.3 million, $5.8 million of which is contingent upon consummation of the merger. In addition, the Company has agreed to reimburse Goldman Sachs for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Other Written Presentations by Goldman Sachs

In addition to the presentation made to the special committee on December 17, 2009 described above, Goldman Sachs also made written presentations to the special committee on July 14, 2009, August 11, 2009, September 4, 2009 and December 9, 2009. Each of these presentations and Goldman Sachs’ fairness opinion to the special committee has been filed as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger. See “Where You Can Find Additional Information” on page 105. None of these other written presentations by Goldman Sachs, alone or together, constitute an opinion of Goldman Sachs with respect to the consideration to be paid in the merger.

Information contained in these other written presentations is substantially similar to the information provided in Goldman Sachs’ written presentation to the special committee on December 17, 2009 described above. The July 14, 2009 materials contained preliminary valuation analyses, discussion of potentially interested financial sponsors and strategic buyers, proposed timeline and initial process considerations. The August 11, 2009 materials contained Company management’s projections, preliminary valuation analyses, analyses of selected alternatives for the Company, including leveraged buyout, special dividend and sale of the Company, and illustrative return analyses, discussion of potentially interested strategic and financial buyers and an industry overview. The September 4, 2009 materials contained a preliminary timetable and an update on Company management’s financial projections. The December 9, 2009 materials contained an update on Company management’s financial projections, preliminary valuation analyses, analyses of selected alternatives for the Company, including leveraged buyout, special dividend, share buyback and illustrative return analyses. The valuation analyses contained in these other written presentations made by Goldman Sachs included, among other things, the following types of valuation analyses:

•	market performance;

•	analysis at various prices;

•	illustrative present value of future stock price analysis;

•	illustrative discounted cash flow analysis; and

•	selected company analysis.

These financial analyses were not necessarily included in all of the other written presentations listed above. The financial analyses in these other written presentations were based on market, economic and other conditions as they existed as of the dates of the respective presentations as well as other information that was available at those times. Accordingly, the results of these financial analyses differed due to changes in those conditions. Among other things, multiples attributable to selected companies changed as those companies’ stock prices changed, present value of future share price analyses and discounted cash flows analyses changed as the Company’s financial results (as well as forecasts updated by Company management to reflect actual results) and discount rates used changed, and discount rates changed based on market conditions. In addition, premium paid analysis and implied transaction multiples changed as the merger consideration changed based on the status of the parties’ negotiations. Finally, Goldman Sachs continued to refine various aspects of its financial analyses with respect to the Company over time.

Purpose and Reasons of Parent, Merger Sub and the other Buyer Filing Person for the Merger

Parent, Merger Sub, and 72 Mobile Investors, LLC, which we refer to as the “other Buyer Filing Person,” are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The other Buyer Filing Person is the managing member of Parent. We refer to Parent, Merger Sub and the other Buyer Filing Person collectively, as the “Buyer Filing Persons.”

If the merger is completed, Airvana will become a subsidiary of Parent. For Parent and Merger Sub, the purpose of the merger is to effectuate the transactions contemplated by the merger agreement. For the other Buyer Filing Person, the purpose of the merger is to indirectly own equity interests in Airvana and to bear the rewards and risks of such ownership after shares of Airvana common stock cease to be publicly traded.

The Buyer Filing Persons believe that it is best for Airvana to operate as a privately held entity in order to allow Airvana greater operational flexibility and to focus on its business without the constraints and distractions caused by the public equity market’s valuation of its common stock. Moreover, the Buyer Filing Persons believe that Airvana’s business prospects can be improved through the active participation of Parent in the strategic direction of Airvana. Although the Buyer Filing Persons believe that there will be significant opportunities associated with their investment in Airvana, they realize that there are also substantial risks (including the risks and uncertainties relating to the prospects of Airvana and its femtocell business) and that such opportunities may not ever be fully realized.

The Buyer Filing Persons believe that structuring the transaction as a merger transaction is preferable to other transaction structures because (a) it will enable Parent to acquire all of the outstanding shares of Airvana at the same time, (b) it represents an opportunity for Airvana’s unaffiliated stockholders to receive fair value for their shares of common stock in the form of the merger consideration or, at the election of the unaffiliated stockholder, by pursuing appraisal rights and (c) it allows the Rollover Stockholders to maintain a portion of their investment in Airvana.

Purpose and Reasons of the Rollover Stockholders for the Merger

The Rollover Stockholders are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

Concurrently with Airvana entering into the merger agreement, the Rollover Stockholders entered into a rollover commitment letter with Parent pursuant to which approximately 60% of the shares of Airvana common stock held by each of the Rollover Stockholders will be exchanged for equity interests of Parent, valuing the exchanged shares at an amount per share equal to the merger consideration. The Rollover Stockholders expect the exchange of their shares to be tax deferred for U.S. federal income tax purposes. In addition, each of Messrs. Battat and Verma and Dr. Eyuboglu expects to enter into employment agreements with Parent. See “ — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 56. For the Rollover Stockholders, the purpose of the merger is to enable the Rollover Stockholders to receive cash for their stock options and for a significant portion of their holdings of Airvana common stock at a premium over recent and historical market prices and to benefit from any future earnings and growth of Airvana, to the extent of their equity interest in Parent after the Airvana common stock ceases to be publicly traded. The Rollover Stockholders believe that Airvana’s business profile is better suited for a privately held entity than a public company because of the uncertainties associated with the reliance of Airvana’s EV-DO business on a single customer and the transition to next generation 4G technology, its complex financial statements and the absence of a proven track record of business performance for Airvana’s femtocell products.

Position of Parent, Merger Sub and the other Buyer Filing Person as to the Fairness of the Merger

Parent, Merger Sub and the other Buyer Filing Person are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of Parent, Merger Sub and the other Buyer Filing Person should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement.

Parent and Merger Sub attempted to negotiate the terms of a transaction that would be most favorable to them, and not to the stockholders of Airvana, and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were fair to such stockholders. None of Parent, Merger Sub or the other Buyer Filing Person believes that it has or had any fiduciary duty to Airvana or its stockholders, including with respect to the merger and its terms.

None of Parent, Merger Sub or the other Buyer Filing Person participated in the deliberation processes of the special committee or our board of directors, or in the conclusions of the special committee or our board of directors, with respect to the substantive and procedural fairness of the merger to the unaffiliated stockholders of Airvana, nor did they undertake any independent evaluation of the fairness of the merger or engage a financial advisor for such purpose. Nevertheless, they believe that the proposed merger is substantively and procedurally fair to the unaffiliated stockholders on the basis of the factors discussed below.

Parent, Merger Sub and the other Buyer Filing Person believe that the proposed merger is substantively fair to the unaffiliated stockholders based on the following factors:

•	the current and historical market prices of the Company’s common stock, including the fact that the $7.65 per share merger consideration represented a premium of approximately 23% over the Company’s closing stock price of $6.24 on December 17, 2009, the last trading day prior to the Company’s public announcement that it entered into the merger agreement; a premium of approximately 22% based on the one-month average closing stock price of $6.25 per share for the one-month period ended December 16, 2009; a premium of approximately 18% based on the average stock closing price of $6.47 per share for the three-month period ended December 16, 2009; and a premium of approximately 20% based on the average closing stock price of $6.35 per share for the six-month period ended December 16, 2009;

•	the fact that the Company had solicited interest from multiple private equity sponsors and strategic parties regarding a potential acquisition;

•	the fact that the merger consideration is all cash, allowing the unaffiliated stockholders to immediately realize a certain and fair value for all shares of their Company common stock;

•	notwithstanding the fact that the Goldman Sachs opinion was not delivered to any of the Buyer Filing Persons and they are not entitled to rely on such opinion, the fact that the Company’s board of directors received an opinion from Goldman Sachs, dated December 17, 2009, that, as of that date and based upon and subject to the factors and assumptions set forth therein, the $7.65 per share in cash to be paid to the holders of the outstanding shares of Company common stock (other than the Rollover Stockholders) pursuant to the merger agreement was fair from a financial point of view to such holders;

•	the Company’s ability, under certain circumstances, to provide information to, and participate in discussions or negotiations, with third parties regarding other proposals;

•	the Company’s ability, under certain circumstances, to terminate the merger agreement in order to adopt, approve, endorse or recommend a superior proposal, subject to paying a termination fee of $15 million (equal to approximately 2.8% of the equity value of the transaction);

•	the fact that Parent and Merger Sub had obtained committed debt and equity financing for the transaction, the limited number and nature of the conditions to the debt and equity financing, the absence of a financing condition in the merger agreement, and the obligation of Parent to use its reasonable best efforts to obtain the debt financing and, if it fails to complete the merger under certain circumstances, to pay the Company a $25 million reverse termination fee;

•	the fact that S.A.C. Capital Management, LLC issued a $25 million limited guarantee in the Company’s favor with respect to performance by Parent of certain of its payment obligations under the merger agreement;

•	the ability of the Company’s board of directors, under certain circumstances not involving a superior proposal, to change its recommendation that stockholders vote in favor of the adoption of the merger agreement and the absence of any voting agreements committing Airvana stockholders to vote in favor of the merger, thus leaving them free to follow any such changed recommendation of the board of directors; and

•	the availability of appraisal rights to the unaffiliated stockholders who comply with all of the required procedures under Delaware law for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their stock as determined by the Court of Chancery of the State of Delaware in lieu of receiving the merger consideration.

Parent, Merger Sub and the other Buyer Filing Person believe that the proposed merger is procedurally fair to the unaffiliated stockholders based on the following factors:

•	notwithstanding the fact that the merger agreement does not require approval by a majority of the Company’s unaffiliated stockholders, the merger agreement does require the merger agreement to be adopted by the holders of a majority of the outstanding shares of the Company’s common stock, none of whom is obligated to vote in favor of such adoption;

•	the Company’s ability to terminate the merger agreement if stockholders do not adopt it, subject to paying an expense reimbursement of up to $3 million (equal to approximately 0.6% of the equity value of the transaction);

•	the members of the special committee are not employees of the Company or any of its subsidiaries and have no financial interest in the merger that is different from that of the unaffiliated stockholders (other than the acceleration of options to acquire shares of Airvana common stock previously granted to them in consideration for their services as directors and payment of customary fees for their services as members of the special committee);

•	the special committee, comprised solely of non-employee directors, met regularly, without the participation of the Rollover Stockholders, to discuss the Company’s strategic alternatives;

•	while the special committee did not retain any representative to act solely on behalf of unaffiliated stockholders for purposes of negotiating a transaction or preparing a report, the special committee did retain and was advised by Ropes & Gray and Goldman Sachs specifically in its capacity as a special committee comprised solely of non-employee and disinterested directors;

•	the special committee directed all negotiations and made all material decisions relating to the Company’s strategic alternatives beginning in July 2009, including recommending to the Company’s board of directors that the Company enter into the merger agreement;

•	the financial and other terms and conditions of the merger agreement were the product of arm’s-length negotiations between the special committee and its advisors, on the one hand, and Parent and its advisors, on the other hand, (without the participation of the Rollover Stockholders);

•	the Company’s ability, under certain circumstances, to terminate the merger agreement in order to adopt, approve, endorse or recommend a superior proposal, subject to paying a termination fee of $15 million (equal to approximately 2.8% of the equity value of the transaction);

•	the fact that the Company’s special committee received an opinion from Goldman Sachs, dated December 17, 2009, that, as of that date and based upon and subject to the factors and assumptions set forth therein, the $7.65 per share in cash to be paid to the holders of the outstanding shares of Company common stock (other than the Rollover Stockholders) pursuant to the merger agreement was fair from a financial point of view to such holders;

•	the fact that the consideration to be paid to stockholders of the Company who are affiliates but not Rollover Stockholders is the same as the consideration to be paid to unaffiliated stockholders; and

•	the availability of appraisal rights to the unaffiliated stockholders who comply with all of the required procedures under Delaware law for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their stock as determined by the Court of Chancery of the State of Delaware.

Parent, Merger Sub and the other Buyer Filing Person did not consider the liquidation value of the Company’s assets to be a factor in determining the substantive fairness of the transaction to the unaffiliated stockholders because they consider the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, Parent, Merger Sub and the other Buyer Filing Person believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going concern value. Further, Parent, Merger Sub and the other Buyer Filing Person did not consider the Company’s net book value, which is an accounting concept, as a factor because they believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs. In making their determination as to the substantive fairness of the merger to the unaffiliated stockholders, Parent, Merger Sub and the other Buyer Filing Person were not aware of any firm offers during the prior two years by any person for the merger or consolidation of Airvana with another company, the sale or transfer of all or substantially all of Airvana’s assets or a purchase of Airvana’s assets that would enable the holder to exercise control of Airvana, although there were proposals as described in “ — Background of the Merger” beginning on page 13. None of Parent, Merger Sub or the other Buyer Filing Person undertook or engaged a financial advisor or other outside party to undertake any independent evaluation, appraisal or other analysis for the purpose of evaluating the fairness of the merger to the unaffiliated stockholders.

The foregoing discussion of the information and factors considered and given weight by Parent, Merger Sub and the other Buyer Filing Person in connection with the fairness of the merger is not intended to be exhaustive but includes all material factors considered by Parent, Merger Sub and the other Buyer Filing Person. Parent, Merger Sub and the other Buyer Filing Person did not find it practicable to assign, and did not, assign or otherwise attach, relative weights to the individual factors in reaching their position as to the fairness of the merger. Rather, their fairness determinations were made after consideration of all of the foregoing factors as a whole. Parent, Merger Sub and the other Buyer Filing Person believe the foregoing factors provide a reasonable basis for their belief that the merger is substantively and procedurally fair to the unaffiliated stockholders.

Position of the Rollover Stockholders as to the Fairness of the Merger

The Rollover Stockholders are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

The views of the Rollover Stockholders as to the fairness of the merger should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement. The Rollover Stockholders have interests in the merger different from, and in addition to, those of the other stockholders of Airvana. These interests are described under “— Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 56.

The Rollover Stockholders are not a party to and did not participate in the negotiation of the merger agreement with the Company, Parent or Merger Sub or their respective representatives or advisors. None of the Rollover Stockholders participated in the deliberations of the special committee with respect to the substantive or procedural fairness of the merger to the unaffiliated stockholders, nor did they undertake any independent evaluation of the fairness of the merger or engage a financial advisor for such purpose. Nevertheless, the Rollover Stockholders believe that the proposed merger is substantively and procedurally fair to the unaffiliated stockholders on the basis of the factors discussed below.

The Rollover Stockholders believe that the proposed merger is substantively fair to the unaffiliated stockholders based on the following factors:

•	the current and historical market prices of the Company’s common stock, including the fact that the $7.65 per share merger consideration represented a premium of approximately 23% over the Company’s closing stock price of $6.24 on December 17, 2009, the last trading day prior to the Company’s public announcement that it entered into the merger agreement; a premium of approximately 22% based on the one-month average closing stock price of $6.25 per share for the one-month period ended December 16, 2009; a premium of approximately 18% based on the average stock closing price of $6.47 per share for the three-month period ended December 16, 2009; and a premium of approximately 20% based on the average closing stock price of $6.35 per share for the six-month period ended December 16, 2009;

•	the fact that the Company had solicited interest from multiple private equity sponsors and strategic parties regarding a potential acquisition;

•	the fact that the merger consideration is all cash, allowing the unaffiliated stockholders to immediately realize a certain and fair value for all shares of their Company common stock;

•	notwithstanding the fact that the Goldman Sachs opinion was not delivered to the Rollover Stockholders and they are not entitled to rely on such opinion, the fact that the Company’s special committee received an opinion from Goldman Sachs, dated December 17, 2009, that, as of that date and based upon and subject to the factors and assumptions set forth therein, the $7.65 per share in cash to be paid to the holders of the outstanding shares of Company common stock (other than the Rollover Stockholders) pursuant to the merger agreement was fair from a financial point of view to such holders;

•	the Company’s ability, under certain circumstances, to provide information to, and participate in discussions or negotiations with, third parties regarding other acquisition proposals;

•	the Company’s ability, under certain circumstances, to terminate the merger agreement in order to adopt, approve, endorse or recommend a superior proposal, subject to paying a termination fee of $15 million (equal to approximately 2.8% of the equity value of the transaction);

•	the fact that Parent and Merger Sub had obtained committed debt and equity financing for the transaction, the limited number and nature of the conditions to the debt and equity financing, the absence of a financing condition in the merger agreement, and the obligation of Parent to use its reasonable best efforts to obtain the debt financing and, if it fails to complete the merger under certain circumstances, to pay the Company a $25 million reverse termination fee;

•	the fact that S.A.C. Capital Management, LLC issued a $25 million limited guarantee in the Company’s favor with respect to performance by Parent of certain of its payment obligations under the merger agreement;

•	the ability of the Company’s board of directors, under certain circumstances not involving a superior proposal, to change its recommendation that stockholders vote in favor of the adoption of the merger agreement and the absence of any voting agreements committing Airvana stockholders to vote in favor of the merger, thus leaving them free to follow any such changed recommendation of the board of directors; and

•	the availability of appraisal rights to the unaffiliated stockholders who comply with all of the required procedures under Delaware law for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their stock as determined by the Court of Chancery of the State of Delaware in lieu of receiving the merger consideration.

The Rollover Stockholders believe that the proposed merger is procedurally fair to the unaffiliated stockholders based on the following factors:

•	notwithstanding the fact that the merger agreement does not require approval by a majority of the Company’s unaffiliated stockholders, the merger agreement does require the merger agreement to be adopted by the holders of a majority of the outstanding shares of the Company’s common stock, none of whom is obligated to vote in favor of such adoption;

•	the Company’s ability to terminate the merger agreement if stockholders do not adopt it, subject to paying an expense reimbursement of up to $3 million (equal to approximately 0.6% of the equity value of the transaction);

•	the members of the special committee are not employees of the Company or any of its subsidiaries and have no financial interest in the merger that is different from that of the unaffiliated stockholders (other than the acceleration of options to acquire shares of Airvana common stock previously granted to them in consideration for their services as directors and payment of customary fees for their services as members of the special committee);

•	the special committee, comprised solely of non-employee directors, met regularly, without the participation of the Rollover Stockholders, to discuss the Company’s strategic alternatives;

•	while the special committee did not retain any representative to act solely on behalf of unaffiliated stockholders for purposes of negotiating a transaction or preparing a report concerning the fairness of the transaction, the special committee did retain and was advised by Ropes & Gray and Goldman Sachs specifically in its capacity as a special committee comprised solely of non-employee and disinterested directors;

•	the special committee directed all negotiations and made all material decisions relating to the Company’s strategic alternatives beginning in July 2009, including recommending to the Company’s board of directors that the Company enter into the merger agreement;

•	the financial and other terms and conditions of the merger agreement were the product of arm’s-length negotiations between the special committee and its advisors, on the one hand, and Parent and its advisors, on the other hand, without the participation of the Rollover Stockholders;

•	the Company’s ability, under certain circumstances, to terminate the merger agreement in order to adopt, approve, endorse or recommend a superior proposal, subject to paying a termination fee of $15 million (equal to approximately 2.8% of the equity value of the transaction);

•	the fact that the Company’s special committee received an opinion from Goldman Sachs, dated December 17, 2009, that, as of that date and based upon and subject to the factors and assumptions set forth therein, the $7.65 per share in cash to be paid to the holders of the outstanding shares of Company common stock (other than the Rollover Stockholders) pursuant to the merger agreement was fair from a financial point of view to such holders;

•	the fact that the consideration to be paid to stockholders of the Company who are affiliates but not Rollover Stockholders is the same as the consideration to be paid to unaffiliated stockholders; and

•	the availability of appraisal rights to the unaffiliated stockholders who comply with all of the required procedures under Delaware law for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their stock as determined by the Court of Chancery of the State of Delaware.

The Rollover Stockholders did not consider the liquidation value of the Company’s assets to be a factor in determining the substantive fairness of the transaction to the unaffiliated stockholders because they consider the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, the Rollover Stockholders believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going concern value. Further, the Rollover Stockholders did not consider the Company’s net book value, which is an accounting concept, as a factor because they believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs. None of the Rollover Stockholders undertook or engaged a financial advisor or other outside party to undertake any independent evaluation, appraisal or other analysis for the purpose of evaluating the fairness of the merger to the unaffiliated stockholders.

The foregoing discussion of the information and factors considered and given weight by the Rollover Stockholders in connection with the fairness of the merger is not intended to be exhaustive but includes all material factors considered by the Rollover Stockholders. The Rollover Stockholders did not find it practicable to assign, and did not assign or otherwise attach, relative weights to the individual factors in reaching their position as to the fairness of the merger. Rather, their fairness determinations were made after consideration of all of the foregoing factors as a whole. The Rollover Stockholders believe the foregoing factors provide a reasonable basis for their belief that the merger is substantively and procedurally fair to the unaffiliated stockholders.

Plans for Airvana After the Merger

It is expected that, upon consummation of the merger, the operations of Airvana will be conducted substantially as they currently are being conducted, except that we will cease to have publicly traded equity securities and will instead be a wholly owned subsidiary of Parent. Parent has advised Airvana that it does not have any current intentions, plans or proposals to cause us to engage in any of the following:

•	an extraordinary corporate transaction following consummation of the merger involving Airvana’s corporate structure, business or management, such as a merger, reorganization or liquidation;

•	the relocation of any material operations or sale or transfer of a material amount of assets; or

•	any other material changes in our business.

We expect, however, that both before and following consummation of the merger, Airvana and the surviving corporation will act to form new direct or indirect subsidiaries of Airvana referred to as “Femto Holdings,” to which Airvana and its other subsidiaries will transfer substantially all of the assets and liabilities that primarily relate to the femtocell business (subject to certain exceptions). The senior secured facility is expected to require Femto Holdings to be capitalized with approximately $15.0 million as of the closing of the merger and, thereafter, to permit Airvana to fund Femto Holdings with certain excess cash flows from the EV-DO business. The senior secured facility is also expected to require, no later than 180 days after the closing of the merger:

•	Femto Holdings to have separate books and records, separate assets and liabilities, separate contracts, facilities, intellectual property and financial statements and to observe customary corporate formalities;

•	to the extent that some facilities must be shared or that some assets or intellectual property used in the femtocell business cannot be transferred to Femto Holdings, Femto Holdings and Airvana to make arm’s-length arrangements with respect to such shared facilities, assets and intellectual property; and

•	Femto Holdings to establish a separate board of directors (or similar governing body), officers and personnel and to conduct its business in its own name or in names that could not reasonably be confused with Airvana.

We additionally expect the management and/or board of directors of the surviving corporation will continue to assess our assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what changes, if any, would be desirable following the merger to enhance the business and operations of the surviving corporation and may cause the surviving corporation to engage in additional transactions if the management and/or board of directors of the surviving corporation decides that such transactions are in the best interests of the surviving corporation upon such review. The surviving corporation expressly reserves the right to make any changes it deems appropriate in light of such evaluation and review or in light of future developments.

Certain Effects of the Merger

If the merger agreement is adopted by the Company’s stockholders and certain other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into Airvana, with Airvana being the surviving corporation.

Upon the consummation of the merger, each share of Airvana common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held in the treasury of the Company, shares owned by any of our wholly owned subsidiaries, shares owned by Parent immediately prior to the effective time of the merger or shares held by stockholders who are entitled to and who properly exercise, and do not withdraw or lose, appraisal rights under Delaware law) will be converted into the right to receive $7.65 in cash, without interest and less any applicable withholding taxes. We expect that such shares owned by Parent will include certain shares held by the Rollover Stockholders that will be exchanged for equity interests in Parent rather than for cash in the merger. Upon the consummation of the merger, all outstanding options to acquire Airvana common stock will become fully vested and immediately exercisable and all such options not exercised prior to the merger will be cancelled and converted into a right to receive a cash payment equal to the number of shares of Airvana common stock underlying the options multiplied by the amount by which $7.65 exceeds the option exercise price, without interest and less any applicable withholding taxes.

Following the merger, the entire equity in the surviving corporation will directly and indirectly be owned through Parent by the other Buyer Filing Person, the Co-Investors (which, for purposes of this description of the equity financing, includes an affiliate of GSO), the Rollover Stockholders and any additional investors that the other Buyer Filing Person and the Co-Investors permit to invest in Parent. As of the date hereof, the other Buyer Filing Person and the Co-Investors do not have an agreement with any such additional investors to permit investment in Parent. If the merger is completed, the other Buyer Filing Person, the Co-Investors, the Rollover Stockholders and any additional investors that the other Buyer Filing Person and the Co-Investors permit to invest in Parent will be the sole beneficiaries of our future earnings and growth, if any, and will be entitled to vote on corporate matters affecting Airvana following the merger. Similarly, the other Buyer Filing Person, the Co-Investors, the Rollover Stockholders and any additional investors that the other Buyer Filing Person and the Co-Investors permit to invest in Parent will also bear the risks of their investment in Parent, including the risks of any decrease in our value after the merger and the operational and other risks related to the incurrence by the surviving corporation of significant additional debt as described below under “— Financing of the Merger.”

	Ownership Prior to the Merger(1)				Ownership after the Merger(2)
	Net Book Value		Earnings (Loss)		Net Book Value		Earnings (Loss)
	$ in		$ in		$ in		$ in
Name	thousands	%	thousands	%	thousands	%	thousands	%

Randall J. Battat	3,974	3.5	(590)	3.5	7,834	6.9	(1,163)	6.9
Vedat Eyuboglu	3,406	3.0	(506)	3.0	7,153	6.3	(1,062)	6.3
Sanjeev Verma	4,087	3.6	(607)	3.6	7,947	7.0	(1,180)	7.0
Buyer Filing Persons	—	—	—	—	70,624	62.2	(10,484)	62.2

(1)	Based upon beneficial ownership as of January 3, 2010, excluding any options to acquire our common stock (whether or not exercisable), and our net book value at September 27, 2009 and net income for the quarter ended September 27, 2009.

(2)	Based upon the agreed upon and anticipated equity investments and the Company’s net book value at September 27, 2009 and net income for the quarter ended September 27, 2009, and without giving effect to any indebtedness to be incurred in connection with the merger. Excludes any options (whether or not exercisable) and any other equity incentives issued in connection with or after the merger as described in “ — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 56.

The Rollover Stockholders will receive benefits and be subject to obligations in connection with the merger that are different from, or in addition to, the benefits and obligations of Airvana stockholders generally, as described in more detail under “ — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 56. The incremental benefits will include the right and commitment of the Rollover Stockholders to make an agreed upon equity investment in the Parent by exchanging a portion of their shares of Airvana common stock for equity interests in the Parent, and the ability for Messrs. Battat and Verma and Dr. Eyuboglu to participate in an equity incentive plan of Femto Holdings or one of its subsidiaries. Additional incremental benefits to Messrs. Battat and Verma and Dr. Eyuboglu include higher base salaries and cash incentive bonuses than currently paid by Airvana. A potential detriment to the Rollover Stockholders may be that their new options, if any, may not be exercisable for shares registered under the federal securities laws and their new interests, if any, in the Parent will not initially be and may not be registered under the federal securities laws and such shares, if any, will be relatively illiquid without an active public trading market for such securities. The equity interests, if any, received upon exercise of these options and the equity interests received in exchange for such shares of Airvana common stock will also be subject to a stockholders agreement or other agreement restricting the ability of the Rollover Stockholders to sell such equity. A potential detriment to the Rollover Stockholders is that the other Buyer Filing Person and the Co-Investors will own a majority of Parent’s shares, will control the respective boards of directors of Parent and the surviving corporation and will be able to exert substantial influence over the governance and operations of Parent and the surviving corporation following the merger.

Airvana common stock is currently registered under the Exchange Act and is quoted on the NASDAQ under the symbol “AIRV.” As a result of the merger, Airvana will be a privately held corporation, and there will be no public market for its common stock. After the merger, the Airvana common stock will cease to be quoted on the NASDAQ, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of the Airvana common stock under the Exchange Act will be terminated.

At the effective time of the merger, the directors of Merger Sub will become the directors of the surviving corporation and the current officers of Airvana will become the officers of the surviving corporation. The certificate of incorporation of Airvana will be amended to be the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the effective time of the merger, except that the name of the surviving corporation shall continue to be “Airvana, Inc.” The bylaws of the Company in effect immediately prior to the effective time of the merger will become the bylaws of the surviving corporation. Each of Messrs. Battat and Verma and Dr. Eyuboglu will be members of the board of directors of Parent and the surviving corporation.

Effects on the Company if the Merger is Not Completed

If the merger agreement is not adopted by Airvana’s stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, Airvana will remain an independent public company and the Airvana common stock will continue to be listed and traded on the NASDAQ. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that Airvana stockholders will continue to be subject to the same risks and opportunities as they currently are. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your Airvana shares. Under specified circumstances, Airvana may be required to pay Parent a termination fee of $15 million or reimburse Parent for its out of pocket expenses up to $3 million or Parent may be required to pay Airvana a reverse termination fee of $25 million, in each case, as described in “The Merger Agreement — Termination Fees” beginning on page 84. From time to time, Airvana’s board of directors will evaluate and review, among other things, the business, operations, properties, dividend policy and capitalization of Airvana and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the merger agreement is not adopted by Airvana’s stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Airvana will be offered, or that the business, prospects or results of operations of Airvana will not be adversely impacted.

Delisting and Deregistration of Airvana Common Stock

If the merger is completed, the Airvana common stock will be delisted from the NASDAQ and deregistered under the Exchange Act.

Regulatory Approvals

Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be completed until Airvana and Parent file a notification and report form under the HSR Act and the applicable waiting period has expired or been terminated. Airvana and Parent filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ on January 15, 2010. The FTC and DOJ terminated the mandatory waiting period under the HSR Act on January 27, 2010.

Although Airvana expects that the merger can be effected in compliance with federal and state antitrust laws, it cannot be certain that the merger will not be challenged by a governmental authority or private party on antitrust grounds. At any time before or after consummation of the merger, the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Airvana or Parent. At any time before or after the consummation of the merger any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Airvana or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

The term “antitrust laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

Provisions for Unaffiliated Security Holders

No provision has been made (i) to grant Airvana’s unaffiliated stockholders access to the corporate files of Airvana, any other party to the proposed merger or any of their respective affiliates or (ii) to obtain counsel or appraisal services at the expense of Airvana or any other such party or affiliate.

Financing of the Merger

Equity Financing

Parent has received an equity commitment letter from S.A.C. Capital Management, LLC. Pursuant to this equity commitment letter, S.A.C. Capital Management, LLC has committed to purchase, or cause to be purchased, up to $103.1 million of equity of Parent in connection with the merger. The obligation to fund the commitments under the equity commitment letter is subject to the following conditions:

•	satisfaction or waiver by Parent of the conditions precedent to Parent’s and Merger Sub’s obligation to complete the merger;

•	the substantially simultaneous closing of the financing under the debt commitment letter described below or on the terms and conditions of any alternative debt financing that Parent and Merger Sub are required to procure under the merger agreement;

•	the substantially simultaneous contribution to Parent by the Rollover Stockholders of shares of Airvana common stock pursuant to the rollover commitment letter described below; and

•	the substantially simultaneous consummation of the merger in accordance with the terms of the merger agreement.

Pursuant to the interim investors agreement described in greater detail below in “— Parent Interim Investors Agreement,” S.A.C. Capital Management, LLC has assigned approximately $92.5 million of its commitment to 72 Mobile Investors, LLC, referred to as “Investment Vehicle.” Investment Vehicle has received equity commitment letters in substantially similar form from 72 Private Investments, L.P., referred to as “72 Private Investments,” and the Co-Investors. Pursuant to these equity commitment letters, 72 Private Investments has committed to purchase, or cause to be purchased, up to approximately $50 million, Sankaty has committed to purchase, or cause to be purchased, up to $25 million and ZM Capital has committed to purchase, or cause to be purchased, up to $17.5 million of equity of Investment Vehicle in connection with the merger. Any of the foregoing commitments may be assigned under circumstances set forth in these commitment letters. The obligation to fund the commitments under each of the equity commitment letters is subject to the following conditions:

•	satisfaction or waiver by Parent of the conditions precedent to Parent’s and Merger Sub’s obligation to complete the merger;

•	the substantially simultaneous closing of the financing under the debt commitment letter described below;

•	the substantially simultaneous funding by each of the other Co-Investors of the amount of cash equity contemplated by such other equity commitment letters;

•	the substantially simultaneous consummation of the merger in accordance with the terms of the merger agreement; and

•	the entry into definitive agreements, (including a limited liability company agreement).

Parent has also received an equity commitment letter from GSO, pursuant to which letter GSO committed to purchase or cause to be purchased, $10 million of equity securities of Parent in connection with the merger on the terms and conditions set forth in such commitment letter. The obligation to fund the commitments under the equity commitment letter is subject to the following conditions:

•	satisfaction or waiver of the conditions precedent to closing of the financing under the debt commitment letter described below;

•	the substantially simultaneous contribution to Parent by Investment Vehicle; and

•	the substantially simultaneous consummation of the merger in accordance with the terms of the merger agreement.

The Rollover Stockholders have committed to contribute an aggregate of 3,738,562 shares of Airvana’s common stock (with an aggregate value of approximately $28.6 million based on the merger consideration) to Parent immediately prior to the consummation of the merger in exchange for equity interests in Parent. The shares contributed will be cancelled in connection with the merger and will not be entitled to receive any merger consideration upon completion of the merger. The Rollover Stockholders, Parent, SAC PCG and GSO have agreed to cooperate to structure the contribution of Airvana common stock held by the Rollover Stockholders to Parent as a tax-free exchange to the extent permitted by law. The obligations to contribute the shares pursuant to the rollover commitment letters are subject to the following conditions:

•	satisfaction or waiver by Parent of the conditions precedent to Parent’s and Merger Sub’s obligation to complete the merger;

•	the substantially simultaneous closing of the financing under the debt commitment letter described below;

•	the substantially simultaneous funding by Investment Vehicle and the Co-Investors of the amount of equity contemplated by the equity commitment letter from S.A.C. Capital Management, LLC described above; and

•	the substantially simultaneous consummation of the merger in accordance with the terms of the merger agreement.

Parent Interim Investors Agreement

In connection with the execution and delivery of the merger agreement, Parent, Merger Sub, S.A.C. Capital Management, LLC, Investment Vehicle and the Rollover Stockholders have entered into an interim investors agreement setting forth certain terms and conditions governing the relationship among the parties until the consummation of the merger. In addition to certain representations and warranties of the parties, the interim investors agreement provides for, among other things, (i) control by Investment Vehicle over the actions or omissions of Parent and Merger Sub, (ii) the entrance into, concurrent with the consummation of the merger, of a new limited liability company agreement of Parent, (iii) the assignment by S.A.C. Capital Management, LLC to Investment Vehicle of approximately $92.5 million of its equity commitment, (iv) the right of Parent to enforce (including by specific performance) the provisions of each equity commitment letter, (v) a prohibition on the transfer of obligations and/or rights under any equity commitment letter without the written approval of Investment Vehicle, (vi) the payment or reimbursement by Investment Vehicle of certain expenses incurred by Parent and Merger Sub in connection with the merger agreement and transactions contemplated thereby, (vii) the termination of certain agreements between the Rollover Stockholders and the Company, (viii) the waiver of appraisal rights under Delaware law by the Rollover Stockholders, (ix) the good faith pursuit of all necessary antitrust approvals by the Rollover Stockholders and (x) the entrance into by Parent, at or prior to the consummation of the merger, of a management agreement with an affiliate of Investment Vehicle.

Debt Financing

In connection with the execution and delivery of the merger agreement, Parent has received a debt commitment letter for up to $170.0 million of debt financing from GSO, on behalf of certain funds managed by GSO, consisting of a senior secured term loan facility with a term of seven years. The debt commitment letter was amended on January 13, 2010. Merger Sub and/or Airvana will be the borrower under the senior secured facility (the “Borrower”). The proceeds of borrowings under the senior secured facility will be used to finance, in part, the payment of the amounts payable under the merger agreement and the payment of fees and expenses incurred in connection with the merger.

The debt financing commitments are conditioned on the consummation of the merger on the terms set forth in the merger agreement, as well as other customary conditions, including, but not limited to:

•	the negotiation, execution and delivery of definitive documentation;

•	the investment by SAC PCG and/or its affiliates and other investors of cash equity in Parent representing (inclusive of management equity rolled over in connection with the merger) not less than 42.5% of the total pro forma capitalization of Parent, the Borrower, Airvana, and each of their respective subsidiaries (after giving effect to the merger and the related incurrence of indebtedness), plus the amount, if any, by which the costs and expenses related to the merger exceed $25.0 million;

•	no financing other than the senior secured facility and the equity financing described above will be required in connection with the merger;

•	the absence of (x) any amendments, supplements or modifications to or waivers of the merger agreement and (y) the exercise by Parent and its affiliates of any consent rights under section 5.1 of the merger agreement, in each case in a manner in any material respect adverse to the interests of the lenders, without the consent of GSO;

•	no increase of the purchase price initially set forth in the merger agreement without the consent of GSO;

•	the absence of a “Company Material Adverse Effect” (as defined in “The Merger Agreement — Definition of Company Material Adverse Effect” beginning on page 72);

•	Airvana achieving Adjusted EBITDA (as defined in the debt commitment letter) for the latest twelve months ended at least 30 days prior to the closing of the merger of not less than $95.0 million;

•	the Borrower paying all fees and expenses then owing to GSO, the administrative agent and the lenders;

•	after giving effect to the merger and the payment of fees and expenses on the closing date of the merger, the Borrower having a cash balance equal to or greater than $7.5 million (not including the $15.0 million to be held on the closing date by Parent or the Borrower to fund Femto Holdings);

•	GSO receiving a sources and uses and funds flow for the merger consistent with the conditions precedent set forth in the debt commitment letter;

•	concurrently with the funding of the senior secured facility, the lenders having been issued, on a pro rata basis, equity constituting 5% of the membership interests of Parent (which may be diluted by management options representing up to 3.5% of the membership interests of Parent);

•	as of and immediately after the closing of the merger, Parent, Airvana and its subsidiaries having no indebtedness except for the senior secured facility, trade payables, capital leases, equipment financings and other non-material indebtedness expressly permitted to remain outstanding on the closing date pursuant to the merger agreement or otherwise agreed to by GSO; and

•	delivery of customary legal opinions, closing certificates (including a solvency certificate) and insurance certificates.

Under the merger agreement, Parent and Merger Sub may replace or amend the debt financing commitment to add lenders, arrangers or similar entities or otherwise so long as the terms would not adversely impact the ability of Parent and the Merger Sub to timely consummate the merger or the likelihood of the consummation of the merger and related transaction. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described above is not available as anticipated or otherwise. The documentation governing the senior secured facility has not been finalized and, accordingly, its actual terms may differ from those described in this proxy statement. There is no plan or arrangement regarding the refinancing or repayment of the debt financing except as described herein.

The loans under the senior secured facilities are expected to bear interest at a rate of 14.00% per annum if the principal amount outstanding is less than $85 million and 14.75% per annum in all other cases.

All obligations of the Borrower under the senior secured facility are expected to be guaranteed on a senior secured basis by Parent and by each of Parent’s existing and subsequently acquired or organized direct or indirect U.S. subsidiaries (subject to certain exceptions, the “Guarantors”).

The obligations of the Borrower and the Guarantors under the senior secured facility are expected to be secured, subject to permitted liens and other agreed upon exceptions, by a perfected first-priority security interest in substantially all of the present and after acquired assets of the Borrower and each Guarantor and by a first-priority lien on all of the capital stock of the Borrower and each direct subsidiary of the Borrower and each subsidiary Guarantor (limited, in the case of foreign subsidiaries, to 100% of the non-voting capital stock and 65% of the voting capital stock of such subsidiaries).

The senior secured facility is expected to contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, liens, transactions with affiliates and dividends and other distributions. The senior secured facility will require the Borrower, Parent and the other Guarantors to cause Femto Holdings and its subsidiaries to separate their legal, business and financial affairs from those of the Borrower, the Guarantors and their respective subsidiaries (other than Femto Holdings and its subsidiaries). The financial maintenance covenant will consist of a maximum total leverage ratio. The senior secured facility is expected to also include customary events of default, including with respect to a change of control to be defined.

Limited Guarantee; Remedies

In connection with the merger agreement, S.A.C. Capital Management, LLC has agreed to guarantee the due and punctual payment of certain of the payment obligations of Parent under the merger agreement, up to a maximum amount of the reverse termination fee of $25 million (plus interest and enforcement costs incurred by the Company should the reverse termination fee not be paid by Parent when due). This limited guarantee will remain in full force and effect until the earlier of (i) closing of the transactions contemplated by the merger agreement, (ii) the termination of the merger agreement under circumstances in which Parent would not be obligated to pay the reverse termination fee and (iii) the payment in full by Parent or the guarantor of all of the obligations of Parent to the Company under the limited guarantee.

The Company cannot seek specific performance to require Parent and Merger Sub to complete the merger, and the Company’s exclusive remedy for the failure of Parent and Merger Sub to complete the merger is the reverse termination fee in the circumstances described under “The Merger Agreement — Termination Fees” beginning on page 84.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendations of the board of directors, Airvana’s stockholders should be aware that certain of Airvana’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of Airvana’s stockholders generally. The Rollover Stockholders will exchange approximately 60% of their shares of Airvana common stock for interests in Parent and Messrs. Battat and Verma and Dr. Eyuboglu will serve as officers and directors of the surviving corporation and as directors of Parent. The special committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions to approve the merger agreement and to recommend that our stockholders vote in favor of adopting the merger agreement.

Exchange of Shares by Rollover Stockholders

Concurrently with Airvana entering into the merger agreement, the Rollover Stockholders entered into a rollover commitment letter agreement with Parent pursuant to which 1,278,026 of the 2,189,208 shares of Airvana common stock held by Mr. Battat and related trusts, 1,159,144 of the 1,901,089 shares held by Dr. Eyuboglu, his spouse and related trusts and 1,301,392 of the 2,245,838 shares held by Mr. Verma, his spouse and related trusts will be exchanged for equity interests of Parent, valuing the exchanged shares at an amount per share equal to the merger consideration. As a result, the Rollover Stockholders will be paid merger consideration for approximately 40% of the shares of Airvana common stock that they hold. In addition, Mr. Battat and related trusts will receive approximately 4,044,000 A Units, 508,000 D Units and 5,733,000 E Units in Parent, Dr. Eyuboglu, his spouse and related trusts will receive approximately 3,134,000 A Units, 441,000 D Units and 5,733,000 E Units in Parent, and Mr. Verma, his spouse and related trusts will receive approximately 4,222,000 A Units, 521,000 D Units and 5,733,000 E Units in Parent, in each case in exchange for their exchanged shares of Airvana common stock. The Rollover Stockholders expect the exchange of their shares to be tax deferred for U.S. federal income tax purposes.

The Class E Units received by the Rollover Stockholders in exchange for their shares of Airvana common stock will have a priority in receipt of distributions from the Parent following the merger. Each Rollover Stockholder will be entitled to receive distributions in respect of the Class E Units in the aggregate amount of $2,866,667 prior to distributions to any of the holders of other equity interests in Parent, and upon payment of these distributions, each Rollover Stockholder will receive one A Unit for each two of its E Units and all rights of the Rollover Stockholders in the Class E Units will terminate.

Airvana Equity Compensation Plans

Upon the consummation of the merger, all unvested stock options will vest and all stock options will be cancelled and converted into the right to receive a cash payment equal to the number of outstanding options multiplied by the amount by which $7.65 exceeds the option exercise price, without interest and subject to applicable withholding taxes. See “The Merger Agreement — Treatment of Options” on page 70 and “The

Merger Agreement — Employee Benefits” beginning on page 87 for a more complete discussion of the treatment of these plans and awards.

The table below sets forth, as of January 3, 2010 (for each of our executive officers and directors, and our executive officers and directors together as a group): (a) the number of stock options held by such person, including unvested stock options that will vest upon the consummation of the merger, (b) the cash payment that may be made in respect of the foregoing employee stock options upon the consummation of the merger, (c) the cash payment that will be made in respect of all other shares owned by such person (as such shares are reflected in the table on page 101 of this proxy statement, but excluding stock options) upon consummation of the merger, and (d) the total cash payment such person will receive in respect of all payments described in this table if the merger is consummated (in all cases before applicable withholding taxes).

	Total Number	Cash Payment for	Cash Payment for
	of Vested and	Vested and Unvested	Other Beneficially
	Unvested Stock	Stock Options at	Owned Shares at	Total Cash
Name	Options	Closing	Closing(1)	Payment(1)

Directors:
Hassan Ahmed	37,508	$81,954	$961,260	$1,043,214
Robert P. Badavas	111,222	$222,925	$—	$222,925
Randall S. Battat	764,807	$4,017,511	$6,970,542	$10,988,053
Gururaj Deshpande	75,017	$106,335	$65,775,227	$65,881,562
Paul J. Ferri	75,017	$106,335	$117,228,745	$117,335,080
Anthony S. Thornley	75,017	$89,906	$153,000	$242,906
Sanjeev Verma	318,053	$1,564,791	$7,225,011	$8,789,802
Other Executive Officers:
Peter Anastos	181,208	$821,697	$—	$821,697
Michael Clark	200,000	$332,000	$—	$332,000
Laura Cranmer	75,000	$214,500	$—	$214,500
Vedat Eyuboglu	387,404	$2,020,358	$5,675,879	$7,696,237
David Gamache	204,325	$1,048,637	$2,015,690	$3,064,327
Jeffrey D. Glidden	695,276	$3,534,749	$1,715,665	$5,250,414
David J. Nowicki	331,169	$578,974	$—	$578,974
Luis J. Pajares	594,051	$3,907,478	$165,431	$4,072,909
Mark W. Rau	673,571	$3,472,904	$—	$3,472,904

Total of all directors and executive officers as a group	4,798,645	$22,121,054	$207,886,450	$230,007,504

(1)	Amounts reflect the payments that would be received if such officers and directors were to receive the merger consideration for all equity held by such officers and directors and, with respect to the Rollover Stockholders, exclude the shares of Airvana common stock that the Rollover Stockholders will exchange for equity interests in Parent, as described above in “Exchange of Shares by Rollover Stockholders,” as follows: Mr. Battat and related trusts, 1,278,026 shares; Dr. Eyuboglu, his spouse and related trusts, 1,159,144 shares; and Mr. Verma, his spouse and related trusts, 1,301,392 shares.

New Arrangements with the Surviving Corporation After Closing — New Management Arrangements

Effective as of the closing, Messrs. Battat and Verma and Dr. Eyuboglu have each agreed to enter into an employment agreement with the Company. The principal terms of the employment agreements are set forth below:

•	Title: Mr. Battat will serve as the Company’s President and Chief Executive Officer, Mr. Verma will serve as the Company’s Executive Vice President, Corporate Development and Dr. Eyuboglu will serve as the Company’s Chief Technology Officer. For as long as each executive is employed by the Company and is entitled to serve on the board of directors of Parent in accordance with the terms of the limited liability company agreement of Parent, the executive will also serve as a member of the Company’s board of directors for no additional compensation.

•	Term: The term of employment for each executive will be three years from the closing, subject to automatic renewal for additional one-year periods thereafter unless either the Company or the executive provides a notice of non-renewal more than 90 days before the expiration of the initial three-year term or any subsequent one-year renewal term. Termination of an executive’s employment as a result of the Company’s delivery of a notice of non-renewal will be treated as a termination by the Company without cause.

•	Base Salary: Mr. Battat’s annual base salary will be $540,000. Each of Dr. Eyuboglu’s and Mr. Verma’s annual base salary will be $455,000.

•	Annual Cash Bonus: The annual cash bonus for each executive will be targeted at 100% of base salary, with the actual amount of bonus paid to the executive determined based upon the level of achievement of performance goals established by the Company’s board of directors in consultation with the executive. Notwithstanding the foregoing, each executive is guaranteed to receive a bonus equal to 50% of his base salary in respect of each year during the initial three-year term.

•	Severance: In the event of a termination of an executive’s employment prior to the end of the executive’s initial three-year term for any reason other than by the Company for cause, the terminated executive will receive continued payments of his base salary for a period equal to the remainder of the initial three-year term. In addition, in the event of a termination of an executive’s employment by the Company without cause or by the executive for good reason (each as defined in the employment agreement), the executive will receive:

•	severance pay in an amount equal to the sum of the executive’s (A) then current base salary and (B) target bonus, which amount will be paid in substantially equal installments over the 12-month period following the date of termination; and

•	if the executive timely elects COBRA coverage, the Company will pay the cost of the executive’s medical coverage under COBRA for the 12-month period following the date of termination.

•	Equity: After the closing, the femtocell business will be separated into a separate subsidiary, Femto Holdings, and Femto Holdings will adopt a new option plan that will provide for the grant of options to acquire shares of Femto Holdings common stock. Each executive will be eligible to receive option grants under the Femto Holdings plan if he provides significant services to Femto Holdings. If an executive is selected to receive a grant of Femto Holdings options, 25% of the options so granted will vest upon the first anniversary of the grant date, with the remaining options then vesting ratably at the end of each three-month period thereafter, in each case subject to the executive’s continued employment on the applicable vesting dates.

•	Restrictive Covenants: Each executive will be subject to standard non-disclosure of confidential information and ownership of intellectual property covenants, as well as covenants not to compete or to solicit employees or customers for an 18-month period following termination of employment for any reason. If an executive materially violates any of these covenants, any outstanding Femto Holdings options held by the executive will be forfeited.

Airvana Director Compensation Arrangements and Other Interests

As of January 3, 2010, our non-employee directors held options to purchase an aggregate of 373,781 shares of Airvana common stock at a weighted average exercise price of $6.025 per share. As with our other employees generally, the vesting of these options will be accelerated in connection with the merger and these options will be cancelled and converted into the right to receive the merger consideration or otherwise be cashed out as described elsewhere in this proxy statement. The aggregate cash payment that will be made to these directors in respect of options upon the consummation of the merger is anticipated to be approximately $607,394, based on a cash merger consideration of $7.65 per share. Additionally, these directors will receive an aggregate cash payment in respect of their other beneficially owned shares of Airvana common stock in the amount of $184,118,232. The Chair of the special committee received remuneration in the amount of $15,000 per month between July 9, 2009 and December 17, 2009, and will receive $7,500 per month from December 18, 2009 to the Effective Time, plus expenses, in consideration of his acting in such capacity, and each other member of the special committee received remuneration in the amount of $10,000 per month between July 9, 2009 and December 17, 2009, and will receive $5,000 per month from December 18, 2009 to the Effective Time, plus expenses, in consideration of his acting in such capacity. The members of the board of directors (excluding Messrs. Battat and Verma) are independent of and have no economic interest or expectancy of an economic interest in Parent or its affiliates, and will not retain an economic interest in the surviving corporation or Parent following the merger.

Indemnification and Insurance

The surviving corporation has agreed to indemnify, to the greatest extent permitted by law, each of our present and former directors and executive officers against all expenses, losses and liabilities (and to comply with all of our obligations to advance funds for expenses) incurred in connection with any claim, proceeding or investigation arising out of any act or omission in their capacity as an officer or director occurring on or before the closing date of the merger.

The merger agreement requires that we maintain, and that following the closing date of the merger the surviving corporation maintain, directors’ and officers’ liability insurance policies in an amount and scope at least as favorable as the Company’s existing policies and with a claims period of at least six years from the closing date of the merger for claims arising from facts or events that occurred on or prior to the closing date, or a six-year prepaid “tail policy” in lieu of such continued coverage. If the annual premiums of insurance coverage exceed 300% of our current annual premium, the surviving corporation must obtain a policy with the greatest coverage available for a cost not exceeding 300% of the current annual premium paid by us.

Retention Bonus and Severance Arrangements

The special committee has approved retention bonus arrangements pursuant to which bonuses for up to 10 employees at an aggregate cost not to exceed $250,000 would be paid if (a) the merger is consummated and (b) the affected employee remains employed as of the effective time of the merger (or is terminated without cause before the effective time of the merger). The special committee has also approved severance arrangements, pursuant to which payments for up to 10 employees at an aggregate cost not to exceed $1,000,000 and in lieu of any other severance arrangements for them, would be made if the merger is consummated and (i) such employee is terminated without cause before the effective time or (ii) at or within 12 months after the effective time such employee is terminated without cause or resigns her/his employment for ‘good reason’ (defined as a relocation more than 40 miles from the current location of employment, a material reduction in job responsibility, or a reduction in salary or bonus opportunity). Airvana will pay the employer side of medical insurance premiums (COBRA coverage) for a period equal to the lesser of the months with respect to which severance is paid or the period for which the former employee is eligible for continued coverage. Receipt of the severance benefits is contingent on the individual’s executing a release of claims against the Company that becomes binding. In connection with these arrangements, the compensation committee of our board of directors approved retention bonuses for Peter Anastos in the amount of $51,250 and David Gamache in the amount of $50,000 and severance arrangements for such executive officers of one year of salary continuation and the medical premium payments described above. The Rollover Stockholders are not eligible to participate in the retention bonus or severance arrangements described above.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders

The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of Airvana common stock whose shares will be converted to cash in the merger. It does not address any tax consequences to the Rollover Stockholders or other holders who will own (actually or constructively after the application of ownership attribution rules) any shares of Airvana common stock after the merger. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the U.S. Treasury Regulations promulgated thereunder and judicial and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.

This discussion assumes that holders of Airvana common stock hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Airvana common stock in light of such holder’s particular circumstances, nor does it discuss the special considerations applicable to holders of our common stock subject to special treatment under the U.S. federal income tax laws, such as, for example, financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities and their partners or members, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, holders who acquired their Airvana common stock through the exercise of options or otherwise as compensation, holders who hold their Airvana common stock as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders whose functional currency is not the U.S. dollar, and holders who exercise appraisal rights. This discussion does not address any aspect of foreign, state, local, alternative minimum, estate, gift or other tax law that may be applicable to a U.S. holder.

We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the merger to holders of Airvana common stock. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. The U.S. federal income tax laws are complex and subject to varying interpretation. Accordingly, the Internal Revenue Service may not agree with the tax consequences described in this proxy statement.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Airvana common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and activities of the partnership. If you are a partner of a partnership holding Airvana common stock, you should consult your own tax advisor.

All holders should consult their own tax advisor to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of Airvana common stock pursuant to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Airvana common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder” is a beneficial owner (other than a partnership) of Airvana common stock that is not a U.S. holder.

Treatment of the Merger

The conversion of shares of Airvana common stock into cash pursuant to the merger will be in part a taxable redemption and in part a taxable sale for U.S. federal income tax purposes.

A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the merger and such U.S. holder’s adjusted tax basis in the shares converted into cash pursuant to the merger. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the merger. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of federal income taxation. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Airvana common stock at different times or different prices, such U.S. holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of Airvana common stock.

Any gain realized by a non-U.S. holder upon the conversion of shares in the merger generally will not be subject to United States federal income tax unless: (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the non-U.S. holder), (ii) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the merger, and certain other conditions are met, or (iii) we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of the merger or the period that the non-U.S. holder held the shares, and the non-U.S. holder owns, or is treated as owning, more than 5% of our shares.

Net gain realized by a non-U.S. holder described in clause (i) of the preceding sentence will be subject to tax at generally applicable United States federal income tax rates. Any gains of a foreign corporation non-U.S. holder described in clause (i) of the preceding sentence may also be subject to an additional “branch profits tax” at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. Gain realized by an individual non-U.S. holder described in clause (ii) of such sentence will be subject to a flat 30% tax, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. We currently are not a “United States real property holding corporation.”

Information Reporting and Backup Withholding

A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at the applicable rate (currently 28%) with respect to the cash received pursuant to the merger, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules.

A non-U.S. holder is required to certify its foreign status under penalties of perjury or otherwise establish an exemption in order to avoid information reporting and backup withholding on disposition proceeds where the transaction is effected by or through a United States office of a broker. United States information reporting and backup withholding generally will not apply to a payment of proceeds from a disposition of common stock where the transaction is effected outside the United States through a foreign office of a foreign broker. However, information reporting requirements, but not backup withholding, generally will apply to such a payment if the broker is (i) a U.S. person, (ii) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) a controlled foreign corporation as defined in the Code or (iv) a foreign partnership with certain United States connections, unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met or the holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be refunded or credited against the holder’s United States federal income tax liability, if any, provided that certain required information is furnished to the IRS in a timely manner. Holders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current United States Treasury Regulations.

Certain Relationships Between Parent and Airvana

There are no material relationships between Parent and Merger Sub or any of their respective affiliates, on the one hand, and Airvana or any of its affiliates, on the other hand, other than in respect of the merger agreement and those arrangements described above under “— Background of the Merger” beginning on page 13 and “— Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 56.

On August 25, 2009, we entered into a letter agreement obligating us, subject to the terms and conditions set forth therein, to reimburse SAC PCG for up to $1,000,000 of its out-of-pocket costs and expenses (including the fees and expenses of legal and accounting advisors and the out of pocket costs of its financial advisors and financing sources) incurred in connection with its due diligence investigation of us during the period from August 17, 2009 until our termination of such investigation. The letter agreement only obligated us to reimburse such expenses if (i) we entered into a definitive agreement by February 25, 2010 to sell Airvana to a third party and (ii) SAC PCG pursued in good faith through the date we terminated such due diligence investigation its offer to acquire us in a transaction in which holders of our common stock would receive at least $7 per share. The merger agreement expressly supersedes the letter agreement.

Litigation Related to the Merger

On December 18, 2009, we, our directors, SAC PCG, Parent, GSO, Sankaty Advisors, LLC and ZelnickMedia, LLC were named as defendants in a putative class action complaint, captioned Israni v. Airvana, Inc., et al., C.A. No. 5153-CC, filed in the Court of Chancery of the State of Delaware. That action, purportedly brought on behalf of a class of stockholders, alleges that our directors breached their fiduciary duties in connection with the proposed merger by, among other things, failing to fully inform themselves of Airvana’s market value, maximize stockholder value, obtain the best financial and other terms, and act in the best interests of public stockholders, and seeking to benefit themselves improperly. The complaint further alleges that the non-Airvana defendants aided and abetted the directors’ purported breaches. The plaintiff seeks injunctive and other equitable relief, including to enjoin us and Parent from consummating the merger, in addition to fees and costs. On December 31, 2009, the plaintiff served document requests on us.

On December 31, 2009, a second putative class action complaint was filed against us, our directors, SAC PCG, Parent, GSO, Sankaty Advisors, LLC and ZelnickMedia, LLC in the Court of Chancery of the State of Delaware in an action captioned Gittleson v. Airvana, Inc., et al., C.A. No. 5179-CC. That action, purportedly brought on behalf of a class of stockholders, also alleges that our directors breached their fiduciary duties in connection with the proposed merger by, among other things, failing to fully inform themselves of Airvana’s market value, maximize shareholder value, obtain the best financial and other terms, and act in the best interest of public stockholders, and seeking to benefit themselves improperly. The complaint further alleges that the non-Airvana defendants aided and abetted the directors’ purported breaches. The plaintiff seeks injunctive and other equitable relief, including to enjoin us and Parent from consummating the merger, in addition to fees and costs.

On January 12, 2010, we, our directors, Dr. Eyuboglu, Merger Sub, 72 Mobile Investors, LLC, SAC PCG, GSO, Sankaty Advisors, LLC and ZelnickMedia LLC were named as defendants in a third putative class action complaint, captioned Willis v. Airvana, Inc. et al., C.A. No. 5200, filed in the Court of Chancery of the State of Delaware. That action, purportedly brought on behalf of a class of stockholders, alleges that our directors breached their fiduciary duties in connection with the proposed merger by, among other things, failing to fully inform themselves of our market value, maximize shareholder value, obtain the best financial and other terms, and act in the best interest of public stockholders, and seeking to benefit themselves improperly. The complaint further alleges that the non-Airvana defendants aided and abetted the purported breaches by the directors and Dr. Eyuboglu. The plaintiff seeks declaratory, injunctive and other equitable relief, including to enjoin us and affiliates of Parent from consummating the merger, in addition to unspecified damages, fees and costs.

The above three actions have been consolidated into a single proceeding captioned “In re Airvana Shareholders Litigation.” On February 2, 2010, the plaintiffs submitted a consolidated class action complaint re-alleging the substance of the allegations from the pre-consolidation complaints and further alleging that the

January 14 preliminary proxy omitted material information concerning the merger. On February 5, 2010, the plaintiffs filed: (i) a motion to enjoin defendants from consummating the proposed transaction and (ii) a motion for an order directing discovery to proceed on an expedited basis and scheduling a hearing on plaintiffs’ motion for a preliminary injunction. On February 14, 2010, the defendants filed an opposition to the plaintiffs’ request for emergency relief. On February 15, 2010, the court denied plaintiffs’ application for expedited proceedings and declined to schedule a hearing on plaintiffs’ motion for a preliminary injunction.

On December 28, 2009, we, our directors, S.A.C. Private Capital Partners LP (a nonexistent entity), Parent, GSO, Sankaty Advisors, LLC and ZelnickMedia, LLC were named as defendants in a putative class action complaint, captioned Mountney v. Airvana, Inc., et al., C.A. No. 09-5470, filed in the Superior Court, Business Litigation Session, of Suffolk County of the Commonwealth of Massachusetts. That action, purportedly brought on behalf of a class of stockholders, alleges that our directors breached their fiduciary duties in connection with the proposed merger by, among other things, failing to fully inform themselves of Airvana’s market value, maximize shareholder value, obtain the best financial and other terms, and act in the best interest of public stockholders, and seeking to benefit themselves improperly. The complaint further alleges that we and the non-Airvana defendants aided and abetted the directors’ purported breaches. The plaintiff seeks declaratory, injunctive and other equitable relief, including to enjoin us and Parent from consummating the merger, in addition to fees and costs.

On January 6, 2010, we, our directors, Parent and Merger Sub were named as defendants in a separate putative class action complaint, captioned Short v. Airvana, Inc., et al., C.A. No. 10-0042, filed in the Superior Court, Business Litigation Session, of Suffolk County of the Commonwealth of Massachusetts. That action, purportedly brought on behalf of a class of stockholders, alleges that our directors breached their fiduciary duties in connection with the proposed merger by, among other things, failing to fully inform themselves of our market value, maximize shareholder value, obtain the best financial and other terms, and act in the best interest of public stockholders, and seeking to benefit themselves improperly. The complaint further alleges that we, Parent and Merger Sub aided and abetted the directors’ purported breaches. The plaintiff seeks declaratory, injunctive and other equitable relief, including to enjoin us and affiliates of Parent from consummating the merger, in addition to fees and costs.

On January 28, 2010, the Company and its directors moved to stay the Massachusetts lawsuits in favor of the consolidated Delaware action. On February 8, 2010 the plaintiffs in the Short action served an opposition to the motion to stay. The defendants’ reply has yet to be served.

We believe that the claims asserted in these suits are without merit.

Fees and Expenses of the Merger

We estimate that we will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of financial, legal, accounting and tax advisory fees, SEC filing fees and other related charges, totaling approximately $17 million. This amount includes the following estimated fees and expenses:

Description	Amount to be Paid

SEC filing fee	$38,248
Printing, proxy solicitation and mailing expenses	$40,000
Financial, legal, accounting and tax advisory fees	$10,000,000
Miscellaneous expenses	$7,000,000

Total	$17,078,248

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements that are based on our current expectations, assumptions, beliefs, estimates and projections about our company and our industry. The forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “should” and similar expressions. Factors that may affect those forward-looking statements include, among other things:

•	the risk that the merger may not be consummated in a timely manner, if at all;

•	the risk that the merger agreement may be terminated in circumstances that require us to pay Parent a termination fee of $15 million or reimburse Parent for up to $3 million of certain expenses incurred by Parent in connection with the merger;

•	risks regarding a loss of or a substantial decrease in purchases by our major customers;

•	risks related to diverting management’s attention from our ongoing business operations;

•	risks regarding employee retention;

•	legal and regulatory proceedings, including but not limited to litigation arising out of the proposed merger or other matters that affect the timing or ability to complete the transactions as contemplated; and

•	other risks detailed in our current filings with the SEC, including our most recent filings on Form 10-K or Form 10-Q, which discuss these and other important risk factors concerning our operations.

We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. We do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances, except as required by law.

THE PARTIES TO THE MERGER

Airvana

Airvana is a Delaware corporation with its headquarters in Chelmsford, Massachusetts. Airvana is a leading provider of network infrastructure products used by wireless operators to provide mobile broadband services. Airvana specializes in helping operators transform the mobile experience of users worldwide. Its high performance technology and products, from core mobile network infrastructure to comprehensive femtocell solutions, enable operators to deliver broadband services to mobile subscribers, wherever they are.

Airvana was incorporated in March 2000 and its principal executive offices are located at 19 Alpha Road, Chelmsford, Massachusetts 01824. Airvana’s website is located at http://www.airvana.com and its telephone number is 978-250-3000. Additional information regarding Airvana is contained in our filings with the SEC. See “Where You Can Find More Information” on page 105.

Parent

72 Mobile Holdings, LLC, which we refer to as “Parent,” is a newly formed Delaware limited liability company that was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Parent has not engaged in any business except for activities incident to its formation and in connection with the transactions contemplated by the merger agreement. The principal office address of 72 Mobile Holdings, LLC is 72 Cummings Point Rd., Stamford, Connecticut 06902. Its telephone number is 203-890-2000.

Merger Sub

72 Mobile Acquisition Corp, which we refer to as “Merger Sub,” is a newly formed Delaware corporation and a wholly owned subsidiary of Parent. Merger Sub was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Merger Sub has not engaged in any business except for activities incident to its incorporation and in connection with the transactions contemplated by the merger agreement. Upon the consummation of the proposed merger, Merger Sub will cease to exist and Airvana will continue as the surviving corporation and a wholly owned subsidiary of Parent. The principal office address of 72 Mobile Acquisition Corp. is 72 Cummings Point Rd., Stamford, Connecticut 06902. Its telephone number is 203-890-2000.

Additional information concerning these transaction participants is set forth in Annex D to this proxy statement.

THE SPECIAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors in connection with the special meeting of our stockholders relating to the merger.

Date, Time and Place of the Special Meeting

We will hold the special meeting at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, at 10:00 a.m., local time, on [          ], 2010.

Purpose of the Special Meeting

At the special meeting, we will ask the holders of our common stock to adopt the merger agreement, and, if there are not sufficient votes in favor of adoption of the merger agreement, to adjourn the special meeting to a later date to solicit additional proxies.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of our common stock at the close of business on [          ], 2010, the record date, are entitled to notice of, and to vote at, the special meeting. On the record date, [          ] shares of our common stock were issued and outstanding and held by approximately [          ] holders of record. Holders of record of our common stock on the record date are entitled to one vote per share at the special meeting on the proposal to adopt the merger agreement and the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

A quorum of stockholders is necessary to hold a valid special meeting. Under our by-laws, a quorum is present at the special meeting if a majority of the issued and outstanding shares of our common stock entitled to vote on the record date are present, in person or represented by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned to solicit additional proxies. For purposes of determining the presence of a quorum, abstentions will be counted as shares present, however, broker non-votes (where a broker or nominee does not exercise discretionary authority to vote on a matter), if any, will not be counted as shares present.

Vote Required

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of our common stock. Adoption of the merger agreement is a condition to the closing of the merger.

Approval of any proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of a majority of the votes cast on the matter by holders of Airvana common stock present, in person or represented by proxy, at the special meeting, provided that a quorum is present, in person or represented by proxy, at the special meeting.

Voting by Airvana’s Directors and Executive Officers

As of [          ], 2010, the record date, the directors and executive officers of Airvana and their affiliates held and are entitled to vote, in the aggregate, [          ] shares of Airvana common stock, representing approximately [     ]% of the outstanding Airvana common stock. The directors and executive officers have informed Airvana that they currently intend to vote all of these shares of Airvana common stock “FOR” the adoption of the merger agreement and “FOR” the adjournment proposal. If our directors and executive officers and their affiliates vote their shares in favor of adopting the merger agreement, [     ]% of the outstanding shares of Airvana common stock as of the record date will have voted for the proposal to adopt the merger agreement. This means that additional holders of approximately [     ]% of all shares entitled to vote at the special meeting would need to vote for the proposal to adopt the merger agreement in order for it to be adopted.

Voting and Revocation of Proxies

If your shares are registered in your name, you may cause your shares to be voted by returning a signed proxy card by mail or voting in person at the meeting. Additionally, you may submit a proxy authorizing the voting of your shares via the Internet at www.investorvote.com/AIRV or by telephone by calling 1-800-662-7232. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy via the Internet or telephone.

If your shares are registered in your name and you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the meeting. If your shares are registered in your name, you are encouraged to submit a proxy even if you plan to attend the special meeting in person.

Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the stockholder. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

If your shares are held in “street name” through a broker or other nominee, you may provide voting instructions by completing and returning the voting form provided by your broker or nominee or via the Internet or by telephone through your broker or nominee if such a service is provided. To provide voting instructions via the Internet or telephone, you should follow the instructions on the voting form provided by your broker or nominee. If you plan to attend the special meeting, you will need a proxy from your broker or nominee in order to be given a ballot to vote the shares. If you do not return your broker’s or nominee’s voting form, provide voting instructions via the Internet or telephone through your broker or nominee, if possible, or attend the special meeting and vote in person with a proxy from your broker or nominee, it will have the same effect as if you voted “AGAINST” adoption of the merger agreement.

Revocability of Proxies

Any proxy you give pursuant to this solicitation may be revoked by you at any time before it is voted. Proxies may be revoked as follows:

If you have sent a proxy directly to Airvana, you may revoke it by:

•	delivering to our corporate secretary at our corporate offices at 19 Alpha Road, Chelmsford, Massachusetts 01824, or by fax to the attention of Peter C. Anastos, Secretary, at 978-250-3911, on or before the business day prior to the special meeting, a written revocation of the proxy or a later-dated, signed proxy card;

•	delivering a new, later-dated proxy by telephone or via the Internet until immediately prior to the special meeting;

•	delivering a written revocation or a later dated, signed proxy card to us at the special meeting prior to the taking of the vote on the matters to be considered at the special meeting; or

•	attending the special meeting and voting in person.

If you have instructed a broker or nominee to vote your shares, you may revoke your proxy only by following the directions received from your broker or nominee to change those instructions.

Revocation of the proxy will not affect any vote previously taken. Attendance at the special meeting will not in itself constitute the revocation of a proxy; you must vote in person at the special meeting to revoke a previously delivered proxy.

Rights of Stockholders Who Object to the Merger

Stockholders of Airvana are entitled to appraisal rights under Delaware law in connection with the merger. This means that you are entitled to have the “fair value” of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to Airvana before the vote is taken on the merger agreement and you must not vote in favor of the adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 88 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C.

Solicitation of Proxies

This proxy solicitation is being made and paid for by Airvana on behalf of its board of directors. In addition, we have retained Georgeson to assist in the solicitation. We will pay Georgeson approximately $8,500 plus out-of-pocket expenses for their assistance. Our directors, executive officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Airvana common stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses. In addition, we will indemnify Georgeson against any losses arising out of that firm’s proxy soliciting services on our behalf.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our by-laws, business transacted at the special meeting is limited to the purposes stated in the notice of the special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of Airvana common stock represented by properly submitted proxies will be voted in accordance with the recommendations of our board of directors.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Georgeson, toll-free at 888-666-2572 (banks and brokers should contact Georgeson at 212-440-9800), or contact Airvana in writing at our principal executive offices at 19 Alpha Road, Chelmsford, Massachusetts 01824, Attention: Secretary, or by telephone at 978-250-3000.

Availability of Documents

The reports, opinions or appraisals referenced in this proxy statement and filed as exhibits to the Schedule 13E-3 filed by the Company concurrently with this proxy statement will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested holder of Airvana common stock.

THE MERGER AGREEMENT (PROPOSAL NO. 1)

The description below describes the material provisions of the merger agreement. The description is qualified in its entirety by reference to the merger agreement, which is attached as Annex A and is incorporated herein by reference. You should read the merger agreement carefully in its entirety, as it is the legal document governing the transaction.

The merger agreement and the following description are intended to provide information regarding the terms of the merger. It is not intended to provide any other factual information about Airvana, Parent or Merger Sub. Although the merger agreement contains representations and warranties made by each of Airvana, Parent or Merger Sub, the assertions embodied in those representations and warranties were made for purposes of the merger agreement and the closing conditions under the merger agreement, were made for the benefit of the other parties to the merger agreement, were made as of specific dates and have been used for purposes of allocating risk between the respective parties, rather than establishing matters of fact. The representations and warranties are qualified in a number of important respects, including through the use of negotiated exceptions for certain matters disclosed by the party that made the representations and warranties to the other parties. Although the representations and warranties in the merger agreement may not constitute the actual state of facts about the parties to the merger agreement as of a specific date, any specific material facts of which Airvana is currently aware that materially qualify the representations and warranties in the merger agreement have been disclosed in this proxy statement or in the information contained in Airvana’s public reports filed with the SEC, as applicable. You should read the merger agreement together with the other information regarding Airvana included in this proxy statement and the information that Airvana publicly files in reports and statements with the SEC. See “Where You Can Find More Information” beginning on page 105.

The Merger

Under the terms of the merger agreement, Merger Sub, a wholly owned subsidiary of Parent, will merge with and into Airvana, with Airvana continuing as the surviving corporation of the merger. As a result of the merger, the separate corporate existence of Merger Sub will cease, and Airvana will become a wholly owned subsidiary of Parent. We sometimes refer to Airvana after the consummation of the merger as the surviving corporation. The by-laws of Airvana will also be amended and restated in their entirety so that, as soon as practicable following the effective time of the merger (as explained below) they are identical to the by-laws of Merger Sub as in effect immediately prior to the effective time of the merger, except that all references to the name of Merger Sub shall be changed to refer to Airvana. The directors of Merger Sub immediately prior to the effective time of the merger shall be the directors of Airvana. The officers of Airvana shall continue in their respective positions after the merger.

Effective Time of the Merger Agreement

The closing of the merger will occur no later than the second business day following the satisfaction or waiver of all of the closing conditions set forth in the merger agreement or at such other date as the parties may agree in writing. The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State (or such later time as may be agreed in writing by Airvana and Parent and specified in the certificate of merger). We intend to complete the merger as promptly as practicable, subject to receipt of stockholder approval and all requisite regulatory approvals. Although we expect to complete the merger by the end of the first quarter of 2010, we cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived.

Merger Consideration

At the effective time of the merger, each issued and outstanding share of Airvana common stock, other than treasury shares, any shares owned by one of our wholly owned subsidiaries, any shares held by Parent, Merger Sub or any other wholly owned subsidiary of Parent, and shares held by stockholders who have demanded and not effectively withdrawn or lost appraisal rights, will be cancelled and automatically converted into the right to receive $7.65 in cash, without interest and less applicable withholding taxes. The per share merger consideration will be equitably adjusted in the event of any reclassification, stock split, reverse split, stock dividend, reorganization, recapitalization or other like change with respect to Airvana common stock that occurs prior to the effective time of the merger. Treasury shares and any shares of our capital stock held by Parent, Merger Sub or any other wholly owned subsidiary of Parent, will be automatically cancelled and extinguished without any conversion of such shares and no consideration will be paid for such shares. We expect such shares held by Parent to include certain shares that the Rollover Stockholders have agreed to contribute to Parent immediately prior to completion of the merger in exchange for equity interests in Parent. Any shares of our common stock held by any of our wholly owned subsidiaries will remain outstanding. Shares held by our stockholders who perfect their appraisal rights will be converted into the right to receive such consideration as may be determined by the Delaware Court of Chancery under Section 262 of the DGCL.

Payment Procedures

At or prior to the effective time of the merger, Parent will deposit, or cause to be deposited, cash with an exchange agent in order to permit the payment of the merger consideration. Promptly (and in any event within three business days) after the effective time, the exchange agent will mail to each holder of record of Airvana common stock that was issued and outstanding immediately prior to the effective time of the merger a letter of transmittal and instructions for use in effecting the surrender of the certificates that represent shares of Airvana common stock in exchange for the merger consideration. If any of your certificates representing Airvana common stock have been lost, stolen or destroyed, you will be entitled to obtain the merger consideration after you make an affidavit of that fact and, if required by the exchange agent, in its discretion, deliver a bond, in such sum as the exchange agent may reasonably direct, as indemnity against any claim made that may be made against Parent, the exchange agent and the surviving corporation with respect to such certificates. In the event of a transfer of ownership of Airvana common stock which is not registered in the transfer records of Airvana, the merger consideration may be paid to a person other than the person in whose name the certificate so surrendered is registered, if such certificate is presented to the exchange agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. No interest will be paid or will accrue on the cash payable upon the surrender of any certificate.

Parent is entitled to cause the exchange agent to deliver to it any funds that have not been distributed within one year after the effective time of the merger. After that date, holders of certificates who have not complied with the instructions to exchange their certificates will be entitled to look only to Parent for payment of the merger consideration.

None of Parent, Merger Sub, Airvana, the surviving corporation, or the exchange agent will have any liability to holders of shares of Airvana common stock for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

You should not send your Airvana stock certificates (if any) to the exchange agent until you have received transmittal materials from the exchange agent. Do not return your Airvana stock certificates (if any) with the enclosed proxy.

Appraisal Rights

Shares of Airvana common stock issued and outstanding immediately prior to the effective time of the merger that are held by any holder who has demanded and not lost appraisal rights to such shares will not be converted into the right to receive the merger consideration. Instead such stockholder will only be entitled to payment of the appraised value of such shares in accordance with the DGCL. At the effective time of the merger, all such shares will automatically be cancelled and will cease to exist or be outstanding, and each holder will cease to have any rights with respect to the shares, except for rights granted under Section 262 of the DGCL. In the event a stockholder loses (through failure to perfect or otherwise) the right to appraisal under the DGCL, then the rights of such holder will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration described above. We are required to serve prompt notice to Parent of any demands for appraisal that we receive, and Parent has the right to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. We may not, without Parent’s prior written consent, make any payment with respect to, or settle or offer to settle, any demands for appraisal.

These rights in general are discussed more fully under the section of this proxy statement entitled “Appraisal Rights” beginning on page 88.

Treatment of Options

In connection with the merger, each option to purchase shares of Airvana common stock will be fully vested, to the extent not already fully vested, and cancelled at the effective time of the merger and will solely represent the right to receive in exchange and in consideration of each such option, at the effective time of the merger or as soon as practicable thereafter (but in any event not later than three business days following the effective time of the merger), a cash payment equal to the product of (i) the number of shares of Airvana common stock subject to such option immediately prior to the effective time of the merger, multiplied by (ii) the excess, if any, of the merger consideration of $7.65 per share of Airvana common stock over the exercise price per share of Airvana common stock subject to such option.

Representations and Warranties

In the merger agreement, we made representations and warranties to Parent and Merger Sub, including those relating to the following:

•	our corporate organization, standing and power;

•	our capitalization;

•	our subsidiaries;

•	our authorization (including board of directors approval and direction to submit the merger agreement to a stockholder vote and recommendation of its approval), execution, delivery, performance and the enforceability of the merger agreement;

•	the absence of conflicts with, or violations of, our organizational documents, applicable laws or other obligations as a result of our execution of the merger agreement or consummation of the merger and the identification of government filings and consents required in connection therewith;

•	documents filed by us with the SEC, the accuracy and completeness of the financial statements and other information contained in such documents;

•	the absence of undisclosed liabilities;

•	the absence of a “Company Material Adverse Effect” on Airvana since December 28, 2008 and the absence of certain other changes or events involving Airvana since June 28, 2009;

•	our filing of tax returns, payment of taxes and other tax matters;

•	our lease arrangements;

•	our intellectual property;

•	our material contracts;

•	the absence of pending or threatened litigation involving us;

•	environmental matters with respect to our operations;

•	our employee benefit plans, matters relating to the Employee Retirement Income Security Act and other matters concerning employee benefits and employment agreements;

•	our compliance with laws;

•	our possession of and compliance with permits, licenses and approvals to conduct our business;

•	our employees and other labor matters;

•	our insurance policies;

•	the receipt by the special committee of our board of directors of an opinion of its financial advisor;

•	that we have taken all action to ensure that the anti-takeover provisions of the DGCL do not apply to the execution, delivery or performance of the merger agreement and certain ancillary agreements entered into, or expected to be entered into, in connection with the merger agreement or the consummation of the merger or the transactions contemplated by such ancillary agreements; and that no other state anti-takeover statute applies to Airvana as a result of the transactions contemplated by the merger agreement or certain ancillary agreements, including the merger;

•	the absence of undisclosed obligations to brokers and investment bankers; and

•	the absence of any representations or warranties by Parent and Merger Sub to us other than those contained in the merger agreement.

In the merger agreement, Parent and Merger Sub made representations and warranties to us, including those relating to the following:

•	their respective organization, standing and power;

•	their respective authorization, execution, delivery, performance and the enforceability of the merger agreement;

•	the absence of conflicts with, or violations of, their organizational documents, applicable laws or other obligations as a result of their execution of the merger agreement or consummation of the merger and the identification of government filings and consents required in connection therewith;

•	the accuracy of the material to be provided by Parent and Merger Sub for inclusion in this proxy statement and the Schedule 13E-3;

•	the lack of application of the reporting requirements of the Securities Exchange Act of 1934, as amended, to Parent and Merger Sub;

•	the lack of any business operations of Merger Sub;

•	the validity and enforceability of the equity commitment letter from S.A.C. Capital Management, LLC (referred to herein as the “equity commitment letter”) and the debt commitment letter from GSO Capital Partners LP (referred to herein as the “debt commitment letter”);

•	the absence of any default under the equity commitment letter and the debt commitment letter;

•	the absence of contingencies related to the funding of the financing contemplated by the equity commitment letter and the debt commitment letter other than as set forth in the equity commitment letter or the debt commitment letter;

•	payment of fees under the equity commitment letter and the debt commitment letter;

•	assuming the accuracy of certain representations and warranties, the sufficiency of the funds contemplated to be provided by the equity commitment letter and the debt commitment letter, together with Airvana’s cash and cash equivalents, to make all payments required to be made by Parent, the surviving corporation and Merger Sub in connection with the merger;

•	the solvency of the surviving corporation immediately following the merger;

•	the due execution, effectiveness and validity of the guaranty of the obligations of Parent under the merger agreement issued to Airvana by S.A.C. Capital Management, LLC;

•	the absence of any contracts related to the merger between Parent or Merger Sub and our management, directors or stockholders;

•	the absence of any representations or warranties by Airvana to Parent and Merger Sub other than those contained in the merger agreement; and

•	their investigation of us and access to information in connection with such investigation.

Definition of Company Material Adverse Effect

Several of the representations and warranties made by us in the merger agreement and certain conditions to performance by Parent and Merger Sub of their obligations under the merger agreement are qualified by reference to whether the item in question would have a “Company Material Adverse Effect” on us. The merger agreement provides that a “Company Material Adverse Effect” means any effect, change, event, circumstance or development that is, or would be reasonably likely to be, individually or in the aggregate, materially adverse to the business, financial condition or results of operations of Airvana and our subsidiaries, taken as a whole.

However, none of the following, or any effect, change, event, circumstance or development arising or resulting from any of the following shall constitute, or shall be considered in determining whether there has occurred, or may, would or could occur, a “Company Material Adverse Effect:”

•	general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally (except effects, changes, events, circumstances or developments arising or resulting from such conditions (or changes in such conditions) may be considered if, and only to the extent that, they adversely affect Airvana and our subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants operating in industries and the affected geography in which Airvana and our subsidiaries operate);

•	conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world (except effects, changes, events, circumstances or developments arising or resulting from such conditions (or changes in such conditions) may be considered if, and only to the extent that, they adversely affect Airvana and our subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants operating in industries and the affected geography in which Airvana and our subsidiaries operate);

•	conditions (or changes in conditions) in the industries or markets in which Airvana operates (except effects, changes, events, circumstances or developments arising or resulting from such conditions (or changes in such conditions) may be considered if, and only to the extent that, they adversely affect Airvana and our subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants operating in industries in which Airvana and our subsidiaries operate);

•	political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world occurring after the date of the merger agreement (except effects, changes, events, circumstances or developments arising or resulting from such conditions (or changes in such conditions) may be considered if, and only to the extent that, they adversely affect Airvana and our subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants operating in industries and the affected geography in which the Airvana and our subsidiaries operate);

•	earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world occurring after the date of the merger agreement (except effects, changes, events, circumstances or developments arising or resulting from such conditions may be considered if, and only to the extent that, they adversely affect Airvana and our subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants operating in industries and the affected geography in which Airvana and our subsidiaries operate);

•	the announcement of the merger agreement or the pendency or consummation of the transactions contemplated thereby, including the identity of Parent or the termination or potential termination of (or the failure or potential failure to renew or enter into) any contracts with customers, suppliers, distributors or other business partners, to the extent caused by the pendency or the announcement of the transactions contemplated by the merger agreement;

•	changes after the date of the merger agreement in law or other legal or regulatory conditions (or the interpretation thereof) or changes after the date of the merger agreement in GAAP or other accounting standards (or the interpretation thereof) or that result from any action taken for the purpose of complying with any such changes;

•	any actions taken or failure to take action, in each case, to which Parent has approved, consented to or requested in writing; or compliance with the terms of, or the taking of any action required by, the merger agreement (including actions taken in order consummate the merger but excluding actions taken in order to comply with our obligations to operate our business in the ordinary course of business consistent in all material respects with past practice and to use our commercially reasonable efforts to preserve our and each of our subsidiaries’ business organization and good standings and assets, rights and properties and relationships and contracts with customers, suppliers, distributors, strategic partners and others we do business with and keep available the services of our officers, employees and consultants);

•	any fees or expenses incurred in connection with the transactions contemplated by the merger agreement;

•	changes in our stock price or the trading volume of our stock, or any failure by us to meet any public estimates or expectations of our revenue, earnings or other financial performance or results of operations for any period, or any failure by us to meet any internal budgets, plans or forecasts of our revenues, earnings or other financial performance or results of operations (except that no such change or failure will prevent or otherwise affect a determination that any effect, change, event, circumstance or development underlying such change or failure has resulted in, or contributed to, a “Company Material Adverse Effect”); and

•	any legal proceedings made or brought by any of our current or former stockholders (on their own behalf or on our behalf) against us arising out of or related to the merger agreement or the merger.

Definition of Buyer Material Adverse Effect

Certain of the representations and warranties made by Parent and Merger Sub in the merger agreement and certain conditions to our performance of our obligations under the merger agreement are qualified by reference to whether the item in question would have a “Buyer Material Adverse Effect.” The merger agreement provides that a “Buyer Material Adverse Effect” means any effect, change, event, circumstance or development that would, individually or in the aggregate, prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by the merger agreement.

Equity Financing

Parent and Merger Sub have committed to provide, subject to the equity commitment letter, the financing contemplated by the equity commitment letter, including by:

•	maintaining in effect the equity commitment letter;

•	ensuring the accuracy of all representations or warranties made by them in the equity commitment letter;

•	complying with all of their covenants in the equity commitment letter and timely satisfying all conditions applicable to them set forth in the equity commitment letter that are within their control;

•	upon the satisfaction of all applicable conditions, consummating the financing contemplated by the equity commitment letter at or prior to the closing; and

•	fully enforcing the obligations of S.A.C. Capital Management, LLC under the equity commitment letter.

Parent and Merger Sub have also agreed not to amend, alter or waive any term of the equity commitment letter without our written consent and to notify us promptly if (1) the equity commitment letter expires or is terminated, (2) the equity investor refuses to provide the financing contemplated by the equity commitment letter on the terms set forth therein (or expresses in writing an intent to do so), or (3) Parent or Merger Sub no longer believes in good faith that it will be able to obtain the financing contemplated by the equity commitment letter on the terms set forth therein.

Debt Financing

Parent and Merger Sub have agreed to use their reasonable best efforts to obtain the financing contemplated by the debt commitment letter on the terms set forth therein or terms not materially less favorable, in the aggregate, to Parent and Merger Sub taken as a whole, including with respect to the conditionality thereof (subject to their right to add lenders, lead arrangers, bookrunners, syndication agents or similar entities so long as the terms would not adversely affect their ability to consummate the merger or the likelihood of consummation of the merger), including by using their reasonable best efforts to:

•	maintain the debt commitment letter in effect and negotiate a definitive agreement with respect thereto on the terms set forth therein or terms not materially less favorable, in the aggregate, to Parent and Merger Sub, taken as a whole, including with respect to the conditionality thereof, than those set forth therein;

•	ensuring the accuracy of all representations or warranties made by them in the debt commitment letter or any definitive agreement executed with respect thereto;

•	complying with all of their covenants in the debt commitment letter or any definitive agreement executed with respect thereto;

•	satisfying on a timely basis all conditions applicable to them and within their control set forth in the debt commitment letter or any definitive agreement executed with respect thereto; and

•	upon the satisfaction of all applicable conditions, consummating the financing contemplated by the debt commitment letter or any definitive agreement executed with respect thereto at or prior to the closing.

Assuming the satisfaction of all applicable conditions, Parent and Merger Sub are obligated to use their reasonable best efforts to cause their lender to consummate the required debt financing and enforce their rights under the debt commitment letter.

Parent has agreed to keep us reasonably informed with respect to all material activity concerning the status of the financing contemplated by the debt commitment letter and give us prompt notice of any material adverse change with respect to such debt financing, including providing notice within one business day if (1) the debt commitment letter expires or is terminated, (2) the lender refuses to provide the financing contemplated by the debt commitment letter on the terms set forth therein or (3) Parent or Merger Sub no longer believes in good faith that it will be able to obtain all or any portion of the financing contemplated by the debt commitment letter on substantially the terms described therein.

Parent and Merger Sub have agreed that, without our prior written consent, they will not, and will not permit any of their affiliates to, take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, that could reasonably be expected to impair, delay or prevent consummation of the financing contemplated by the debt commitment letter and will not amend or alter, or agree to amend or alter, the debt commitment letter in any manner that would materially impair, delay or prevent the transactions contemplated by the merger agreement.

If the financing contemplated by the debt commitment letter becomes unavailable on the terms and conditions contemplated therein, Parent and Merger Sub will use their reasonable best efforts to promptly obtain substitute debt financing from alternative sources in an amount sufficient, together with the debt and equity financing that is available, to pay all amounts required to be paid by Parent, Merger Sub or the surviving corporation in connection with the merger and to obtain a new financing commitment letter with respect thereto that provides for such financing on terms not materially less favorable in the aggregate to Parent and Merger Sub than those set forth in the debt commitment letter.

Subject to certain limitations, we are obligated to, to cause our subsidiaries to, and to use our commercially reasonable efforts to cause our and their respective representatives to, provide Parent such cooperation as it may reasonably request in connection with the arrangement of the financing contemplated by the debt commitment letter, including by:

•	assisting in the preparation for, and participating in, a reasonable number of meetings, presentations, due diligence sessions and similar presentations to and with rating agencies and the parties acting as lead arrangers or agents for, and prospective purchasers and lenders of, the financing contemplated by the debt commitment letter;

•	assisting with the preparation of materials for rating agency presentations, offering documents, information memoranda (including the delivery of one or more customary representation letters), and similar documents required in connection with the financing contemplated by the debt commitment letter and equity commitment letter;

•	executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, opinions or documents as may be reasonably requested by Parent and otherwise reasonably facilitating the pledging of collateral (including a certificate of the chief financial officer of Airvana or any of our subsidiaries with respect to solvency matters);

•	using commercially reasonable efforts to obtain consents of accountants for use of their reports in any materials relating to the financing contemplated by the debt commitment letter;

•	furnishing Parent and its financing sources with certain financial statements and financial data required by the debt commitment letter;

•	using commercially reasonable efforts to obtain surveys and title insurance as reasonably requested by Parent in order to facilitate the financing contemplated by the debt commitment letter; and

•	taking all corporate actions necessary to permit the consummation of the financing contemplated by the debt commitment letter and to permit the proceeds thereof to be made available to the surviving corporation, including the entering into of one or more credit agreements or other instruments on terms satisfactory to Parent in connection with such financing immediately prior to, and conditioned upon the occurrence of, the effective time of the merger to the extent our direct borrowing or debt incurrence is contemplated in the debt commitment letter.

Parent has agreed to promptly, upon our request, reimburse us for all reasonable and documented out-of-pocket costs we and our subsidiaries incur in connection with such cooperation in the event that the merger is not consummated by June 15, 2010. Parent has agreed to indemnify and hold harmless us and our subsidiaries from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by us or our subsidiaries in connection with the arrangement of the financing contemplated by the debt commitment letter (other than to the extent that such losses arise from our or our subsidiaries’ (or their respective representatives’) gross negligence or willful misconduct) and any information used in connection therewith (other than information that we or our subsidiaries provide).

Covenants Relating to the Conduct of Our Business

During the period between the date of the merger agreement and the effective time of the merger, we have agreed with Parent, except as expressly provided or permitted by the merger agreement or the disclosure schedule attached to the merger agreement or as Parent may otherwise consent in writing (which will not be unreasonably withheld), that we will, and cause each of our subsidiaries to:

•	act and carry on our and each of our subsidiaries’ businesses in the ordinary course of business consistent in all material respects with past practice; and

•	use, and cause each of our subsidiaries to use, commercially reasonable efforts to maintain and preserve our and each of our subsidiaries’ business organizations and good standings under applicable law, assets, rights and properties, and preserve intact business relationships and contracts with customers, strategic partners, suppliers, distributors and others having business dealings with us and our subsidiaries, and keep available the services of our and our subsidiaries’ current officers, employees and consultants.

In addition, we have agreed with Parent that, except as expressly provided or permitted in the merger agreement or the disclosure schedule attached to the merger agreement, we will not, and will not permit our subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Parent (which will not be unreasonably withheld):

•	(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any shares of Airvana’s or our subsidiaries’ capital stock (other than dividends and distributions made in the ordinary course of business consistent in all material respects with past practice by a direct or indirect wholly owned subsidiary of Airvana to its parent), (ii) split, combine, subdivide, pledge, modify or reclassify any shares of Airvana’s or our subsidiaries’ capital stock or any of Airvana’s or our subsidiaries’ other securities or rights, or make any change in the number of shares of Airvana’s or our subsidiaries’ authorized capital stock, (iii) subject to customary exceptions, issue, authorize for issuance, sell, grant or subject to any lien any shares of Airvana’s or our subsidiaries’ capital stock or any of Airvana’s or our subsidiaries’ other securities or rights convertible into, exchangeable or exercisable for or evidencing the right to subscribe for or purchase shares of Airvana’s or our subsidiaries’ capital stock or any of Airvana’s or our subsidiaries’ other securities or ownership interests, or (iv) subject to customary exceptions, purchase, redeem or otherwise acquire any shares of Airvana’s or our subsidiaries’ capital stock or any other of Airvana’s or our subsidiaries’ securities or any rights, warrants or options to acquire any such shares or other securities;

•	issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of Airvana’s or our subsidiaries’ capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of our common stock upon the exercise of stock options outstanding on the date of the merger agreement);

•	amend Airvana’s or our subsidiaries’ certificate of incorporation, by-laws or other comparable charter or organizational documents;

•	acquire or license (as licensee) (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock or other equity interest of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, (ii) any assets that are material, in the aggregate, to us and our subsidiaries, taken as a whole, except purchases of inventory and raw materials in the ordinary course of business consistent in all material respects with past practice, or (iii) any real property material to us and our subsidiaries, taken as a whole;

•	enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing that would reasonably be expected to impair, delay or prevent Parent’s obtaining the financing contemplated by the equity commitment letter and the debt commitment letter;

•	enter into any new line of business material to us and our subsidiaries, taken as a whole;

•	sell, lease, license, pledge, or otherwise dispose of or encumber any material properties, material rights or material assets of Airvana or any of our subsidiaries other than in the ordinary course of business consistent in all material respects with past practice, so long as the value or purchase price, in any single instance, for such properties, rights or assets does not exceed $250,000;

•	adopt or implement any stockholder rights plan;

•	adopt a plan or agreement of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization or other reorganization of Airvana or any of our subsidiaries;

•	amend any term of any outstanding equity security or equity interest of Airvana or any of our subsidiaries;

•	(i) subject to customary exceptions, incur, assume or otherwise become liable for any indebtedness for borrowed money or guarantee or endorse any such indebtedness of another person, (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities of Airvana or any of our subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing (provided that Airvana may, in the ordinary course of business consistent in all material respects with past practice, invest in debt securities maturing not more than ninety days after the date of investment), (iii) enter into or make any loans, advances (other than routine non-material advances to employees of Airvana and its subsidiaries in the ordinary course of business consistent in all material respects with past practice), or capital contributions to, or investment in, any other person other than Airvana or any of its direct or indirect subsidiaries, or (iv) other than in the ordinary course of business consistent in all material respects with past practice enter into any hedging agreement or other financial agreement or arrangement designed to protect Airvana or our subsidiaries against fluctuations in commodities prices or exchange rates;

•	pay, discharge, settle or compromise any pending or threatened suit, action or claim which (i) requires payment to or by Airvana or our subsidiaries (exclusive of attorney’s fees) in excess of $100,000 in any single instance or in excess of $250,000 in the aggregate, (ii) involves injunctive or equitable relief or restrictions on the business activities of Airvana or our subsidiaries, (iii) would involve the issuance of Airvana securities or (iv) relates to the transactions contemplated by the merger agreement, except that Airvana or our subsidiaries may pay, discharge, settle or compromise any pending or threatened suit, action or claim not relating to taxes if the amount required to be paid by Airvana and our subsidiaries pursuant thereto (net of the retention amount) is covered by insurance;

•	make (i) any expenditures with respect to our femtocell business during any period beginning on December 1, 2009 and ending on December 31, 2009 or the last day of any month thereafter, in excess of the cumulative monthly budgeted expenditures for such period as set forth in the disclosure schedule attached to the merger agreement or (ii) any capital expenditures or other expenditures with respect to our property, plant or equipment in any fiscal quarter in excess of the aggregate amount for Airvana and our subsidiaries, taken as a whole, disclosed in the disclosure schedule attached to the merger agreement;

•	make any material changes in accounting methods, principles or practices (or change an annual accounting period), except insofar as is required by a change in GAAP;

•	(i) other than in the ordinary course of business consistent in all material respects with past practice, modify, amend, terminate or waive any material rights under any material contract or enter into any material contract or (ii) enter into any (x) new contract that contains a change in control provision in favor of the other party or parties thereto or would otherwise require a material payment to or give rise to any material rights to such other party or parties in connection with the transactions contemplated by the merger agreement or (y) non-competition or other agreement that prohibits or otherwise restricts in any material respect, Airvana or any of our subsidiaries or affiliates from freely engaging in business anywhere in the world (including any agreement restricting Airvana or any of our subsidiaries or affiliates from competing in any line of business or in any geographic area);

•	make or change any material tax election, file any material amendment to any tax return with respect to any material amount of taxes, settle or compromise any material tax liability, agree to any extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of taxes, enter into any material closing agreement with respect to any tax or take any action to surrender any right to claim a material tax refund;

•	except as required to comply with applicable law or agreements, plans or arrangements existing on the date of the merger agreement, (i) adopt, enter into, terminate or materially amend any employment, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former director, officer or employee or any collective bargaining agreement (except in the ordinary course of business consistent in all material respects with past practice and only if such agreement is terminable on sixty days’ or less notice without either a penalty or a termination payment), (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee, except for semi-annual increases of salaries for non-officer employees in the ordinary course of business consistent in all material respects with past practice, which in no event shall be greater than 4% per annum, or the payment of annual bonuses and commissions in the ordinary course of business consistent in all material respects with past practice under any Airvana employee benefit plan to non-officer employees for our 2009 fiscal year, (iii) accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding options or restricted stock awards, other than as contemplated by the merger agreement, (iv) grant any equity compensation, (v) grant any severance or termination pay to any present or former director, officer, employee or consultant of Airvana or our subsidiaries, other than as required pursuant to the terms of an Airvana employee benefit plan in effect on the date of the merger agreement or (vi) take any action other than in the ordinary course of business consistent in all material respects with past practice to fund or in any other way secure the payment of compensation or benefits under any Airvana employee benefit plan;

•	effectuate or permit a “plant closing” or “mass layoff,” affecting in whole or in part any site of employment, facility, operating unit or employee of Airvana or any of our subsidiaries;

•	grant any material refunds, credits, rebates or other allowances by Airvana or any of our subsidiaries to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business consistent in all material respects with past practice;

•	open any facility or office greater than 5,000 square feet; or

•	authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

Conditions to Closing the Merger

The obligations of Airvana, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of each of the following conditions:

•	the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of our common stock;

•	the expiration or termination of the waiting period applicable to the merger under the HSR Act;

•	other than the filing of the certificate of merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity in connection with the merger and the consummation of the other transactions contemplated by the merger agreement, the failure of which to file, obtain or occur is reasonably likely to have a “Buyer Material Adverse Effect” or a “Company Material Adverse Effect,” shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be likely to have a “Buyer Material Adverse Effect” or a “Company Material Adverse Effect;”

•	no order suspending the use of this proxy statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC or its staff; and

•	no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger or the other transactions contemplated by the merger agreement, except that a party may not assert that this condition has not been satisfied unless such party shall have used its reasonable best efforts to prevent the enforcement or entry of such order, executive order, stay, decree, judgment or injunction or statute, rule or regulation, including taking such action as is required to comply with certain of its obligations under the merger agreement.

In addition, the obligations of Parent and Merger Sub to consummate the merger are subject to the satisfaction of each of the following additional conditions (except that Parent and Merger Sub may not rely on the failure of any of the following conditions to the extent such failure results from their failure to use the standard of efforts to consummate the merger required from them under the terms of the merger agreement):

•	our representation and warranty that there has not been a “Company Material Adverse Effect” since December 28, 2008 must be true and correct in all respects; certain of our representations and warranties must be true and correct in all material respects; and certain of our representations and warranties must be true and correct, except where the failure to be true and correct has not had, and would not reasonably be expected to have had, a “Company Material Adverse Effect;”

•	we must have performed in all material respects all obligations required to be performed by us on or prior to the closing date;

•	since the date of the merger agreement, there shall not have occurred any “Company Material Adverse Effect;”

•	our Adjusted EBITDA (as defined in “— Definition of Adjusted EBITDA”) for the 12 month period ended at least 30 days prior to the closing date of the merger shall not be less than $95 million; and

•	we shall have delivered to the Parent a certificate, dated as of the closing date of the merger, signed by our chief executive officer or chief financial officer, certifying to the satisfaction of the above described conditions.

In addition, our obligations to consummate the merger are subject to the satisfaction of each of the following additional conditions (except that we may not rely on the failure of any of the following conditions to the extent such failure results from our failure to use the standard of efforts to consummate the merger required from us under the terms of the merger agreement):

•	Parent and Merger Sub’s representations and warranties in the merger agreement must be true and correct except for changes contemplated by the merger agreement and where the failure to be true and correct has not had a “Buyer Material Adverse Effect;”

•	Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under the merger agreement on or prior to the closing date;

•	Parent shall have delivered to us a certificate, dated as of the closing date of the merger, signed by its chief executive officer, chief financial officer or other duly authorized officer, certifying to the satisfaction of the above described conditions; and

•	Parent shall have delivered to us a solvency certificate substantially similar in form and substance to the solvency certificate to be delivered to the lenders pursuant to the debt commitment letter or any agreements entered into in connection with the financing contemplated by the debt commitment letter.

Definition of Adjusted EBITDA

For purposes of the closing condition requiring our Adjusted EBITDA to be not less than $95 million for the twelve (12) month period ended at least 30 days prior to the closing date of the merger, which we refer to as the “last twelve month period,” a schedule to the merger agreement defines “Adjusted EBITDA” for a fiscal month as earnings (based on billings) for the EV-DO business of Airvana and our subsidiaries for such fiscal month,

•	plus, to the extent deducted in the calculation of earnings (based on billings) for the EV-DO business of Airvana and our subsidiaries for such fiscal month:

•	total interest expense (net of interest income and gains) and bank and letter of credit fees;

•	provision for taxes based on income or profits, paid or accrued;

•	depreciation and amortization (including amortization of capitalized software expenditures and amortization of deferred financing fees or costs), excluding amortization of a prepaid cash item that was paid in any prior month;

•	non-cash charges or expenses (excluding any non-cash charges or expenses that represent amortization of a prepaid cash item that was paid in any prior month), including any impairment charge or asset write-off or write-down related to intangible assets (including goodwill) and long-lived assets in accordance with GAAP;

•	extraordinary losses in accordance with GAAP, not to exceed $5,000,000 in the aggregate for the last twelve month period;

•	operating expenses directly attributable to the implementation of cost savings initiatives, non-recurring or unusual charges or the pro rata annual salary and benefits of terminated employees, not to exceed $10,000,000 in the aggregate for the last twelve month period; and

•	tax penalties, fees and interest associated with the Company’s tax position paid or accrued, to the extent reimbursed or covered by insurance, or such amounts not so reimbursed or covered not to exceed $5,000,000 in the aggregate for the last twelve month period, and costs to defend (and insurance premiums) associated with the Company’s tax position paid or accrued not to exceed $5,000,000 in the aggregate for the last twelve month period.

•	less, to the extent added in the calculation of earnings (based on billings) for the EV-DO business of Airvana and our subsidiaries for such fiscal month:

•	extraordinary gains and unusual or non-recurring gains;

•	non-cash gains (excluding any non-cash gain that represents the reversal of an accrual or reserve for a potential cash item in any prior month (unless such accrual or reserve was added back in the calculation of Adjusted EBITDA for any prior month)); and

•	the aggregate amount of cash payments made during such period in respect of any non-cash accrual, reserve or other non-cash charges or expenses accounted for in any prior month which were added to Adjusted EBITDA in any prior month.

The Adjusted EBITDA for the last twelve month period ended November 22, 2009 was approximately $102.4 million.

Restrictions on Solicitation of Other Offers

We have agreed that neither we nor any of our subsidiaries will, and we will use our reasonable best efforts to cause our and our subsidiaries’ respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives not to, directly or indirectly:

•	solicit, initiate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information in response to, or otherwise for the purpose of encouraging or facilitating, any acquisition proposal.

However, prior to the adoption of the merger agreement by our stockholders, we may furnish information with respect to Airvana to, or engage in discussions or negotiations with, a person who has made an acquisition proposal only if:

•	such acquisition proposal did not result from a breach of our non-solicitation obligations under the merger agreement;

•	we comply with our obligations under the merger agreement concerning changes in our board of directors’ recommendation to our stockholders in favor of the merger, the entry into agreements with respect to alternative acquisition proposals and providing notices to Parent concerning alternative acquisition proposals; and

•	our board of directors determines in good faith, after consultation with outside counsel and its financial advisors, that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal.

We may furnish such information only pursuant to a confidentiality agreement not materially less restrictive in any respect of the person making such acquisition proposal than the confidentiality agreement we previously entered into with SAC PCG and are required to promptly make available to Parent any material non-public information concerning Airvana or our subsidiaries furnished to any such person that was not previously delivered to Parent.

We are required to promptly (and in any event within one business day) advise Parent orally, with written confirmation to follow (together with a written copy of such acquisition proposal), of our receipt of any written acquisition proposal and the material terms and conditions of any such acquisition proposal (including material amendments or modifications thereto). We also agreed not to grant any waiver, amendment or release under any standstill agreement without Parent’s prior written consent.

An “acquisition proposal” means any proposal or offer for, whether in a single transaction or series of related transactions, alone or in combination (other than the merger):

•	a merger, consolidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving Airvana (other than any such transaction involving solely Airvana and one or more of its subsidiaries or that, if consummated, would not result in any person or group owning 20% or more of any class or series of capital stock or voting securities of Airvana);

•	the issuance by Airvana of our equity securities that, if consummated, would result in any person or group owning 20% or more of any class or series of capital stock or voting securities of Airvana;

•	the acquisition in any manner (including by virtue of the transfer of equity interests in one or more of our subsidiaries) of, directly or indirectly, 20% or more of the consolidated total assets or consolidated revenue or consolidated earnings of Airvana and our subsidiaries, in each case other than the transactions contemplated by the merger agreement (including any proposed amendments of the merger agreement proposed by Parent); or

•	a dissolution or liquidation of Airvana or similar transaction involving Airvana.

A “superior proposal” means any bona fide written acquisition proposal which was not obtained in violation of our non-solicitation obligations under the merger agreement (except that references in the definition of “acquisition proposal” to “20%” shall be replaced by “50%”) on terms which our board of directors determines in its good faith judgment (after consultation with its financial advisor and outside legal counsel) to be (i) more favorable from a financial point of view to the holders of Airvana common stock (in their capacity as such) than the merger, taking into account all the terms and conditions of such proposal and the merger agreement (including any written proposal by Parent to amend the terms of the merger agreement) and (ii) reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

Restrictions on Change of Recommendation to Stockholders

Our board of directors has agreed not to: (i) withhold, withdraw or modify its recommendation to our stockholders in favor of the merger, (ii) cause or permit us to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement providing for the consummation of a transaction contemplated by another acquisition proposal (other than a confidentiality agreement entered into in compliance with our non-solicitation obligations) or (iii) adopt, approve or recommend another acquisition proposal.

However, our board of directors may withhold, withdraw or modify its recommendation to our stockholders in favor of the merger if it determines in good faith, after consultation with outside legal counsel that failure to do so would be inconsistent with its fiduciary obligations under applicable law. Nonetheless, we cannot approve or recommend another acquisition proposal unless:

•	we have complied in all material respects with our non-solicitation obligations under the merger agreement;

•	our board of directors, or a subcommittee of the board of directors, has concluded in good faith (after consultation with independent financial advisors and outside legal counsel) that such acquisition proposal would constitute a superior proposal if no changes were made to the merger agreement;

•	prior to any such approval or recommendation of another acquisition proposal, we have provided written notice to Parent that we intend to take such action, describing the identity and material terms and conditions of the superior proposal that is the basis of such action, and include with such notice a copy of the relevant proposed transaction agreements;

•	during the four-business-day period following our delivery of such notice, we are required to, and are required to cause our financial and legal advisors to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such modification or adjustments in the terms and conditions of the merger agreement so that such superior proposal ceases to constitute a superior proposal; and

•	following the end of such four-business-day period (with any change to the financial terms or any other material terms of such superior proposal requiring a new notice to Parent but only a 48-hour period instead of a four-business-day period), our board of directors determines in good faith, taking into account any changes to the terms of the merger agreement proposed in writing by Parent, that the superior proposal continues to constitute a superior proposal.

Furthermore, we are required to provide written notice to Parent at least four business days in advance of our board of directors’ intention to withhold, withdraw or modify its recommendation to our stockholders in favor of the merger for any reason other than a superior proposal and during such four business day period following the delivery of such notice, we are required to, and are required to cause our financial and legal advisors to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such modification or adjustments in the terms and conditions of the merger agreement such that our board of directors, after consultation with outside legal counsel, does not continue to believe that the failure to withhold, withdraw or modify such recommendation would be inconsistent with its fiduciary obligations under applicable law.

Termination

Airvana, Parent and Merger Sub may agree to terminate the merger agreement at any time prior to the effective time of the merger, even after our stockholders have adopted the merger agreement at the special meeting.

In addition, we and Parent each have separate rights to terminate the merger agreement without the agreement of the other party if, among other things:

•	the merger has not been consummated by June 15, 2010, except that this termination right will not be available to any party whose failure to fulfill any obligation under the merger agreement has been a principal cause of or resulted in the failure of the merger to occur on or before such date;

•	a governmental entity of competent jurisdiction has issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, except that this termination right will not be available to any party whose failure to fulfill any obligation under the merger agreement has been a principal cause of or resulted in such order, decree, ruling or other action; or

•	our stockholders do not vote to adopt the merger agreement at the special meeting.

Parent may also terminate the merger agreement if:

•	our board of directors fails to recommend the approval of the merger in the proxy statement distributed to the Company’s stockholders or withholds, withdraws, amends or modifies its recommendation of the merger to our stockholders in a manner adverse to Parent;

•	our board of directors adopts, approves, endorses or recommends to our stockholders another acquisition proposal;

•	a tender offer or exchange offer for our outstanding common stock is commenced and our board of directors recommends that our stockholders tender their shares in such tender or exchange offer or, within ten business days after the public announcement of such tender or exchange offer or, if earlier, prior to date of the special meeting, our board of directors fails to recommend that our stockholders reject such offer and reaffirm its recommendation that our stockholders adopt the merger agreement;

•	we enter into an agreement concerning another acquisition proposal;

•	we or our board of directors publicly announces its intention to do any of the foregoing; or

•	we breach or fail to perform any of our representations, warranties, covenants or agreements in the merger agreement and such breach or failure to perform would cause certain conditions to the obligations of Parent and Merger Sub to consummate the closing not to be satisfied and such breach or failure to perform is not timely cured or is not capable of being cured, except that Parent does not have the right to terminate the merger agreement if it or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements and such breach would cause certain conditions to our obligation to consummate the closing not to be satisfied.

Additionally, we may terminate the merger agreement if:

•	our board of directors pursuant to and in compliance our non-solicitation obligations under the merger agreement, adopts, approves, endorses or recommends to our stockholders another acquisition proposal (or publicly proposes to do so) and prior to or simultaneously with such termination we pay to Parent in cash a $15 million termination fee;

•	Parent or Merger Sub breach or fail to perform any of their representations, warranties, covenants or agreements in the merger agreement and such breach or failure to perform would cause certain conditions to our obligation to consummate the closing not to be satisfied and such breach or failure to perform is not timely cured or is not capable of being cured, except that the we do not have the right to terminate the merger agreement if we are then in material breach of any of our representations, warranties, covenants or agreements and such breach would cause certain conditions to the obligations of Parent and Merger Sub to consummate the closing not to be satisfied; or

•	all of the conditions to the obligations of Parent and Merger Sub to consummate the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing) and we have indicated in writing that we are ready and willing to consummate the merger (subject to the satisfaction of all of the conditions to our obligation to consummate the merger), and Parent and Merger Sub fail to consummate the merger within ten business days following the date the closing should have otherwise occurred.

Termination does not relieve any party of liability for any willful breach of the merger agreement.

Termination Fees

Except as provided below, under the merger agreement, each of the parties will bear all fees and expenses it incurs in connection with the merger and the merger agreement.

Payable by Airvana

We must pay to Parent a termination fee of $15 million if:

•	our board of directors pursuant to and in compliance our non-solicitation obligations under the merger agreement, adopts, approves, endorses or recommends to our stockholders another acquisition proposal (or publicly proposes to do so) and we terminate the merger agreement pursuant to its terms;

•	our board of directors fails to recommend the approval of the merger in the proxy statement distributed to the Company’s stockholders or withholds, withdraws, amends or modifies its recommendation of the merger to our stockholders in a manner adverse to Parent and Parent terminates the merger agreement pursuant to its terms;

•	our board of directors adopts, approves, endorses or recommends to our stockholders an acquisition proposal and Parent terminates the merger agreement pursuant to its terms;

•	a tender offer or exchange offer for our outstanding common stock is commenced and our board of directors recommends that our stockholders tender their shares in such tender or exchange offer or, within ten business days after the public announcement of such tender or exchange offer or, if earlier, prior to date of the special meeting, fails to recommend that our stockholders reject such offer and reaffirm its recommendation that our stockholders adopt the merger agreement and Parent terminates the merger agreement pursuant to its terms;

•	we enter into an agreement concerning another acquisition proposal and Parent terminates the merger agreement pursuant to its terms;

•	Airvana or our board of directors publicly announces its intention to do any of the foregoing and Parent terminates the merger agreement pursuant to its terms; or

•	we breach our non-solicitation obligations under the merger agreement or our obligations to timely call and hold the special meeting and Parent terminates the merger agreement pursuant to its terms.

We must also pay to Parent the termination fee of $15 million if:

•	the merger agreement is terminated (A) by Parent or Airvana, because the merger is not consummated by June 15, 2010, (B) by Parent or Airvana, if our stockholders’ approval to adopt the merger agreement is not obtained at the special meeting or (C) by Parent because we breach or fail to perform any of our representations, warranties, covenants or agreements in the merger agreement (other than our non-solicitation obligations or our obligations to timely call and hold the special meeting) and such breach or failure to perform would cause certain conditions to the obligations of Parent and Merger Sub to consummate the closing not to be satisfied and such breach or failure to perform is not timely cured or is not capable of being cured, except that the Parent does not have the right to terminate the merger agreement if it or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements and such breach would cause certain conditions to our obligation to consummate the closing not to be satisfied;

•	an acquisition proposal (provided that references to 20% are deemed to refer to 50% in the definition of such term) is communicated to us or a member of our board of directors and not withdrawn prior to termination of the merger agreement; and

•	within twelve months after termination, we enter into an agreement regarding or consummate any acquisition proposal (whether or not such acquisition proposal was the same acquisition proposal communicated to us or a member of our board of directors prior to termination of the merger agreement).

Payable by Parent

Parent must pay to us a reverse termination fee of $25 million if we terminate the merger agreement pursuant to its terms because:

•	Parent or Merger Sub breach or fail to perform any of their representations, warranties, covenants or agreements in the merger agreement and such breach or failure to perform would cause certain conditions to our obligation to consummate the closing not to be satisfied and such breach or failure to perform is not timely cured or is not capable of being cured, except that the we do not have the right to terminate the merger agreement if we are then in material breach of any of our representations, warranties, covenants or agreements and such breach would cause certain conditions to the obligations of Parent and Merger Sub to consummate the closing not to be satisfied; or

•	all of the conditions to the obligations of Parent and Merger Sub to consummate the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing) and we have indicated in writing that we are ready and willing to consummate the merger (subject to the satisfaction of all of the conditions to our obligation to consummate the merger), and Parent and Merger Sub fail to consummate the merger within ten (10) business days following the date the closing should have otherwise occurred.

Expense Reimbursement

If we have not paid the $15 million termination fee to Parent, we must pay to Parent up to $3 million as reimbursement for expenses incurred in relation to the transactions contemplated by the merger agreement, if the merger agreement is terminated:

•	by Parent or us because our stockholders do not vote to adopt the merger agreement at the special meeting; or

•	by Parent because we breach or fail to perform any of our representations, warranties, covenants or agreements in the merger agreement (other than our non-solicitation obligations or our obligations to timely call and hold the special meeting) and such breach or failure to perform would cause certain conditions to the obligations of Parent and Merger Sub to consummate the closing not to be satisfied and such breach or failure to perform is not timely cured or is not capable of being cured (except that the Parent does not have the right to terminate the merger agreement if it or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements and such breach would cause certain conditions to our obligation to consummate the closing not to be satisfied).

If we owe the $15 million termination fee to Parent, we are entitled credit against such termination fee for any expense reimbursement we have paid to Parent.

Limitation on Remedies and Liability Cap

Each of Parent and Merger Sub is entitled to an injunction to prevent breaches of the merger agreement by us and to enforce specifically the terms of the merger agreement against us, in addition to any other remedy to which it may be entitled at law or in equity. However, we are not entitled to an injunction to prevent breaches of the merger agreement by Parent or Merger Sub or to enforce specifically the terms of the merger agreement against either of them.

Parent’s liability relating to the merger agreement is limited to the $25 million reverse termination fee plus interest (at the prime rate) and reimbursement of reasonable costs and expenses we may incur in enforcing our right to payment of such reverse termination fee. Our liability relating to the merger agreement is limited to the $15 million termination fee plus interest (at the prime rate) and reimbursement of reasonable costs and expenses Parent may incur in enforcing its right to payment of such termination fee. However, such liability limitation will in no way limit the rights of each of Parent and Merger Sub to an injunction to prevent breaches of the merger agreement by us and to enforce specifically the terms of the merger agreement against us.

Further Actions and Agreements

Company Stockholders’ Meeting.  We have agreed to call and hold a stockholders’ meeting as promptly as practicable after the execution of the merger agreement for the purpose of voting upon the adoption of the merger agreement. We have agreed to take all reasonable and lawful action to solicit from our stockholders proxies, and to take all other action necessary or advisable to secure the vote of our stockholders, in favor of the adoption of the merger agreement.

Access to Information.  We have agreed to afford Parent and its representatives with reasonable access to our properties, books, personnel, records and other information as Parent may reasonably request prior to the closing of the merger.

Directors’ and Officers’ Indemnification and Insurance.  For a period of six years following the effective time of the merger, the surviving corporation shall indemnify and hold harmless directors and officers of Airvana or any of our subsidiaries, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such officer or director is or was an officer or director of Airvana or any of our subsidiaries, whether asserted or claimed prior to, at or after the effective time of the merger agreement, to the fullest extent permitted under the DGCL for officers and directors of Delaware corporations. Each such person will also be entitled advancement of expenses incurred in defending such claims, subject to such person’s execution of an undertaking to repay any expenses so advanced if it is ultimately determined that such person is not entitled to indemnification from the surviving corporation with respect to such claim. The surviving corporation has an obligation to maintain our directors’ and officers’ liability insurance or substitute policies of at least the same coverage (including a “tail” policy) after the effective time of the merger for a period of six years; provided that Parent shall not be required to pay premiums for such insurance in excess of 300% of the current annual premiums paid by us for such insurance. With Parent’s consent (not to be unreasonably withheld), we may purchase a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the policies of directors’ and officers’ liability insurance we currently maintain with respect to matters arising at or before the effective time of the merger.

Further Action, Consents and Filings.  The merger agreement obligates Parent and us to use reasonable best efforts to (i) take, or cause to be taken, all action and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the merger, (ii) obtain from governmental entities or third parties any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or us or any respective subsidiaries in connection with the consummation of the merger, (iii) make all necessary filings, and thereafter make any other submissions, with respect to the merger agreement, the merger and the other transactions contemplated by the merger agreement that are required under securities, antitrust or other applicable laws and (iv) execute and deliver any additional instruments necessary to consummate the merger.

Public Announcements.  We and Parent have agreed to use commercially reasonable efforts to consult with the other before issuing any press release or otherwise making any public statements with respect to the merger agreement or the merger.

Sale of Investments.  We have agree to use all commercially reasonable efforts to take all actions reasonably requested by Parent to liquidate and convert to cash available at the effective time of the merger to pay the merger consideration all of our unrestricted cash, cash equivalents and marketable securities. Parent has agreed to reimburse us for all reasonable and documented out-of-pocket costs incurred by us or our subsidiaries in complying with such requirement if the merger agreement is terminated under certain circumstances.

Internal Reorganization.  We have agreed to initiate an internal reorganization with respect to our femtocell business and to reasonably cooperate with Parent to effectuate such internal reorganization as promptly as practicable following the closing. Parent has agreed to reimburse us for all reasonable and documented out-of-pocket costs incurred by us or our subsidiaries in complying with such requirement if the merger agreement is terminated without the merger occurring.

Employee Benefits

Parent has agreed to continue to provide our employees with full credit for prior service with us for purposes of eligibility, vesting and other determinations under Parent benefit plans in which our employees may become eligible to participate, except where such credit would result in a duplication of benefits. In addition, Parent has generally agreed to waive pre-existing condition limits to the extent such limits are waived under the Parent benefit plans, and to recognize deductible and out-of-pocket expenses paid by our employees during the calendar year in which the merger closes.

Amendment and Waiver

Amendment.  The merger agreement may be amended by the parties to the merger agreement by action taken by or on behalf of our or their respective boards of directors at any time prior to the effective time. However, after adoption by our stockholders of the merger agreement is obtained, no amendment will be made which would require further approval by our stockholders unless so approved by our stockholders.

Waiver.  At any time prior to the effective time, any party to the merger agreement may (a) extend the time for the performance of any obligation or other act of any other party to the merger agreement, (b) waive any inaccuracy in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement and (c) waive compliance with any agreement or condition contained in the merger agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

APPRAISAL RIGHTS

If you do not vote for the adoption of the merger agreement at the special meeting and otherwise comply with the applicable statutory procedures of Section 262 of the General Corporation Law of the State of Delaware, or the DGCL, summarized herein, you may be entitled to appraisal rights under Section 262 of the DGCL. In order to exercise and perfect appraisal rights, a record holder of our common stock must follow the steps summarized below properly and in a timely manner.

Section 262 of the DGCL is reprinted in its entirety as Annex C to this proxy statement. Set forth below is a summary description of Section 262 of the DGCL. The following summary describes the material aspects of Section 262 of the DGCL, and the law relating to appraisal rights and is qualified in its entirety by reference to Annex C. All references in Section 262 and this summary to “stockholder” are to the record holder of the shares of our common stock immediately prior to the effective time of the merger as to which appraisal rights are asserted. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Under the DGCL, holders of our common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery, or the Delaware Court, and to receive payment in cash of the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger.

Under Section 262 of the DGCL, where a merger agreement relating to a proposed merger is to be submitted for adoption at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days prior to such meeting, must notify each of its stockholders who was a stockholder on the record date for notice of such meeting with respect to such shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262 of the DGCL. This proxy statement constitutes such notice to the holders of our common stock and Section 262 of the DGCL is attached to this proxy statement as Annex C. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the following discussion and Annex C carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

If you wish to exercise appraisal rights you must not vote for the adoption of the merger agreement and must deliver to Airvana, before the vote on the proposal to adopt the merger agreement, a written demand for appraisal of your shares of our common stock. If you sign and return a proxy card by mail or vote by submitting a proxy by telephone or through the Internet, without abstaining or expressly directing that your shares of our common stock be voted against the adoption of the merger agreement, you will effectively waive your appraisal rights because such shares represented by the proxy will be voted for the adoption of the merger agreement. Accordingly, if you desire to exercise and perfect appraisal rights with respect to any of your shares of common stock, you must either (i) refrain from executing and returning the enclosed proxy card by mail and from voting in person, or by submitting a proxy by telephone or through the Internet, in favor of the proposal to adopt the merger agreement or (ii) vote against or abstain from voting for the adoption of the merger agreement by checking either the “against” or the “abstain” box next to the proposal on such card and returning such card by mail or by voting in person against the adoption of the merger agreement or by submitting a proxy by telephone or through the Internet, against the proposal or registering in person an abstention with respect thereto. A vote or proxy against the adoption of the merger agreement will not, in and of itself, constitute a demand for appraisal.

A demand for appraisal will be sufficient if it reasonably informs Airvana of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of common stock. This written demand for appraisal must be separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. If you wish to exercise your appraisal rights you must be the record holder of such shares of our common stock on the date the written demand for appraisal is made and you must continue to hold such shares through the effective time of the merger. Accordingly, a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time of the merger, will lose any right to appraisal in respect of such shares.

Only a holder of record of shares of our common stock is entitled to assert appraisal rights for such shares of our common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the stock certificates and must state that such person intends thereby to demand appraisal of his, her or its shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for such owner or owners.

A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of our common stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. Where the number of shares of our common stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in brokerage accounts or other nominee forms and wish to exercise your appraisal rights, you are urged to consult with your broker to determine the appropriate procedures for the making of a demand for appraisal.

All written demands for appraisal of shares must be mailed or delivered to: Airvana, Inc., 19 Alpha Road, Chelmsford, Massachusetts 01824, Attention: Secretary, or should be delivered to the Secretary at the special meeting, prior to the vote on the adoption of the merger agreement.

Within ten days after the effective time of the merger, we will notify each stockholder who properly asserted appraisal rights under Section 262 and has not voted for the adoption of the merger agreement of the effective time of the merger. Within 120 days after the effective time of the merger, but not thereafter, we or any stockholder who has complied with the statutory requirements summarized above may commence an appraisal proceeding by filing a petition in the Delaware Court demanding a determination of the fair value of the shares held by such stockholder. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. We are not under any obligation, and we have no present intention, to file a petition with respect to appraisal of the value of the shares. Accordingly, if you wish to exercise your appraisal rights, you should regard it as your obligation to take all steps necessary to perfect your appraisal rights in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL will be entitled, upon written request, to receive from us a statement setting forth the aggregate number of shares of our common stock not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal were received by us, and the number of holders of such shares. Such statement must be mailed within ten days after the written request therefor has been received by us or within ten days after expiration of the period for delivery of appraisal demands, whichever is later. A person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file an appraisal petition or request from us the statement described in this paragraph.

If a petition for an appraisal is timely filed and a copy thereof served upon us, we will then be obligated, within 20 days, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of the stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Delaware Court, the Delaware Court is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court may require the stockholders who demanded appraisal rights of our shares of common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder.

After the Delaware Court determines which stockholders are entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court, including any rules specifically governing appraisal proceedings. Through such proceeding the Delaware Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Delaware Court shall take into account all relevant factors. Unless the Delaware Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. If you are considering seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more than, the same as or less than the consideration you are entitled to receive pursuant to the merger agreement if you did not seek appraisal of your shares and that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not necessarily opinions as to fair value under Section 262 of the DGCL. In determining “fair value” of shares, the Delaware Court will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court has stated that such factors include “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation.” In Weinberger, the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. In addition, the Delaware Court has decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy.

The Delaware Court will direct the payment of the fair value of the shares of our common stock who have perfected appraisal rights, together with interest, if any, by the surviving corporation to the stockholders entitled thereto. The Delaware Court will determine the amount of interest, if any, to be paid on the amounts to be received by persons whose shares of our common stock have been appraised. The costs of the action (which do not include attorneys’ or expert fees or expenses) may be determined by the Delaware Court and taxed upon the parties as the Delaware Court deems equitable. The Delaware Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

Any stockholder who has duly demanded and perfected an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of our common stock as of a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the cash payment for his, her or its shares pursuant to the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal only with our written consent. If no petition for appraisal is filed with the Delaware Court within 120 days after the effective time of the merger, a stockholder’s right to appraisal will cease and he, she or it will be entitled to receive the cash payment for his, her or its shares pursuant to the merger agreement, as if he, she or it had not demanded appraisal of his, her or its shares. No petition timely filed in the Delaware Court demanding appraisal will be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned on such terms as the Delaware Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger.

If you properly demand appraisal of your shares of our common stock under Section 262 and you fail to perfect, or effectively withdraw or lose, your right to appraisal, as provided in the DGCL, your shares will be converted into the right to receive the consideration receivable with respect to such shares in accordance with the merger agreement. You will fail to perfect, or effectively lose or withdraw, your right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time of the merger, or if you deliver to us a written withdrawal of your demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the effective time of the merger will require our written approval.

If you desire to exercise your appraisal rights, you must not vote for the adoption of the merger agreement and must strictly comply with the procedures set forth in Section 262 of the DGCL.

Failure to take any required step in connection with the exercise of appraisal rights will result in the termination or waiver of such rights.

In view of the complexity of Section 262 of the DGCL, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

IMPORTANT INFORMATION ABOUT AIRVANA

Airvana is a Delaware corporation and is headquartered in Chelmsford, Massachusetts, with offices worldwide. Airvana helps operators transform the mobile experience for users worldwide. Airvana’s high-performance technology and products, from comprehensive femtocell solutions to core mobile network infrastructure, enable operators to deliver compelling and consistent broadband services to mobile subscribers, wherever they are. Airvana’s products are deployed in over 70 commercial networks on six continents.

For more information about Airvana, please visit our website at www.airvana.com. Airvana’s website is provided as an inactive textual reference only. Information contained on our website is not incorporated by reference into, and does not constitute any part of, this proxy statement. Airvana is publicly traded on the NASDAQ under the symbol “AIRV.”

Directors and Executive Officers of Airvana

Set forth below for each of the directors and executive officers of Airvana is his respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each such director and executive officer. Except as otherwise noted, each person identified below is a citizen of the United States of America and can be reached c/o Airvana, Inc., 19 Alpha Road, Chelmsford, MA 01824.

During the last five years, none of Airvana, our directors or our executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

	Age

Directors:
Hassan Ahmed	52	Dr. Ahmed has served as a member of our board of directors since January 2004. Dr. Ahmed served as Chief Executive Officer and a member of the board of directors of Sonus Networks, Inc., a provider of voice-over-IP infrastructure solutions, from November 1998 to December 2008, and Chairman of Sonus Networks’ board of directors from April 2004 to December 2008. He was also President of Sonus Networks from November 1998 to April 2004. Dr. Ahmed is a citizen of Canada.
Robert P. Badavas	56	Mr. Badavas has served as a member of our board of directors since March 2007. Mr. Badavas is a private investor and, since his retirement from TAC Worldwide, a technical workforce management company, has been serving as President of Petros Ventures, Inc., a venture management and advising company. Mr. Badavas served as President and Chief Executive Officer of TAC Worldwide from December 2005 until his retirement in October 2009, and was Executive Vice President and Chief Financial Officer of TAC Worldwide from November 2003 to December 2005. Prior to joining TAC Worldwide, Mr. Badavas was Senior Principal and Chief Operating Officer of Atlas Venture, a venture capital firm, from September 2001 to September 2003. Mr. Badavas also serves on the board of directors of Hercules Technology Growth Capital, Inc. and Constant Contact, Inc.
Randall S. Battat	50	Mr. Battat has served as our President and Chief Executive Officer and a member of our board of directors since June 2000. Prior to joining Airvana, Mr. Battat was employed by Motorola, Inc., most recently as Senior Vice President and General Manager, Internet and Networking Group. Prior to joining Motorola, Mr. Battat held senior management positions at Apple Inc.
Gururaj Deshpande	59	Dr. Deshpande has served as a member of our board of directors since May 2000. Dr. Deshpande has served as Chairman of the board of directors of Sycamore Networks, Inc., a telecommunications equipment manufacturer he co-founded, since 1998. Dr. Deshpande also serves as Chairman of the board of Directors of A123 Systems, Inc.
Paul J. Ferri	71	Mr. Ferri has served as a member of our board of directors since May 2000. Mr. Ferri is a founding partner of Matrix Partners, a venture capital firm, where he has been a General Partner since February 1982. Mr. Ferri also serves on the board of directors of Netezza Corporation.

	Age

Anthony S. Thornley	63	Mr. Thornley has served as a member of our board of directors since June 2007. Mr. Thornley has been Chief Financial Officer of KMF Audio, Inc., a microphone company, since January 2007. From February 2002 to July 2005, Mr. Thornley served as President and Chief Operating Officer of Qualcomm Incorporated, a wireless communication technology company. Mr. Thornley serves on the board of directors of Callaway Golf Company, Cavium Networks, KMF Audio, Inc. and Transdel Pharmaceuticals, Inc. Mr. Thornley is a citizen of both Great Britain and the United States.
Sanjeev Verma	46	Mr. Verma has served as our Vice President, Femto Business and Corporate Development since April 2008, as our Vice President of Marketing and Business Development from March 2000 until April 2008 and as a member of our board of directors since March 2000. Prior to co-founding Airvana, Mr. Verma held several management and product development positions at Motorola, Inc., including most recently Director of Marketing and Business Development for Home Networking Products.
Executive Officers:
Peter C. Anastos	47	Mr. Anastos has served as our Vice President, General Counsel since July 2005 and as our Secretary since May 2007. Prior to joining Airvana, Mr. Anastos was Vice President, General Counsel and Secretary at Avici Systems, Inc., a high speed wireline IP routing equipment and software provider, from July 2000 to July 2005.
Michael Clark	44	Mr. Clark has served as our Vice President of Worldwide Sales and Technical Services since July 2009. Prior to joining Airvana, Mr. Clark served as Senior Vice President of Global Sales and Customer Service for the Consumer Optical Products Division of JDS Uniphase Commercial, an optical technology company, from 2005 to 2009. Mr. Clark also served as Vice President of Sales, Americas Region for Acterna, a global network test and measurement solution provider that was acquired by JDS Uniphase in 2005.
Laura L. Cranmer	46	Ms. Cranmer has served as our Vice President of Operations since September 2008. Prior to joining Airvana, Ms. Cranmer served as Vice President of Manufacturing- Inkjet Division at EFI, Inc., a printer technology company, from June 2006 to September 2008. From 2001 to June 2006, Ms. Cranmer was employed by Celestica, Inc., a manufacturing services operation, where she served as General Manager, Operations Director, Business Office Director and Senior Program Manager.

	Age

Vedat M. Eyuboglu	54	Dr. Eyuboglu has served as our Vice President, Chief Technical Officer since March 2000 and as a member of our board of directors from March 2000 until May 2008. Prior to co-founding Airvana, Dr. Eyuboglu held several senior management and technology positions at Motorola, Inc., including most recently Vice President and General Manager of Home Networking Product Operation and Vice President of Technical Staff in Research and Advanced Development in the Internet and Networking Group.
David P. Gamache	52	Mr. Gamache has served as our Vice President of Finance since December 2005 and our Treasurer since May 2007. He served as our Chief Financial Officer from December 2000 to December 2005 and as our Vice President of Operations from December 2005 to September 2008.
Jeffrey D. Glidden	59	Mr. Glidden has served as our Vice President, Chief Financial Officer since December 2005. Prior to joining Airvana, Mr. Glidden was employed by RSA Security Inc., an e-security company specializing in user authentication systems and encryption technology, where he was Senior Vice President, Finance and Operations from July 2002 to December 2005, Chief Financial Officer from September 2002 to December 2005, and Treasurer from October 2002 to December 2005.
David J. Nowicki	44	Mr. Nowicki has served as our Vice President of Marketing and Product Management since November 2006. Prior to joining Airvana, Mr. Nowicki served as Vice President, Marketing & Product Management at Bytemobile, Inc., a mobile data services infrastructure provider, from January 2002 to November 2006.
Mark W. Rau	51	Mr. Rau has served as our Vice President, Engineering since September 2004. Prior to joining Airvana, Mr. Rau served as the Vice President of Engineering for Carrius Technologies, Inc., a communications infrastructure company, from June 2003 to September 2004, and he served as Senior Vice President of Engineering at SOMA Networks, Inc., a broadband wireless access company, from June 2000 to June 2003.

Historical Selected Financial Data

The following table includes selected consolidated financial data for the last five years and the first three quarters of 2009. This financial data has been derived from, and should be read in conjunction with, our audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the year ended December 28, 2008 and our Quarterly Report on Form 10-Q for the quarter ended September 27, 2009, which are incorporated herein by reference.

							Three
	Year	Year	Year	Year	Year		Quarters
	Ended	Ended	Ended	Ended	Ended		Ended
	January 2,	January 1,	December 31,	December 30,	December 28,		September 27,
	2005	2006	2006	2007	2008		2009
							(Unaudited)
	(In thousands, except per share amounts and ratios)

Consolidated Statement of Income Data
Revenue	$3,617	$2,347	$170,270	$305,785	$138,173		$16,869
Net (loss) income before income taxes and cumulative effect of change in accounting principle	$(29,124)	$(52,139)	$63,707	$175,241	$35,216		$(63,746)
Net (loss) income	$(29,129)	$(63,014)	$74,119	$153,343	$21,293		$(38,091)
Net (loss) income per share
Basic	$(3.20)	$(5.42)	$1.21	$2.63	$0.33		$(0.61)
Diluted	$(3.20)	$(5.42)	$1.12	$2.19	$0.30		$(0.61)
Shares used in computing net (loss) income per share per share
Basic	11,409	12,959	13,542	36,238	64,278		64,417
Diluted	11,409	12,959	18,947	43,496	70,091		64,417
Non-GAAP Billings Data
Billings	106,149	157,420	140,564	142,174	125,055	(1)	88,716 (2)
Operating profit on Billings	48,676	60,705	60,151	34,948	12,695	(1)	340 (2)
Other Operating Data
Ratio of earnings to fixed charges	*	*	230	375	71		*
Consolidated Balance Sheet Data
Total Assets	$117,436	$219,547	$264,207	$261,566	$257,336		$285,530
Indebtedness	$—	$—	$—	$—	$—		$—

*	Earnings for fiscal years 2004 and 2005 and the three months ended September 27, 2009 were insufficient to cover fixed charges.

(1)	Billings and Operating profit on Billings for fiscal year 2008 exclude $21.8 million of outstanding invoices to Nortel Networks that was subject to Nortel Networks’ bankruptcy proceedings. This amount was fully collected and recognized in the fourth quarter of 2009.

(2)	Billings and Operating profit on Billings for the three quarters ended September 27, 2009 exclude $14.6 million of outstanding invoices to Nortel Networks that was subject to Nortel Networks’ bankruptcy proceedings. This amount was fully collected and recognized in the fourth quarter of 2009.

Ratio of Earnings to Fixed Charges

The following table presents our ratio of earnings to fixed charges for the fiscal periods indicated. Ratio of earnings to fixed charges means the ratio of income before income taxes, cumulative effect of change in accounting principle and fixed charges to fixed charges, where fixed charges are the aggregate of interest expense, including amortization of debt issuance costs, and an allocation of rental charges to approximate equivalent interest.

						Three
	Year	Year	Year	Year	Year	Quarters
	Ended	Ended	Ended	Ended	Ended	Ended
	January 2,	January 1,	December 31,	December 30,	December 28,	September 27,
	2005	2006	2006	2007	2008	2009
						(Unaudited)
	(In thousands, except ratios)

Net (loss) income before income taxes and cumulative effect of change in accounting principle	$(29,124)	$(52,139)	$63,707	$175,241	$35,216	$(63,746)
Add fixed charges:
Interest expense	$286	$—	$40	$35	$—	$—
Interest portion of rent expense	$179	$284	$237	$432	$498	$393

Net (loss) income before income taxes, cumulative effect of change in accounting principle and fixed charges	$(28,659)	$(51,855)	$63,984	$175,708	$35,714	$(63,353)

Fixed charges:
Interest expense	$286	$—	$40	$35	$—	$—
Interest portion of rent expense	$179	$284	$237	$432	$498	$393

Total fixed charges	$465	$284	$277	$467	$498	$393

Ratio of earnings to fixed charges	*	*	230	375	71	*

*	Earnings for fiscal years 2004 and 2005 and the three months ended September 27, 2009 were insufficient to cover fixed charges.

Book Value Per Share

Our net book value per share as of September 27, 2009 was $1.81.

Projected Financial Information

During our consideration of strategic alternatives, as described in “Special Factors-Background of the Merger” beginning on page 13 Airvana management provided Goldman Sachs with financial forecasts of Airvana’s operating performance for fiscal years 2009 through 2013 prepared by the management of Airvana. Set forth below are the financial forecasts prepared by Airvana management in November 2009, which we refer to as the “Management Projections.” In connection with SAC PCG’s due diligence review of Airvana, Airvana provided to SAC PCG and its financing sources portions of the Management Projections.

The “Base Case” Management Projections represented management’s then best estimate of the Company’s future results. The “Upside Case” Management Projections assumed greater EV-DO shipments and billings than assumed in the Base Case Management Projections resulting from broader and stronger demand for the

Company’s 3G EV-DO infrastructure products and services. The Upside Case Management Projections also assumed that femtocell shipments and billings would grow at a greater rate than assumed in the Base Case Management Projections based upon a more rapid adoption of the Company’s current and planned femtocell products by wireless operators and more rapid market acceptance by consumers. The “Downside Case” Management Projections show the effects of a faster decline in EV-DO shipments and billings than assumed in the Base Case Management Projections, reflecting a more rapid transition by wireless operators to 4G technologies and a greater decline in shipments of the Company’s 3G EV-DO infrastructure products. The Downside Case Management Projections assumed no change in femtocell shipments and billings from the Base Case. In each case, EBITDA, EBIT, Net Income and Free Cash Flow in the tables below were calculated based on billings.

Management Projections — Base Case
(In millions)

	2009	2010	2011	2012	2013

Billings:
EV-DO	$146	$149	$144	$150	$148
Femtocell	7	51	136	225	332

	153	200	280	375	480
% Growth		31.3%	39.7%	33.9%	28.0%
EBITDA:
EV-DO	95	103	101	108	106
Femtocell	(56)	(45)	(23)	0	23

	39	58	78	108	129
% Margin	25.7%	29.0%	27.9%	28.9%	26.9%
% Growth		48.4%	34.4%	38.5%	19.3%
EBIT:
EV-DO	93	99	98	103	101
Femtocell	(60)	(47)	(26)	(3)	19

	33	52	72	100	120
% Margin	21.6%	26.0%	25.7%	26.7%	25.0%
% Growth		58.3%	38.3%	38.8%	20.0%
Net Income:	32	34	50	71	85
Free Cash Flow:	36	43	32	62	72

Management Projections — Upside Case
(In millions)

	2009	2010	2011	2012	2013

Billings:
EV-DO	$146	$152	$152	$155	$150
Femtocell	7	73	206	272	357

	153	225	358	427	508
% Growth		47.7%	58.6%	19.4%	18.9%
EBITDA:
EV-DO	95	109	111	117	116
Femtocell	(56)	(25)	30	50	76

	39	84	141	167	192
% Margin	25.7%	37.4%	39.5%	39.2%	37.8%
% Growth		114.8%	67.4%	18.6%	14.6%
EBIT:
EV-DO	93	105	107	112	110
Femtocell	(60)	(27)	28	47	72

	33	78	135	159	182
% Margin	21.6%	34.7%	37.7%	37.2%	35.9%
% Growth		137.4%	72.6%	17.9%	14.7%
Net Income:	32	50	93	111	128
Free Cash Flow:	36	64	57	93	106

Management Projections — Downside Case
(In millions)

	2009	2010	2011	2012	2013

Billings:
EV-DO	$146	$132	$112	$105	$77
Femtocell	7	51	136	225	332

	153	183	248	330	410
% Growth		20.1%	35.4%	32.9%	24.1%
EBITDA:
EV-DO	95	88	76	71	51
Femtocell	(56)	(44)	(23)	0	23

	39	44	53	71	74
% Margin	25.7%	24.0%	21.3%	21.6%	18.0%
% Growth		12.0%	20.6%	34.5%	3.6%
EBIT:
EV-DO	93	85	72	66	45
Femtocell	(60)	(47)	(26)	(3)	19

	33	38	47	63	65
% Margin	21.6%	20.6%	18.8%	19.1%	15.8%
% Growth		14.9%	23.6%	34.6%	2.5%
Net Income:	32	25	33	45	46
Free Cash Flow:	36	31	17	37	36

Billings, EBITDA, EBIT and free cash flow are non-GAAP measures that are used by management as supplemental financial measures to evaluate Airvana’s operational trends. Billings represent amounts invoiced for products and services delivered and services to be delivered to Airvana’s customers for which payment is expected to be made in accordance with normal payment terms. Airvana believes billings is a consistent measure of its sales activities from period to period, but should not be relied upon as an alternative to revenue. EBITDA is earnings before interest, provision for taxes, depreciation and amortization (as calculated based on billings), and EBIT is earnings before interest and provision for taxes (as calculated based on billings); neither metric should be relied upon as an alternative to net income. Free cash flow is calculated by adding to EBITDA stock-based compensation and subtracting capital expenditures, net cash interest, increases in net working capital and taxes (as calculated based on billings); free cash flow should not be considered as an alternative to cash flows or net income. None of billings, EBITDA, EBIT or free cash flow is defined under GAAP and, accordingly, they may not be comparable measurements to those used by other companies.

The financial forecasts shown above are included in this proxy statement to provide our stockholders access to certain nonpublic information considered by our special committee and our board of directors in connection with their evaluation of the merger and provided to Goldman Sachs in connection with its opinion to our special committee that, as of December 17, 2009 and based upon and subject to the factors and assumptions set forth therein, the $7.65 per share in cash to be paid to the holders of shares of Airvana common stock (other than Rollover Stockholders) pursuant to the merger agreement was fair from a financial point of view to such holders. The inclusion of this information should not be regarded as an indication to any stockholder that our special committee, board of directors or any other recipient of this information considered, or now considers, it to be predictive of actual future results, and they should not be relied on as such. The forecasts reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to Airvana’s business, all of which are difficult to predict and many of which are beyond Airvana’s control. As a result, there can be no assurance that the forecasted results will be realized or that actual results will not be significantly higher or lower than such forecasts. As the forecasts cover multiple years, such information by its nature becomes less predictive with each successive year. Also, the economic and business environments can and do change quickly, which adds a significant level of unpredictability, unreliability and execution risk. These factors create significant doubt as to whether the forecasts for fiscal years 2010 and beyond are likely to be achieved. As a result, the forecasts are not necessarily indicative of future results. In addition, Airvana management prepared the forecasts prior to the execution of the merger agreement and, accordingly, the forecasts do not reflect the effects of the merger, which may cause results to differ materially. Accordingly, readers of this proxy statement are cautioned not to place undue reliance on the financial forecasts.

The financial forecasts stated above were prepared for internal use and not with a view toward public disclosure or toward complying with generally accepted accounting principles in the United States, or GAAP, the published guidelines of the SEC regarding forecasts or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The forecasts included in this proxy statement were prepared by, and are the responsibility of, our management. We do not assume any responsibility to update these forecasts. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such forecasts or their achievability, and assume no responsibility for, and disclaim any association with, the financial forecasts. Furthermore, the financial forecasts do not take into account any circumstances or events occurring after the date the forecasts were prepared that were unforeseen by our management at the time of preparation. We have made publicly available our actual results of operations for the quarter ended September 30, 2009. Airvana stockholders should review our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 to obtain this information. See “Where You Can Find More Information” on page 105.

None of Airvana or our affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other person regarding the ultimate performance of Airvana compared to the information contained in the forecasts or that forecasted results will be achieved.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL FORECASTS, AIRVANA UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL FORECASTS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FORECASTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL FORECASTS ARE SHOWN TO BE IN ERROR OR CHANGE.

Market Price and Dividend Data

Airvana common stock is listed for trading on the NASDAQ under the symbol “AIRV.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share as reported on the NASDAQ composite tape.

	High	Low

Fiscal Year Ending January 2, 2011
First Quarter (through January 11, 2010)	$7.67	$7.50
Fiscal Year Ended January 3, 2010
Fourth Quarter	$7.65	$5.80
Third Quarter	$7.06	$5.92
Second Quarter	$6.44	$4.84
First Quarter	$6.15	$4.34
Fiscal Year Ended December 28, 2008
Fourth Quarter	$6.00	$3.36
Third Quarter	$6.70	$4.85
Second Quarter	$6.95	$4.82
First Quarter	$6.19	$4.00

The closing sale price of Airvana common stock on the NASDAQ on December 17, 2009, the last trading day prior to the announcement of the merger, was $6.24 per share. The $7.65 per share to be paid for each share of Airvana common stock in the merger represents a premium of approximately 22.6% to the closing price on December 17, 2009, a premium of approximately 22.4% to the average closing price for the month ended December 17, 2009, a premium of approximately 18.2% to the average closing price for the three months ended December 17, 2009, a premium of approximately 20.5% to the average closing price for the six-month period ended December 17, 2009 and a premium of approximately 28.1% to the average closing price for the twelve-month period ended December 17, 2009. On [          ], 2010, the most recent practicable date before this proxy statement was printed, the closing price for the Airvana common stock on the NASDAQ was $[     ] per share. You are encouraged to obtain current market quotations for Airvana common stock in connection with voting your shares.

In April 2007, prior to our initial public offering, we paid a special cash dividend of $1.333 per share on shares of our capital stock, totaling an aggregate of $72.7 million. We have not declared any cash dividends since this date. Based on our current financial plans and expected cash balances, we do not expect to declare any cash dividends for the foreseeable future.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our Airvana common stock as of January 3, 2010 (unless otherwise noted), for:

•	each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock;

•	our principal executive officer, our principal financial officer and our three other most highly compensated executive officers who served during the year ended December 28, 2008; we refer to these officers collectively as our named executive officers, and

•	all of our directors and executive officers as a group; and

•	the Buyer Filing Persons, together with each associate and majority-owned subsidiary thereof, in each case who beneficially owns outstanding shares of Airvana common stock.

The percentages of shares outstanding provided in the tables are based on 62,909,609 voting shares outstanding as of January 3, 2010. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right. Shares issuable upon the exercise of options that are exercisable within 60 days of January 3, 2010 are considered outstanding for the purpose of calculating the percentage of outstanding shares of Airvana common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual.

			Common Stock			Percentage of
			Underlying			Common
	Number of		Options		Total	Stock
Name and Address	Shares		Exercisable		Beneficial	Beneficially
of Beneficial Owner(1)	Owned(2)	+	Within 60 Days	=	Ownership(3)	Owned(4)

5% Holders
Entities affiliated with Matrix Partners(5)	15,322,369		—		15,322,369	24.4
Bay Colony Corporate Center 1000 Winter Street, Suite 4500 Waltham, MA 02451
Gururaj Deshpande(6)	8,598,069		39,852		8,637,921	13.7
Directors and Named Executive Officers
Hassan Ahmed	125,655		16,409		142,064	*
Robert P. Badavas	—		50,857		50,857	*
Randall S. Battat	2,189,208		602,067		2,791,275	4.4
Paul J. Ferri(7)	15,324,019		39,852		15,363,871	24.4
Jeffrey D. Glidden(8)	224,270		508,320		732,590	1.2
David Nowicki	—		187,759		187,759	*
Luis J. Pajares	21,625		594,051		615,676	*
Mark W. Rau	—		560,952		560,952	*
Anthony S. Thornley	20,000		39,852		59,852	*
Sanjeev Verma(9)	2,245,838		232,932		2,478,770	3.9
All current directors and executive officers as a group (16 persons)	30,913,262		3,479,765		34,393,027	51.8
Buyer Filing Persons	—		—		—	—

*	Less than 1%

(1)	Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Airvana, Inc., 19 Alpha Road, Chelmsford, Massachusetts 01824.

(2)	Each person has sole investment and voting power with respect to the shares indicated as beneficially owned, except as otherwise noted. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership.

(3)	In accordance with Securities and Exchange Commission rules, each person listed is deemed to beneficially own any shares issuable upon the exercise of stock options held by him or her that will be exercisable on March 4, 2010 or within 60 days after January 3, 2010.

(4)	Percentage ownership calculations are based on 62,909,609 shares of common stock outstanding as of January 3, 2010. Any shares that may be acquired upon the exercise of stock options on or prior to March 4, 2010 are deemed to be outstanding for the purpose of calculating the percentage of the outstanding common stock owned by a given person or entity. These shares, however, are not considered outstanding when computing the percentage ownership of any other person or entity.

(5)	Consists of shares reported as beneficially owned by entities affiliated with Matrix Partners as follows: (i) Matrix VII, L.P. (“Matrix VII”) is the record holder of 5,059,609 shares of common stock (the “Matrix VII Shares”); (ii) Matrix VI, L.P. (“Matrix VI”) is the record holder of 7,100,218 shares of common stock (the “Matrix VI Shares”); (iii) Matrix VI Parallel Partnership-A, L.P. (“Parallel A”) is the record holder of 2,368,728 shares of common stock (the “Parallel A Shares”); and (iv) Matrix VI Parallel Partnership-B, L.P. (“Parallel B”) is the record holder of 793,814 shares of common stock (the “Parallel B Shares”). Matrix VII Management Co., L.L.C. (“Matrix VII MC”) is the general partner of Matrix VII. Matrix VI Management Co., L.L.C. (“Matrix VI MC”) is the general partner of Matrix VI, Parallel A and Parallel B. Mr. Ferri, as a managing member of Matrix VII MC and Matrix VI MC, has sole voting and dispositive power of the Matrix VII Shares, Matrix VI Shares, Parallel A Shares and Parallel B Shares. We obtained information regarding beneficial ownership of these shares from the Schedule 13G filed by Matrix VII MC, Matrix VII, Matrix VI, Parallel A, Parallel B, Matrix VI MC and Mr. Ferri with the Securities and Exchange Commission on February 11, 2009 and from stockholder questionnaire responses, dated February 11, 2009, provided to us by Matrix Partners.

(6)	Consists of shares held by Sparta Group MA LLC Series 5, of which Dr. Deshpande and his spouse are co-managers.

(7)	Includes 7,100,218 shares held by Matrix VI, 5,059,609 shares held by Matrix VII, 2,368,728 shares held by Parallel A, and 793,814 shares held by Parallel B. As described in footnote 5, Mr. Ferri has sole voting and dispositive power with respect to the shares held by these entities. We obtained information regarding beneficial ownership of these shares from the Schedule 13G filed by Matrix VII MC, Matrix VII, Matrix VI, Parallel A, Parallel B, Matrix VI MC, and Mr. Ferri with the Securities and Exchange Commission on February 11, 2009 and from a director questionnaire, dated February 25, 2009, provided to us by Mr. Ferri.

(8)	Includes 224,270 shares held in the Jeffrey D. Glidden Nominee Trust, over which Mr. Glidden has sole voting and dispositive power.

(9)	Includes 375,093 shares held by Mr. Verma as trustee of the C.H. Trust, a qualified annuity trust, 115,903 shares held by Mr. Verma’s spouse, Girija Verma, and 337,584 shares held by Ms. Verma as trustee of the Cape Himalaya Trust. Mr. Verma has sole voting and dispositive power with respect to the shares held in the C.H. Trust. Ms. Verma has sole voting and dispositive power with respect to the shares held in the Cape Himalaya Trust.

Transactions in Shares of Common Stock

Purchases by Airvana

In July 2008, our board of directors authorized the repurchase of up to $20 million of Airvana’s common stock over the following 12 months. This program was implemented through a Rule 10b5-1 plan and the first purchases thereunder were made in the third quarter of 2008. In February 2009, our board of directors authorized a second stock repurchase program authorizing the repurchase of up to an additional $20 million of Airvana’s common stock following the completion of the initial stock repurchase program. This program was implemented through a Rule 10b5-1 plan and was terminated on August 20, 2009. The first purchases thereunder were made in the second quarter of 2009.

The following tables summarize repurchases of Airvana common stock by us under the two repurchase programs during the past two years:

Repurchases Under the Initial Stock Repurchase Program

	Total Number of Shares	Range of Prices Paid per	Average Price Paid per
Period	Purchased	Share	Share

2008
Third Quarter	670,948	$5.00-5.71	$5.29
Fourth Quarter	2,037,252	$3.97-5.76	$4.80
2009
First Quarter	947,530	$4.55-6.00	$5.47
Second Quarter	257,979	$5.49-5.94	$5.78
Total	3,913,709	$3.97-6.00	$5.11

Repurchases Under the Second Stock Repurchase Program

	Total Number of Shares	Range of Prices Paid per	Average Price Paid per
Period	Purchased	Share	Share

2009
Second Quarter	403,748	$4.99-5.92	$5.56
Third Quarter	61,267	$5.96-6.00	$6.03
Total	465,015	$4.99-6.00	$5.63

Purchases by the Rollover Stockholders

None of the Rollover Stockholders has purchased shares of our common stock at any time within the past two years.

Purchases by Parent, Merger Sub and the other Buyer Filing Person

None of Parent, Merger Sub or the other Buyer Filing Person has purchased shares of our common stock at any time within the past two years.

Prior Public Offerings

On July 25, 2007, we sold an aggregate of 8,300,000 shares of our common stock pursuant to an underwritten public offering at a price of $7.00 per share. We raised a total of $58.1 million in gross proceeds from this offering, or approximately $50.8 million in net proceeds after deducting underwriting discounts and commissions of approximately $4.1 million and other estimated offering costs of approximately $3.2 million.

Transactions in Prior 60 Days

There have been no transactions in shares of Airvana common stock during the past sixty days by us, any of our officers or directors, any of the other Rollover Stockholders or any of their trustees, Parent, Merger Sub, any of Merger Sub’s officers or directors, the other Buyer Filing Person or any associate or majority-owned subsidiary of the foregoing, except the following:

On November 16, 2009, Sanjeev Verma sold 12,500 shares pursuant to a Rule 10b5-1 trading plan adopted by Mr. Verma on June 5, 2008. The range of prices at which these shares were sold was $6.25 to $6.48 and the average price was $6.401 per share.

On November 30, 2009, Vedat Eyuboglu and his affiliates sold 12,500 shares at $6.00 per share, pursuant to a Rule 10b5-1 trading plan adopted by Dr. Eyuboglu on September 5, 2007.

On January 4, 2010, Gururaj Deshpande transferred 1,563,772 shares he held directly, and 7,034,297 shares he held indirectly in Unicorn Trust III, Unicorn Trust V, the Deshpande Irrevocable Trust and the Gururaj Deshpande Grantor Retained Annuity Trust to Sparta Group LLC Series 5, of which Dr. Deshpande and his spouse are co-managers.

ADJOURNMENT OF THE SPECIAL MEETING

(PROPOSAL NO. 2)

Airvana may ask its stockholders to vote on a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement. We currently do not intend to propose adjournment of our special meeting if there are sufficient votes to adopt the merger agreement. If the proposal to adjourn our special meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of a majority of the votes cast on the matter by holders of Airvana common stock present, in person or represented by proxy, at the special meeting, provided that a quorum is present, in person or represented by proxy, at the special meeting.

The board of directors recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Future Stockholder Proposals

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, we expect to hold a 2010 annual meeting of stockholders later in the year.

We must receive stockholder proposals (including director nominations) intended to be presented at our annual meeting of stockholders to be held in 2010 at our principal executive offices as follows: in the case of an election of directors, no earlier than January 19, 2010 and no later than February 18, 2010, which is not less than 90 days nor more than 120 days, respectively, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of our annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the 10th day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs; in no event shall the adjournment or postponement of an annual meeting (or the public announcement thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

Each stockholder’s notice for a proposal must be timely given to our Corporate Secretary at the address of our principal executive offices. Each notice generally is required to set forth as to each matter proposed to be brought before an annual meeting certain information and must meet other requirements specified in our by-laws, as determined by us, including: (A) as to each proposed nominee (1) such person’s name, age, business address and, if known, residence address, (2) such person’s principal occupation or employment, (3) the class and number of our shares which are beneficially owned by such person and (4) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Exchange Act; (B) as to the stockholder giving the notice (1) such stockholder’s name and address, (2) the class and number of our shares that are owned, beneficially and of record, by such stockholder, (3) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (4) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice and (5) a representation whether the stockholder intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock reasonably believed by such stockholder to be sufficient to elect the nominee (and such representation shall be included in any such proxy statement and form of proxy) and/or (y) otherwise to solicit proxies from stockholders in support of such nomination (and such representation shall be included in any such solicitation materials).

The foregoing time limits also apply to determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. These rules are separate from and in addition to the requirements a stockholder must meet to have a proposal included in our proxy statement. In addition, stockholders are required to comply with any applicable requirements of the Exchange Act and the rules and regulations thereunder.

Householding of Special Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to Airvana, Inc., 19 Alpha Road, Chelmsford, Massachusetts 01824, Attention: Investor Relations, telephone: (978) 250-3000. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, through the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Airvana, Inc.
19 Alpha Road
Chelmsford, Massachusetts 01824
Attention: Investor Relations
Telephone: 978-250-3000

If you would like to request documents from us, please do so by [          ], 2010, to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request.

ANNEX A

Agreement and Plan of Merger
AGREEMENT AND PLAN OF MERGER
by and among
72 MOBILE HOLDINGS, LLC,
72 MOBILE ACQUISITION CORP.
and
AIRVANA, INC.
Dated as of December 17, 2009

ARTICLE I THE MERGER		A-8
1.1	Effective Time of the Merger	A-8
1.2	Closing	A-8
1.3	Effects of the Merger	A-8
1.4	Directors and Officers of the Surviving Corporation	A-9
ARTICLE II CONVERSION OF SECURITIES		A-9
2.1	Conversion of Capital Stock	A-9
2.2	Exchange of Certificates	A-10
2.3	Company Stock Plans	A-11
2.4	Dissenting Shares	A-12
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-12
3.1	Organization, Standing and Power	A-12
3.2	Capitalization	A-14
3.3	Subsidiaries	A-15
3.4	Authority; No Conflict; Required Filings and Consents	A-16
3.5	SEC Filings; Financial Statements; Information Provided	A-17
3.6	No Undisclosed Liabilities	A-19
3.7	Absence of Certain Changes or Events	A-19
3.8	Taxes	A-19
3.9	Owned and Leased Real Properties	A-20
3.10	Intellectual Property	A-20
3.11	Contracts	A-21
3.12	Litigation	A-23
3.13	Environmental Matters	A-23
3.14	Employee Benefit Plans	A-24
3.15	Compliance With Laws	A-25
3.16	Permits	A-25
3.17	Labor Matters	A-25
3.18	Insurance	A-25
3.19	Opinion of Financial Advisor	A-26
3.20	Section 203 of the DGCL	A-26
3.21	Brokers	A-26
3.22	No Other Information	A-26
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY		A-26
4.1	Organization, Standing and Power	A-26
4.2	Authority; No Conflict; Required Filings and Consents	A-27
4.3	SEC Filings; Information Provided	A-28
4.4	Operations of the Transitory Subsidiary	A-28
4.5	Financing	A-28
4.6	Solvency	A-29
4.7	Guarantee	A-29
4.8	Agreements with Company Stockholders, Directors or Management	A-29
4.9	No Other Information	A-29
4.10	Access to Information; Disclaimer	A-30
ARTICLE V CONDUCT OF BUSINESS		A-30
5.1	Covenants of the Company	A-30
5.2	Confidentiality	A-33
5.3	Equity Financing Commitments	A-33
5.4	Debt Financing Commitments	A-33

ARTICLE VI ADDITIONAL AGREEMENTS		A-36
6.1	No Solicitation	A-36
6.2	Proxy Statement	A-38
6.3	Nasdaq Quotation	A-39
6.4	Access to Information	A-39
6.5	Stockholders Meeting	A-39
6.6	Legal Conditions to the Merger	A-39
6.7	Public Disclosure	A-40
6.8	Indemnification	A-40
6.9	Notification of Certain Matters	A-42
6.10	Exemption from Liability Under Section 16(b)	A-42
6.11	Service Credit	A-42
6.12	Company Employee Arrangements	A-42
6.13	Sale of Investments	A-43
6.14	Director Resignations	A-43
6.15	Termination of Agreements	A-43
6.16	Internal Reorganization	A-43
ARTICLE VII CONDITIONS TO MERGER		A-43
7.1	Conditions to Each Party’s Obligation To Effect the Merger	A-43
7.2	Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary	A-44
7.3	Additional Conditions to Obligations of the Company	A-44
7.4	Frustration of Closing Conditions	A-45
ARTICLE VIII TERMINATION AND AMENDMENT		A-45
8.1	Termination	A-45
8.2	Effect of Termination	A-46
8.3	Fees and Expenses	A-47
8.4	Amendment	A-48
8.5	Extension; Waiver	A-48
ARTICLE IX MISCELLANEOUS		A-49
9.1	Nonsurvival of Representations, Warranties and Agreements	A-49
9.2	Notices	A-49
9.3	Entire Agreement	A-50
9.4	No Third Party Beneficiaries	A-50
9.5	Assignment	A-50
9.6	Severability	A-50
9.7	Counterparts and Signature	A-51
9.8	Interpretation	A-51
9.9	Governing Law	A-51
9.10	Remedies	A-51
9.11	Submission to Jurisdiction	A-52
9.12	Disclosure Schedules	A-52
9.13	Knowledge	A-53

Exhibit A	Form of Certificate of Incorporation
Exhibit B	Form of Guarantee
Exhibit C	Form of Termination Agreement

TABLE OF DEFINED TERMS

Reference in
Terms	Agreement

Acceptable Confidentiality Agreement	Section 6.1(a)
Acquisition Proposal	Section 6.1(f)
Actions	Section 3.12
Affiliate	Section 3.2(c)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)
Alternative Debt Commitment Letter	Section 5.4(c)
Alternative Debt Financing	Section 5.4(c)
Alternative Debt Financing Agreement	Section 5.4(c)
Ancillary Agreements	Section 9.10(b)
Antitrust Laws	Section 6.6(b)
Antitrust Order	Section 6.6(b)
Bankruptcy and Equity Exception	Section 3.4(a)
Business Day	Section 1.2
Buyer	Preamble
Buyer Damages	Section 9.10(b)
Buyer Disclosure Schedule	Article IV
Buyer Employee Plan	Section 6.11
Buyer Liability Limitation	Section 9.10(b)
Buyer Material Adverse Effect	Section 4.1
Buyer Parties	Section 9.10(c)
Buyer Termination Fee	Section 8.3(d)
Buyer’s Knowledge	Section 9.13
Certificate	Section 2.2(b)
Certificate of Merger	Section 1.1
Claims	Section 6.8(a)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(f)
Commitment Letters	Section 4.5(a)
Company	Preamble
Company Balance Sheet	Section 3.5(b)
Company Board	Section 3.4(a)
Company Common Stock	Section 2.1(b)
Company Damages	Section 9.10(b)
Company Disclosure Schedule	Article III
Company Employee Plans	Section 3.14(a)
Company Intellectual Property	Section 3.10(b)
Company Leases	Section 3.9(b)
Company Liability Limitation	Section 9.10(b)
Company Material Adverse Effect	Section 3.1
Company Material Contracts	Section 3.11(a)
Company Meeting	Section 3.4(d)

Reference in
Terms	Agreement

Company Parties	Section 9.10(c)
Company Preferred Stock	Section 3.2(a)
Company SEC Reports	Section 3.5(a)
Company Stock Options	Section 2.3(a)
Company Stock Plans	Section 2.3(a)
Company Stockholder Approval	Section 3.4(a)
Company Voting Proposal	Section 3.4(a)
Company’s Knowledge	Section 9.13
Confidentiality Agreement	Section 5.2
Continuing Employees	Section 6.11
Debt Commitment Letter	Section 4.5(a)
Debt Financing	Section 4.5(a)
Debt Financing Agreements	Section 5.4(a)
Debt Financing Sources	Section 4.5(a)
Dissenting Shares	Section 2.4(a)
DGCL	Preamble
Effect	Section 3.1
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.14(a)
Environmental Law	Section 3.13(b)
Equity Commitment Letter	Section 4.5(a)
Equity Financing	Section 4.5(a)
ERISA	Section 3.14(a)
ERISA Affiliate	Section 3.14(a)
Exchange Act	Section 3.2(f)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Expense Reimbursement	Section 8.3(b)
Filed Company SEC Reports	Article III
Financing	Section 4.5(a)
Financial Statements	Section 3.5(b)
GAAP	Section 3.5(b)
Governmental Entity	Section 3.4(c)
GSO	Section 4.5(a)
Guarantee	Section 4.7
Hazardous Substance	Section 3.13(c)
HSR Act	Section 3.4(c)
Indemnified Parties	Section 6.8(a)
Intellectual Property	Section 3.10(a)
Interim Investment Agreement	Section 4.8
Internal Reorganization	Section 6.16
Investor	Section 4.5(a)
IRS	Section 3.8(c)
Lien	Section 3.4(b)

Reference in
Terms	Agreement

Maximum Premium	Section 6.8(c)
Merger	Preamble
Merger Consideration	Section 2.1(c)
Notice of Superior Proposal	Section 6.1(b)
Option Consideration	Section 2.3(b)
Ordinary Course of Business	Section 3.6
Outside Date	Section 8.1(b)
Permits	Section 3.16
Pre-Closing Period	Section 5.1
Proxy Statement	Section 3.5(c)
Required Company Stockholder Vote	Section 3.4(d)
Representatives	Section 6.1(a)
Rollover Commitment Letters	Section 4.8
Schedule 13E-3	Section 3.5(c)
SEC	Section 3.5(a)
Securities Act	Section 3.2(c)
Specified Time	Section 6.1(a)
Subsidiary	Section 3.3(a)
Superior Proposal	Section 6.1(f)
Surviving Corporation	Section 1.1
Tax Returns	Section 3.8(b)
Taxes	Section 3.8(b)
Termination Agreement	Section 6.15
Termination Fee	Section 8.3(c)
Third Party Intellectual Property	Section 3.10(b)
Transitory Subsidiary	Preamble
UK Stock Option	Section 2.3(a)
WARN	Section 3.17

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of December 17, 2009, by and among 72 Mobile Holdings, LLC, a Delaware limited liability company (the “Buyer”), 72 Mobile Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Buyer (the “Transitory Subsidiary”), and Airvana, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Boards of Directors of the Transitory Subsidiary and the Company have each determined that this Agreement and the Merger are advisable and in the best interests of each corporation and their respective stockholders and recommended that their respective stockholders adopt this Agreement; and

WHEREAS, the acquisition of the Company shall be effected through a merger (the “Merger”) of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement and the Delaware General Corporation Law (the “DGCL”), as a result of which the Company shall become a wholly owned subsidiary of the Buyer;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Transitory Subsidiary and the Company agree as follows:

ARTICLE I

THE MERGER

1.1 Effective Time of the Merger.  Subject to the provisions of this Agreement, prior to the Closing, the Buyer and the Company shall jointly prepare, and immediately following the Closing the Company, as the surviving corporation in the Merger (the Company following the Merger is sometimes referred to herein as the “Surviving Corporation”), shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed by the Company in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger (the “Effective Time”).

1.2 Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by the Buyer and the Company. For purposes of this Agreement, a “Business Day” shall be any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Boston, Massachusetts or New York, New York are permitted or required by law, executive order or governmental decree to remain closed.

1.3 Effects of the Merger.  At the Effective Time (a) the Transitory Subsidiary shall be merged with and into the Company and, as a result of the Merger, the separate corporate existence of Transitory Subsidiary shall cease and the Company shall continue as the Surviving Corporation of the Merger and (b) the Certificate of Incorporation of the Company as in effect on the date of this Agreement shall be amended in its entirety as set forth on Exhibit A hereto, and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, until further amended in accordance with the DGCL. In addition, subject to Section 6.8(b) hereof, after the Effective Time the Buyer shall cause the By-laws of the Surviving Corporation to be amended and restated in their entirety so that, as soon as practicable following the Effective Time, they are identical to the By-laws of the Transitory Subsidiary as in effect immediately prior to the

Effective Time, except that all references to the name of the Transitory Subsidiary therein shall be changed to refer to the name of the Company, and, as so amended and restated, such By-laws shall be the By-laws of the Surviving Corporation, until further amended in accordance with the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL.

1.4 Directors and Officers of the Surviving Corporation.

(a) The directors of the Transitory Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Conversion of Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:

(a) Capital Stock of the Transitory Subsidiary.  Each share of the common stock, par value $0.001 per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Buyer-Owned Stock.  All shares of common stock, $0.001 par value per share, of the Company (“Company Common Stock”) that are owned by the Company as treasury stock and any shares of Company Common Stock owned by the Buyer, the Transitory Subsidiary or any other wholly owned Subsidiary of the Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of the Buyer or other consideration shall be delivered in exchange therefor. Shares of Company Common Stock owned by any wholly owned Subsidiary of the Company shall remain outstanding.

(c) Merger Consideration for Company Common Stock.  Subject to Section 2.2, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b), Dissenting Shares (as defined in Section 2.4(a) below) and Company Common Stock owned by any wholly owned Subsidiary of the Company) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive $7.65 in cash per share (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(c) upon the surrender of such certificate in accordance with Section 2.2, without interest.

(d) Adjustments to Merger Consideration.  The Merger Consideration shall be adjusted, without duplication, to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring after the date hereof and prior to the Effective Time.

2.2 Exchange of Certificates.  The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration pursuant to the Merger are as follows:

(a) Exchange Agent.  At or prior to the Effective Time, the Buyer shall deposit or cause to be deposited with Computershare Trust Company, N.A. or another bank or trust company mutually acceptable to the Buyer and the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, for payment through the Exchange Agent in accordance with this Section 2.2, cash in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.1(c) in exchange for all of the outstanding shares of Company Common Stock (the “Exchange Fund”).

(b) Exchange Procedures.  Promptly (and in any event within three (3) Business Days) after the Effective Time, the Buyer shall cause the Exchange Agent to mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each, a “Certificate”) (i) a letter of transmittal in customary form and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect thereto. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.2.

(c) No Further Ownership Rights in Company Common Stock.  All Merger Consideration paid upon the surrender for exchange of Certificates evidencing shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Company Common Stock who has not previously complied with this Section 2.2 shall be entitled to receive only from the Buyer payment of its claim for Merger Consideration.

(e) No Liability.  Notwithstanding anything herein to the contrary, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Withholding Rights.  Each of the Buyer, the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, the Exchange Agent or the Buyer, as the case may be, such withheld amounts (i) shall be remitted by the Buyer, the Exchange Agent or the Surviving Corporation, as the case may be, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this

Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation, the Exchange Agent or the Buyer, as the case may be.

(g) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement; provided, however, that the Exchange Agent may, in its discretion and as a condition precedent to the payment of the Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Buyer, the Exchange Agent and the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.3 Company Stock Plans.

(a) The Company shall take such action as shall be required:

(i) to cause the vesting of any unvested options to purchase Company Common Stock (“Company Stock Options”) granted under any stock option plans or other equity-related plans of the Company (the “Company Stock Plans”) to be accelerated in full effective immediately prior to the Effective Time;

(ii) to effectuate the cancellation, as of the Effective Time, of all Company Stock Options outstanding immediately prior to the Effective Time (without regard to the exercise price of such Company Stock Options); and

(iii) to cause, pursuant to the Company Stock Plans, each outstanding Company Stock Option to represent as of the Effective Time solely the right to receive, in accordance with this Section 2.3, a lump sum cash payment in the amount of the Option Consideration (as defined below), if any, with respect to such Company Stock Option and to no longer represent the right to purchase Company Common Stock or any other equity security of the Company, the Buyer, the Surviving Corporation or any other person or any other consideration; provided that with respect to each Company Stock Option granted under the Company’s 2007 Stock Incentive Plan to employees resident in the United Kingdom (a “UK Stock Option”), the Company shall provide the holder thereof with (A) notice that the Company Stock Option will terminate immediately prior to the Effective Time and represent as of the Effective Time solely the right to receive, in accordance with this Section 2.3, a lump sum cash payment in the amount of the Option Consideration (as defined below), if any, with respect to such Company Stock Option, and (B) the opportunity to exercise the Company Stock Option prior to the Effective Time.

(b) Each holder of a Company Stock Option so cancelled shall receive from the Buyer, in respect and in consideration of each such Company Stock Option, as soon as practicable following the Effective Time (but in any event not later than three Business Days), an amount (net of applicable taxes) equal to the product of (i) the excess, if any, of (A) the Merger Consideration per share of Company Common Stock over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Stock Option (whether or not then vested or exercisable), without any interest thereon (the “Option Consideration”). In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled and have no further force or effect.

(c) As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of Company Stock Options a letter describing the treatment of and, if applicable, payment for such Company Stock Options pursuant to this Section 2.3 and providing instructions for use in obtaining payment for such Company Stock Options. The Buyer shall at all times from and after the Effective Time maintain sufficient liquid funds to satisfy its obligations to holders of Company Stock Options pursuant to this Section 2.3.

2.4 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a demand for appraisal of such shares of Company Common Stock in accordance with the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall, subject to Section 2.4(b), not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Section 2.1, without interest thereon, upon surrender of the Certificate formerly representing such shares.

(c) The Company shall give the Buyer: (i) prompt notice and a copy of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relate to such demand; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer or agree to do either of the foregoing prior to the Effective Time with respect to any such demand, notice or instrument unless the Buyer shall have given its written consent to such payment or settlement offer or agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Article III are true and correct, except as set forth in (x) the corresponding section of the disclosure schedule delivered by the Company to the Buyer and the Transitory Subsidiary and dated as of the date of this Agreement (the “Company Disclosure Schedule”), (y) any other section of the Company Disclosure Schedule to the extent it is readily apparent from a reading of such disclosure that such disclosure is applicable to such statement in this Article III or (z) as disclosed in any Company SEC Report filed on or after December 31, 2008 and prior to the date hereof (the “Filed Company SEC Reports”), other than disclosure in such Company SEC Reports referred to in the “Risk Factors” and “Forward Looking Statements” sections thereof or any other disclosures in the Filed Company SEC Reports which are forward-looking in nature.

3.1 Organization, Standing and Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Where applicable as a legal concept, the Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing that, individually or in the aggregate, have not had and would not reasonably be likely to have a Company Material Adverse Effect. The Company has made available to the Buyer complete and correct copies of the certificate of incorporation and bylaws of the Company, as amended to the date of this Agreement, and is not in violation in any material respect of any of the provisions contained in such documents. For purposes of this Agreement, the term “Company Material Adverse Effect” means any effect, change, event, circumstance or development (each, an “Effect”) that is, or would be reasonably likely to be, individually or in the aggregate, materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, or any Effect arising or resulting from any of the following, shall constitute, or shall be considered in determining whether there has occurred, or may, would or could occur, a Company Material Adverse Effect:

(a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(b) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(c) conditions (or changes in conditions) in the industries or markets in which the Company operates;

(d) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world occurring after the date hereof;

(e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world occurring after the date hereof;

(f) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including the identity of the Buyer or the termination or potential termination of (or the failure or potential failure to renew or enter into) any contracts with customers, suppliers, distributors or other business partners, to the extent caused by the pendency or the announcement of the transactions contemplated by this Agreement;

(g) changes after the date hereof in law or other legal or regulatory conditions (or the interpretation thereof) or changes after the date hereof in GAAP or other accounting standards (or the interpretation thereof) or that result from any action taken for the purpose of complying with any such changes;

(h) any actions taken or failure to take action, in each case, to which the Buyer has approved, consented to or requested in writing; or compliance with the terms of, or the taking of any action required by, this Agreement (including Section 6.6 but excluding the first sentence of Section 5.1);

(i) any fees or expenses incurred in connection with the transactions contemplated by this Agreement;

(j) changes in the Company’s stock price or the trading volume of the Company’s stock, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (provided that the exception in this clause shall not prevent or otherwise affect a determination that any Effect underlying such change or failure has resulted in, or contributed to, a Company Material Adverse Effect); and

(k) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company arising out of or related to this Agreement or the Merger;

provided, further, however, that any Effect referred to in clauses (a) through (e) may be taken into account for purposes of each such respective clause if, and only to the extent that, such Effect adversely affects the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to (x) other participants operating in industries in which the Company and its Subsidiaries operate in the case of clause (c) or (y) other participants operating in industries and the affected geography in which the Company and its Subsidiaries operate in the case of clauses (a), (b), (d) and (e). With respect to references to “Company Material Adverse Effect” in the representations and warranties set forth in Section 3.4(b) and Section 3.4(c) the exception set forth in clause (f) shall not apply.

3.2 Capitalization.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of 350,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, $0.001 par value per share (“Company Preferred Stock”). The rights and privileges of each class of the Company’s capital stock are as set forth in the Company’s Certificate of Incorporation. As of the close of business on December 11, 2009, (i) 62,879,603 shares of Company Common Stock were issued and outstanding, (ii) 13,724,285 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Stock Options and (iii) no shares of Company Preferred Stock were issued or outstanding. There are no unvested restricted stock awards of Company Common Stock outstanding.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the close of business on December 11, 2009, of: (i) all Company Stock Plans, indicating for each Company Stock Plan, as of such date, the number of shares of Company Common Stock issued under such Plan, the number of shares of Company Common Stock subject to outstanding options under such Plan and the number of shares of Company Common Stock reserved for future issuance under such Plan; and (ii) all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the date of grant, and the vesting schedule. The Company has made available to the Buyer complete and accurate copies of all Company Stock Plans and the forms of all stock option agreements evidencing Company Stock Options.

(c) Except (i) as set forth in this Section 3.2 and (ii) as reserved for future grants under Company Stock Plans, as of the date of this Agreement, (A) there are no equity securities of, or other equity or voting interest in, the Company, or any security exchangeable or convertible into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or other rights or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, any capital stock or other equity or voting interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment, agreement or other similar contract relating to any capital stock of, or other equity or voting interest (including any voting debt) including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of the Company. The Company does not have any outstanding equity compensation relating to the capital stock of the Company. Neither the Company nor any of its Subsidiaries has any obligation to make any payments based on the price or value of Company Common Stock or any other securities of the Company or dividends paid thereon. No direct or indirect Subsidiary of the Company owns any Company Common Stock. Neither the Company nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company or with respect to the election or appointment of directors of the Company or its Subsidiaries. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). There are no registration rights, rights agreement, “poison pill” anti-takeover plan or other similar agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.

(d) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s Certificate of Incorporation or By-laws or any agreement to which the Company is a party or is otherwise bound.

(e) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to the Company or any Subsidiary of the Company (other than as provided in award agreements relating to Company Stock Options as they relate to using shares of Company Common Stock to pay income Taxes) or any obligations binding on the Company to grant or extend such rights.

(f) The Company Common Stock constitutes the only outstanding class of securities of the Company registered under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(g) As of the date hereof, there is no outstanding indebtedness for borrowed money of the Company and its Subsidiaries other than indebtedness identified in Section 3.2(g) of the Company Disclosure Schedule.

3.3 Subsidiaries.

(a) Section 3.3 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the name and jurisdiction of organization of each Subsidiary of the Company and sets forth a complete and accurate list of all outstanding securities of each Subsidiary and the registered and beneficial owner thereof. For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity or (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

(b) Each Subsidiary of the Company is duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its organization, has all requisite company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Where applicable as a legal concept, each Subsidiary of the Company is duly qualified to do business and in good standing as a foreign company in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing that, individually or in the aggregate, have not had and would not reasonably be likely to have a Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares are owned, of record and beneficially, by the Company or another of its wholly-owned Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests).

(c) Except as set forth in this Section 3.3, (A) there are no equity securities of, or other equity or voting interest in, any of the Subsidiaries of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or other rights or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, any capital stock or other equity or voting interests of any of the Company’s Subsidiaries or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment, agreement or other similar contract relating to any capital stock of, or other equity or voting interest (including any voting debt) including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of the Company’s Subsidiaries. None of the Company’s Subsidiaries has any outstanding equity compensation relating to the capital stock of any of the Company’s Subsidiaries. Neither the Company nor any of its Subsidiaries has any obligation to make any payments based on the price or value of any securities of the Company’s Subsidiaries or dividends paid thereon. Neither the Company nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of any of the Subsidiaries of the Company.

(d) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in (and neither the Company nor any of its Subsidiaries has any obligation to make an investment in or capital contribution to) any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company.

3.4 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into, execute and deliver this Agreement and each Ancillary Agreement to which it is a party and, subject, in the case of this Agreement, to the adoption of this Agreement (the “Company Voting Proposal”) by the Company’s stockholders under the DGCL (the “Company Stockholder Approval”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party. Without limiting the generality of the foregoing, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) approved this Agreement, the performance of the Company of its covenants and obligations hereunder, and declared its advisability in accordance with the provisions of the DGCL, (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and recommended that the stockholders of the Company vote in favor of the adoption of this Agreement, (iv) approved each of the Ancillary Agreements to which the Company is a party, and (v) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar law that might otherwise apply to the Merger and any other transactions contemplated by this Agreement or any Ancillary Agreement to which the Company is a party. The execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party, the performance of the Company of its covenants and obligations hereunder and thereunder, and the consummation of the transactions contemplated by this Agreement and such Ancillary Agreements by the Company have been duly authorized by all necessary corporate action on the part of the Company, with the consummation of such transactions contemplated by this Agreement subject only to the required receipt of the Company Stockholder Approval. This Agreement and each Ancillary Agreement to which the Company is a party have been duly executed and delivered by the Company and constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its and their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party by the Company do not, and the performance by the Company of its obligations hereunder and under such Ancillary Agreements and the consummation by the Company of the transactions contemplated by this Agreement and the Ancillary Agreements to which the Company is a party shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Company or of the charter, by-laws, or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, modification, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgage, pledge, lien, charge, encumbrance, option to purchase, lease or otherwise acquire any interest or security interest (“Lien”) on the Company’s or any of its Subsidiary’s properties, rights or assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties, rights or assets may be bound, or (iii) subject, in the case of this Agreement, to obtaining the Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (v) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties, rights or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, modifications, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement or any Ancillary Agreement to which the Company is a party, the performance by the Company of its obligations hereunder or thereunder or the consummation by the Company of the transactions contemplated by this Agreement or such Ancillary Agreements, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any other applicable foreign antitrust law, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) filings required under, and compliance with the requirements of, the Securities Act and Exchange Act, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws, and (v) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not be reasonably likely to have a Company Material Adverse Effect.

(d) The affirmative vote for adoption of the Company Voting Proposal by the holders of at least a majority of the outstanding shares of Company Common Stock on the record date for the meeting of the Company’s stockholders (the “Company Meeting”) to consider the Company Voting Proposal (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the adoption of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

3.5 SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed all registration statements, certifications, forms, reports and other documents required to be filed by the Company with the Securities and Exchange Commission (the “SEC”) since January 1, 2007. All such registration statements, certifications, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” The Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC. As of the date of this Agreement, the Company has not received written notice that any of the Company SEC Reports is the subject of ongoing SEC review that is still pending. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act. No executive officer of the Company has failed to make the certifications required of him or her under section 302 or 906 of the Sarbanes-Oxley Act. Neither the Company nor any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy of such certifications.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained (or incorporated by reference) or to be contained (or to be incorporated by reference) in the Company SEC Reports (the “Financial Statements”) at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such Financial Statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. Since January 1, 2008, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s Financial Statements in accordance with GAAP, except as described in the notes to such Company Financial Statements. There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been so described in the Company SEC Reports nor any obligations to enter into any such arrangements. The consolidated, unaudited balance sheet of the Company as of June 28, 2009 is referred to herein as the “Company Balance Sheet.”

(c) The proxy statement to be sent to the stockholders of the Company in connection with the Company Meeting (as amended or supplemented from time to time, the “Proxy Statement”) and the Rule 13E-3 transaction statement on Schedule 13E-3 relating to the adoption of this Agreement by the stockholders of the Company (as amended or supplemented from time to time, the “Schedule 13E-3”) shall not, on the date the Proxy Statement (including any amendment or supplement) is first mailed to stockholders of the Company or at the time of the Company Meeting, or, in the case of the Schedule 13E-3 (including any amendment or supplement or document to be incorporated by reference), on the date it is filed with the SEC, contain any statement which, at such time and in light of the circumstances under which made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading in light of the circumstances under which made; or, with respect to the Proxy Statement, omit to state any material fact required to be stated therein or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of the Buyer or the Transitory Subsidiary for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3. If at any time prior to the Company Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform the Buyer of such fact or event.

(d) The Company has implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its Subsidiaries, required to be included in reports filed under the Exchange Act is made known to the chief executive officer and chief financial officer of the Company by others within those entities. Neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures which could reasonably adversely affect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. To the Company’s Knowledge, there is no fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries. As of the date hereof, neither the Company nor any of its Subsidiaries has outstanding, “extensions of credit” to directors or executive officers of the Company within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002. The Company is in compliance with the applicable listing and other rules and regulations of The Nasdaq Global Market.

3.6 No Undisclosed Liabilities.  Except (i) as disclosed in the Company Balance Sheet, (ii) for contractual liabilities or liabilities, in each case incurred in the ordinary course of business consistent in all material respects with past practice (the “Ordinary Course of Business”) after the date of the Company Balance Sheet and (iii) for liabilities incurred in accordance with this Agreement, the Company and its Subsidiaries do not have any liabilities (whether accrued, absolute, contingent or otherwise) of any nature, either matured or unmatured that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

3.7 Absence of Certain Changes or Events.  Since December 28, 2008, there has not been a Company Material Adverse Effect. Since the date of the Company Balance Sheet, (a) the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and (b) there has not been any other action or event that would have required the consent of the Buyer or be prohibited under Section 5.1 of this Agreement (other than paragraphs (b), (k) and (l) of Section 5.1) had such action or event occurred after the date of this Agreement.

3.8 Taxes.

(a) Each of the Company and its Subsidiaries has filed all material Tax Returns that it was required to file, and all such Tax Returns were correct and complete in all material respects.

(b) Each of the Company and its Subsidiaries has paid on a timely basis all Taxes due and payable, whether or not shown to be due on any such Tax Return or, where payment is not yet due, has made adequate provision for all Taxes in the Financial Statements of the Company in accordance with GAAP. For purposes of this Agreement, (i) “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (ii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

(c) The Company has made available to the Buyer correct and complete copies of all federal income and other material Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries since January 1, 2005. The federal income Tax Returns of the Company and each of its Subsidiaries have been audited by the Internal Revenue Service (the “IRS”) or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.8(c) of the Company Disclosure Schedule. No material examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the Company’s Knowledge, threatened or contemplated and there is no outstanding assessment, dispute or claim concerning any material Tax liability of the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period or portion thereof ending after the

Closing Date as a result of any change in the method of accounting for a taxable period or portion thereof ending on or prior to the Closing Date, “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, or material prepaid amount received on or prior to the Closing Date.

(e) Neither the Company nor any of its Subsidiaries: (i) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will be treated as an “excess parachute payment” under Section 280G of the Code; or (ii) has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract or otherwise.

(f) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and its Subsidiaries are or were members or (ii) is a party to or bound by or has any continuing obligation under any Tax indemnity, Tax sharing or Tax allocation agreement.

(g) All Taxes required to be withheld, collected or deposited by or with respect to the Company and each of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and, to the extent required, have been paid to the relevant taxing authority.

(h) Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last two (2) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(i) Neither the Company nor any of its Subsidiaries has entered into a “listed transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder, and there are no Tax Liens upon any of the assets or properties of the Company or any of its Subsidiaries.

3.9 Owned and Leased Real Properties.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 3.9(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all material real property leased, subleased or licensed to or by the Company or any of its Subsidiaries, whether as sublandlord, tenant or subtenant, (collectively “Company Leases”) and the location of the premises. Each of the Company Leases is a valid and binding obligation of the Company or one of its Subsidiaries, enforceable in accordance with its terms. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Lease is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any person other than the Company and its Subsidiaries. The Company has made available to the Buyer complete and accurate copies of all Company Leases.

3.10 Intellectual Property.

(a) The Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use, free and clear of all Liens, all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as currently conducted, the absence of which, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Intellectual Property” means all intellectual and industrial property rights, including (i) patents, trademarks, service marks, trade names, domain names, other source indicators, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, other source indicators, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications (including source and object code) and systems and (iv) other tangible or intangible proprietary or confidential information and materials.

(b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not result in the breach of, or create on behalf of any third party the right to terminate, accelerate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by the Company that is material to the business of the Company and its Subsidiaries, taken as a whole (the “Company Intellectual Property”), or (ii) any license, sublicense and other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, excluding generally commercially available, off-the-shelf software licenses with less than $100,000 in annual license fees (the “Third Party Intellectual Property”). Section 3.10(b)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all patents and patent applications and trademark registrations and applications, copyright registrations and domain names owned by the Company or its Subsidiaries and Section 3.10(b)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all licenses for Third Party Intellectual Property.

(c) All patents and applications and registrations for patents, trademarks, service marks and copyrights which are held by the Company or any of its Subsidiaries and which are material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, are subsisting. No patent or applications and registrations for patents, trademarks, service marks or copyrights have unintentionally expired or been abandoned or cancelled and, to the Company’s Knowledge, there are no claims challenging the validity or enforceability of the Company Intellectual Property. To the Company’s Knowledge, no third party is infringing, violating or misappropriating any of the Company Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(d) The conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, except for such infringements, violations and misappropriations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Since January 1, 2005, neither the Company nor any of its Subsidiaries has received any written claim or notice (including cease and desist letters or invitations to take a patent license) alleging any infringement, violation or misappropriation of any Intellectual Property.

(e) None of the software that is distributed or made available to others by the Company incorporates or is derived from any software subject to an “open source” or similar license that requires the licensing or distribution of its source code to others. No source code for the Company’s software has been deposited in escrow, and none of the Company’s source code has been made available to any third party except for such disclosures that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(f) Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries have taken commercially reasonable steps to protect and maintain (x) their confidential information and trade secrets, (y) their sole ownership of material proprietary Intellectual Property (including by entering into Intellectual Property assignment agreements with all persons who have created or contributed to material proprietary Intellectual Property) and (z) the security and integrity of their material systems and software; and (ii) to the Company’s Knowledge, all software and systems owned or used by the Company or its Subsidiaries are (x) free from any material defect, bug, virus, error or corruptant, and (y) fully functional and operate and run in a reasonable and efficient business manner.

3.11 Contracts.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all contracts and agreements to which the Company or any of its Subsidiaries is a party as of the date of this Agreement that are material to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, including without limitation (collectively, the “Company Material Contracts”):

(i) any agreement, contract or commitment in connection with which or pursuant to which the Company and its Subsidiaries will spend or receive (or are expected to spend or receive), in the aggregate, more than $100,000 during the current fiscal year or during the next fiscal year;

(ii) any non-competition or other agreement that prohibits or otherwise restricts in any material respect, the Company or any of its Subsidiaries or Affiliates from freely engaging in business anywhere in the world (including any agreement restricting the Company or any of its Subsidiaries or Affiliates from competing in any line of business or in any geographic area or that grants to any party most-favored-nation or similar rights);

(iii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(iv) any agreement relating to Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, (excluding generally commercially available, off-the-shelf software licenses with less than $100,000 in annual license fees);

(v) any contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets other than in the Ordinary Course of Business, or (B) pursuant to which the Company or any of its Subsidiaries will acquire after the date of this Agreement any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries;

(vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other contracts relating to the borrowing of money, extension of credit, surety bonds or guarantees of indebtedness in each case in excess of $100,000 other than (A) accounts receivables and payables, and (B) loans to direct or indirect wholly-owned Subsidiaries, in each case in the Ordinary Course of Business;

(vii) any contract that involves any material joint venture, partnership or similar arrangement;

(viii) any contract or agreement that would obligate the Company or any of its Subsidiaries to file a registration statement under the Securities Act, which filing has not yet been made;

(ix) any agreement that involves, other than sales or repurchases of inventory in the Ordinary Course of Business, acquisitions or dispositions, directly or indirectly (by merger or otherwise), of assets or capital stock or other voting securities or equity interests of another person or the Company or any of its Subsidiaries (A) for aggregate consideration in excess of $200,000 or (B) that involves continuing or contingent obligations of the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries taken as a whole or is not yet consummated; and

(x) any agreement that relates to any material settlement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the Ordinary Course of Business in connection with the routine cessation of such employee’s or independent contractor’s employment with the Company, (B) settlement agreements for cash only (which has been paid) and does not exceed $200,000 as to such settlement or (C) settlement agreements entered into more than one year prior to the date of this Agreement under which neither the Company nor any of its Subsidiaries has any continuing material obligations, liabilities or rights (excluding releases).

(b) Each Company Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and, to the Company’s Knowledge, each other party thereto, and is in full force and effect except to the extent it has previously expired in accordance with its terms or where the failure to be in full force and effect, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract is or is alleged in writing to be in violation or breach of or in default under any Company Material Contract (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation or breach of or default under any Company Material Contract), except for violations, breaches or defaults that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received notice in writing that any party which is currently doing business with the Company or any of its Subsidiaries intends to terminate, limit or restrict its relationship with the Company or any of its Subsidiaries. The Company has made available to the Buyer a complete and accurate copy of each Company Material Contract.

(c) Neither the Company nor any of its Subsidiaries has entered into any transaction, agreement, arrangement or understanding with any Affiliate (including any director or officer) of the Company or any of its Subsidiaries or any transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K.

3.12 Litigation.  There is no action, suit, proceeding, claim, demand, arbitration, charge or investigation (collectively “Actions”) pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or any of their securities, rights, assets or properties that, individually or in the aggregate, if adversely determined, would reasonably be expected to have a Company Material Adverse Effect. There are no material judgments, rulings, orders, decrees, writs or injunctions outstanding against the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries are subject.

3.13 Environmental Matters.

(a) Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries is in compliance with all, and has not violated any, applicable Environment Laws; (ii) neither the Company nor any of its Subsidiaries is subject to any Action relating to any Environmental Law, and to the Company’s Knowledge, no such Action against the Company or any of its Subsidiaries is threatened; (iii) neither the Company nor any of its Subsidiaries has, since January 1, 2005, received any written notice alleging any of them is not in compliance with applicable Environmental Laws or is subject to liability relating to any Environmental Law; (iv) Hazardous Substances are not present at and have not been disposed of, arranged to be disposed of, transported, released or threatened to be released at or from any of the properties or facilities currently or formerly owned, leased or operated by the Company or any of its Subsidiaries in violation of, or in a condition or a manner or to a location that would reasonably be expected to give rise to liability to the Company or any of its Subsidiaries under or relating to, any Environmental Law; and (v) neither the Company nor any of its Subsidiaries has contractually assumed or provided indemnity against any liability of any other person or entity relating to any Environmental Laws.

(b) For purposes of this Agreement, the term “Environmental Law” means any law, regulation, rule, common law, order, decree or permit requirement of any governmental jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor or wetlands protection.

(c) For purposes of this Agreement, the term “Hazardous Substance” means: (i) any substance that is regulated or which falls within the definition of a “pollutant,” “contaminant,” “waste,” “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law, (ii) any petroleum, petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon, or (iii) any substance or material that would otherwise reasonably be expected to result in liability under any applicable Environmental Law.

(d) The parties agree that the only representations and warranties of the Company in this Agreement as to any Environmental Law or Hazardous Substance or any obligations or liabilities related to any Environmental Law or Hazardous Substance are those contained in this Section 3.13 and Sections 3.4, 3.6, 3.11 and 3.16 hereof. Without limiting the generality of the foregoing, the Buyer specifically acknowledges that the representations and warranties contained in Section 3.15 do not relate to Environmental Laws or Hazardous Substances.

3.14 Employee Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all Employee Benefit Plans maintained, or contributed to, by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates (together, the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, insurance coverage, severance benefits, disability benefits, fringe benefits, employee loan, employment, change in control, deferred compensation, bonuses, stock options, stock purchase, restricted stock unit, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee, director or consultant of the Company or any of its Subsidiaries or an ERISA Affiliate; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Company.

(b) With respect to each Company Employee Plan, the Company has made available to the Buyer a complete and accurate copy of (i) such Company Employee Plan, (ii) the most recent annual report (Form 5500) filed with the IRS and (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan.

(c) Each Company Employee Plan is being administered in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms except for failures to comply or violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(d) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened.

(e) Neither the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates has (i) ever maintained an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(f) Neither the Company nor any of its Subsidiaries is a party to any (i) agreement with any current or former stockholder, director, executive officer or other employee or consultant of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer, consultant or key employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. No Company Employee Plan exists and there are no other contracts, plans or arrangements (written or otherwise) covering any current or former stockholder, director, executive officer or other employee or consultant of the Company or any of its Subsidiaries that, individually or collectively, as a result of the execution of this Agreement or the transactions contemplated hereunder

(whether alone or in connection with any other events), would reasonably be expected to result in any payments which would result in the loss of a deduction under Section 280G of the Code or which would be subject to an excise tax under Section 4999 of the Code.

(g) Neither the Company nor any of its Subsidiaries has any direct or indirect liability, whether absolute or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(h) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law.

3.15 Compliance With Laws.  The Company and each of its Subsidiaries is in compliance with, is not in violation of, and, since January 1, 2008, has not received any written notice alleging any violation with respect to, any applicable statute, law, order or regulation with respect to the conduct of its business, or the ownership or operation of its properties, rights or assets, except for failures to comply or violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

3.16 Permits.  The Company and each of its Subsidiaries have all permits, licenses, franchises, governmental consents, registrations, orders, grants or other authorizations of Governmental Entities (collectively, “Permits”) required to conduct their businesses as now being conducted, except for such Permits the absence of which, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with the terms of the Permits, except for such failures to comply that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

3.17 Labor Matters.  Section 3.17 of the Company Disclosure Schedule contains a list as of the date of this Agreement of all employees of the Company and each of its Subsidiaries whose annual rate of base compensation exceeds $75,000 per year, along with the position and the annual rate of base compensation of each such person. The Company is not a party to or subject to, and is not currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel the Company or any of its Subsidiaries to bargain with any labor union or labor organization that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. There are no pending or, to the Company’s Knowledge, threatened labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of its Subsidiaries that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect. The Company and each of its Subsidiaries is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours except for any noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar laws or regulations of any jurisdiction within the last six months which remains unsatisfied.

3.18 Insurance.  Each of the Company and its Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses and sufficient to comply with applicable law. All such insurance policies are in full force and effect, no notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies.

3.19 Opinion of Financial Advisor.  The financial advisor to the Special Committee of the Board of Directors of the Company, Goldman, Sachs & Co., has delivered to the Special Committee an opinion, dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the limitations and assumptions set forth therein, the $7.65 in cash per share of Company Common Stock to be paid to the holders (other than such holders party to the Rollover Commitment Letters) of shares of Company Common Stock pursuant to this Agreement is fair to such holders from a financial point of view. The Company shall deliver an executed copy of such opinion to the Buyer promptly following receipt of such opinion in written form.

3.20 Section 203 of the DGCL.  The Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement, any of the Ancillary Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement or any of the Ancillary Agreements. No other state anti-takeover statute applies to the Company as a result of the transactions contemplated hereby or any of the Ancillary Agreements, including the Merger.

3.21 Brokers.  No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, investment banking, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except for those persons identified on Section 3.21 of the Company Disclosure Schedule whose fees and expenses shall be paid by the Company. The Company has made available to the Buyer a complete and accurate copy of all agreements pursuant to which any person identified on Section 3.21 of the Company Disclosure Schedule is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

3.22 No Other Information.  The Company acknowledges that neither the Buyer, the Transitory Subsidiary nor any of their Affiliates or Representatives make any representations or warranties as to any matter whatsoever except as expressly set forth in Article IV of this Agreement. The representations and warranties set forth in Article IV of this Agreement are made solely by the Buyer and the Transitory Subsidiary, and the Company will have no recourse against any Representative of the Buyer or the Transitory Subsidiary including any former, current or future general or limited partner, member, officer, employee or stockholder of the Buyer or any of its Affiliates in connection with or arising out of the transactions contemplated by this Agreement, except as may be expressly set forth in this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE
TRANSITORY SUBSIDIARY

The Buyer and the Transitory Subsidiary represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as set forth in the corresponding section of the disclosure schedule delivered by the Buyer and the Transitory Subsidiary to the Company and dated as of the date of this Agreement (the “Buyer Disclosure Schedule”).

4.1 Organization, Standing and Power.  Each of the Buyer and the Transitory Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite organizational power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign entity in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Buyer Material Adverse Effect. For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any Effect that would individually or in the aggregate, prevent or materially delay or materially impair the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated by this Agreement.

4.2 Authority; No Conflict; Required Filings and Consents.

(a) Each of the Buyer and the Transitory Subsidiary has all requisite organizational power and authority to enter into, execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and such Ancillary Agreements. The execution and delivery of this Agreement and the Ancillary Agreements to which the Buyer or the Transitory Subsidiary is a party, the performance of each of the Buyer and the Transitory Subsidiary of its covenants and obligations hereunder and thereunder and the consummation of the transactions contemplated by this Agreement and such Ancillary Agreements by the Buyer and the Transitory Subsidiary have been duly authorized by all necessary organizational action on the part of each of the Buyer and the Transitory Subsidiary other than adoption of this Agreement by the Buyer in its capacity as sole stockholder of Transitory Subsidiary (the Buyer hereby agreeing to adopt this Agreement in its capacity as sole stockholder of Transitory Subsidiary as soon as practicable after the execution hereof). This Agreement and each Ancillary Agreement to which the Buyer or Transitory Subsidiary is a party have been duly executed and delivered by each of the Buyer and the Transitory Subsidiary and constitute the valid and binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable against each of them in accordance with its and their terms, subject to the Bankruptcy and Equity Exception.

(b) The execution and delivery of this Agreement and the Ancillary Agreements to which the Buyer or the Transitory Subsidiary is a party by each of the Buyer and the Transitory Subsidiary do not, and the performance of each the Buyer and the Transitory Subsidiary of its obligations hereunder and under such Ancillary Agreements and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated by this Agreement and such Ancillary Agreements shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Transitory Subsidiary or similar charter documents of the Buyer, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, modification, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer’s or the Transitory Subsidiary’s properties, rights or assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Buyer or the Transitory Subsidiary is a party or by which any of them or any of their properties, rights or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of its or their respective properties, rights or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, modifications, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of its capital stock are listed for trading is required by or with respect to the Buyer or the Transitory Subsidiary in connection with the execution and delivery by the Buyer and the Transitory Subsidiary of this Agreement or any Ancillary Agreement to which the Buyer or the Transitory Subsidiary is a party or the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated by this Agreement or such Ancillary Agreements, except for (i) the pre-merger notification requirements under the HSR Act and any other applicable foreign antitrust law, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business and (iii) filings required under, and compliance with the requirements of, the Securities Act and Exchange Act.

(d) No vote of the holders of any class or series of the Buyer’s equity securities or other securities is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement.

4.3 SEC Filings; Information Provided.

(a) Neither the Buyer nor any subsidiary or parent of the Buyer (other than portfolio companies of the Buyer or parent of the Buyer not participating in the Merger) is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(b) The information to be supplied by or on behalf of the Buyer for inclusion in the Proxy Statement (including any amendment or supplement) to be sent to the stockholders of the Company in connection with the Company Meeting or in the Schedule 13E-3 (including any amendment or supplement) shall not, on the date the Proxy Statement (including any amendment or supplement) is first mailed to stockholders of the Company or at the time of the Company Meeting, or, in the case of the Schedule 13E-3 (including any amendment or supplement), on the date it is filed with the SEC, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading in light of the circumstances under which made; or, with respect to the Proxy Statement, omit to state any material fact required to be stated therein or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Buyer or any of its Affiliates which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 should be discovered by the Buyer or should occur, the Buyer shall, promptly after becoming aware thereof, inform the Company of such fact or event.

4.4 Operations of the Transitory Subsidiary.  The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.5 Financing.

(a) The Buyer has delivered to the Company complete and correct copies of (i) a fully executed commitment letter from GSO Capital Partners LP (“GSO”) including the term sheets attached thereto (the “Debt Commitment Letter”), pursuant to which such financial institution has committed (on behalf of certain funds managed by GSO), upon the terms and subject to the conditions set forth therein, to provide debt financing in an amount up to $170 million in connection with the transactions contemplated by this Agreement; and (ii) a fully executed commitment letter from S.A.C. Capital Management, LLC (the “Investor”) (the “Equity Commitment Letter”), pursuant to which the Investor has committed that it and/or its affiliates or designated co-investors will, upon the terms and subject only to the conditions set forth therein, provide equity financing in the aggregate amount of $103.1 million in connection with the transactions contemplated by this Agreement. The Debt Commitment Letter and the Equity Commitment Letter are hereinafter referred to collectively as the “Commitment Letters.” The financing contemplated pursuant to the Debt Commitment Letter is hereinafter referred to as the “Debt Financing” and the financing contemplated pursuant to the Equity Commitment Letter is hereinafter referred to as the “Equity Financing.” The financing contemplated pursuant to the Debt Commitment Letter and the Equity Commitment Letter, respectively, is hereinafter referred to collectively as the “Financing.” The persons providing the Financing pursuant to the Debt Commitment Letter (or any Alternative Debt Financing) are hereinafter referred to as the “Debt Financing Sources.”

(b) The Debt Commitment Letter is in full force and effect and is a legal, valid and binding obligation of the Buyer and, to the Buyer’s Knowledge, the other party thereto; the Equity Commitment Letter is in full force and effect and is a legal, valid and binding obligation of the Buyer and the other party thereto; all commitment fees and other fees required to be paid pursuant to either Commitment Letter have been paid in full or will be duly paid in full when due; as of the date of this Agreement, the Commitment Letters have not been amended or terminated; and, as of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default thereunder. The consummation of the Financing is subject to no contingency or contingencies other than those set forth in the copies of the Commitment Letters delivered to the Company. As of the date of this Agreement, neither the Buyer nor the Transitory Subsidiary has any reason to believe that any of the conditions to the Financing will not be satisfied or the Financing will not be available on the Closing Date as contemplated in the Commitment Letters. Assuming the accuracy of the representations and warranties set forth in Sections 3.2(a), 3.2(b), 3.2(c), 3.2(g) and 3.5(b) to the standards set forth in Section 7.2(a), the aggregate proceeds of the Financing, together with any cash or cash equivalents (including upon the sale of the Company’s investments pursuant to Section 6.13) held by the Company as of the Effective Time, if funded, will be sufficient to enable the Buyer to pay in cash all amounts required to be paid by it, the Surviving Corporation and the Transitory Subsidiary in connection with the transactions contemplated by this Agreement, including the Merger Consideration, the Option Consideration and all payments, fees and expenses related to or arising out of the transactions contemplated by this Agreement.

(c) Neither the Buyer nor the Transitory Subsidiary is, as of the date hereof, aware of any fact, occurrence or condition that makes any of the assumptions or statements set forth in any Commitment Letter inaccurate in any material respect or that would cause the commitments provided in any Commitment Letter to be terminated or ineffective or any of the conditions contained therein not to be met.

(d) The equity investment by the Investor under the Equity Commitment Letter is not subject to any condition other than the fulfillment in accordance with the terms hereof of the conditions to the Buyer’s and the Transitory Subsidiary’s obligations to consummate the Merger set forth in Section 7.1 and Section 7.2

4.6 Solvency.  Assuming, (a) satisfaction of the conditions to the Buyer’s obligations to consummate the Merger as set forth herein and (b) the accuracy of the representations and warranties of the Company set forth in Article III hereof (for such purposes, such representations and warranties shall be true and correct in all material respects without giving effect to any Company’s Knowledge, materiality or Company Material Adverse Effect qualification or exception), (i) immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement, the Surviving Corporation shall, as of such date, be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) as they become absolute and mature; and (ii) immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement, the Surviving Corporation shall not have, as of such date, unreasonably small capital to carry on its business. Neither the Buyer nor the Transitory Subsidiary is entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer or the Surviving Corporation.

4.7 Guarantee.  Concurrently with the execution of this Agreement, the Buyer has delivered to the Company the duly executed guarantee of Investor in the form attached as Exhibit B to this Agreement (the “Guarantee”). The Guarantee is valid and in full force and effect, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Investor under the Guarantee.

4.8 Agreements with Company Stockholders, Directors or Management.  As of the date hereof, except for that certain Holdings Interim Investors Agreement, dated as of the date hereof, among the Buyer, the Transitory Subsidiary and the other parties appearing on the signature pages thereto (the “Interim Investors Agreement”) and those certain Rollover Commitment Letters, dated as of the date hereof among the Buyer and the other parties appearing on the signature pages thereto (the “Rollover Commitment Letters”), neither the Buyer, the Transitory Subsidiary nor any of their respective Affiliates is a party to any contract or agreement with any member of the Company’s management, directors or stockholders that relate in any way to this Agreement or the transactions contemplated by this Agreement.

4.9 No Other Information.  Each of the Buyer and the Transitory Subsidiary acknowledges that neither the Company nor any of its Affiliates or Representatives make any representations or warranties as to any matter whatsoever except as expressly set forth in Article III of this Agreement. The representations and warranties set forth in Article III of this Agreement are made solely by the Company, and neither the Buyer nor the Transitory Subsidiary will have any recourse against any Representative of the Company including any former, current or future general or limited partner, member, officer, employee or stockholder of the Company or any of its Affiliates in connection with or arising out of the transactions contemplated by this Agreement, except as may be expressly set forth in this Agreement or as provided in any Ancillary Agreement.

4.10 Access to Information; Disclaimer.  The Buyer and the Transitory Subsidiary each acknowledges and agrees that it (a) has had an opportunity to discuss the business and affairs of the Company and its Subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its Subsidiaries and (ii) the electronic dataroom maintained by the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in Article III of this Agreement and that all other representations and warranties are specifically disclaimed.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Covenants of the Company.  Except as expressly provided or permitted herein, set forth in Section 5.1 of the Company Disclosure Schedule or as consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the Ordinary Course of Business, and use commercially reasonable efforts to maintain and preserve its and each of its Subsidiary’s business organization and good standing under applicable law, assets, rights and properties, preserve its and each of its Subsidiary’s business relationships and contracts with customers, strategic partners, suppliers, distributors and others having business dealings with it and keep available the services of its current officers, employees and consultants. Without limiting the generality of the foregoing, except as expressly provided or permitted herein or as set forth in Section 5.1 of the Company Disclosure Schedule, during the Pre-Closing Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any shares of its capital stock (other than dividends and distributions made in the Ordinary Course of Business by a direct or indirect wholly owned Subsidiary of the Company to its parent), (ii) split, combine, subdivide, pledge, modify or reclassify any shares of its capital stock or any of its other securities or rights, or make any change in the number of shares of its authorized capital stock, (iii) issue, authorize for issuance, sell, grant or subject to any Lien any shares of its capital stock or any of its other securities or rights convertible into, exchangeable or exercisable for or evidencing the right to subscribe for or purchase shares of its capital stock or any of its other securities or ownership interests (provided the Company may issue shares of Company Common Stock as required to be issued upon the exercise of Company Stock Options outstanding on the date hereof in accordance with their terms), or (iv) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iv), for the acquisition of shares of Company Common Stock (A) from holders of Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options to the extent required or permitted under the terms of such Company Stock Options, (B) pursuant to the forfeiture of Company Stock Options or (C) from former employees, directors and consultants in accordance with agreements in effect on the date hereof providing for the repurchase of shares in connection with any termination of services to the Company or any of its Subsidiaries, in the case of each of the foregoing clauses (A), (B) and (C), outstanding on the date hereof in accordance with the terms of the applicable Company Stock Plan in effect on the date hereof;

(b) except as permitted by Section 5.1(q), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement);

(c) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

(d) acquire or license (as licensee) (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock or other equity interest of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, (ii) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the Ordinary Course of Business, or (iii) any real property material to the Company and its Subsidiaries taken as a whole;

(e) enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing that would reasonably be expected to impair, delay or prevent Buyer’s obtaining the financing contemplated by the Commitment Letters;

(f) enter into any new line of business material to it and its Subsidiaries, taken as a whole;

(g) sell, lease, license, pledge, or otherwise dispose of or encumber any material properties, material rights or material assets of the Company or of any of its Subsidiaries other than in the Ordinary Course of Business, so long as the value or purchase price, in any single instance, for such properties, rights or assets does not exceed $250,000;

(h) adopt or implement any stockholder rights plan;

(i) adopt a plan or agreement of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Company’s Subsidiaries;

(j) amend any term of any outstanding equity security or equity interest of the Company or any of its Subsidiaries;

(k) (i) incur, assume or otherwise become liable for any indebtedness for borrowed money or guarantee or endorse any such indebtedness of another person (other than (A) in connection with the financing of trade receivables in the Ordinary Course of Business, (B) letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business and (C) pursuant to existing credit facilities in the Ordinary Course of Business), (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person (other than the Company or any of its Subsidiaries) or enter into any arrangement having the economic effect of any of the foregoing, provided, however, that the Company may, in the Ordinary Course of Business, invest in debt securities maturing not more than ninety (90) days after the date of investment, (iii) enter into or make any loans, advances (other than routine non-material advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than the Company or any of its direct or indirect Subsidiaries, provided, however, that the Company may, in the Ordinary Course of Business, invest in debt securities maturing not more than ninety (90) days after the date of investment, or (iv) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(l) pay, discharge, settle or compromise any pending or threatened suit, action or claim which (i) requires payment to or by the Company or any Subsidiary (exclusive of attorney’s fees) in excess of

$100,000 in any single instance or in excess of $250,000 in the aggregate, (ii) involves injunctive or equitable relief or restrictions on the business activities of the Company or any of its Subsidiaries, (iii) would involve the issuance of Company securities or (iv) relates to the transactions contemplated hereby; provided, however, notwithstanding anything in this Agreement to the contrary, the Company or any of its Subsidiaries may pay, discharge, settle or compromise any pending or threatened suit, action or claim (other than any suit, action or claim relating to Taxes) if the amount required to be paid by the Company and its Subsidiaries pursuant thereto (net of the retention amount) is covered by insurance;

(m) make (i) any expenditures with respect to its femtocell business during any period beginning on December 1, 2009 and ending on December 31, 2009 or the last day of any month thereafter, in excess of the cumulative monthly budgeted expenditures for such period as set forth in Section 5.1(m) of the Company Disclosure Schedule or (ii) any capital expenditures or other expenditures with respect to its property, plant or equipment in any fiscal quarter in excess of the aggregate amount for the Company and its Subsidiaries, taken as a whole, disclosed in Section 3.7(b) of the Company Disclosure Schedule;

(n) make any material changes in accounting methods, principles or practices (or change an annual accounting period), except insofar as is required by a change in GAAP;

(o) (i) other than in the Ordinary Course of Business, (A) modify, amend, terminate or waive any material rights under any Company Material Contract or (B) enter into any contract, which if entered into prior to the date hereof would have been a Company Material Contract or (ii) enter into any (x) new contract that contains a change in control provision in favor of the other party or parties thereto or would otherwise require a material payment to or give rise to any material rights to such other party or parties in connection with the transactions contemplated hereby or (y) non-competition or other agreement that prohibits or otherwise restricts in any material respect, the Company or any of its Subsidiaries or Affiliates from freely engaging in business anywhere in the world (including any agreement restricting the Company or any of its Subsidiaries or Affiliates from competing in any line of business or in any geographic area);

(p) make or change any material Tax election, file any material amendment to any Tax Return with respect to any material amount of Taxes, settle or compromise any material Tax liability, agree to any extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes, enter into any material closing agreement with respect to any Tax or take any action to surrender any right to claim a material Tax refund;

(q) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (i) adopt, enter into, terminate or materially amend any employment, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former director, officer or employee or any collective bargaining agreement (except in the Ordinary Course of Business and only if such arrangement is terminable on sixty (60) days’ or less notice without either a penalty or a termination payment), (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for semi-annual increases of salaries for non-officer employees in the Ordinary Course of Business, which in no event shall be greater than four percent (4%) per annum, or the payment of annual bonuses and commissions in the Ordinary Course of Business under any Company Employee Plan to non-officer employees for the Company’s 2009 fiscal year), (iii) accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding options or restricted stock awards, other than as contemplated by this Agreement, (iv) grant any equity compensation, (v) grant any severance or termination pay to any present or former director, officer, employee or consultant of the Company or its Subsidiaries, other than as required pursuant to the terms of a Company Employee Plan in effect on the date of the Agreement or (vi) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan;

(r) effectuate or permit a “plant closing” or “mass layoff,” as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its Subsidiaries;

(s) grant any material refunds, credits, rebates or other allowances by the Company or its Subsidiaries to any end user, customer, reseller or distributor, in each case, other than in the Ordinary Course of Business;

(t) open any facility or office greater than 5,000 square feet; or

(u) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2 Confidentiality.  The parties acknowledge that S.A.C. Private Capital Group, LLC and the Company have previously executed a confidentiality agreement, dated as of March 27, 2009 (as amended, supplemented or otherwise modified, the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

5.3 Equity Financing Commitments.

(a) The Buyer and the Transitory Subsidiary acknowledge that they have committed to provide, subject to the Equity Commitment Letter, the Equity Financing, including (i) maintaining in effect the Equity Commitment Letter, (ii) ensuring the accuracy of all representations and warranties of the Buyer or the Transitory Subsidiary set forth in the Equity Commitment Letter, (iii) complying with all covenants and agreements of the Buyer or the Transitory Subsidiary set forth in the Equity Commitment Letter, (iv) satisfying on a timely basis all conditions applicable to the Buyer or the Transitory Subsidiary set forth in the Equity Commitment Letter that are within their control, (v) upon satisfaction of such conditions and other conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, subject to the fulfillment or waiver of those conditions), consummating the financing contemplated by the Equity Commitment Letter at or prior to the Closing (and in any event prior to the Outside Date) and (vi) fully enforcing the obligations of the Investor and its investment affiliates (and the rights of the Buyer and the Transitory Subsidiary) under the Equity Commitment Letter.

(b) Neither the Buyer nor the Transitory Subsidiary shall amend, alter, or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the Equity Commitment Letter without the prior written consent of the Company. Each of the Buyer and the Transitory Subsidiary agrees to notify the Company promptly if at any time prior to the Closing Date (i) the Equity Commitment Letter expires or is terminated for any reason (or if any person attempts or purports to terminate the Equity Commitment Letter, whether or not such attempted or purported termination is valid), (ii) the Investor refuses to provide or expresses an intent in writing to refuse to provide the full Equity Financing on the terms set forth in the Equity Commitment Letter or (iii) for any reason the Buyer or the Transitory Subsidiary no longer believes in good faith that it will be able to obtain all or any portion of the Equity Financing on the terms set forth in the Equity Commitment Letter.

5.4 Debt Financing Commitments.

(a) The Buyer and the Transitory Subsidiary shall use their respective reasonable best efforts to obtain the Debt Financing on the terms and conditions set forth in the Debt Commitment Letter (or terms not materially less favorable, in the aggregate, to the Buyer and the Transitory Subsidiary taken as a whole (including with respect to the conditionality thereof)) (provided, that, Buyer and the Transitory Subsidiary may replace or amend the Debt Financing Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Financing Commitment Letters as of the date hereof, or otherwise so long as the terms would not adversely impact the ability of the Buyer and Transitory Subsidiary to timely consummate the transactions contemplated hereby or the likelihood of the consummation of the transactions contemplated hereby), including by using reasonable best efforts to (i) maintain in effect the Debt Commitment Letter and negotiate a definitive agreement (collectively, the “Debt Financing Agreements”) with respect to the Debt Commitment Letter on the terms and conditions set forth in the Debt Commitment Letter (or on terms not materially less favorable, in the aggregate, to the Buyer and the Transitory Subsidiary, taken as a whole, (including with respect to the conditionality thereof) than the terms and conditions in the Debt Commitment Letter), (ii) ensure the accuracy of all representations and warranties of the Buyer or the Transitory Subsidiary set forth in the Debt Commitment Letter or Debt Financing

Agreement, (iii) comply with all covenants and agreements of the Buyer or the Transitory Subsidiary set forth in the Debt Commitment Letter or Debt Financing Agreement, (iv) satisfy on a timely basis all conditions applicable to the Buyer or the Transitory Subsidiary set forth in the Debt Commitment Letter or Debt Financing Agreement that are within their control and (v) upon satisfaction of such conditions and the other conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, subject to the fulfillment or waiver of those conditions), to consummate the Debt Financing at or prior to the Closing (and in any event prior to the Outside Date). In the event that all conditions in the Debt Commitment Letter (other than the availability of funding of any of the financing contemplated under the Equity Commitment Letter) have been satisfied or, upon funding will be satisfied, each of the Buyer and the Transitory Subsidiary shall use its reasonable best efforts to cause the lender party to the Debt Commitment Letter to fund on the Closing Date the Debt Financing required to consummate the transactions contemplated by this Agreement and otherwise enforce its rights under the Debt Commitment Letter. The Buyer will furnish to the Company correct and complete copies of any Debt Financing Agreement or any Alternative Debt Commitment Letter and, in each case, ancillary documents thereto (redacted to the extent necessary to comply with confidentiality agreements, provided that such redacted information does not relate to the amounts or conditionality of, or contain any conditions precedent to, the funding of the Debt Financing).

(b) The Buyer shall keep the Company reasonably informed with respect to all material activity concerning the Debt Financing and shall give the Company prompt notice of any material adverse change with respect to the Debt Financing. Without limiting the foregoing, each of the Buyer and the Transitory Subsidiary agrees to notify the Company promptly, and in any event within one (1) Business Day, if at any time prior to the Closing Date (i) a Debt Commitment Letter expires or is terminated for any reason (or if any person attempts or purports to terminate a Debt Commitment Letter, whether or not such attempted or purported termination is valid), (ii) the lender refuses to provide all or any portion of the Debt Financing contemplated by a Debt Commitment Letter on the terms set forth therein, or (iii) for any reason the Buyer or the Transitory Subsidiary no longer believes in good faith that it will be able to obtain all or any portion of the Debt Financing on substantially the terms described in the Debt Commitment Letters. Neither the Buyer nor the Transitory Subsidiary shall, nor shall it permit any of its Affiliates to, without the prior written consent of the Company, take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, that could reasonably be expected to impair, delay or prevent consummation of all or any portion of the Debt Financing. Neither the Buyer nor the Transitory Subsidiary shall amend or alter, or agree to amend or alter, a Debt Commitment Letter in any manner that would materially impair, delay or prevent the transactions contemplated by this Agreement without the prior written consent of the Company.

(c) If all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in a Debt Commitment Letter or Debt Financing Agreement, each of the Buyer and the Transitory Subsidiary shall use its reasonable best efforts to arrange to promptly obtain such Debt Financing from alternative sources in an amount sufficient, when added to the portion of the Financing that is available, to pay in cash all amounts required to be paid by the Buyer, the Surviving Corporation and the Transitory Subsidiary in connection with the transactions contemplated by this Agreement, including the Merger Consideration, the Option Consideration and all payments, fees and expenses related to or arising out of the transactions contemplated by this Agreement (“Alternative Debt Financing”) and to obtain a new financing commitment letter (the “Alternative Debt Commitment Letter”) and a new definitive agreement with respect thereto (the “Alternative Debt Financing Agreement”) that provides for financing on terms not materially less favorable, in the aggregate, to the Buyer and the Transitory Subsidiary taken as a whole and in an amount that is sufficient, when added to the portion of the Financing that is available together with any cash or cash equivalents held by the Company as of the Effective Time, to pay in cash all amounts required to be paid by the Buyer, the Surviving Corporation and the Transitory Subsidiary in connection with the transactions contemplated by this Agreement, including the Merger Consideration, the Option Consideration and all payments, fees and expenses related to or arising out of the transactions contemplated by this Agreement. In such event, the term “Debt Financing” as used in this Agreement shall be deemed to include any Alternative Debt Financing, the term “Debt Commitment Letter” as used in this Agreement shall be deemed to include any Alternative Debt Commitment Letter, and the term “Debt Financing Agreement” as used in this Agreement shall be deemed to include any Alternative Debt Financing Agreement.

(d) The Company agrees to, and shall cause the Company Subsidiaries to, and shall use its commercially reasonable efforts to cause their respective representatives, including legal and accounting advisors to, provide the Buyer with such cooperation in connection with the arrangement of the financings contemplated by the Debt Commitment Letters as may be reasonably requested by the Buyer, including (i) assisting in the preparation for, and participating in, a reasonable number of meetings, presentations, due diligence sessions and similar presentations to and with rating agencies and the parties acting as lead arrangers or agents for, and prospective purchasers and lenders of, the Debt Financing, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, information memoranda (including the delivery of one or more customary representation letters), and similar documents required in connection with the Financing, (iii) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, opinions or documents as may be reasonably requested by the Buyer and otherwise reasonably facilitating the pledging of collateral (including a certificate of the chief financial officer of the Company or any Subsidiary with respect to solvency matters), using commercially reasonable efforts to obtain consents of accountants for use of their reports in any materials relating to the Debt Financing, (iv) furnishing the Buyer and its Financing sources with the financial statements and financial data of the Company required by paragraph (ii) under the heading “Conditions to Close” in Exhibit A to the Debt Commitment Letter, (v) using commercially reasonable efforts to obtain surveys and title insurance as reasonably requested by the Buyer in order to facilitate the Debt Financing and (vi) taking all corporate actions necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Surviving Corporation, including the entering into of one or more credit agreements or other instruments on terms satisfactory to the Buyer in connection with the Debt Financing immediately prior to, and conditioned upon the occurrence of, the Effective Time to the extent the direct borrowing or debt incurrence by the Company is contemplated in the Debt Commitment Letters; provided that (i) such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, (ii) neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the financings contemplated by the Debt Commitment Letter prior to the Effective Time, (iii) such cooperation shall not require preparation of any pro forma financial information by the Company, and (iv) no participation in any road shows shall be required. If the Closing should not occur by the Outside Date, the Buyer shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with such cooperation. All non-public or otherwise confidential information regarding the Company obtained by the Buyer or the Transitory Subsidiary or any of their respective Representatives pursuant to this Section 5.4(d) shall be kept confidential in accordance with the Confidentiality Agreement. The Buyer shall indemnify and hold harmless the Company and its Subsidiaries from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing (other than to the extent that such losses arise from the gross negligence or willful misconduct of the Company, any of its Subsidiaries or any of their respective Representatives) and any information utilized in connection therewith (other than information provided by the Company or the Company Subsidiaries). The Company hereby consents to the reasonable use of its and the Company Subsidiaries’ logos in connection with the Debt Financing, provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries and its or their marks.

(e) The Buyer and the Transitory Subsidiary each acknowledge and agree that the obtaining of the Debt Financing is not a condition to the Closing.

(f) The Company shall deliver to the Buyer a certificate executed by the Chief Financial Officer of the Company setting forth Adjusted EBITDA (as defined in Section 5.4(f) of the Company Disclosure Schedule) for the month ended December 31, 2009 and each month thereafter, together with supporting calculations in reasonable detail, by twenty (20) days following the end of each such month.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) No Solicitation or Negotiation.  Except as set forth in this Section 6.1, from and after the date hereof until the termination of this Agreement in accordance with the terms hereof (the “Specified Time”), neither the Company nor any of its Subsidiaries shall, and the Company shall use reasonable best efforts to cause the Company’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) solicit, initiate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information in response to, or otherwise for the purpose of encouraging or facilitating, any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, the Company may, prior to obtaining the Company Stockholder Approval, (A) furnish information with respect to the Company to and (B) engage in discussions or negotiations (including solicitation of a revised Acquisition Proposal) with a person (and the Representatives of such person) that has made an Acquisition Proposal that did not result from a breach of this Section 6.1, and subject to compliance with Section 6.1(b) and Section 6.1(c), that the Company Board determines in good faith (after consultation with outside counsel and its financial advisors) either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal. Any such furnishing of information regarding the Company shall be pursuant to a confidentiality agreement not materially less restrictive of such Person in any respect than the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”); provided that the Company shall promptly make available to the Buyer any material non-public information concerning the Company or its Subsidiaries that is furnished to such Person which was not previously delivered to the Buyer or its Representatives. From and after the date hereof, the Company shall not grant any waiver, amendment or release under any standstill agreement without the prior written consent of the Buyer.

(b) No Change in Recommendation or Alternative Acquisition Agreement.  Prior to the Specified Time, neither the Company Board nor any committee thereof shall:

(i) except as set forth in this Section 6.1(b), withhold, withdraw or modify, in a manner adverse to the Buyer, the approval or recommendation by the Company Board or any committee thereof with respect to the Company Voting Proposal;

(ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in compliance with Section 6.1(a)); or

(iii) except as set forth in this Section 6.1(b), adopt, approve or recommend any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement (but subject to the immediately following paragraph), the Company Board may withhold, withdraw or modify its recommendation with respect to the Company Voting Proposal if the Company Board or an authorized committee thereof determines in good faith, after consultation with outside legal counsel that failure to do so would be inconsistent with its fiduciary obligations under applicable law; provided, however, that the Company shall not be entitled to approve or recommend another Acquisition Proposal unless (i) it has complied in all material respects with the provisions of this Section 6.1, (ii) the Company Board or an authorized committee thereof has concluded in good faith (after consultation with independent financial advisors and outside legal counsel) that such Acquisition Proposal would constitute a Superior Proposal if no changes were made to this Agreement, (iii) prior to any such approval or recommendation of another Acquisition Proposal, the Company has provided written notice (a “Notice of Superior Proposal”) to the Buyer that the Company intends to take such action and describing the identity and material terms and conditions of the Superior Proposal that is the basis of such action, including with such Notice of Superior Proposal a copy of the relevant proposed transaction agreements with the Person making such Superior Proposal, (iv) during the four (4) Business Day period following the Company’s delivery of the Notice of Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, negotiate with the Buyer and the Transitory Subsidiary in good faith (to the extent the Buyer and the Transitory Subsidiary desire to negotiate) to make such modification or adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and (v) following the end of such four (4) Business Day period, the Company Board or an authorized committee thereof shall have determined in good faith, taking into account any changes to the terms of this Agreement proposed in writing by the Buyer to the Company in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal. Any amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 6.1(b) (provided that references to the four (4) Business Day period above shall be deemed to be references to a forty-eight (48) hour period).

Notwithstanding anything to the contrary set forth in this Agreement, the Company shall provide written notice to the Buyer at least four (4) Business Days in advance of the Company Board or an authorized committee’s intention to withhold, withdraw or modify its recommendation with respect to the Company Voting Proposal for any reason other than a Superior Proposal and during such four (4) Business Day period following the Company’s delivery of such notice, the Company shall, and shall cause its financial and legal advisors to, negotiate with the Buyer and the Transitory Subsidiary in good faith (to the extent the Buyer and the Transitory Subsidiary desire to negotiate) to make such modification or adjustments in the terms and conditions of this Agreement such that the Company Board or authorized committee, after consultation with outside legal counsel, does not continue to believe that the failure to withhold, withdraw or modify such recommendation would be inconsistent with its fiduciary obligations under applicable law.

(c) Notices to the Buyer.  From and after the date hereof, the Company shall promptly (and in any event within one (1) Business Day) advise the Buyer orally, with written confirmation to follow (together with a written copy of such Acquisition Proposal), of the Company’s receipt of any written Acquisition Proposal and the material terms and conditions of any such Acquisition Proposal (including material amendments or modifications thereto).

(d) Certain Permitted Disclosure.  Nothing contained in this Section 6.1 or in Section 6.5 (or elsewhere in this Agreement) shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law; provided, however, that the Company Board and the Company shall not recommend that the stockholders of the Company tender their shares in connection with any tender offer or exchange offer (or otherwise approve or recommend any Acquisition Proposal) unless the requirements of Section 6.1(b) have been satisfied.

(e) Cessation of Ongoing Discussions.  The Company shall, and shall cause its Subsidiaries to and direct their respective Representatives to, cease immediately all discussions or negotiations commenced prior to the date hereof with any person (other than the parties hereto) regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal and shall request that all confidential information previously furnished to any such persons be promptly returned or destroyed.

(f) Definitions.  For purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer for, whether in a single transaction or series of related transactions, alone or in combination (other than the Merger), (i) a merger, consolidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company (other than any such transaction (x) involving solely the Company and one or more of its Subsidiaries or (y) that, if consummated, would not result in any person or “group” within the meaning of Section 13(d) of the Exchange Act, owning 20% or more of any class or series of capital stock or voting securities of the Company), (ii) the issuance by the Company of its equity securities that, if consummated, would result in any person or “group”, within the meaning of Section 13(d) of the Exchange Act, owning 20% or more of any class or series of capital stock or voting securities of the Company, (iii) the acquisition in any manner (including by virtue of the transfer of equity interests in one or more Subsidiaries of the Company) of, directly or indirectly, 20% or more of the consolidated total assets or consolidated revenue or consolidated earnings of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement (including any proposed amendments of this Agreement proposed by the Buyer) or (iv) a dissolution or liquidation of the Company or similar transaction involving the Company.

“Superior Proposal” means any bona fide written Acquisition Proposal which was not obtained in violation of Section 6.1 (except that, for purposes of this definition, references in the definition of “Acquisition Proposal” to “20%” shall be “50%”) on terms which the Company Board or any authorized committee thereof determines in its good faith judgment (after consultation with its financial advisor and outside legal counsel) to be (i) more favorable from a financial point of view to the holders of Company Common Stock (in their capacity as such) than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any written proposal by the Buyer to amend the terms of this Agreement) and (ii) reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

6.2 Proxy Statement.  As promptly as practicable after the execution of this Agreement, the Company shall prepare the Proxy Statement and file it with the SEC and the Company and Buyer shall jointly prepare and file the Schedule 13E-3 with the SEC and the Company and the Buyer shall cooperate with each other in connection with the preparation of the foregoing. The Company shall use commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC or its staff concerning the Proxy Statement or the Schedule 13E-3 and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments. The Company shall notify the Buyer promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or the Schedule 13E-3 and shall supply the Buyer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or the Schedule 13E-3. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or the Schedule 13E-3 (including any amendment or supplement to the Proxy Statement or Schedule 13E-3) or responding to any comments of the SEC with respect thereto, (i) the Company shall cooperate and provide the Buyer with a reasonable opportunity to review and comment on the Proxy Statement and responses relating thereto and shall consider in good faith and include in such documents and responses comments reasonably proposed by the Buyer and (ii) the Company and the Buyer shall cooperate and provide each other with a reasonable opportunity to review and comment on the Schedule 13E-3 and responses relating thereto and shall consider in good faith comments reasonably proposed by the other party. The Company shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

6.3 Nasdaq Quotation.  The Company agrees to use commercially reasonable efforts to continue the quotation of the Company Common Stock on The Nasdaq Stock Market during the term of this Agreement. Prior to the Closing Date, the Company shall cooperate with the Buyer and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of The Nasdaq Global Market to cause the delisting of the Company of the Company Common Stock from The Nasdaq Global Market and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

6.4 Access to Information.  During the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer and its Affiliates and their respective Representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not materially disrupt or interfere with business operations, to all of its properties, books, contracts, commitments, personnel and records as the Buyer shall reasonably request, provided, however, that the Company shall not be required to afford access, or to disclose any information, that in the good faith judgment of the Company would (i) result in the disclosure of any trade secrets of third parties, (ii) violate any obligation of the Company or any of its Subsidiaries with respect to confidentiality, (iii) jeopardize protections afforded the Company or any of its Subsidiaries under the attorney-client privilege or the attorney work product doctrine, or (iv) violate any applicable law, regulation, rule, judgment or order. The Buyer will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement.

6.5 Stockholders Meeting.  The Company, acting through the Company Board or an authorized committee thereof, shall take all actions in accordance with applicable law, its Certificate of Incorporation and By-laws and the rules of The Nasdaq Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.1, (a) the Company Board and any authorized committee thereof shall recommend adoption of the Company Voting Proposal by the stockholders of the Company and include such recommendation in the Proxy Statement and (b) the Company Board and any committee thereof shall not withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to the Buyer, the recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Voting Proposal. Subject to Section 6.1, the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of The Nasdaq Stock Market or the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Buyer, may adjourn or postpone the Company Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting.

6.6 Legal Conditions to the Merger.

(a) Subject to the terms hereof, including Section 6.1 and Section 6.6(b), the Company and the Buyer shall each use their respective reasonable best efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law; and

(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company and the Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. The Company and the Buyer shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.6(a) shall modify or affect their respective rights and responsibilities under Section 6.6(b).

(b) Subject to the terms hereof, the Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.

(c) The Company shall give (or shall cause its Subsidiaries to give) any notices to third parties, and use, and cause its Subsidiaries to use, its reasonable best efforts to obtain any third party consents required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby (including any notices and consents) or (ii) disclosed or required to be disclosed in the Company Disclosure Schedule, it being understood that the Company shall not make any payment or incur any liability in connection with the fulfillment of its obligations under this Section 6.6 without the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed).

6.7 Public Disclosure.  Except as may be required by law or stock market regulations, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer and (b) the Buyer and the Company shall each use its commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.

6.8 Indemnification.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (collectively, “Claims”), arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for officers and directors of Delaware corporations. The Surviving Corporation shall have the right to control the defense of any Claim covered under this Section 6.8(a). Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such Claim, from the Surviving Corporation within ten (10) business days of receipt by the Surviving Corporation from the Indemnified Party of a request therefor and upon the receipt by the Surviving Corporation of an undertaking by such Indemnified Party to repay such advanced expenses if it shall ultimately be determined that such person is not entitled to be indemnified pursuant to this Section 6.8(a).

(b) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Certificate of Incorporation and By-laws of the Surviving Corporation shall contain, and the Buyer shall cause the Certificate of Incorporation and By-laws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Certificate of Incorporation and By-laws of the Company.

(c) The Surviving Corporation shall maintain, and the Buyer shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company (provided that the Buyer may substitute therefor policies of at least the same coverage with respect to matters existing or occurring at or prior to the Effective Time, including a “tail” policy) with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not be in excess of 300% of the last annual premium paid prior to the Effective Time (such 300%, the “Maximum Premium”); provided, however, that if the aggregate annual premiums for such insurance shall exceed the Maximum Premium, then the Surviving Corporation shall provide or cause to be provided a policy for the Indemnified Parties with the best coverage as shall then be available at an annual premium not in excess of the Maximum Premium. The Company may, prior to the Effective Time, with the Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), purchase a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring at or prior to the Effective Time, covering without limitation the transactions contemplated hereby. If such prepaid “tail policy” has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 6.8(c) and the Surviving Corporation shall cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(d) To the fullest extent permitted by law, the Surviving Corporation shall, and the Buyer shall cause the Surviving Corporation to, pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 6.8 in connection with their successful enforcement of their rights provided in this Section 6.8.

(e) The Buyer and the Transitory Subsidiary agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors or officers, as the case may be, of the Company or any of its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement shall survive the Merger and shall continue in full force and effect, subject to the terms thereof. The provisions of this Section 6.8 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. Following the Effective Time, the obligations set forth in this Section 6.8 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Party and their heirs and representatives, without the prior written consent of such affected Indemnified Person or other person.

(f) If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation set forth in this Section 6.8.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.8 is not prior to or in substitution for any such claims under such policies.

6.9 Notification of Certain Matters.  During the Pre-Closing Period, the Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of the Buyer and the Transitory Subsidiary or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section 6.9 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

6.10 Exemption from Liability Under Section 16(b).  Prior to the Effective Time, the Company shall take steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated hereby by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted by applicable law.

6.11 Service Credit.  Following the Effective Time, the Buyer will give each employee of the Buyer or the Surviving Corporation or their respective Subsidiaries who shall have been an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”) full credit for prior service with the Company or its Subsidiaries for purposes of (a) eligibility and vesting under any Buyer Employee Plans (as defined below), (b) determination of benefit levels under any Buyer Employee Plan or policy relating to vacation or severance and (c) determination of “retiree” status under any Buyer Employee Plan, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such credit would result in a duplication of benefits. In addition, the Buyer shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Buyer and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs. For purposes of this Agreement, the term “Buyer Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, restricted stock unit, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Buyer or any of its Subsidiaries or any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined in Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Buyer or a Subsidiary of the Buyer.

6.12 Company Employee Arrangements.  Prior to the Effective Time, if the Buyer, the Transitory Subsidiary or any of their respective Affiliates provides a compensatory contract or agreement to any employee of the Company or any of its Subsidiaries for consideration in connection with the Merger, the Buyer or Transitory Subsidiary shall promptly thereafter provide the final execution version of such Contract, if any, to the Company.

6.13 Sale of Investments.  The Company shall use commercially reasonable efforts to take all actions reasonably requested by the Buyer in order to cause all, or such portion as the Buyer shall request, of the Company and its Subsidiaries’ unrestricted cash, cash equivalents and marketable securities to be liquidated and converted at, or close to, the then current market rates into cash of the Company that is available to the Company at the Effective Time to be used to pay the Merger Consideration. If this Agreement is terminated by the Company pursuant to Section 8.1(h) or Section 8.1(i), the Buyer shall, subject to Section 9.10(b), promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in complying with this Section 6.13.

6.14 Director Resignations.  Prior to the Closing, the Company shall deliver to the Buyer resignations executed by each director of the Company in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time and which resignations shall not have been revoked.

6.15 Termination of Agreements.  At or prior to the Closing, the Company shall, at the request of Buyer, execute an agreement provided by Buyer in the form attached as Exhibit C hereto (the “Termination Agreement”) terminating the Third Amended and Restated Investor Rights Agreement among the Company and certain of its stockholders.

6.16 Internal Reorganization.  The Company shall initiate the internal reorganization transactions described in Section 6.16 of the Company Disclosure Schedule (the “Internal Reorganization”) in accordance therewith and take reasonable steps to allow the Internal Reorganization to be consummated as promptly as practicable following the Closing. The Company agrees to reasonably cooperate with the Buyer with respect to effectuating the Internal Reorganization as promptly as practicable following the Closing; provided that (i) such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries shall be required to pay any fees or incur any liability in connection with the Internal Reorganization prior to the Effective Time. If this Agreement is terminated in accordance with Article VIII, the Buyer shall, subject to Section 9.10(b), promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with such cooperation.

ARTICLE VII

CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval.  The Company Voting Proposal shall have been adopted at the Company Meeting, at which a quorum is present, by the Required Company Stockholder Vote.

(b) HSR Act.  The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) Governmental Approvals.  Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur is reasonably likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect, shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect.

(d) Proxy Statement.  No order suspending the use of the Proxy Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC or its staff.

(e) No Injunctions.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that a party may not assert that this condition has not been satisfied unless such party shall have used its reasonable best efforts to prevent the enforcement or entry of such order, executive order, stay, decree, judgment or injunction or statute, rule or regulation, including taking such action as is required to comply with Section 6.6, and to appeal as promptly as possible any order, executive order, stay, decree, judgment or injunction that may be issued.

7.2 Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary.  The obligations of the Buyer and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Transitory Subsidiary:

(a) Representations and Warranties.  The representations and warranties of the Company (i) set forth in the first sentence of Section 3.7 shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date, (ii) set forth in Section 3.2, Section 3.4(a) and Section 3.20, disregarding all qualifications contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date) and (iii) set forth in Article III hereof (other than the Sections of Article III described in clauses (i) and (ii) above), disregarding all qualifications contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except in the case of this clause (iii) where the failure to be so true and correct has not resulted in or would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.

(c) No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(d) Adjusted EBITDA.  Adjusted EBITDA (as defined in Section 5.4(f) of the Company Disclosure Schedule) for the twelve (12) month period ended at least 30 days prior to the Closing Date shall not be less than $95 million.

(e) Officer’s Certificate.  The Company shall have delivered to the Buyer a certificate, dated as of the Closing Date, signed by the chief executive officer or the chief financial officer of the Company, certifying to the satisfaction of the conditions specified in Sections 7.2(a) through 7.2(d).

7.3 Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties.  The representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by this Agreement, and (iii) where the failure to be true and correct (without regard to any materiality or Buyer Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had a Buyer Material Adverse Effect.

(b) Performance of Obligations of the Buyer and the Transitory Subsidiary.  The Buyer and the Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date.

(c) Officer’s Certificate.  The Buyer shall have delivered to the Company a certificate, dated as of the Closing Date, signed by the chief executive officer, chief financial officer or other duly authorized officer of the Buyer, certifying to the satisfaction of the conditions specified in Sections 7.3(a) and 7.3(b).

(d) Solvency Certificate.  The Buyer shall have delivered to the Company a solvency certificate substantially similar in form and substance to the solvency certificate to be delivered to the lenders pursuant to the Debt Commitment Letter or any agreements entered into in connection with the Debt Financing.

7.4 Frustration of Closing Conditions.  None of the Company, the Buyer or the Transitory Subsidiary may rely on the failure of any condition set forth in Section 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated by this Agreement, including as required by and subject to Sections 5.3, 5.4 and 6.6.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination.  This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(i), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after adoption of this Agreement by the stockholders of the Company:

(a) by mutual written consent of the Buyer, the Transitory Subsidiary and the Company; or

(b) by either the Buyer or the Company if the Merger shall not have been consummated by June 15, 2010 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

(c) by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in such order, decree, ruling or other action); or

(d) by either the Buyer or the Company if at the Company Meeting at which a vote on the Company Voting Proposal is taken, the Required Company Stockholder Vote in favor of the Company Voting Proposal shall not have been obtained; or

(e) by the Buyer, if: (i) the Company Board or any committee thereof shall have failed to recommend approval of the Company Voting Proposal in the Proxy Statement or shall have withheld, withdrawn, amended or modified its recommendation of the Company Voting Proposal in a manner adverse to the Buyer; (ii) the Company Board or any committee thereof shall have adopted, approved, endorsed or recommended to the stockholders of the Company an Acquisition Proposal (other than the Merger); (iii) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Buyer or an Affiliate of the Buyer) and the Company Board or any committee thereof recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten (10) Business Days after the public announcement of such tender or exchange offer or, if earlier, prior to the date of the Company Meeting, the Company Board or a committee thereof fails to recommend against acceptance of such offer and reaffirm the recommendation of the Company Voting Proposal; (iv) the Company enters into an Alternative Acquisition Agreement or (v) the Company or the Company Board or any committee thereof shall have publicly announced its intention to do any of the foregoing; or

(f) by the Company, if the Company Board or an authorized committee thereof, pursuant to and in compliance with Section 6.1, shall have adopted, approved, endorsed or recommended, or publicly proposed to adopt, approve, endorse or recommend, to the stockholders of the Company any Acquisition Proposal; provided, however, that the Company shall prior to or simultaneously with a termination pursuant to this Section 8.1(f) pay the Termination Fee to the Buyer or another Person designated by the Buyer; or

(g) by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2 not to be satisfied, and (ii) shall not have been cured, or is not capable of being cured, within 20 days following receipt by the Company of written notice of such breach or failure to perform from the Buyer (or, if earlier, the Outside Date); provided, however, that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if it or the Transitory Subsidiary is then in material breach of any of its representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Sections 7.3(a) or 7.3(b) not being satisfied; or

(h) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Transitory Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Sections 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured, or is not capable of being cured, within 20 days following receipt by the Buyer of written notice of such breach or failure to perform from the Company (or, if earlier, the Outside Date); provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(h) if it is then in material breach of any of its representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Sections 7.2(a) or 7.2(b) not being satisfied; or

(i) by the Company, if all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) and the Company has indicated in writing that the Company is ready and willing to consummate the transactions contemplated by this Agreement (subject to the satisfaction of all of the conditions set forth in Sections 7.1 and 7.3), and the Buyer and the Transitory Subsidiary fail to consummate the transactions contemplated by this Agreement within ten (10) Business Days following the date the Closing should have occurred pursuant to Section 1.2 (for the avoidance of doubt, it being understood that in accordance with the proviso to Section 8.1(b), during such period of ten (10) Business Days following the date the Closing should have occurred pursuant to Section 1.2, the Buyer shall not be entitled to terminate this Agreement pursuant to Section 8.1(b)).

8.2 Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1 this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates; provided that (a) subject to Section 9.10, Section 8.3(c) and Section 8.3(d), any such termination shall not relieve any party from liability for any willful breach of this Agreement and (b) the Confidentiality Agreement (subject to its terms), the provisions of Sections 5.2 (Confidentiality) and 8.3 (Fees and Expenses), Section 8.4 (Amendment), Section 8.5 (Extension; Waiver), this Section 8.2 (Effect of Termination) and Article IX (Miscellaneous) of this Agreement, the Guarantee (subject to its terms) and the indemnification and reimbursement provisions of Sections 5.4(d), 6.13 and 6.16 of this Agreement shall remain in full force and effect and survive any termination of this Agreement. Nothing shall limit or prevent any party from exercising any rights or remedies it may have under Section 9.10 hereof in lieu of terminating this Agreement pursuant to Section 8.1.

8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

(b) Provided that the Buyer has not received payment of a Termination Fee pursuant to Section 8.3(c), the Company shall pay the Buyer up to $3.0 million as reimbursement for expenses actually incurred by or on behalf of the Buyer or its Affiliates relating to the transactions contemplated by this Agreement (including, but not limited to, reasonable fees and expenses of the Buyer’s counsel, accountants, financial advisors and financing sources, but excluding any discretionary fees paid to such financial advisors), in the event of the termination of this Agreement by the Buyer or the Company pursuant to Section 8.1(d) or Section 8.1(g) (other than terminations due to breaches of Section 6.1 or Section 6.5). The expenses payable pursuant to this Section 8.3(b) shall be paid by wire transfer of same-day funds within 10 Business Days after demand therefor following the occurrence of the event giving rise to the payment obligation described in this Section 8.3(b). The expense reimbursement pursuant to this Section 8.3(b) is referred to herein as the “Expense Reimbursement.” The payment of the Expense Reimbursement pursuant to this Section 8.3(b) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 8.3(c).

(c) The Company shall pay the Buyer a termination fee of $15.0 million (the “Termination Fee”) (i) in the event of the termination of this Agreement pursuant to Section 8.1(e), Section 8.1(f) or Section 8.1(g) (due to breaches of Section 6.1 or Section 6.5), or (ii) if (A) an Acquisition Proposal shall have been communicated to the Company or a member of the Company Board (whether or not publicly disclosed) and not withdrawn (and, if publicly disclosed, not publicly withdrawn) prior to a termination referred to in the succeeding clause (B), (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or the Buyer pursuant to Section 8.1(b) or Section 8.1(d) or by the Buyer pursuant to Section 8.1(g) (other than terminations due to breaches of Section 6.1 or Section 6.5) and (C) prior to or within twelve (12) months following the date this Agreement is terminated, the Company enters into a definitive acquisition agreement with respect to or consummates any Acquisition Proposal (in each case whether or not the Acquisition Proposal was the same Acquisition Proposal referred to in clause (A)); provided, however, that for purposes of clause (C) of this Section 8.3(c), the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.” The Company shall be entitled to credit against payment of the Termination Fee in respect of any Expense Reimbursement previously paid under Section 8.3(b).

In the event that the Buyer shall receive full payment pursuant to this Section 8.3(c), the receipt of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Buyer, the Transitory Subsidiary, any of their respective Affiliates or any other person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Buyer, the Transitory Subsidiary, any of their respective Affiliates or any other person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination; provided, however, that nothing in this Section 8.3(c) shall limit the rights of Buyer and Transitory Sub under Section 9.10(a) or the rights of the Buyer or its Affiliates under and to the extent provided in the Ancillary Agreements. Any fee due under clause (i) of this Section 8.3(c) shall be paid to the Buyer or its designee by wire transfer of same-day funds within two Business Days after the date of termination of this Agreement if such termination is pursuant to Section 8.1(e) but shall be due simultaneously with such termination if pursuant to Section 8.1(f). Any fee due under clause (ii) of this Section 8.3(c) shall be paid to the Buyer or its designee by wire transfer of same-day funds within two Business Days after the earlier of the entry into a definitive agreement with respect to any Acquisition Proposal or the consummation of an Acquisition Proposal. Notwithstanding anything to the contrary, the Company shall not owe any obligation to pay the Termination Fee if this Agreement is terminated pursuant to Section 8.1(b) after the Company has provided the written indication referred to in Section 8.1(i) unless the Company refuses to consummate the Closing during the time period contemplated by Section 8.1(i).

(d) The Buyer shall pay, or cause to be paid, the Company a termination fee of $25.0 million (the “Buyer Termination Fee”) if this Agreement is terminated by the Company pursuant to Section 8.1(h) or Section 8.1(i). Any fee due under this Section 8.3(d) shall be paid to the Company or its designee by wire transfer of same-day funds within two (2) Business Days after the date of termination of this Agreement pursuant to Section 8.1(h) or Section 8.1(i).

In the event that the Company shall receive full payment pursuant to this Section 8.3(d), the receipt of the Buyer Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company or any other person in connection with this Agreement or the Guarantee (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and neither the Company nor any other person shall be entitled to bring or maintain any other claim, action or proceeding against the Buyer, the Transitory Subsidiary or any other Buyer Party arising out of this Agreement or the Guarantee, any of the transactions contemplated hereby or any matters forming the basis for such termination. Notwithstanding anything to the contrary, if a court of competent jurisdiction has ordered the Buyer or the Transitory Subsidiary to pay the Buyer Termination Fee pursuant to this Section 8.3(d), the Company shall not be entitled to enforce such order if (x) the Buyer delivers to the Company, within five (5) Business Days following the issuance of such order, a notice electing to consummate the Closing in accordance with Article II of this Agreement and (y) the Closing occurs within three (3) Business Days following the delivery of such notice.

(e) If the Company or the Buyer, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, the Buyer or the Company, as the case may be, commences a suit which results in a judgment against the other party for the payment set forth in this Section 8.3, such paying party shall pay the other party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate of JPMorgan Chase & Co. in effect on the date such payment was required to be made through the date such payment was actually received.

(f) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Except as provided in Section 8.3(c) and Section 8.3(d), respectively, payment of the fees and expenses described in this Section 8.3 shall not be in lieu of liability for damages incurred in the event of a breach of this Agreement described in Section 8.2(a), but otherwise shall constitute the sole and exclusive remedy of the parties in connection with any termination of this Agreement.

8.4 Amendment.  This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any party, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5 Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

9.1 Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

9.2 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a) if to the Buyer or the Transitory Subsidiary, to

c/o S.A.C. Capital Advisors, L.P.
72 Cummings Point Rd
Stamford, CT 06902
Attn: General Counsel
Telecopy: (203) 823-4209

with a copy to:

Simpson Thacher & Bartlett LLP
1999 Avenue of the Stars
29th Floor
Los Angeles, CA 90067
Attn: Daniel Clivner
Telecopy: (310) 407-7502

(b) if to the Company, to

Airvana, Inc.
19 Alpha Road
Chelmsford, MA 01824
Attn: Peter C. Anastos
Telecopy: (978) 250-3910

with copies to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attn: Mark G. Borden and Jay E. Bothwick
Telecopy: (617) 526-5000

and

Ropes & Gray LLP
One International Place
Boston, MA 02110-2624
Attn: John D. Donovan and Julie H. Jones
Telecopy: (617) 951-7050

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3 Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof (including that certain letter agreement between the Company and S.A.C. Private Capital Group, LLC, dated August 25, 2009, regarding reimbursement of expenses), and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms; provided, however, that, if the Effective Time occurs, the Confidentiality Agreement shall terminate as of the Effective Time.

9.4 No Third Party Beneficiaries.  Except (a) for the right of holders of Common Stock to receive the Merger Consideration pursuant to and in accordance with Section 2.1 (with respect to which holders of Company Common Stock shall be third party beneficiaries following the Effective Time if the Effective Time occurs), (b) as provided in Section 6.8 (with respect to which the Indemnified Parties shall be third party beneficiaries) and (c) as set forth in the last sentence of this Section 9.4, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. The Buyer Parties shall be express third party beneficiaries with respect to Sections 8.2 (but solely to the extent Section 8.2 provides for the survival following the termination of this Agreement of Sections 8.3(d), 9.10(b) and 9.11), 8.3(d), 9.10(b) and 9.11 of this Agreement.

9.5 Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer or the Transitory Subsidiary may assign its rights, interests or obligations under this Agreement to any Subsidiary of the Buyer without the consent of the other parties hereto, but no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.7 Counterparts and Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

9.8 Interpretation.  When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against, nor shall there be a presumption that any ambiguities in this Agreement shall be resolved against, any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “in writing” include electronic correspondence and e-mail. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.9 Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.10 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached by the Company. It is accordingly agreed that, subject to Section 8.3, the Buyer and the Transitory Subsidiary shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. The parties further acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement against the Buyer or the Transitory Subsidiary or to enforce specifically the terms and provisions of this Agreement or otherwise obtain any equitable relief or remedy against the Buyer or the Transitory Subsidiary.

(b) Notwithstanding anything herein to the contrary, the maximum aggregate liability of the Company under or relating to this Agreement to any person shall be limited to the Termination Fee (inclusive of the Expense Reimbursement) plus any amounts that may be payable by the Company under Section 8.3(e) (the “Company Liability Limitation”) and the maximum aggregate liability of the Buyer and the Transitory Subsidiary under or relating to this Agreement to any person shall be limited to the Buyer Termination Fee (inclusive of any amounts owed pursuant to the indemnification and reimbursement provisions of Sections 5.4(d), 6.13 and 6.16) plus any amounts that may be payable by the Buyer under Section 8.3(e) (the “Buyer Liability Limitation”) and in no event shall (i) the Company or any of its Affiliates seek any recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, against the Buyer, the Transitory Subsidiary, the Investor or any other Buyer Parties (as defined below) in excess of the Buyer Liability Limitation in connection with this Agreement or the transactions contemplated hereby and (ii) the Buyer or Transitory Subsidiary seek any other recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, against the Company, its Subsidiaries or any other Company

Parties in excess of the Company Liability Limitation in connection with this Agreement or the transactions contemplated hereby; provided, however, that nothing in this Section 9.10(b) shall limit the rights of the Buyer and the Transitory Subsidiary under Section 9.10(a) or the rights of the parties hereto under and to the extent provided in the Ancillary Agreements. “Ancillary Agreements” shall mean the Interim Investors Agreement, the Rollover Commitment Letters and the Termination Agreement. Without limiting the rights of the Buyer or its Affiliates under and to the extent provided in Section 9.10(a) and the Ancillary Agreements, the Buyer and the Transitory Subsidiary acknowledge and agree that each of them has no right of recovery against, and no personal liability shall attach to, in each case with respect to damages of the Buyer or its Affiliates (“Buyer Damages”), any of the Company Parties (other than the Company to the extent provided in this Agreement), through the Company or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company against any Company Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise. Without limiting the rights of the Company under and to the extent provided in the Ancillary Agreements, the Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, in each case with respect to damages of the Company and its Affiliates (“Company Damages”), any of the Buyer Parties (as defined below) (other than the Buyer and the Transitory Subsidiary to the extent provided in this Agreement and the Investor to the extent provided in the Guarantee), through the Buyer or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of the Buyer against the Investor or any other Buyer Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for its rights to recover from the Investor (but not any other Buyer Party (including any general partner or managing member)) under and to the extent provided in the Guarantee and subject to the Buyer Liability Limitation and the other limitations described therein. Recourse against the Investor under the Guarantee shall be the sole and exclusive remedy of the Company and its Affiliates against the Investor and any other Buyer Party (other than the Buyer and the Transitory Subsidiary to the extent provided in this Agreement) in respect of any liabilities or obligations arising under, or in connection with, this Agreement or the transactions contemplated hereby.

(c) For purposes hereof: (i) “Buyer Parties” shall mean, collectively, the Buyer, the Transitory Subsidiary, the Investor, the Debt Financing Sources and any of their respective former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, Affiliates or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing, and (ii) “Company Parties” shall mean, collectively, the Company and its Subsidiaries and any of their respective former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, Affiliates or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing.

9.11 Submission to Jurisdiction.  Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. To the fullest extent permitted by law, any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

9.12 Disclosure Schedules.  The Company Disclosure Schedule and the Buyer Disclosure Schedule shall each be arranged in Sections corresponding to the numbered Sections contained in Article III, in the case of the Company Disclosure Schedule, or Article IV, in the case of the Buyer Disclosure Schedule, and the disclosure in any Section shall qualify (a) the corresponding Section in Article III or Article IV, as the case may be, and (b) the other Sections in Article III or Article IV, as the case may be, to the extent that it is readily apparent from a reading of such disclosure that it also qualifies or applies to such other Sections. The inclusion of any information in the Company Disclosure Schedule or the Buyer Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or a Buyer Material Adverse Effect, or is outside the Ordinary Course of Business.

9.13 Knowledge.  For purposes of this Agreement, the term “Company’s Knowledge” means the actual knowledge of the individuals identified in Section 9.13 of the Company Disclosure Schedule, and the term “Buyer’s Knowledge” means the actual knowledge of the individuals identified in Section 9.13 of the Buyer Disclosure Schedule.

IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

72 MOBILE HOLDINGS, LLC

By:	/s/ Peter Berger
Name:     Peter Berger

Title:	President

72 MOBILE ACQUISITION CORP.

By:	/s/ Peter Berger
Name:     Peter Berger

Title:	President

AIRVANA, INC.

By:	/s/ Randall Battat
Name:     Randall Battat

Title:	President

EXHIBIT A

FORM OF RESTATED
CERTIFICATE OF INCORPORATION
OF
AIRVANA, INC.

FIRST.  The name of the corporation is Airvana, Inc. (the “Corporation”).

SECOND.  The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH.  The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, par value $0.001 per share.

FIFTH.  The board of directors of the Corporation, acting by the vote of any member or members of the board of directors representing a majority of the votes entitled to be cast at a meeting of the board of directors, is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

SIXTH.  Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the DGCL is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

SEVENTH.  The Corporation shall provide indemnification as follows:

1. Actions, Suits and Proceedings Other than by or in the Right of the Corporation.  The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines, excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974, and amounts paid in settlement actually and reasonably incurred by or on behalf of such Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner which such Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such Indemnitee did not act in good faith and in a manner which such Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2. Actions or Suits by or in the Right of the Corporation.  The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner which such Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section 2 of this Article SEVENTH in respect of any claim, issue or matter as to which such Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of the State of Delaware or such other court shall deem proper.

3. Indemnification for Expenses of Successful Party.  Notwithstanding any other provisions of this Article SEVENTH, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article SEVENTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, such Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to such Indemnitee, (ii) an adjudication that such Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by such Indemnitee, (iv) an adjudication that such Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that such Indemnitee had reasonable cause to believe his or her conduct was unlawful, then such Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

4. Notification and Defense of Claim.  As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to such Indemnitee of its election so to assume such defense, the Corporation shall not be liable to such Indemnitee for any legal or other expenses subsequently incurred by such Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4 of this Article SEVENTH. Such Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of such Indemnitee unless (i) the employment of counsel by such Indemnitee has been authorized by the Corporation, (ii) counsel to such Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and such Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for such Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this

Article SEVENTH. The Corporation shall not be entitled, without the consent of such Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for such Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify such Indemnitee under this Article SEVENTH for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on such Indemnitee without such Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

5. Advance of Expenses.  Subject to the provisions of Section 6 of this Article SEVENTH, in the event of any threatened or pending action, suit, proceeding or investigation of which the Corporation receives notice under this Article SEVENTH, any expenses (including attorneys’ fees) incurred by or on behalf of an Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of such Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of such Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that such Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article SEVENTH; and provided further that no such advancement of expenses shall be made under this Article SEVENTH if it is determined (in the manner described in Section 6 of this Article SEVENTH) that (i) such Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, such Indemnitee had reasonable cause to believe his or her conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of such Indemnitee to make such repayment.

6. Procedure for Indemnification and Advancement of Expenses.  In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article SEVENTH, an Indemnitee shall submit to the Corporation a written request. Any such advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of such Indemnitee, unless (i) the Corporation has assumed the defense pursuant to Section 4 of this Article SEVENTH (and none of the circumstances described in Section 4 of this Article SEVENTH that would nonetheless entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (ii) the Corporation determines within such 60-day period that such Indemnitee did not meet the applicable standard of conduct set forth in Section 1, 2 or 5 of this Article SEVENTH, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 1 or 2 of this Article SEVENTH only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

7. Remedies.  The right to indemnification or advancement of expenses as granted by this Article SEVENTH shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because an Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 of this Article SEVENTH that an Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that an Indemnitee has not met the applicable standard of conduct. An Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing such Indemnitee’s right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation. Notwithstanding the foregoing, in any suit brought by an Indemnitee to enforce a right to indemnification hereunder it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL.

8. Limitations.  Notwithstanding anything to the contrary in this Article SEVENTH, except as set forth in Section 7 of this Article SEVENTH, the Corporation shall not indemnify an Indemnitee pursuant to this Article SEVENTH in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article SEVENTH, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund indemnification payments to the Corporation to the extent of such insurance reimbursement.

9. Subsequent Amendment.  No amendment, termination or repeal of this Article SEVENTH or of the relevant provisions of the DGCL or any other applicable laws shall adversely affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

10. Other Rights.  The indemnification and advancement of expenses provided by this Article SEVENTH shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in such Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of such Indemnitee. Nothing contained in this Article SEVENTH shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article SEVENTH. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article SEVENTH.

11. Partial Indemnification.  If an Indemnitee is entitled under any provision of this Article SEVENTH to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by or on behalf of such Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify such Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which such Indemnitee is entitled.

12. Primacy of Indemnification.  The Corporation hereby acknowledges that an Indemnitee may have certain rights to indemnification, advancement of expenses and/or insurance provided by S.A.C. Private Capital Group, LLC and/or certain of its affiliates (collectively, the “Fund Indemnitors”). The Corporation hereby agrees (i) that as between the Corporation and the Fund Indemnitors, the Corporation is the indemnitor of first resort with respect to matters which are the subject of indemnification or advancement of expenses under this Article SEVENTH (i.e., its obligations to the Indemnitees are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnitees are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by the Indemnitees and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by these Articles (or any agreement between the Corporation and the

Indemnitee), without regard to any rights the Indemnitee may have against the Fund Indemnitors, and, (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Fund Indemnitors on behalf of any Indemnitee with respect to any claim for which the Indemnitee has sought indemnification from the Corporation shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of an Indemnitee against the Corporation.

13. Insurance.  The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

14. Savings Clause.  If this Article SEVENTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article SEVENTH that shall not have been invalidated and to the fullest extent permitted by applicable law.

15. Definitions.  Terms used herein and defined in Section 145(h) and Section 145(i) of the DGCL shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

EIGHTH.

1. To the fullest extent permitted by law, the Corporation acknowledges that: (i) S.A.C. Private Capital Group, LLC, its affiliates (other than the Corporation), and its and their respective partners, members, officers, directors and employees, and each Paragraph (2) Person (as defined below) (collectively, the “Exempt Persons”) shall have no duty (fiduciary, contractual or otherwise) not to, directly or indirectly (a) engage in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries, including those deemed to be competing with the Corporation or any of its subsidiaries, (b) do business with any client, customer or vendor of the Corporation or any of its subsidiaries or (c) enter into and perform one or more agreements (or modifications or supplements to pre-existing agreements) with the Corporation or any of its subsidiaries, including, in the cases of clauses (a), (b) or (c), any such matters as may be corporate opportunities; and (ii) no Exempt Person nor any officer, director or employee thereof shall be deemed to have breached any duties (fiduciary, contractual or otherwise), if any, to the Corporation, any of its subsidiaries or its stockholders solely by reason of any Exempt Person engaging in any such activity or entering into such transactions, including any corporate opportunities.

2. The Corporation and its subsidiaries shall have no interest or expectation in, nor right to be informed of, any corporate opportunity, and in the event that any Exempt Person acquires knowledge of a potential transaction or matter which may be a corporate opportunity, such Exempt Person, to the fullest extent permitted by law, has no duty (fiduciary, contractual or otherwise) or obligation to communicate or offer such corporate opportunity to the Corporation or any of its subsidiaries, stockholders or to any other person and shall not, to the fullest extent permitted by law, be liable to the Corporation or any of its subsidiaries, stockholders or any other person for breach of any fiduciary duty as a director, officer or stockholder of the Corporation or any of its subsidiaries by reason of the fact that any Exempt Person acquires or seeks such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or otherwise does not communicate information regarding such corporate opportunity to the Corporation or its subsidiaries, stockholders or any other person, and the Corporation and its subsidiaries, to the fullest extent permitted by law, waive and renounce any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its affiliates; provided, that if an opportunity is expressly communicated to a Paragraph (2) Person in his or her capacity as a director or officer of the Corporation or subsidiary of the Corporation for the express purpose of causing such opportunity to be communicated to the Corporation or such subsidiary, then such Paragraph (2) Person shall satisfy his or her fiduciary obligation, if any, by communicating the opportunity, or, in lieu thereof, the identity of the party initiating the communication, to the board of directors. For the purposes of this Certificate of Incorporation, (a) “corporate opportunity” shall include, without limitation, any potential transaction, investment or business opportunity or prospective economic or competitive advantage in which the Corporation or any of its subsidiaries could have any expectancy or interest; and (b) “Paragraph (2) Person” shall mean any director or officer of the Corporation or any of its subsidiaries who is also a director, officer or employee of any of S.A.C. Private Capital Group, LLC, its affiliates (other than the Corporation), and its and their respective partners and members.

EXHIBIT B

EXECUTION VERSION

LIMITED GUARANTEE

LIMITED GUARANTEE, dated as of December 17, 2009 (this “Limited Guarantee”), by S.A.C. Capital Management, LLC (the “Guarantor”) in favor of Airvana, Inc. (the “Guaranteed Party”).

1. LIMITED GUARANTEE.  To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of December 17, 2009 (as amended, restated, supplemented or otherwise modified from time to time pursuant to the terms thereof, the “Merger Agreement”), by and among the Guaranteed Party, 72 Mobile Acquisition Corp. and 72 Mobile Holdings, LLC (the “Buyer”), pursuant to which and subject to the terms and conditions of which the Guaranteed Party will become a wholly owned subsidiary of the Buyer (the “Merger”), the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party, on the terms and conditions set forth herein the due and punctual payment as and when due of the payment obligations of Buyer with respect to (a) the Buyer Termination Fee, subject to the limitations of the Merger Agreement, (b) any amounts payable by Buyer pursuant to Section 8.3(e) of the Merger Agreement in respect of the Buyer Termination Fee, subject to the limitations of the Merger Agreement, (c) any amounts payable by Buyer pursuant to Section 5.4(d) of the Merger Agreement; (d) any amounts payable by Buyer pursuant to Section 6.13 of the Merger Agreement and (e) any amounts payable by Buyer pursuant to Section 6.16 of the Merger Agreement ((a) through (e) collectively, the “Obligations”), provided that notwithstanding anything to the contrary contained in this Limited Guarantee, in no event shall the Guarantor’s aggregate liability under this Limited Guarantee exceed $25,000,000.00, plus any amounts payable by Buyer pursuant to Section 8.3(e) of the Merger Agreement in respect of the Buyer Termination Fee, plus any Reimbursement Obligations, less the portion of the foregoing amounts, if any, indefeasibly paid to the Guaranteed Party by the Buyer that is not rescinded or otherwise returned, the Transitory Subsidiary or any other Person (the “Cap”), it being understood that this Limited Guarantee may not be enforced without giving effect to the Cap. The Guaranteed Party hereby agrees that in no event shall the Guarantor be required to pay any amount to the Guaranteed Party under, in respect of, or in connection with this Limited Guarantee, the Equity Commitment Letter, the Merger Agreement or the transactions contemplated hereby and thereby other than as expressly set forth herein. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. Each capitalized term used but not defined herein shall have the meaning ascribed to it in the Merger Agreement, except as otherwise provided.

If the Buyer fails to pay the Obligations when due, then all of the Guarantor’s liabilities to the Guaranteed Party hereunder in respect of such Obligations shall, at the Guaranteed Party’s option, become immediately due and payable and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, take any and all actions available hereunder or under applicable law to collect the Obligations from the Guarantor. In furtherance of the foregoing, the Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the full amount of the Obligations (subject to the Cap) regardless of whether any action is brought against the Buyer.

The Guarantor agrees to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder if the Guarantor fails or refuses to make any payment to the Guaranteed Party hereunder when due and payable and it is judicially determined that the Guarantor is required to make such payment hereunder. Amounts payable to the Guaranteed Party pursuant to the previous sentence shall be referred to herein as the “Reimbursement Obligations”.

2. NATURE OF GUARANTEE.  The Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by the Buyer or the Transitory Subsidiary. In the event that any payment to the Guaranteed Party in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Obligations (subject to the Cap) as if such payment had not been made. This Limited Guarantee is an unconditional and continuing guarantee of payment and not of collection, and the Guaranteed Party shall not be required to proceed against the Buyer or the Transitory Subsidiary before proceeding against the Guarantor hereunder.

3. CHANGES IN OBLIGATION, CERTAIN WAIVERS.  The Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of the Obligations, and may also make any agreement with the Buyer or the Transitory Subsidiary for the extension or renewal thereof, in whole or in part, without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against the Buyer or the Transitory Subsidiary; (b) any change in the time, place or manner of payment of any of the Obligations, or any rescission, waiver, compromise, consolidation, or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof; (c) the addition or substitution of any entity or other Person now or hereafter liable with respect to the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (d) any change in the corporate existence, structure or ownership of the Buyer, the Transitory Subsidiary or any Person now or hereafter liable with respect to the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (e) the existence of any claim, set-off or other right which the Guarantor may have at any time against the Buyer, the Transitory Subsidiary or the Guaranteed Party or any of their respective Affiliates, whether in connection with the Obligations or otherwise except as provided herein; (f) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Obligations; (g) any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Buyer, the Transitory Subsidiary or any other Person now or hereafter liable with respect to the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; and (h) any discharge of the Guarantor as a matter of applicable law (other than as a result of, and to the extent of, payment of the Obligations in accordance with the terms of the Merger Agreement). To the fullest extent permitted by applicable law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any applicable law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium or other similar applicable law now or hereafter in effect, and all suretyship defenses generally (other than fraud by the Guaranteed Party or any of its Affiliates or defenses to the payment of the Obligations that are available to Buyer under the Merger Agreement or breach by the Guaranteed Party of this Limited Guarantee). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers, agreements, covenants, obligations and other terms in this Limited Guarantee are knowingly made and agreed to in contemplation of such benefits. The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Affiliates not to institute, directly or indirectly, any proceeding or bring any other claim arising under, in respect of or in connection with the Equity Commitment Letter, the Merger Agreement or the transactions contemplated thereby, against the Guarantor or any Non-Recourse Party (as defined in Section 9 herein), except for claims against the Guarantor under this Limited Guarantee (subject to the limitations described herein) and claims under the Confidentiality Agreement. The Guarantor hereby covenants and agrees that it shall not assert, directly or indirectly, in any proceeding that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms.

4. NO WAIVER; CUMULATIVE RIGHTS.  For so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof, no failure to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against, the Buyer, the Transitory Subsidiary or any other Person now or hereafter liable for any Obligation or interested in the transactions contemplated by the Merger Agreement prior to proceeding against the Guarantor.

5. REPRESENTATIONS AND WARRANTIES.  The Guarantor hereby represents and warrants that:

(a) It has all requisite limited liability company power and authority to execute, deliver and perform this Limited Guarantee; the execution, delivery and performance of this Limited Guarantee have been duly and validly authorized by all necessary action, and do not contravene any provision of the Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents, or any applicable law or contractual restriction binding on the Guarantor or its assets; and the Person executing and delivering this Limited Guarantee on behalf of the Guarantor is duly authorized to do so;

(b) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental entity necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental entity is required in connection with the execution, delivery or performance of this Limited Guarantee;

(c) this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar applicable laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(d) the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill its obligations under this Limited Guarantee shall be available to the Guarantor (or its permitted assignee pursuant to Section 6 hereof) for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.

6. NO ASSIGNMENT.  Neither this Limited Guarantee nor any right or obligation hereunder may be assigned by any party (by operation of law or otherwise) without the prior written consent of the other party, except that, without the prior written consent of the Guaranteed Party, this Limited Guarantee may be assigned, in whole or in part, by the Guarantor to one or more of its Affiliates or to one or more investment funds sponsored or managed by the Guarantor or one or more of its Affiliates; provided, that any such assignment will not release the Guarantor from its obligations hereunder. Any attempted assignment in violation of this section shall be null and void.

7. NOTICES.  All notices, requests, claims, demands and other communications hereunder shall be given by the means specified in the Merger Agreement (and shall be deemed given as specified therein), as follows:

if to the Guarantor:

c/o S.A.C. Capital Advisors, L.P.
72 Cummings Point Road
Stamford, Connecticut 06902
Attention: General Counsel
Facsimile: (203) 823-4209

with a copy to (which alone shall not constitute notice):

Simpson Thacher & Bartlett LLP
1999 Avenue of the Stars — 29th Floor
Los Angeles, CA 90067
Attention: Daniel Clivner
Facsimile: (310) 407-7502

If to the Guaranteed Party, as provided in the Merger Agreement.

8. CONTINUING GUARANTEE.  This Limited Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantor, its successors and permitted assigns until the Obligations have been paid in full. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee as of the earliest of (i) the Closing in accordance with the terms of the Merger Agreement, including payment of the Merger Consideration, (ii) the valid termination of the Merger Agreement in accordance with its terms under circumstances set forth in the Merger Agreement in which Buyer would not be obligated to pay the Buyer Termination Fee and (iii) the payment to the Guaranteed Party by any combination of Buyer and/or the Guarantor of the full amount of the Obligations. Notwithstanding any other term or provision of this Limited Guarantee, in the event that the Guaranteed Party or any of its Affiliates asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting the Guarantor’s liability to the Cap or any other provisions of this Limited Guarantee are illegal, invalid or unenforceable in whole or in part, or asserting any theory of liability against the Guarantor or any Non-Recourse Party with respect to the transactions contemplated by the Merger Agreement other than liability of the Guarantor under this Limited Guarantee (as limited by the provisions of Section 1) or under the Confidentiality Agreement, then (x) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and shall thereupon be null and void, (y) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments from the Guaranteed Party, and (z) neither the Guarantor, nor any Non-Recourse Parties shall have any liability to the Guaranteed Party or any of its Affiliates with respect to the Equity Commitment Letter, the Merger Agreement or the transactions contemplated by the Merger Agreement or under this Limited Guarantee.

9. NO RECOURSE.  Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, agrees and acknowledges that no Person other than the Guarantor has any obligation hereunder and that, notwithstanding that the Guarantor and/or certain investment managers, managers or general partners of it or its Affiliates may be partnerships or limited liability companies, the Guaranteed Party has no right of recovery under this Limited Guarantee, or any claim based on such obligations against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates (other than the Guarantor or any assignee under Section 6) including, for the avoidance of doubt, S.A.C. Private Capital Group, LLC, members, managers or general or limited partners of the Guarantor or Buyer, or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate (other than the Guarantor or any assignee under Section 6) or agent of any of the foregoing (collectively, each of the foregoing but not including the Buyer, the Transitory Subsidiary or their respective assignees themselves, a “Non-Recourse Party”), through Buyer or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Buyer against any Non-Recourse Party (including a claim to enforce the Equity Commitment Letter), by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, and the Guaranteed Party further covenants, agrees and acknowledges that the only rights of recovery that the Guaranteed Party has in respect of the Equity Commitment Letter, the Merger Agreement or the transactions contemplated thereby against any Non-Recourse Party are its rights (i) to recover from the Guarantor (but not any Non-Recourse Party) under and to the extent expressly provided in this Limited Guarantee and subject to the Cap and the other limitations described herein and (ii) under the Confidentiality Agreement. The Guaranteed Party acknowledges and agrees that Buyer has no assets other than certain contract rights and cash in a de minimis amount and that no additional funds are expected to be contributed to Buyer unless and until the Closing occurs. Other than with respect to a claim brought under the Confidentiality Agreement, recourse against the Guarantor under and pursuant to the terms of this Limited Guarantee shall be the sole and exclusive remedy of the Guaranteed Party and all of its Affiliates against the Guarantor and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, the Equity Commitment Letter, the Merger Agreement or the transactions contemplated thereby, including by piercing of the corporate veil or a claim by or on behalf of Buyer. The Guaranteed Party hereby covenants and agrees that it shall not institute, and it shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Equity Commitment Letter, the Merger Agreement or the transactions contemplated thereby against the Guarantor or any Non-Recourse Party except for claims against the Guarantor under this Limited Guarantee and claims under the Confidentiality Agreement. Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any Person other than the Guaranteed Party (including any Person acting in a representative capacity) any rights or remedies against any Person including the Guarantor, except as expressly set forth herein.

10. GOVERNING LAW; JURISDICTION.  This Limited Guarantee shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. Each of the parties to this Limited Guarantee (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in any action or proceeding arising out of or relating to this Limited Guarantee, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Limited Guarantee in any other court, and (e) agrees that service of process upon such party in any action or proceeding shall be effective under any manner permitted under the laws of the State of Delaware. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any such action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

11. WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LIMITED GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS EXPRESSED ABOVE.

12. COUNTERPARTS.  This Limited Guarantee may be executed in any number of counterparts (including by facsimile and via email by .pdf delivery), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

13. NO THIRD PARTY BENEFICIARIES.  Except as provided in Section 9, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto and its successors and permitted assigns, in accordance with and subject to the terms of this Limited Guarantee, and this Limited Guarantee is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

14. CONFIDENTIALITY.  This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Merger. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document by the Guaranteed Party or its Affiliates except with the prior written consent of the Guarantor in each instance; provided that no such written consent is required for any disclosure of the existence of this Limited Guarantee to the legal, financial and accounting advisors to the Guaranteed Party, or to the extent required by applicable law, by the applicable rules of any national securities exchange, in connection with any SEC filing relating to the Merger or in connection with any litigation relating to the Merger, the Merger Agreement and the transactions contemplated thereby and hereby.

15. MISCELLANEOUS.

(a) This Limited Guarantee contains the entire agreement between the parties relative to the subject matter hereof and supersedes all prior agreements and undertakings between the parties with respect to the subject matter hereof. No amendment, modification or waiver of any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantor in writing.

(b) Any term or provision hereof that is prohibited or unenforceable in any situation in the agreed-upon jurisdiction shall be ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof; provided, however, that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to the Cap provided in Section 1 hereof and the provisions of Sections 8 and 9 and this Section 15(b).

(c) When a reference is made in this Limited Guarantee to a Section, such reference shall be to a Section of this Limited Guarantee unless otherwise indicated. The headings contained in this Limited Guarantee are for reference purposes only and shall not affect in any way the meaning or interpretation of this Limited Guarantee. Whenever the words “include,” “includes” or “including” are used in this Limited Guarantee, they shall be deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Limited Guarantee shall refer to this Limited Guarantee as a whole and not to any particular provision of this Limited Guarantee. The definitions contained in this Limited Guarantee are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References to a “person” will be interpreted broadly to include, without limitation, any individual, corporation, company, group, partnership, limited liability company, other entity or any governmental representative or authority, as well as such person’s permitted successors and assigns.

(d) All parties acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be duly executed and delivered as of the date first written above.

GUARANTOR:

S.A.C. CAPITAL MANAGEMENT, LLC

By:
Name:
Title:

[Signature Page to Limited Guarantee]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be duly executed and delivered as of the date first written above.

GUARANTEED PARTY:

AIRVANA, INC.

By:
Name:
Title:

[Signature Page to Limited Guarantee]

EXHIBIT C

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Termination Agreement”) is entered into as of [          ] [          ], [          ], by and among Airvana, Inc., a Delaware corporation (the “Company”), and the undersigned parties (each, a “Releasor”).

WHEREAS, the Company, 72 Mobile Holdings, LLC, a Delaware limited liability company (“Buyer”), and 72 Mobile Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Buyer (“Transitory Subsidiary”), are parties to that certain Agreement and Plan of Merger, dated as of December 17, 2009 (the “Merger Agreement”);

WHEREAS, each Releasor and the stockholders of the Company will receive a significant financial benefit in connection with the consummation of the transactions contemplated by the Merger Agreement;

WHEREAS, each Releasor is a party to the Third Amended and Restated Investor Rights Agreement, dated June 6, 2007 (the “Investor Rights Agreement”), between or among such Releasor, on the one hand, and the Company, on the other hand; and

WHEREAS, Section 2.7(b)(9) of the Interim Investors Agreement, dated as of December 17, 2009, the (the “Interim Investors Agreement”) by and among the Buyer and Transitory Subsidiary, and the other parties thereto, and Section 6.15 of the Merger Agreement, contemplate that each Releasor and the Company shall execute and deliver this Termination Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Definitions.  Capitalized terms used but not defined in this Termination Agreement shall have the meanings ascribed thereto in the Merger Agreement.

2. Termination of the Investor Rights Agreement.  Each of the Company and the Releasors hereby agrees that the Investor Rights Agreement is hereby amended such that it shall automatically terminate and be of no further force or effect and that no rights thereunder shall survive, effective as of immediately prior to the Effective Time.

3. Release.  For good and valuable consideration, the receipt and legal sufficiency of which is acknowledged by each Releasor, each Releasor (on its own behalf and on behalf of its Affiliates, successors, assigns, heirs, executors, attorneys and agents), effective as of the Effective Time, releases, waives and discharges each of the Company and its Affiliates and their respective officers, directors, stockholders, partners, members, agents, successors and assigns (collectively, the “Released Persons”) from any and all causes of action, debts, sums of money, covenants, agreements, promises, damages, judgments, claims and demands whatsoever (including those sounding in contract or tort, in each case, whether current or prospective), fees, costs and losses of any kind whatsoever (whether direct, indirect, consequential, incidental or otherwise), known or unknown, in its own right or derivatively, in law or equity (collectively, the “Claims”), that in any way arise from or out of, are based upon, or relate to the Investor Rights Agreement, and any Claims that may have been brought thereunder. This Section 3 is for the benefit of the Released Persons and shall be enforceable by any of them directly against each Releasor. With respect to such Claims, each Releasor hereby expressly waives any and all rights conferred upon him, her or it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in his, her or its favor at the time of executing the release, which if known by him, her or it would have materially affected his, her or its settlement with the released party.

4. Representations and Warranties.  Each party hereto represents and warrants to the other parties hereto that: (i) it has the requisite entity power and authority, or if an individual, legal capacity, to enter into and perform its obligations under this Termination Agreement; (ii) the execution, delivery and performance of this Termination Agreement have been duly and validly authorized; and (iii) this Termination Agreement has been duly and validly executed and delivered by each party hereto and constitutes a valid and binding agreement of such party, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing. The Releasors hereby represent to the Company that such Releasors hold a majority of the shares of Common Stock (as defined in the Investor Rights Agreement) issued or issuable upon conversion of the Registrable Shares (as defined in the Investor Rights Agreement) by Preferred Investors (as defined in the Investor Rights Agreement) and that the consent of no other person other than the Company is required to amend the Investor Rights Agreement even though all parties to the Investor Rights Agreement will be affected by the execution of this Termination Agreement.

5. Termination.  Notwithstanding any provision in this Termination Agreement to the contrary, in the event that the Merger Agreement is terminated pursuant to the terms thereof, this Termination Agreement shall automatically terminate and shall be null and void.

6. Amendment; Waiver.  This Termination Agreement may not be amended other than in an instrument in writing signed by all of the parties hereto and Buyer and may not be waived other than in an instrument in writing signed by the party granting such waiver and Buyer.

7. Successors.  This Termination Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

8. Counterparts.  This Termination Agreement may be executed in one or more counterparts, which when taken together shall constitute one and the same agreement.

9. Severability.  Any term or provision of this Termination Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Termination Agreement in any other jurisdiction. If any provision of this Termination Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

10. Third Party Beneficiary.  Buyer is a third party beneficiary to this Agreement and has the right to enforce this Agreement directly.

11. Governing Law; Submission to Jurisdiction.  This Termination Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. Each of the parties to this Termination Agreement (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in any action or proceeding arising out of or relating to this Termination Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Termination Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any such action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

12. Waiver of Jury Trial.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS TERMINATION AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH

PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS TERMINATION AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13. Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Termination Agreement was not performed in accordance with the terms hereof and that the parties hereto, including Buyer as a third party beneficiary, shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the undersigned have caused this Termination Agreement to be executed as of the date first written above.

COMPANY:

[          ]

By:

Name:

Title:

RELEASORS:

[          ]

By:

Name:

Title:

[          ]

By:

Name:

Title:

[          ]

By:

Name:

Title:

[Signature Page to Termination Agreement]

ANNEX B

Opinion of Goldman, Sachs & Co.

PERSONAL AND CONFIDENTIAL

December 17, 2009

Special Committee of the Board of Directors
Board of Directors
Airvana, Inc.
19 Alpha Road
Chelmsford, MA 01824

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than holders who are parties to the Interim Investors Agreement and Rollover Commitment Letters (each as defined in the Agreement (as defined below)) (such holders, the “Excluded Holders”)) of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Airvana, Inc. (the “Company”) of the $7.65 per Share in cash to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of December 17, 2009 (the “Agreement”), by and among 72 Mobile Holdings, LLC (“Parent”), an affiliate of SAC Capital Advisors, L.P. (“SAC”), 72 Mobile Acquisition Corp., a wholly owned subsidiary of Parent, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company and its affiliates, and SAC and its affiliates and portfolio companies or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Special Committee of the Board of Directors of the Company (the “Special Committee”) in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We also have provided certain investment banking and other financial services to SAC and its affiliates and portfolio companies from time to time, including having acted as financial advisor to a consortium of financial sponsors, including SAC, in its acquisition of Laureate Education Inc. in August 2007. We also may provide investment banking and other financial services to the Company and its affiliates and SAC and its affiliates and portfolio companies in the future. In connection with the above-described services we have received, and may receive, compensation. Affiliates of Goldman, Sachs & Co. may co-invest with SAC and its affiliates, and may invest in limited partnership units of affiliates of SAC in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the two fiscal years ended December 31, 2008; the Company’s Registration Statement on Form S-1, including the prospectus contained therein dated April 19, 2007; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company, including the Company management’s Base Case Forecast (“Base Case Forecast”). We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future

B-1

prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the communications technology industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, and we do not assume any liability for any such information. In that regard, we have assumed with your consent that the Base Case Forecast has been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay its obligations when they come due. Our opinion does not address any legal, regulatory, tax or accounting matters.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the $7.65 per Share in cash to be paid to the holders (other than the Excluded Holders) of Shares pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons in connection with the Transaction, whether relative to the $7.65 per Share in cash to be paid to the holders (other than the Excluded Holders) of Shares pursuant to the Agreement or otherwise. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $7.65 per Share in cash to be paid to the holders (other than the Excluded Holders) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/  GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)

B-2

ANNEX C

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock.

The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX D

Information Regarding Parent, Merger Sub, other Buyer Filing Person and Rollover Stockholders

Important Information Regarding Parent and Merger Sub

72 Mobile Holdings, LLC

72 Mobile Holdings, LLC, which we refer to as “Parent,” is a newly formed Delaware limited liability company and its managing member is 72 Mobile Investors, LLC. Information with respect to 72 Mobile Investors, LLC is set forth below. Parent has not engaged in any business except for activities incident to its formation and in connection with the transactions contemplated by the merger agreement. The principal office address of Parent is 72 Cummings Point Rd., Stamford, Connecticut 06902. Its telephone number is 203-890-2000.

72 Mobile Acquisition Corp.

72 Mobile Acquisition Corp., which we refer to as “Merger Sub,” is a newly formed Delaware corporation and a wholly owned subsidiary of Parent. Merger Sub has not engaged in any business except for activities incident to its formation and in connection with the transactions contemplated by the merger agreement. The principal office address of Merger Sub is 72 Cummings Point Rd., Stamford, Connecticut 06902. Its telephone number is 203-890-2000.

Set forth below for each of the directors and executive officers of 72 Mobile Acquisition Corp. is his or her title and the five-year employment history of such director and executive officer. Each person identified below is a citizen of the United States of America.

Peter Berger — Director, President and Treasurer. Mr. Berger has been a Managing Director of SAC PCG since 2006. From 1995-1998 and 2000-2006, Mr. Berger, a founding member of Ripplewood, served as both a Managing Director of Ripplewood and as a Special Senior Advisor to the board of directors of RHJ International. Prior to joining Ripplewood, Mr. Berger was a senior partner and global head of the Corporate Finance Group at Arthur Andersen & Co., where he began his career in 1974. From 1989-1991, he served as a Managing Director in investment banking at Bear Stearns Companies. From 1999-2000, Mr. Berger was Managing Director and Chief Executive Officer of Mediacom Ventures LLC, a boutique investment advisory firm. He also served as non-executive Chairman of the Board of Kepner-Tregoe, Inc., a management consulting company. Mr. Berger has a B.Sc. from Boston University and an M.B.A. from Columbia University Graduate School of Business. Mr. Berger’s business address is c/o SAC PCG, 540 Madison Ave., 9th Floor, New York, NY 10022. Mr. Berger serves on the board of directors of MedQuist Inc. and CBay Systems Holdings Ltd.

Peter Nussbaum — Director, Vice President and Secretary. Mr. Nussbaum is the General Counsel of S.A.C. Capital Advisors, L.P. (“Advisors LP”), a Delaware limited partnership engaged in the business of private investment management. Mr. Nussbaum has served in this capacity since January 1, 2009 for Advisors LP and, prior to January 1, 2009, for its predecessor, S.A.C. Capital Advisors, LLC. Mr. Nussbaum’s business address is c/o Advisors LP, 72 Cummings Point Rd., Stamford, Connecticut 06902.

Important Information Regarding the other Buyer Filing Person

72 Mobile Investors, LLC

72 Mobile Investors, LLC is a newly formed Delaware limited liability company formed in connection with the transactions contemplated by the merger agreement. 72 Mobile Investors, LLC has not engaged in any business except for activities incident to its formation and in connection with the transactions contemplated by the merger agreement.

The principal business address and telephone number for 72 Mobile Investors, LLC is 72 Cummings Point Rd., Stamford, Connecticut 06902, 203-890-2000.

During the last five years, none of Parent, Merger Sub, 72 Mobile Investors, LLC or any of the executive officers or directors of Merger Sub described above have been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative

D-1

proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Important Information Regarding the Rollover Stockholders

Randall S. Battat, 50 — President and Chief Executive Officer and director since June 2000. Prior to joining Airvana, Mr. Battat was employed by Motorola, Inc., most recently as Senior Vice President and General Manager, Internet and Networking Group. Prior to joining Motorola, Mr. Battat held senior management positions at Apple, Inc. Mr. Battat’s principal business address is c/o Airvana, Inc., 19 Alpha Road, Chelmsford, Massachusetts 01824, telephone number 978-250-3000. Mr. Battat is a citizen of the United States.

Vedat Eyuboglu, 54 — Vice President, Chief Technical Officer since March 2000 and director from March 2000 until May 2008. Prior to co-founding Airvana, Dr. Eyuboglu held several senior management and technology positions at Motorola, Inc. Dr. Eyuboglu’s principal business address is c/o Airvana, Inc., 19 Alpha Road, Chelmsford, Massachusetts 01824, telephone number 978-250-3000. Dr. Eyuboglu is a citizen of the United States.

Sanjeev Verma, 46 — Vice President, Femto Business and Corporate Development since April 2008, Vice President of Marketing and Business Development from March 2000 until April 2008 and director since March 2000. Prior to co-founding Airvana, Mr. Verma held several management and product development positions at Motorola, Inc. Mr. Verma’s principal business address is c/o Airvana, Inc., 19 Alpha Road, Chelmsford, Massachusetts 01824, telephone number 978-250-3000. Mr. Verma is a citizen of the United States.

During the last five years, none of the Rollover Stockholders described above has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. During the last five years, Dr. Eyuboglu has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). During the last ten years, neither of Messrs. Battat or Verma has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

D-2

PRELIMINARY FORM OF PROXY, SUBJECT TO COMPLETION, FEBRUARY 22, 2010
AIRVANA, INC.
FORM OF PROXY
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF
STOCKHOLDERS TO BE HELD ON
The undersigned hereby appoints Randall S. Battat, Jeffrey D. Glidden and Peter C. Anastos, and each of them, with full power of substitution, proxies of the undersigned, to represent the undersigned and to vote all of the Common Stock, par value $0.001 per share, of Airvana, Inc. as specified below at the Special Meeting of Stockholders of Airvana, Inc. to be held on [          ], [          ], 2010 at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, and at any postponement or adjournment thereof, upon the following matters, all as more fully described in the Proxy Statement for said Special Meeting (receipt of which is hereby acknowledged).
THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT AND “FOR” THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT.
AIRVANA, INC.
(Continued and to be dated and signed on the reverse side.)
Address Change (Mark the corresponding box on the reverse side)

AIRVANA, INC.	Two Additional Ways to Submit Your Proxy

SUBMIT YOUR PROXY BY TELEPHONE OR INTERNET

24 Hours a Day — 7 Days a Week

Save your Company money — It’s Fast and Convenient

TELEPHONE	O R	INTERNET	O R	MAIL
1-800-652-VOTE(8683) toll free 1-781-575-2300 outside the		www.investorvote.com/AIRV		• Mark, sign and date your proxy card.
U.S. and Canada (regular fees apply)		• Go to the website address listed above.		• Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.
• Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.		• Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.

Your telephone or Internet proxy authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you have submitted your proxy by telephone or the Internet, there is no need for you to mail back your proxy.

1-800-652-VOTE(8683)
CALL TOLL-FREE TO
SUBMIT YOUR PROXY
DETACH PROXY CARD HERE IF YOU ARE NOT SUBMITTING A PROXY BY TELEPHONE OR
INTERNET

Sign, Date and Return this Proxy Card Promptly Using the
Enclosed Envelope.	☒
Votes must be indicated
(x) in Black or Blue ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS:
1.	To adopt the Agreement and Plan of Merger, dated as of December 17, 2009, by and among Airvana, Inc., 72 Mobile Holdings, LLC, a Delaware limited liability company, and 72 Mobile Acquisition Corp., a wholly-owned subsidiary of 72 Mobile Holdings, LLC, as such agreement may be amended from time to time.

FOR	AGAINST	ABSTAIN
☐	☐	☐
2.	To adjourn the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement at the time of the special meeting.

FOR	AGAINST	ABSTAIN
☐	☐	☐
3.	To act upon other business as may properly come before the special meeting and any and all adjourned or postponed sessions thereof.

FOR	AGAINST	ABSTAIN
☐	☐	☐
Change of Address Mark Here ☐
Note: Please date and sign this Proxy exactly as name appears. When signing as attorney, trustee, administrator, executor or guardian, please give your title as such. In the case of joint tenants, each joint owner should sign.

Dated:

Share Owner sign here:

Co-Owner sign here: